EXHIBIT T3E

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:		Chapter 11

LYONDELL CHEMICAL COMPANY, et al.,		Case No. 09-10023 (REG)

	Debtors.	(Jointly Administered)

THIRD AMENDED DISCLOSURE STATEMENT ACCOMPANYING THIRD AMENDED JOINT

CHAPTER 11 PLAN OF REORGANIZATION FOR THE LYONDELLBASELL DEBTORS

NOTE: THE DEBTORS BELIEVE THAT ACCEPTANCE OF THE PLAN DESCRIBED IN THIS DOCUMENT IS IN THE BEST INTERESTS OF THE DEBTORS’ ESTATES, THEIR CREDITORS AND ALL OTHER PARTIES IN INTEREST. ACCORDINGLY, THE DEBTORS RECOMMEND THAT YOU VOTE IN FAVOR OF THE PLAN.

Dated: March 12, 2010

CADWALADER, WICKERSHAM & TAFT LLP

George A. Davis, Esq. Andrew M. Troop, Esq. Christopher R. Mirick, Esq. Jessica L. Fink, Esq. One World Financial Center New York, New York 10281 (212) 504-6000

Mark C. Ellenberg, Esq.
Peter Friedman, Esq.
700 Sixth Street, N.W.
Washington, DC 20001
(202) 862-2200

Attorneys for the Debtors and Debtors in Possession

PURSUANT TO SECTION 1128 OF THE BANKRUPTCY CODE, A CONFIRMATION HEARING WILL BE HELD WITH RESPECT TO THE JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR LYONDELLBASELL INDUSTRIES AF S.C.A. AND ITS AFFILIATED DEBTORS (THE “PLAN”) ON APRIL 23, 2010, AT 9:45 A.M. (PREVAILING EASTERN TIME), BEFORE THE HONORABLE ROBERT E. GERBER, IN ROOM 621 OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ONE BOWLING GREEN, NEW YORK, NEW YORK 10004 (THE “CONFIRMATION HEARING”). OBJECTIONS, IF ANY, TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE APRIL 14, 2010 AT 4:00 P.M. (PREVAILING EASTERN TIME). THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT MADE AT THE CONFIRMATION HEARING OR AT ANY SUBSEQUENT ADJOURNED DATE OF THE CONFIRMATION HEARING.

THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IS BEING DISTRIBUTED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN.

THE DEBTORS INTEND TO SEEK TO CONFIRM THE PLAN AND TO CAUSE THE EFFECTIVE DATE OF THE PLAN TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. HOWEVER, THERE CAN BE NO ASSURANCE AS TO WHETHER OR WHEN THE CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN ACTUALLY WILL OCCUR.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER REVIEWED NOR APPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

A COPY OF THE PLAN IS ATTACHED AS EXHIBIT A HERETO. ALL HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. UNLESS OTHERWISE SPECIFIED HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT WILL BE CORRECT AT ANY LATER DATE. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, OR AS A STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY BANKRUPTCY OR NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY (OTHER THAN IN CONNECTION WITH APPROVAL OF THIS DISCLOSURE STATEMENT OR CONFIRMATION OF THE PLAN), NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS. YOU ARE ADVISED TO OBTAIN INDEPENDENT EXPERT ADVICE ON SUCH SUBJECTS.

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NONE OF THE OFFER OR SALE OF NEW COMMON STOCK, THE WARRANTS, ANY NOTES ISSUED UNDER THE PLAN OR THE RIGHTS OFFERING TO HOLDERS OF CERTAIN CLASSES OF CLAIMS HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS. THE OFFERS AND ISSUANCES ARE BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN SECTION 1145 OF THE BANKRUPTCY CODE OR OTHER EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT. NONE OF THE SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE OR PURSUANT TO THE RIGHTS OFFERING HAS BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: ALL FORWARD-LOOKING STATEMENTS CONTAINED HEREIN OR OTHERWISE MADE BY THE DEBTORS INVOLVE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON NUMEROUS FACTORS, INCLUDING FACTORS THAT ARE BEYOND THE DEBTORS’ CONTROL. ACCORDINGLY, THE DEBTORS’ FUTURE PERFORMANCE AND FINANCIAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THIS DISCLOSURE STATEMENT. THE DEBTORS DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE FORWARD-LOOKING STATEMENTS EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT ANY PROJECTED RESULTS EXPRESSED OR IMPLIED HEREIN OR THEREIN WILL NOT BE REALIZED.

EXCEPT AS OTHERWISE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT NECESSARILY BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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THIRD AMENDED DISCLOSURE STATEMENT ACCOMPANYING

THIRD AMENDED JOINT CHAPTER 11 PLANS FOR THE LYONDELLBASELL DEBTORS

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III.	EVENTS DURING CHAPTER 11 CASES				42
	A.	Commencement of Chapter 11 Cases			42
	B.	First Day Orders			42
		1.	Orders Regarding Case Administration		43
		2.	Orders Regarding Prepetition Obligations		43
		3.	Orders Regarding Business Operations		43
	C.	Extensions of Exclusivity			43
	D.	The Debtors’ Professionals and Chief Restructuring Officer			43
	E.	The Creditors’ Committee			44
		1.	Appointment of the Creditors’ Committee		44
		2.	Creditors’ Committee’s Professionals		44
		3.	Motion to Appoint an Examiner		45
	F.	Postpetition Financing and Use of Cash Collateral			45
	G.	Factoring Facility			47
	H.	105 Injunction			48
	I.	Preservation of NOLs			48
	J.	Adversary Proceedings			49
		1.	Lyondell Chemical Company, et al. v. Wilmington Trust Company, as Trustee, Adversary No. 09-01459		49
		2.	Wilmington Trust Company, as Trustee v. LyondellBasell Industries AF S.C.A., et al., Adversary No. 09-01501		50
		3.	Equistar Chemicals, LP v. Solutia, Inc., Adversary No. 09-01014/ Millennium Petrochemicals Inc. v. Solutia, Inc., Solutia Europe SPRL/BVBA, Adversary No. 09-01121		50
		4.	Houston Refining, LP v. Koch Supply & Trading, LP, Adversary No. 09-01037		51
		5.	Lyondell Chemical Company v. Air Products L.P., Air Products LLC, Air Products Chemicals Europe, B.V. and Air Products and Chemicals, Inc., Adversary No. 09-01072		51
		6.	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union v. Equistar Chemicals LP, Adversary No. 09-01362		52
		7.	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union v. LyondellBasell Houston Refining LP, Adversary No. 09-01726		52
	K.	The Committee Litigation and Settlement			53
	L.	Bank of New York Mellon Third Party Complaint in Intervention, Additional Motions and Settlement			56
	M.	Law Debenture Third Party Complaint			57
	N.	Bar Date and Summary of Claims			58
		1.	Schedules and Statements		58
		2.	Bar Date		58
		3.	Summary of Claims		58
			a.	Withdrawal of Certain Personal Injury Claims	59
			b.	Claims Objections	59
	O.	Idling of Certain Plants and Exit of Certain Businesses			60
		1.	Chocolate Bayou Olefins Facility		60
		2.	Chocolate Bayou Polymers Facility		61
		3.	Lake Charles Occidental Facility		61
		4.	Lake Charles Lyondell Facility		61
		5.	Aircraft Deicer Business		62
		6.	PD Glycol, LP - Beaumont Facility		62
	P.	Economic Benefits Achieved Through Assumption, Assignment, Rejection and Renegotiation of Certain Contracts			63
	Q.	Employee Issues			63
		1.	Short Term Incentive Payments		63

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		2.	Management Incentive Plan, Retention Plan, Discretionary Bonus Plan and Hardship Plan		63
		3.	Termination of Benefits		64
		4.	401(k) Matching Contributions		64
	R.	Management, Ownership and Board Changes			65
		1.	Search for and Appointment of a New CEO		65
		2.	Other Senior Management Changes		65
			a.	Chief Financial Officer	65
			b.	Chief Legal Officer	66
		3.	Ownership Changes		66
	S.	Compliance Issues Under U.S. Laws			66
	T.	Reliance Non-Binding Offer			66

IV.	THE PLAN				67
	A.	Classification and Treatment of Holders of Claims and Equity Interests			68
		1.	Administrative Expenses		68
		2.	Professional Compensation and Reimbursement Claims		69
		3.	DIP New Money Claims and DIP ABL Claims		70
		4.	Priority Tax Claims		70
		5.	Class 1 – Priority Non-Tax Claims		71
		6.	Class 2 – Secured Tax Claims		71
		7.	Class 3 – DIP Roll-Up Claims		72
		8.	Class 4 – Senior Secured Claims		72
		9.	Class 5 – Bridge Loan Claims		74
		10.	Class 6 – Other Secured Claims		75
		11.	Class 7-A – General Unsecured Claims Against Non-Schedule III Obligor Debtors		75
		12.	Class 7-B – General Unsecured Claims Against Non-Obligor Debtors		75
		13.	Class 7-C – General Unsecured Claims and Senior/Bridge Guarantee Claims Against MSC, MPI and MPCO		76
		14.	Class 7-D – General Unsecured Claims and Senior/Bridge Deficiency Claims Against Schedule III Obligor Debtors		77
		15.	Class 8 – 2015 Notes Claims		79
		16.	Class 9 – Securities Claims		79
		17.	Class 10 – Subordinated Claims		80
		18.	Class 11 – Equity Interests in LBFC		80
		19.	Class 12 – Equity Interests in LBAFGP and LBIAF		80
		20.	Class 13 – Equity Interests in MCI and the Schedule III Debtors		80
		21.	Class 14 – Equity Interests in the Debtors (other than LBFC, LBAFGP, LBIAF and the Schedule III Debtors)		81
	B.	Means for Implementation			81
		1.	Settlement		81
		2.	Exit Facility		81
		3.	Securities to be Issued		82
			a.	New Third Lien Notes	82
			b.	Cram Down Notes	82
			c.	New Common Stock	82
			d.	New Warrants	83
			e.	Authorization and Issuance of New Securities	83
		4.	Rights Offering		83
			a.	Subscription Rights	84
			b.	Subscription Period	85
			c.	Exercise of Subscription Rights	85
			d.	Undersubscription	86
			e.	Equity Commitment Agreement	86
			f.	Registration Rights Agreement	87

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		g.	Transfer of Subscription Rights; Revocation	87
		h.	Withdrawal of Rights Offering	88
		i.	Distribution of Class B Shares	88
		j.	Fractional Rights	88
		k.	Validity of Exercise of Subscription Rights	88
		l.	Rights Offering Procedures	88
		m.	Indemnification of Rights Offering Sponsors	88
		n.	Use of Proceeds	89
	5.	Restructuring Transactions		89
		a.	Global Restructuring/Release of Bridge Guarantee Claims and 2015 Notes Guarantee Claims	89
C.	North American Restructuring			91
	1.	The Trusts		94
		a.	The Millennium Custodial Trust	95
		b.	The Environmental Custodial Trust	100
	2.	The Litigation Trust		103
	3.	The Creditor Trust		106
	4.	Initial Funding of the Litigation Trust and Creditor Trust		108
	5.	Intercompany Claims		108
	6.	Closing of the Chapter 11 Cases		108
	7.	Early Payment		108
D.	Provisions Governing Distributions			108
	1.	Disbursing Agent		108
		a.	Powers of the Disbursing Agent	109
		b.	Expenses Incurred on or after Effective Date	109
	2.	Distributions to Holders of Allowed General Unsecured Claims and 2015 Notes Claims Which Share in the Settlement Consideration		109
	3.	Distributions of Cash		110
	4.	Distributions Free and Clear		110
	5.	Timing of Distributions		110
	6.	Distributions after Effective Date		110
	7.	Delivery of Distributions		111
	8.	Fractional Interests		111
	9.	Distributions to Holders as of Distribution Record Date		111
	10.	Undeliverable and Unclaimed Distributions		112
	11.	Setoffs		112
	12.	Nonconsensual Confirmation		112
	13.	Hart-Scott-Rodino Compliance		112
	14.	Application of Distributions		113
	15.	Cancellation of Existing Securities and Agreements		113
	16.	Surrender of Securities		113
	17.	Postpetition Interest on Claims		113
	18.	Withholding and Reporting Requirements		114
E.	Provisions for Resolving and Treating Disputed Claims			114
	1.	Objections		114
	2.	Estimation of Claims		114
	3.	Authority		115
	4.	Other Provisions Relating to Disputed Claims		115
F.	Treatment of Executory Contracts and Unexpired Leases			115
G.	Effect of Confirmation of the Plan on the Debtors			119
	1.	Vesting of Assets		119
	2.	Compromise of Controversies		119
	3.	Binding Effect		119
	4.	Discharge		120
	5.	Injunctions		120
	6.	Indemnification Obligations		120

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		7.	Exculpation		121
		8.	Releases and Indemnifications		121
		9.	Retention of Causes of Action/Reservation of Rights		125
		10.	Section 506(c) Reservation		125
		11.	Chapter 5 Reservation		126
	H.	Summary of Other Provisions of the Plan			126
		1.	Payment of Certain Fees		126
		2.	Plan Supplement		127
		3.	Effectuating Documents and Further Transactions		127
		4.	Modification of Plan		127
		5.	Payment of Statutory Fees		128
		6.	Withdrawal or Revocation of Plan		128
		7.	Dissolution of the Creditors’ Committee		128
		8.	Exemption from Securities Laws		129
		9.	Exemption from Transfer Taxes		129
		10.	Expedited Determination of Postpetition Taxes		129
		11.	Severability		129
		12.	Governing Law		129
		13.	Courts of Competent Jurisdiction		130
		14.	Headings		130
		15.	Exhibits/Schedules		130
		16.	Plan Controls Disclosure Statement; Confirmation Order Controls Plan		130
		17.	Successors and Assigns		130
		18.	Retention of Jurisdiction		130
		19.	Equity Compensation Plan		130
		20.	Reservation of Right to Convert		130

V.	CONFIRMATION AND CONSUMMATION PROCEDURE				131
	A.	Voting Procedures and Solicitation of Votes			131
	B.	Confirmation Hearing			131
	C.	Confirmation of the Plan			132
		1.	Acceptance		133
		2.	Feasibility		133
		3.	Best Interests Test		133
		4.	“Cramdown”		134
			a.	Fair and Equitable Test	135
			b.	No Unfair Discrimination	135
	D.	Consummation			135
		1.	Conditions Precedent to Occurrence of the Effective Date of the Plan		135
		2.	Effect of Failure of Conditions Precedent		137

VI.	SECURITIES LAW MATTERS				137
	A.	U.S. Securities Law Matters			137
		1.	Issuance and Resale of New Common Stock Under the Plan		138
		2.	Listing of New Common Stock		138
	B.	Dutch Securities Law Matters			139

VII.	CORPORATE GOVERNANCE AND MANAGEMENT OF NEW TOPCO				140
	A.	Boards of Directors			140
	B.	Senior Management			140
	C.	Corporate Governance			140
		1.	Board Composition and Election		141
		2.	Removal of Members; Vacancies		141
		3.	Limitation on Calling Special Meetings of Stockholders		141
		4.	Advance Notice Requirements for Stockholder Proposals and Member Nominations		141

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		5.	Shareholder Approval		142

VIII.	FINANCIAL INFORMATION, PROJECTIONS AND VALUATION ANALYSIS				142
	A.	Overview of Business Strategy			142
	B.	Projections			143

IX.	REORGANIZATION VALUATION ANALYSIS				144

X.	RISK FACTORS				147
	A.	Certain Bankruptcy Considerations			147
		1.	Risk of Non-Confirmation of the Plan		147
		2.	Risk of Non-Occurrence of Effective Date		148
		3.	Risk that Claims Will Be Higher Than Estimated		148
		4.	Liquidity Risks Prior to Consummation of the Plan		148
			a.	The DIP Financing May Be Insufficient to Fund the Debtors’ Business Operations	148
			b.	The Debtors May Not Be Able to Comply with the Terms of the DIP Financing	149
			c.	Reduction in Availability of Trade Credit	149
		5.	Risk that the Debtors May Not Obtain or Maintain Exit Financing		149
		6.	The Debtors’ Management Team May Allocate Less Time to the Operation of the Debtors’ Business Operations		150
		7.	New Topco, U.S. Debtors and Holders of Allowed Claims May Suffer Adverse U.S. Federal Income Tax Consequences as a Result of the Implementation of the Plan		150
	B.	Risks Related to the Reorganized Debtors’ Significant Indebtedness			151
		1.	Continuing Leverage and Ability to Service Debt		151
		2.	Restrictive Financial and Operating Covenants under the Exit Facility		151
	C.	Risks Relating to Securities Issued Pursuant to the Plan			151
		1.	Lack of Trading Market for New Common Stock, New Third Lien Notes and Cram Down Notes		151
		2.	Dividend Policies of Reorganized Debtor		151
		3.	Significant Holders of New Common Stock		151
	D.	Business Risks			152
		1.	Inherent Uncertainty of Financial Projections		152
		2.	General Economic Conditions		152
		3.	Increased Competition		153
		4.	The Chapter 11 Cases May Affect Reorganized LyondellBasell’s Relationship with Key Employees, Suppliers and Customers		153
		5.	The Cyclicality and Volatility of the Industries in Which Reorganized LyondellBasell Will Participate May Cause Significant Fluctuations in Their Operating Results		154
		6.	Costs and Limitations on Supply of Raw Materials and Energy May Result in Increased Operating Expenses		154
		7.	External Factors Beyond Reorganized LyondellBasell’s Control May Cause Fluctuations in Demand for Their Products and in Reorganized LyondellBasell’s Prices and Profit Margins		155
		8.	Interruptions of Operations at the Reorganized LyondellBasell’s Facilities May Result in Liabilities or Lower Operating Results		156
		9.	Certain Hazards of Chemical Manufacturing		156
		10.	The Debtors’ Crude Oil Contract with PDVSA-Petròleos S.A. is Subject to the Risk of Enforcing Contracts Against Non-U.S. Affiliates of a Sovereign Nation and Political, Force Majeure and Other Risks		157
		11.	The Debtors’ Emergence from these Chapter 11 Cases May Trigger Consent Rights or Termination Rights in Certain Material Contracts		157

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		12.	The Reorganized Debtors’ Operations and Assets are Subject to Extensive Environmental, Health and Safety and Other Laws and Regulations		157
			a.	Claims Related to Chemical Exposure	157
			b.	Regulatory Overview	158
			c.	IPPC	158
			d.	Environmental Cleanup	158
			e.	Kalamazoo River Superfund Site	159
			f.	Other Regulatory Requirements	160
		13.	Legislative and Other Actions Have Eliminated Substantially All U.S. Demand for MTBE		160
		14.	Reorganized LyondellBasell’s International Operations Are Subject to Exchange Rate Fluctuations, Exchange Controls, Political Risks and Other Risks Relating to International Operations		161
			a.	International Events	161
			b.	International Enforcement of Agreements	161
			c.	Exchange Rate Fluctuation	161
		15.	Significant Changes in Pension Fund Investment Performance or Assumptions Relating to Pension Costs May Adversely Affect the Valuation of Pension Obligations, the Funded Status of Pension Plans, and the Reorganized Debtors’ Pension Cost		161
		16.	Reorganized LyondellBasell’s Future Success Will Depend in Part on Its Ability to Protect Its Intellectual Property Rights, and Reorganized LyondellBasell’s Inability to Do So May Reduce Reorganized Debtors’ Ability to Maintain Their Competitiveness		162
		17.	The Continued Integration of Historical Lyondell Chemical Businesses with Historical Basell Businesses May Be Extremely Time-Consuming		163
		18.	Shared Control of Joint Ventures May Delay Decisions or Actions		163
		19.	The Current Instability and Uncertainty in the Global Financial Markets May Create Increased Counterparty Risk		163
		20.	Risk of No Insurance Coverage		163
	E.	Material U.S. Federal Income Tax Considerations			164

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN				165
	A.	Liquidation Under Chapter 7			165
	B.	Alternative Plans of Reorganization			166

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN				166
	A.	Certain Consequences to U.S. Debtors			167
		1.	COD Income and Attribute Reduction		167
		2.	New Topco’s Status as a Non-U.S. Corporation		169
	B.	Certain Consequences to Non-U.S. Debtors			172
	C.	Certain Consequences to Holders of Allowed Claims			172
		1.	General Considerations		172
			a.	Accrued but Unpaid Interest	172
			b.	Bad Debt Deduction and Worthless Securities Deduction	172
			c.	Market Discount	173
			d.	Effect of Potential Future Distributions	173
			e.	Recapture of Gain on Disposition of New Common Stock	173
		2.	Holders of Allowed Claims		173
			a.	Certain Consequences to Holders of Senior Secured Claims, Bridge Loan Claims, 2015 Notes Claims if the 2015 Notes Plan Conditions are Satisfied or Waived, General Unsecured Claims Against Non-Schedule III Obligor Debtors, General Unsecured Claims Against MSC, MPI and MPCO, and General Unsecured Claims Against Schedule III Obligor Debtors	173
			b.	Certain Consequences to Holders of DIP Roll-Up Claims	176

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			c.	Certain Consequences to Holders of Millennium Custodial Trust Interests and Participation Rights	177
			d.	Certain Consequences of Holding Litigation Trust Interests	180
			e.	Certain Consequences of Holding Creditor Trust Interests	183
			f.	Tax Treatment of Reserve for Disputed General Unsecured Claims	184
			g.	Certain Consequences to Particular Allowed Holders of 2015 Notes Claims	185
	D.	Certain Consequences Relating to the Environmental Custodial Trust			185
	E.	Certain Consequences of Ownership and Disposition of New Common Stock and Notes			186
		1.	Ownership of New Common Stock		186
			a.	New Topco	186
			b.	Distributions on New Common Stock	187
			c.	Sale or Exchange of New Common Stock	187
		2.	Ownership of Notes		188
	F.	Certain Information Reporting and Backup Withholding Requirements			189

XIII.	CERTAIN DUTCH TAX CONSEQUENCES OF THE PLAN				189
	A.	Dutch Income Tax Consequences to LBIH and other members of the Dutch group			190
		1.	Dutch Tax Consequences of Loan Restructuring (Both External Loans and Intercompany Loans)		190
			a.	Full or partial waiver of debt	190
			b.	Conversion of an Allowed Claim into Class A Shares	191
			c.	Conversion of a debt into another debt	191
			d.	Ruling from the Dutch tax authorities	191
	B.	Dutch Income Tax Consequences to Holders of Allowed Claims Upon Conversion			191
		1.	Dutch Resident Entities		191
		2.	Dutch Resident Individuals		191
		3.	Non-Resident Entities		192
		4.	Non-Resident Individuals		192
	C.	Dutch Income Tax Consequences of Ownership of New Common Stock or New Third Lien Notes			192
		1.	Withholding Tax		192
			a.	Holders of New Common Stock	192
			b.	Holders of Notes	193
		2.	Taxes on income and capital gains		193
			a.	Resident Entities	193
			b.	Resident Individuals	193
			c.	Non-Resident Entities	194
			d.	Non-Resident Individuals	194
		3.	Value added tax		194
		4.	Other taxes and duties		194
		5.	Residence		195
		6.	EU Council Directive on Taxation of Savings Income		195

XIV.	CONCLUSION AND RECOMMENDATION				196

SCHEDULES AND EXHIBITS

List of Debtors	Schedule I

List of Non-Debtor Affiliates	Schedule II

List of Schedule III Debtors	Schedule III

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List of Real Property Transferred to the Environmental Custodial Trust	Schedule IV

Non-Exclusive List of Discharged Prepetition Intercompany Claims	Schedule V

The Plan	Exhibit A

Liquidation Analysis	Exhibit B

Projected Financial Information	Exhibit C

Disclosure Statement Order (excluding exhibits)	Exhibit D

North American Restructuring Transactions	Exhibit E

Millennium Custodial Trust and Environmental Custodial Trust Diagram	Exhibit F

New Topco Direct Issuance of Stock	Exhibit G

Comparative Analyses	Exhibit H

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I.	INTRODUCTION

LyondellBasell Industries AF S.C.A. (“LBIAF”) and certain of its subsidiaries and affiliates, as debtors and debtors in possession (each, a “Debtor,” and collectively, the “Debtors”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) to holders of Claims against and Equity Interests in the Debtors in connection with (i) the solicitation of acceptances of the Third Amended Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors, dated March 12, 2010, as the same may be amended (the “Plan”),1 filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), scheduled for April 23, 2010 at 9:45 a.m. (prevailing Eastern time). Unless otherwise defined herein, all capitalized terms contained in this Disclosure Statement shall have the meanings ascribed to them in the Plan. The definition section of the Plan is attached hereto. Headings are for convenience of reference and will not affect the meaning or interpretation of the Disclosure Statement.

Solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court.

The Plan sets forth how Administrative Expenses, Claims against and Equity Interests in the Debtors will be treated upon the Debtors’ emergence from chapter 11 if the Plan is confirmed by the Bankruptcy Court and is thereafter consummated. This Disclosure Statement describes certain aspects of the Plan, the Debtors’ business operations, significant events leading to the Chapter 11 Cases, and related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND ALL OF THEIR RELATED EXHIBITS AND SCHEDULES IN THEIR ENTIRETY.

Attached as Schedules and Exhibits to this Disclosure Statement are copies of the following documents:

• Schedule I	List of Debtors

• Schedule II	List of Non-Debtor Affiliates

• Schedule III	List of Schedule III Debtors

• Schedule IV	List of Real Property Transferred to the Environmental Custodial Trust

• Schedule V	Non-Exclusive List of Discharged Prepetition Intercompany Claims

• Exhibit A	The Plan

• Exhibit B	Liquidation Analysis

• Exhibit C	Projected Financial Information

• Exhibit D	Disclosure Statement Order (excluding exhibits)

• Exhibit E	North American Restructuring Transactions

• Exhibit F	Millennium Custodial Trust and Environmental Custodial Trust Diagram

• Exhibit G	New Topco Direct Issuance of Stock

• Exhibit H	Comparative Analyses

[1]	Notwithstanding the convention of filing one plan document for all Debtors, the Plan is and is tracked as separate chapter 11 plans, one for each of the 94 Debtors.

THE NON-DEBTOR OBLIGORS ARE CO-PROPONENTS OF THE PLAN WITH THE DEBTORS. THE DEBTORS AND NON-DEBTOR OBLIGORS BELIEVE THAT THE PLAN COMPLIES WITH ALL PROVISIONS OF THE BANKRUPTCY CODE AND WILL ENABLE THEM TO RESTRUCTURE THEIR DEBT SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11, AND THEREFORE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THE NON-DEBTOR AFFILIATES, THE DEBTORS’ ESTATES, AND CREDITORS.

A.	Purpose, Limitations and Structure of this Disclosure Statement

The purpose of this Disclosure Statement is to provide the holders of Claims against the Debtors with adequate information to make an informed decision as to whether to accept or reject the Plan and, if applicable, whether to exercise Subscription Rights in connection with the Rights Offering. The information in this Disclosure Statement may not be relied upon for any other purpose, and nothing contained in this Disclosure Statement shall constitute an admission of any fact or liability or as a stipulation or waiver by any party, or be admissible in any other case or any bankruptcy or nonbankruptcy proceeding involving any of the Debtors or any other party, or be deemed conclusive advice on the tax, securities or other legal effects of the Plan.

On March 11, 2010, after notice and a hearing, the Bankruptcy Court issued an order (the “Disclosure Statement Order”) approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable a hypothetical, reasonable investor typical in each Class of Claims being solicited to make an informed judgment whether to accept or reject the Plan. The Disclosure Statement Order, excluding exhibits, is attached as Exhibit D hereto and should be referred to for details regarding the procedures for the solicitation of votes on the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

Unless otherwise specified herein, the statements contained in this Disclosure Statement are made only as of March 11, 2010. Delivery of this Disclosure Statement after March 11, 2010 does not mean that the information set forth in this Disclosure Statement remains unchanged since such date or the date of the materials relied upon in preparing this Disclosure Statement, and, except to the extent required by the Bankruptcy Code or Bankruptcy Rules, the Debtors have no duty to update any information herein. The Debtors have prepared the information contained in this Disclosure Statement in good faith, based upon the information then available to them. Moreover, certain of the statements contained in this Disclosure Statement, by their nature, are forward-looking and contain estimates, assumptions and projections, and there can be no assurance that these forward-looking statements will be correct at any later date. Except as otherwise expressly stated, no audit of the financial information contained in this Disclosure Statement has been conducted. Except as otherwise expressly provided herein, all references to “$” or “dollars” are deemed references to the lawful money of the United States of America.

The description of the Plan contained in this Disclosure Statement is intended only as a summary, and is qualified in its entirety by reference to the Plan itself. If any inconsistency exists between the Plan and this Disclosure Statement, the terms of the Plan shall govern. The Plan is a legally binding agreement and should be read in its entirety. Each holder of a Claim that is classified in an Impaired Class should read, consider and carefully analyze the terms and provisions of the Plan as well as the information contained in this Disclosure Statement and the other documents provided herewith. This Disclosure Statement includes ranges of potential recoveries for each class of creditors and different options for treatment of such creditors, and, accordingly, any modification of the Plan that falls within these ranges and provides one of the treatment options outlined in this Disclosure Statement or Plan, or a substantially similar treatment option, will not constitute an adverse change of the treatment of the claim of any creditor or the interest of any equity security holder pursuant to Bankruptcy Rule 3019.

If you are eligible to vote on the Plan or to subscribe to the Rights Offering, this Disclosure Statement and all of its schedules and exhibits should have been delivered to you. There are certain documents and other materials identified in this Disclosure Statement and the Plan that are not attached to this Disclosure Statement or the Plan (such documents and materials, the “Plan Supplement”). The Plan Supplement will be filed with the Bankruptcy Court on or before the date that is at least ten (10) days prior to the deadline to vote to accept or reject the Plan. Once it is filed, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. You may obtain a copy of the Plan Supplement once it is filed, or any of the schedules and exhibits to this Disclosure Statement, by accessing the website of the claims agent appointed in these chapter 11 cases (the “Chapter 11 Cases”), at www.epiqbankruptcysolutions.com, or by sending a written request to the Debtors’ counsel, Cadwalader, Wickersham & Taft LLP, at One World Financial Center, New York, New York 10281, Attn: George A. Davis, Esq. and Andrew M. Troop, Esq.

If you have any questions about the packet of materials you have received, you may contact the Debtors’ counsel by mail at the address listed above, or by phone at (212) 504-6000.

B.	Summary of the Plan

Although the Chapter 11 Cases are jointly administered pursuant to an order of the Bankruptcy Court, the Debtors are not proposing the substantive consolidation of their respective bankruptcy estates. Thus, although the Plan generally applies to all the Debtors, except where otherwise indicated, (i) the Plan constitutes 94 distinct chapter 11 plans, one for each Debtor; (ii) for voting purposes, each holder of a Claim in a Class will vote its Claims in such Class by individual Debtor; and (iii) the classification scheme set forth in Article IV hereof applies to each Debtor, but to the extent there are no Claims in a certain Class against a particular Debtor, that Class will be deemed not to exist for any purpose whatsoever in respect of that Debtor. The Debtors are submitting a Joint Plan, covered by a single Disclosure Statement, to simplify drafting and to avoid duplicative costs relating to the preparation and distribution of multiple plans and disclosure statements.

The following tables summarize the classification and treatment of Administrative Expenses, Claims and Equity Interests under the Plan.2 For the purpose of providing a full picture of the Debtors’ obligations with respect to the payments to be made in connection with confirmation of the Plan, descriptions of Claims are included even if they are not separately classified under the Plan. For a more detailed description of the classification and treatment of Claims and Equity Interests under the Plan, please see Article IV below.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
—	Administrative Expenses (estimated $165 million – $244 million, plus Postpetition Intercompany Claims and excluding professional fees)	Each holder of an Allowed Administrative Expense will receive, in full and complete satisfaction, settlement and release of such Administrative Expense, an amount in Cash equal to the Allowed amount of such Administrative Expense on, or as soon as is reasonably practicable after, the later of (i) the Effective Date, (ii) the date such Administrative Expense otherwise would become due in the ordinary course of business, and (iii) the last Business Day of the month in which such Administrative Expense becomes Allowed, provided such Administrative Expense becomes Allowed at least ten (10) days prior to the last Business Day of the month, otherwise the last Business Day of the following month.	100%	N/A

—	DIP New Money Claims and DIP ABL Claims (estimated $2.168 billion – $4.9 billion)[3]	On the Effective Date, each holder of a DIP New Money Claim or DIP ABL Claim will receive, in full and complete satisfaction, settlement and release of such Claim (except for the Excluded DIP Obligations), an amount in Cash equal to the Allowed amount of such Claim.	100%	N/A

*	N/A indicates that no Claims have been scheduled or filed, or if filed, are expected to be Allowed. Recoveries were determined on a post-Rights Offering basis.
[2]

These tables provide only a summary of the classification, impairment and entitlement to vote of Administrative Expenses, Claims, and Equity Interests under the Plan. For a complete description of the classification and treatment of Claims and Equity Interests, reference should be made to the entire Disclosure Statement and the Plan and all exhibits thereto, to which this summary is qualified in its entirety by reference. All figures are approximate and aggregated for all Debtors.

[3]

The actual draw amount as of December 31, 2009 was $2.168 billion. The high estimate is based on potential maximum availability under the DIP Financing. The Debtors estimate that the amount outstanding for DIP New Money Claims and DIP ABL Claims (excluding letters of credit, accrued interest and other fees) will be approximately $2.82 billion as of the Effective Date.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
—	Priority Tax Claims (estimated $4.5 million – $15 million)	Each holder of an Allowed Priority Tax Claim will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, at the sole option of the Debtor primarily obligated for the payment of such Allowed Priority Tax Claim, (i) on the Effective Date, an amount in Cash equal to the Allowed amount of such Claim, or (ii) on the Effective Date and each year on the Effective Date Anniversary, or on any earlier date at the sole option of the applicable Debtor, equal annual Cash payments, in an aggregate amount equal to such Allowed Priority Tax Claim, together with a rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code or such other amount as determined by the Bankruptcy Court in the Confirmation Order, over a period not exceeding five (5) years after the later of (a) the Commencement Date and (b) the date of assessment of such Allowed Priority Tax Claim; provided, however, that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest or penalty accrued on or after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by the applicable Debtor as such obligations become due.	100%	N/A

1	Priority Non-Tax Claims (estimated $0.3 million – $0.8 million)	Except to the extent that the holder has been paid by or on behalf of the Debtors prior to the Effective Date, each holder of an Allowed Priority Non-Tax Claim against any Debtor will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim on the later of (i) the Effective Date and (ii) the last Business Day of the month in which such Priority Non-Tax Claim becomes Allowed, provided such Priority Non-Tax Claim becomes Allowed at least ten (10) days prior to the last Business Day of the month, otherwise the last Business Day of the following month.	100%	Unimpaired; Not entitled to vote (deemed to accept)

2	Secured Tax Claims (estimated $10 million – $16 million)	Each holder of an Allowed Secured Tax Claim against any Debtor, at the sole option of the Debtor obligated for the payment of such Allowed Secured Tax Claim, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, will either (i) receive on the Effective Date, Cash equal to the Allowed amount of such claim, or (ii) retain its lien securing such Allowed Secured Tax Claim and on the Effective Date and each year on the Effective Date Anniversary, or on any earlier date at the sole option of the applicable Debtor, receive from such Debtor equal annual Cash payments, in an aggregate amount equal to such Allowed Secured Tax Claim, together with a rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code or such other amount as determined by the Bankruptcy Court in the Confirmation Order, over a period not exceeding five (5) years after the date of assessment of such Claim.	100%	Unimpaired; Not entitled to vote (deemed to accept)

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
3	DIP Roll-Up Claims ($3.25 billion)

On the Effective Date, each holder of an Allowed DIP Roll-Up Claim will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, New Third Lien Notes in the same principal amount as such Allowed Claim; provided, however, that if Class 3 votes to reject the Plan, (a) each holder of an Allowed DIP Roll-Up Claim that votes to reject the Plan will receive on the Effective Date, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, Cram Down Notes in the same principal amount as such Allowed Claim, and (b) each holder of an Allowed DIP Roll-Up Claim that does not vote to reject the Plan will receive on the Effective Date, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, New Third Lien Notes in the same principal amount as such Allowed Claim. Following the Voting Deadline, holders of Allowed DIP Roll-Up Claims will not be able to change their vote on the Plan without the written consent of the Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date the holders of DIP Roll-Up Claims will assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of 2015 Notes and 2015 Notes Claims. In addition, on the Effective Date, the 3% exit fee under the DIP Term Loan Agreement will be paid to the DIP Roll Up Lenders.

To the extent that the requisite majority of holders (in both number and amount of claims) of Allowed DIP Roll Up Claims cause Class 3 to accept the Plan, all holders of Allowed DIP Roll-Up Claims will receive on the Effective Date, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, New Third Lien Notes in the same principal amount as such Allowed Claims, no holder of an Allowed DIP Roll Up Claim will receive any Cram Down Notes, and the Debtors will not issue the Cram Down Notes. The principal terms of the New Third Lien Notes and the Cram Down Notes are set forth in Exhibit A-4 and Exhibit A-5 to the Plan, respectively.

In addition, if a majority in the aggregate amount of Claims in Class 3 and Class 4 together vote in favor of the Plan, the guarantees made by, and liens on account of the DIP Roll-Up Claims and Senior Secured Claims against, the Obligor Non-Debtors will be released pursuant to the terms of the Senior Secured Credit Agreement to the extent not otherwise extinguished by the Enforcement Sale or the Plan.

			100%	Impaired; Entitled to vote

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
4	Senior Secured Claims ($9.45 billion)[4]	On the Effective Date (and in addition to any recovery they may receive in Classes 7-C or 7-D), each holder of an Allowed Senior Secured Claim will receive, except as set forth in Section 11.4 of the Plan, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Non-Schedule III Obligor Debtors (i) its Pro Rata Share of 100% of Class A Shares based on the net value (prior to Exit Financing) allocable to LBFC and its direct and indirect subsidiaries, less the number of the Class A Shares provided to holders of Allowed Claims on account of distributions in Classes 5 and 7-C, subject to dilution on account of the Equity Compensation Plan and the New Warrants; provided, however, that to negate the impact of dilution to the recoveries of the Allowed ARCO/Equistar Claims from $300 million of the Class B Shares issued as part of the Rights Offering (which amount will be used to fund the Cash distribution portion of the Settlement Consideration), holders of ARCO/Equistar Claims will receive an additional amount of Class A Shares and the rights to purchase Class B Shares in the Rights Offering (with a corresponding decrease in the Class A Shares and rights to purchase Class B Shares in the Rights Offering distributed to the holders of Senior Secured Facility Claims),[5] the combined value of which will equal the product of (x) $300 million and (y) the ratio of the total Allowed ARCO/Equistar Claims to total Allowed Class 4 Claims;[6] provided further, however, that, notwithstanding anything set forth above, each holder of an Allowed Senior Secured Claim will also receive a distribution as set forth in Section 5.4(a) of the Plan, (ii) the right to purchase its Rights Offering Pro Rata Share of Class B Shares and (iii) the right to participate in Excess Recoveries from the Creditor Trust and the Litigation Trust. After giving effect to the previous sentence, the number of Class A Shares to be issued to holders of Allowed Senior Secured Facility Claims will be reduced by the number of Class A Shares at Plan value equal to $75 million (to be issued as part of the Settlement Consideration), on a pro rata basis solely among the holders of Allowed Senior Secured Facility Claims, without any further reduction of any distribution being made to holders of Arco Notes Claims or Equistar Notes Claims; further, all holders of Allowed Senior Secured Claims will agree that all Deficiency Claims they may have against Non-Schedule III Obligor Debtors may only be satisfied out of the Excess Recoveries (if any); provided, however, that, other than as set forth in Section 4.10 of the Plan, holders of Senior Secured Claims will not agree to any alternative treatment for their Deficiency Claims against Schedule III Obligor Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date, the Senior Secured Lenders will assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of 2015 Notes and the 2015 Notes Claims.	66.1 - 77.2%[7] plus any Excess Recoveries	Impaired; Entitled to vote

[4]

For purposes of effectuating the ARCO/Equistar Settlement, the aggregate principal amount of Senior Secured Facility Claims as of the Commencement Date will be reduced by an amount equal to the Adequate Protection Payments, as that term is used in the ARCO/Equistar Settlement, made pursuant to Section 18 of the DIP Financing Order and received by the Senior Secured Lenders through and including the Effective Date (to the extent any such payments have accrued but have not been paid and received on or before the Effective Date, then such accrual will not be applied to reduce Claims under the Senior Secured Credit Agreement unless payment thereof is provided for in connection with consummation so that such Claims will receive either Cash in respect of such accrual or a higher allocation reflecting such accrual, but such Claims will not in any event receive both Cash and a higher allocation) on account thereof, provided, however, that nothing in the Plan will be construed to preclude the allowance of a claim for postpetition interest, as well as fees, costs and charges on account of Senior Secured Facility Claims, the Equistar Notes Claims and the ARCO Notes Claims to the extent permitted under section 506(b) of the Bankruptcy Code or the assertion by any party of a claim for fees, costs and charges under the Senior Secured Credit Agreement, the Equistar Notes Indenture and the ARCO Notes Indenture, which, in each case, for the avoidance of doubt and unless otherwise agreed by the Debtors or as provided in the Plan, solely with respect to payment of fees or costs of a Secured Lender, will not be paid in Cash or as an Administrative Expense, subject to any party’s right to seek a substantial constribution payment as an Administrative Expense pursuant to section 503(b) of the Bankruptcy Code or any recovery that is on account of Excess Recoveries, but will solely increase the Allowed Senior Secured Claim of such party that, in all events, will be treated in accordance with Section 4.4 of the Plan.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status

If a majority in the aggregate amount of Claims in Class 3 and Class 4 together vote in favor of the Plan, the guarantees held by, and liens on account of the DIP Roll-Up Claims and Senior Secured Claims against, the Obligor Non-Debtors will be released pursuant to the terms of the Senior Secured Credit Agreement to the extent not otherwise extinguished by the Enforcement Sale or the Plan. The vote of the Senior Secured Lenders on the Plan will be deemed to be a direction to the administrative agent under the Senior Secured Credit Agreement to direct the security agent under the Intercreditor Agreement to effectuate the transactions contemplated in Section 5.4 of the Plan and to instruct the collateral agent under the Senior Secured Credit Agreement to effectuate the transactions contemplated under the Lender Litigation Settlement.

On the Effective Date, all outstanding Senior Secured Facility Letters of Credit will be terminated and replaced by letters of credit issued under the Exit Facility on terms satisfactory to the Senior Secured LC Issuer.

The ARCO/Equistar Settlement Pro Rata Allocation will be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory will not change, but each holder of an Allowed Senior Secured Claim within that subcategory will be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

[5]

The amount of Class A Shares and Rights Claims that will be issued to holders of ARCO/Equistar Claims (and therefore reducing the number of shares and rights allocated to holders of Senior Secured Facility Claims) will be calculated by valuing the Class A Shares at the Plan Value price per share and the Rights Claims at the difference between (i) the Plan Value price per share and (ii) the Rights Offering price per share. For purposes of this calculation, the “Plan Value” of any such distribution will have the meaning set forth in the ARCO/Equistar Settlement and will mean the value for such distribution calculated using information contained in the Second Amended Disclosure Statement Accompanying Second Amended Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors, as filed on December 23, 2009.

[6]

To the extent that any dilution results from any further settlement of any fraudulent transfer litigation against holders of Senior Secured Facility Claims, holders of ARCO/Equistar Claims will receive additional Class A Shares and rights to purchase Class B Shares in the Rights Offering based on similar principles.

[7]	The holders of Senior Secured Facility Claims will receive a recovery of 66.1% due to the portion of their recovery allocated to the Settlement Consideration and Class 5.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
5	Bridge Loan Claims ($8.297 billion)

On the Effective Date (and in addition to any recovery they may receive in Classes 7-C or 7-D that, for the avoidance of doubt, is required to be turned over to the holders of Claims in Class 4 in accordance with Sections 4.9 and 4.10 of the Plan), each Allowed Bridge Loan Claim will receive, except as set forth in Section 11.4 of the Plan, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors (i) its Pro Rata Share of the number of Class A Shares equivalent to 5.0% of the combined Class A and Class B Shares, less the number of Class A Shares at Plan value equal to $75 million (to be issued as part of the Settlement Consideration), and subject to dilution on account of the Equity Compensation Plan and the New Warrants, (ii) its Pro Rata Share of the New Warrants and (iii) the right to participate in the Excess Recoveries from the Litigation Trust and Creditor Trust. In addition, all holders of Allowed Bridge Loan Claims will agree that all Deficiency Claims they may have against Non-Schedule III Obligor Debtors may only be satisfied out of the Excess Recoveries (if any); provided, however, that, other than as set forth in Section 4.10 of the Plan, the holders of Bridge Loan Claims will not agree to any alternative treatment for their Deficiency Claims against Schedule III Obligor Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date the Bridge Lenders will assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of the 2015 Notes and the 2015 Notes Claims.

The vote of the Bridge Lenders on the Plan will be deemed to be a direction to the administrative agent under the Bridge Loan Agreement to direct the security agent under the Intercreditor Agreement to effectuate the transactions contemplated in Section 5.4 of the Plan and to instruct the collateral agent under the Bridge Loan Agreement to effectuate the transactions contemplated under the Lender Litigation Settlement.

On the Effective Date, the rights, liens and claims (including any guarantee claims) of holders of Bridge Loan Claims against Obligor Non-Debtors will be extinguished.

			6.3% plus any Excess Recoveries	Impaired; Entitled to vote

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
6	Other Secured Claims (estimated $232 million – $320 million)	On the Effective Date, each Allowed Other Secured Claim against a Debtor will be, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, at the sole discretion of the Debtor obligated for the payment of such Allowed Claim, either (i) reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code (only if not due and payable on or before the Effective Date), notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of a default; (ii) paid in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Allowed Claim; or (iii) paid by transfer of the Collateral securing such Allowed Claim to the holder of such Allowed Claim. For the avoidance of doubt, claims secured by properly perfected mechanic’s and materialman’s liens will be paid in full, in cash, if and to the extent they become Allowed Claims.	100%	Unimpaired; Not entitled to vote (deemed to accept)

7-A	General Unsecured Claims Against the Non-Schedule III Obligor Debtors[8] (estimated $700 million – $1.11 billion, plus any Deficiency Claims held by holders of Senior Secured Claims and Bridge Loan Claims)	On the Effective Date, each holder of an Allowed General Unsecured Claim against a Non-Schedule III Obligor Debtor will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, its Settlement Pro Rata Share of (i) Cash totaling $300 million, (ii) that number of Class A Shares equivalent to $150 million at Plan value (after giving effect to the Rights Offering), subject to dilution on account of the Equity Compensation Plan and the New Warrants,[9] (iii) rights to proceeds from the net recoveries on Non-Settling Defendant Claims (subject to any Excess Recoveries), (iv) 90% of any net recoveries on Assigned Preference Claims from the Litigation Trust (subject to any Excess Recoveries),[10] and (v) any net recoveries on the State Law Avoidance Claims (subject to any Excess Recoveries); provided, however, that, notwithstanding the foregoing, and in all events, distributions to the holders of 2015 Notes Claims will be made only upon satisfaction of the 2015 Notes Conditions, and upon the failure of such conditions, any distributions otherwise intended for distribution to the holders of the 2015 Notes Claims will be made to the Reorganized Debtors (in the case of (i), (ii) or (iv) above) or the remaining Allowed General Unsecured Claims (in the case of any other recoveries) ((i)-(v), collectively, the “Settlement Consideration”); provided further, however, that holders of Class 7-A, 7-C, 7-D and 8 Claims eligible to receive Settlement Consideration will have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration it so elected will depend on the elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) will reflect an agreement that such non-electing creditor will receive its Settlement Pro Rata Share of the Settlement Consideration. Notwithstanding anything to the contrary, the Deficiency Claims of the Senior Secured Lenders and the Bridge Lenders against Non-Schedule III Obligor Debtors may only be satisfied out of the Excess Recoveries (if at all).	16.8% plus any recovery from the Litigation Trust and Creditor Trust	Impaired; Entitled to vote

[8]

Although there are unencumbered assets at Lyondell Chemical and Basell USA Inc., there is no value available to General Unsecured Claims against these Debtors after allocating among the Debtors Administrative Expenses (including professional fees), amounts owed under or in respect of the DIP ABL Claims and DIP New Money Claims. The value available to General Unsecured Claims at Lyondell Chemical before the allocation of expenses is approximately $107,001,653. The allocation of expenses at Lyondell Chemical is as follows (midpoints used for all amounts): $57,887,186 for Paid Professional Fees and DIP Expenses; $493,502,316 for Prospective Professional Fees and DIP Expenses; $47,798,846 for Administrative Claims; $8,169,062 for Priority Tax Claims; and $222,120 for Priority Non Tax Claims, which leaves Lyondell Chemical with a net value of ($500,577,877). The value available to General Unsecured Claims at Basell USA before the allocation of expenses is $2,783,970. The allocation of expenses at Basell USA is as follows (midpoints used for all amounts): $31,382,180 for Paid Professional Fees and DIP Expenses; $267,540,754 for Prospective Professional Fees and DIP Expenses; $26,169,398 for Administrative Claims; $75,496 for Priority Tax Claims; and $8,660 for Priority Non Tax Claims, which leaves Basell USA with a net value of ($322,392,518).

[9]

For the avoidance of doubt, the distribution of Class A Shares as part of the Settlement Consideration does not (x) include any right to purchase a corresponding Rights Offering Pro Rata Share of Class B Shares or (y) reduce any right to purchase Class B Shares that is otherwise distributable to holders of Senior Facility Claims on account of their Claims.

[10]

As set forth in Section 5.7 of the Plan, the Reorganized Debtors will receive 10% of any net recoveries on Assigned Preference Claims until the Excess Recovery Trigger Date, at which time the Reorganized Debtors will receive one-third of any net recoveries on Assigned Preference Claims.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
7-B	General Unsecured Claims Against Non-Obligor Debtors (estimated $1.1 billion – $1.53 billion)	On the Effective Date, each holder of an Allowed General Unsecured Claim against a Non-Obligor Debtor will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, its Pro Rata Share of Cash totaling the net value of its applicable Debtor after allocation of Allowed Administrative Expenses, Other Secured Claims, Priority Tax Claims and Priority Non-Tax Claims against the applicable Non-Obligor Debtor; provided, that each holder of an Allowed General Unsecured Claim against an MCI Subsidiary that is a Non-Obligor Debtor will receive its distribution as a contractual right under the Plan from the applicable MCI Subsidiary entitling the holder to a potential payment up to the amount of such holder’s Allowed Claims against the MCI Subsidiary on the Effective Date. See Exhibit A-7 to the Plan for the estimated recovery percentages for each Non-Obligor Debtor, estimated General Unsecured Claims against each Non-Obligor Debtor and the estimated value attributable to each Non-Obligor Debtor.	0-100%	Impaired/ Unimpaired; Entitled to vote/ Not entitled to vote (deemed either to accept or reject)[11]

		Basell Capital Corporation	N/A	N/A

		Basell Impact Holding Company	N/A	N/A

		Circle Steel Corporation	N/A	N/A

		Duke City Lumber Company, Inc.	0.00%	Impaired; Not entitled to vote (deemed to reject)

		Equistar Bayport, LLC	0.00%	Impaired; Not entitled to vote (deemed to reject)

[11]

As set forth on Exhibit A-7 to the Plan, depending on the applicable Non-Obligor Debtor, holders of Claims in this Class will recover between 100% of their Claims or 0% of their Claims. Holders of Allowed General Unsecured Claims that will recover 100% will be deemed to accept the Plan. Holders of Allowed General Unsecured Claims that will recover 0% will be deemed to reject the Plan. Holders of Allowed General Unsecured Claims that will recover more than 0% and less than 100% will be impaired and entitled to vote to reject or accept the Plan.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
		Equistar Funding Corporation	N/A	N/A

		Equistar Polypropylen, LLC	N/A	N/A

		Equistar Transportation Company, LLC	N/A	N/A

		Glidco Leasing, Inc.	N/A	N/A

		Glidden Latin America Holdings Inc.	N/A	N/A

		HOISU Ltd.	0.00%	Impaired; Not entitled to vote (deemed to reject)

		HPT 28 Inc.	N/A	N/A

		HPT 29 Inc.	N/A	N/A

		HW Loud Company	N/A	N/A

		IMWA Equities II, Co., L.P.	N/A	N/A

		ISB Liquidating Company	N/A	N/A

		LeMean Property Holdings Corporation	N/A	N/A

		LPC Partners Inc.	N/A	N/A

		Lyondell Asia Pacific, Ltd.	0.00%	Impaired; Not entitled to vote (deemed to reject)

		LyondellBasell Advanced Polyolefins USA Inc.	100%	Unimpaired; Not entitled to vote (deemed to accept)

		LyondellBasell AF GP S.à.r.l.	100%	Unmpaired; Not entitled to vote (deemed to accept)

		Lyondell Bayport, LLC	N/A	N/A

		Lyondell Chemical Holding Company	N/A	N/A

		Lyondell Chemical International Company	N/A	N/A

		Lyondell Chemical Properties, L.P.	N/A	N/A

		Lyondell Chemical Wilmington, Inc.	N/A	N/A

		Lyondell General Methanol Company	N/A	N/A

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
		Lyondell Greater China, Ltd.	100%	Unimpaired; Not entitled to vote (deemed to accept)

		Lyondell Intermediate Holding Company	N/A	N/A

		MHC Inc.	1.07%	Impaired; Entitled to vote

		Millennium Holdings, LLC	0.36%	Impaired; Entitled to vote

		Millennium Petrochemicals LP LLC	N/A	N/A

		Millennium Realty Inc.	0.00%	Impaired; Not entitled to vote (deemed to reject)

		MWH South America LLC	N/A	N/A

		National Distillers & Chemical Corporation	0.00%	Unimpaired; Not entitled to vote (deemed to accept)

		NDCC International II	N/A	N/A

		Penn Export Company, Inc.	N/A	N/A

		Penn Navigation Company	N/A	N/A

		Penn Shipping Company, Inc.	0.00%	Impaired; Not entitled to vote (deemed to reject)

		Penntrans Company	N/A	N/A

		PH Burbank Holdings, Inc.	0.00%	Impaired; Not entitled to vote (deemed to reject)

		Power Liquidating Company, Inc.	N/A	N/A

		Quantum Acceptance Corp.	N/A	N/A

		Quantum Pipeline Company	0.00%	Impaired; Not entitled to vote (deemed to reject)

		SCM Chemicals Inc.	N/A	N/A

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
		SCM Plants, Inc.	0.00%	Impaired; Not entitled to vote (deemed to reject)

		Suburban Propane GP, Inc.	0%	Impaired; Not entitled to vote (deemed to reject)

		Tiona, Ltd.	0.00%	N/A

		UAR Liquidating Inc.	N/A	N/A

		USI Chemicals International Inc.	N/A	N/A

		USI Credit Corp.	N/A	N/A

		USI Puerto Rico Properties, Inc.	N/A	N/A

		Walter Kidde & Company, Inc.	N/A	N/A

		Wyatt Industries, Inc.	0.00%	Impaired; Not entitled to vote (deemed to reject)

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
7-C	General Unsecured Claims and Senior/Bridge Guarantee Claims Against Millennium Specialty Chemicals (“MSC”), Millennium Petrochemicals Inc. (“MPI”) and Millennium US Op Co LLC (“MPCO”) (estimated $96 million – $186 million plus the Senior/Bridge Guarantee Claims)	In full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, and as a compromise and settlement of the items set forth in Section 3.5 of the Lender Litigation Settlement, (i) each holder of an Allowed Senior/Bridge Guarantee Claim against MSC, MPI and MPCO will receive, in the aggregate, Class A Shares valued at $195 million and (ii), in compromise and settlement of the intercompany claims between Millennium America Inc. and MPI and between Millennium America Inc. and MSC, (1) the holders of Allowed General Unsecured Claims against MPI will receive Class A Shares valued at $57.6 million, (2) the holders of Allowed General Unsecured Claims against MSC will receive Class A Shares valued at $4.4 million;[12] provided, however, the maximum value distributable to holders of Allowed General Unsecured Claims against MPCO will be $0, against MPI will be $213,935,341 and against MSC will be $71,578,926 (or such other value as may be ascribed to these entities by the Bankruptcy Court at the Confirmation Hearing); provided further, however that (i) in the event the Allowed General Unsecured Claims against MPI are less than $89 million, the value of Class A Shares to be distributed to holders of such Claims will be reduced by $20.00 for every $100.00 that such Claims are less than $89 million, and such reduction will increase the number of Class A Shares to be received by the holders of Senior/Bridge Guarantee Claims against MPI, and (ii) in the event the Allowed General Unsecured Claims against MSC are less than $19 million, the value of Class A Shares to be distributed to holders of such Claims will be reduced by $20.00 for every $100.00 that such Claims are less than $19 million, and such reduction will increase the number of Class A Shares to be received by the holders of Senior/Bridge Guarantee Claims against MSC; provided further that the Specified Millennium Noteholders have executed plan support agreements before 9:45 a.m. on March 11, 2010 and such agreements have not been breached or terminated thereafter by a Specified Millennium Noteholder, (b) the Millennium Notes Trustee has not objected to or appealed the approval of the Lender Litigation Settlement, (c) the Millennium Notes Trustee has not objected to confirmation of the Plan or appealed the order confirming the Plan (in each case, so long as the Plan is consistent with and effectuates the Lender Litigation Settlement), and (d) the Millennium Notes Trustee has taken no further action, directly or indirectly, to prosecute the Millennium Notes STN Motion (the “Millennium Notes Plan Conditions”), holders of Allowed General Unsecured Claims against MPI will receive Class A Shares valued at $60.4 million, holders of Allowed General Unsecured Claims against MSC will receive Class A Shares valued at $14.6 million, and holders		Impaired; Entitled to vote

[12]

As set forth in Section 4.10 of the Plan, the holders of Millennium Notes Claims will receive Class A Shares valued at $28 million or as adjusted in Section 4.10 of the Plan that would otherwise be distributed to holders of General Unsecured Claims against MSC and MPI.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status

of Senior/Bridge Guarantee Claims against MPI or MSC will receive, in the aggregate, Class A Shares valued at $210 million, and the reductions contemplated in the preceding proviso in the event that Allowed General Unsecured Claims are below stated amounts will not apply; provided further that for every $1 of distribution (which may be in the form of Class A Shares) distributed on account of Senior/Bridge Guarantee Claims in this Class 7-C, the holders of Senior Secured Claims will receive 100% of such distribution and the Bridge Lenders will receive 0% of such distribution and (ii) its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that there will be no distribution of any portion of the Settlement Consideration (other than Excess Recoveries) on account of Senior/Bridge Guarantee Claims; and provided further that holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration will have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration in whatever form it so elected will depend on the elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) will reflect an agreement that such non-electing creditor will receive its Settlement Pro Rata Share of Settlement Consideration. For the avoidance of doubt, nothing in this Section (other than as otherwise set forth above) will in any way reduce, modify or otherwise adversely impact the value of the recovery to the holders of Bridge Loan Claims.

Notwithstanding anything to the contrary contained in the Plan, holders of Allowed General Unsecured Claims (but not the holders of the Senior/Bridge Guarantee Claim) against MPCO, MPI and MSC, in addition to receiving the value set forth above, will participate in the Settlement Consideration but only until such time as they are paid in full their Allowed Base Claim Amount plus their Post-Effective Date Interest Amount; thereafter, Settlement Consideration will be allocated only among remaining holders of Allowed General Unsecured Claims. For the avoidance of doubt, to the extent the Bankruptcy Court ascribes a different value to MSC, MPI or MPCO than that listed in this Section, the distributions set forth in this Section will be adjusted proportionately.

See Exhibit A-8 of the Plan for the estimated recovery percentages for each of MPI, MSC and MPCO, estimated General Unsecured Claims and Senior/Bridge Guarantee Claims against each entity, and the estimated value attributable to each entity.

The ARCO/Equistar Settlement Pro Rata Allocation will be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory will not change, but each holder of an Allowed Senior Secured Claim within that subcategory will be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

		Millennium Petrochemicals Inc. [13]	80.2%*	Impaired; Entitled to vote

		Millennium Specialty Chemicals Inc.[14]	39.3%*	Impaired; Entitled to vote

		Millennium US Op Co LLC	16.8%*	Impaired; Entitled to vote

7-D	General Unsecured Claims and Senior/Bridge Deficiency Claims Against Schedule III Obligor Debtors (estimated $259 million – $291 million plus the Senior/Bridge Deficiency Claims)

Each holder of an Allowed General Unsecured Claim and Senior/Bridge Deficiency Claim against MCI will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against MCI, (i) beneficial trust interests in the Millennium Custodial Trust, which will entitle such holder to its Pro Rata Share of recoveries with respect to the assets of the Millennium Custodial Trust, including any recovery by MCI as a result of its direct or indirect ownership interest in its direct and indirect subsidiaries and (ii) its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that there will be no distribution of any Settlement Consideration on account of the Senior/Bridge Deficiency Claims and the Senior/Bridge Deficiency Claims will not be entitled to any recovery from the Settlement Consideration. See Section IV.C.1 herein for a detailed description of the Millennium Custodial Trust.

Each holder of an Allowed General Unsecured Claim and Senior/Bridge Deficiency Claims against any other Schedule III Obligor Debtor will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, (i) a contractual right under the Plan from the applicable MCI Subsidiary entitling the holder to a potential payment up to the amount of such holder’s Allowed Claims against the MCI Subsidiary on the Effective Date and (ii) solely with respect to Allowed General Unsecured Claims (but not Senior/Bridge Deficiency Claims) its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that the holders of Millennium Notes Claims will receive

Impaired; Entitled to vote

*	16.8 percentage points of this recovery is on account of the Settlement Consideration, and accordingly, the holders of Senior/Bridge Guarantee Claims at this Class do not participate in that portion of the recovery, but share pro rata in any recovery in excess of the proceeds from the Settlement Consideration (and in any Excess Recoveries).
[13]

Assets available to general unsecured creditors is net of $81,294,863 DIP and Professional Fee Allocation; $877,730 Secured Claims (midpoint); $5,547,957 Administrative Claims (midpoint); $368,430 Priority Tax Claims (midpoint); and $18,522 Priority Non-Tax Claims (midpoint).

[14]

Assets available to general unsecured creditors is net of $26,935,969 DIP and Professional Fee Allocation; $12,563 Secured Claims (midpoint); $1,923,162 Administrative Claims (midpoint); and $1,436 Priority Tax Claims (midpoint).

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status

Settlement Consideration only as described in the next paragraph; provided further that, subject to the foregoing proviso, holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration will have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration in whatever form it so elected will depend on the elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) will reflect an agreement that such non-electing creditor will receive its Settlement Pro Rata Share of Settlement Consideration; provided further, however, that for every $1 of distribution distributed on account of the Senior/Bridge Deficiency Claims in this Class 7-D, the holders of Senior Secured Claims will receive 100% of such distribution and the Bridge Lenders will receive 0% of such distribution. For the avoidance of doubt, nothing in this Section (other than as set forth above) will in any way reduce, modify or otherwise adversely impact the value of the recovery to the holders of Bridge Loan Claims. For the avoidance of doubt, there will be no distribution of any Settlement Consideration on account of the Senior/Bridge Deficiency Claims and the Senior/Bridge Deficiency Claims will not be entitled to any recovery from the Settlement Consideration except with respect to Excess Recoveries.

In addition to the consideration in clause (i) of the preceding paragraph plus the Settlement Pro Rata Share of the consideration set forth in clauses (iii), (iv) and (v) of the defined term “Settlement Consideration,” in settlement of all issues related to the Millennium Notes, the holders of the Millennium Notes Claims will receive, on the Effective Date, distributions in an amount equal to $85.420 million, which will be provided 50% in Cash and 50% in Class A Shares. To effect this $85.420 million distribution:

(x) The holders of the Millennium Notes Claims will receive their Settlement Pro Rata Share of the Fixed Settlement Plan Consideration;

(y) $15.0 million in Cash of the Fixed Settlement Plan Consideration otherwise allocated to the holders of 2015 Notes Claims will be distributed to the holders of the Millennium Notes Claims and to the extent provided in Section 3.30 of the Lender Litigation Settlement Agreement; and

(z) In further compromise and settlement of any and all disputes they may have regarding the Millennium Notes Indenture, and in compromise and settlement of the Intercompany Claims between Millennium America Inc. and MPI and between Millennium America Inc. and MSC, the holders of Millennium Notes Claims will receive Class A Shares valued at $28 million that would otherwise be distributed to holders of General Unsecured Claims against MSC and MPI; provided, however, that the amount to be received by the holders of Millennium Notes Claims pursuant to the preceding clause (the “MPI/MSC Allocation”) will be adjusted such that the amount distributed pursuant to (x) above, plus $15 million (pursuant to (y) above), plus the MPI/MSC Allocation equals $85.420 million and compensating adjustments will be made on a proportional basis to the amounts to be received by holders of Allowed General Unsecured Claims against MPI and by holders of Allowed General Unsecured Claims against MSC.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status

; provided, however, that to the extent the Millennium Notes Plan Conditions are not satisfied or waived, the holders of Millennium Notes Claims shall not be entitled to a distribution pursuant to clauses (y) or (z) above.

See Exhibit A-9 to the Plan for the estimated recovery percentages for each Schedule III Obligor Debtor, estimated General Unsecured Claims against each Schedule III Obligor Debtor, and the estimated value attributable to each Schedule III Debtor.[15]

The ARCO/Equistar Settlement Pro Rata Allocation will be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory will not change, but each holder of an Allowed Senior Secured Claim within that subcategory will be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

		Millennium America Holdings Inc.	16.8%**	Impaired; Entitled to vote

		Millennium America Inc.	16.8%[16]**	Impaired; Entitled to vote

		Millennium Chemicals Inc.	16.8%**	Impaired; Entitled to vote

		Millennium Petrochemicals GP LLC	16.8%**	Impaired; Entitled to vote

		Millennium Petrochemicals Partners, LP	16.8%**	Impaired; Entitled to vote

		Millennium Worldwide Holdings I Inc.	16.8%**	Impaired; Entitled to vote

[15]

Although certain of the Schedule III Debtors have Allowed Administrative Expenses (including professional fees), Other Secured Claims, Priority Tax Claims and Priority Non-Tax Claims allocable to such Schedule III Debtor, such Claims will be paid or otherwise afforded the treatment set forth in the Plan by the non-Schedule III Debtors as part of the consideration for the releases that the Schedule III Debtors are granting to the non-Schedule III Debtors pursuant to the Plan.

**	16.8 percentage points of this recovery is on account of the Settlement Consideration, and accordingly, the holders of Senior/Bridge Guarantee Claims at this Class do not participate in that portion of the recovery, but share pro rata in any recovery in excess of the proceeds from the Settlement Consideration (and in any Excess Recoveries). As set forth in Section 4.10 of the Plan, holders of General Unsecured Claims and Senior/Bridge Deficiency Claims against each Schedule III Obligor Debtor (other than MCI) will also be entitled to receive a contractual right from the applicable MCI Subsidiary. In addition, holders of General Unsecured Claims and Senior/Bridge Deficiency Claims against MCI will be entitled to receive a beneficial trust interest in the Millennium Custodial Trust.
[16]

If the Millennium Notes Plan Conditions are satisfied, holders of Millennium Notes Claims will receive additional value as part of the Lender Litigation Settlement as set forth in Section 4.10 of the Plan.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
8	2015 Notes Claims ($1.351 billion)	If (a) (1) the class of 2015 Notes Claims (Class 8) has voted to accept the Plan, (2) neither the 2015 Notes Trustee nor any member of the informal group of holders (and/or their respective investment managers) of 2015 Notes (the “2015 Notes Ad Hoc Group”) has objected to or appealed the Lender Litigation Settlement or appealed from the approval of the Lender Litigation Settlement, (3) neither the 2015 Notes Trustee nor any member of the 2015 Notes Ad Hoc Group has objected or appealed from confirmation of the Plan, or appealed the Confirmation Order (in each case as long as the Plan is consistent with and effectuates the Lender Litigation Settlement), and (b) (1) the 2015 Notes Trustee has taken no further action, directly or indirectly, to prosecute the adversary proceeding in the Chapter 11 Cases styled Wilmington Trust Company, as Trustee v. LyondellBasell Industries AF S.C.A., et al., Adversary No. 09-01501 (REG) (described more fully in Section III.J.2 hereof) (the “2015 Notes Adversary Proceeding”), and (2) neither the 2015 Notes Trustee nor any member of the 2015 Notes Ad Hoc Group has objected to any motions filed by the Debtors in the adversary proceeding in the Chapter 11 Cases styled Lyondell Chemical Company, et al., v. Wilmington Trust Company, as Trustee, Adversary No. 09-01459 (REG) (described more fully in Section III.J.1 hereof) (the “Debtors’ Injunction Litigation”) or taken any further action either in the Debtors’ Injunction Litigation or in the Bankruptcy Case with regard to the Debtors’ Injunction Litigation and (c) neither the 2015 Notes Trustee nor any member of the 2015 Notes Ad Hoc Group has breached the Lender Litigation Settlement Agreement ((a) - (c) collectively, the “2015 Notes Plan Conditions”),[17] the Debtors, as assignees as of the Effective Date of the rights and remedies of the Senior Secured Lenders and Bridge Lenders under the Intercreditor Agreement, will waive the contractual subordination and turnover provisions of the Intercreditor Agreement so that on the Effective Date, the holders of Allowed 2015 Notes Claims will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, and in settlement of the 2015 Notes Adversary Proceeding, their Settlement Pro Rata Share of the Settlement Consideration (and will not be entitled to receive any other distribution under the Plan); provided, however, that $15 million in Cash of the Settlement Consideration otherwise allocated to the holders of 2015 Note Claims will be distributed to the holders of the Millennium Notes Claims in settlement of the motion by the Millennium Notes Trustee seeking authority to pursue claims that the Debtors’ estates may have relating to the granting by certain Obligor Debtors of guarantees to the 2015 Notes Trustee [Docket No. 3073] (the “Millennium STN Motion”); and provided further that, subject to the foregoing proviso, holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration will have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration in whatever form it so elected will depend on the	0-15.7% plus any recovery from the Litigation Trust and Creditor Trust	Impaired; Entitled to vote

[17]

In the event holders of at least 66 2/3% in principal amount of the 2015 Notes Claims execute a plan support agreement, and so long as the holders of 2015 Notes Claims signatory to such plan support agreement(s) have not breached or terminated such agreement(s), clause (a)(1) of these 2015 Notes Plan Conditions will be of no force and effect.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status

elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) will reflect an agreement that such non-electing creditor will receive its Settlement Pro Rata Share of the Settlement Consideration. In addition, such vote will be deemed a direction to the 2015 Notes Trustee to dismiss with prejudice the 2015 Adversary Proceeding on the Effective Date. If any of the 2015 Notes Plan Conditions are not satisfied or waived on the Effective Date, holders of Allowed 2015 Notes Claims will not receive any distribution under the Plan by reason of enforcement by the Debtors of the subordination and turnover provisions of the Intercreditor Agreement and the recovery of the holders of 2015 Notes Claims as Settlement Consideration will be deemed turned over to the Reorganized Debtors. [18]

Regardless of whether or not the 2015 Notes Plan Conditions are satisfied or waived, on the Effective Date, (i) the rights and claims of holders of 2015 Notes Claims against Obligor Non-Debtors will be extinguished pursuant to Section 5.4 of the Plan and the Enforcement Sale in accordance with the terms of the Intercreditor Agreement, the 2015 Notes Indenture and the Plan, (ii) the holders thereof will, subject to the first paragraph of Section 4.11(b) of the Plan, be entitled to no recovery against Obligor Debtors or Obligor Non-Debtors by reason of the turnover provisions of the Intercreditor Agreement, and (iii) the holders thereof will be enjoined from taking any action against any Debtor or Non-Debtor Affiliate on account of any 2015 Notes Claim.

9	Securities Claims (estimated $0)	Holders of Securities Claims will not receive or retain any interest or property under the Plan on account of such Claims.	N/A	Impaired; Not entitled to vote (deemed to reject)

10	Subordinated Claims (estimated $0)	Holders of Subordinated Claims will not receive or retain any interest or property under the Plan on account of such Claims.	N/A	Impaired; Not entitled to vote (deemed to reject)

11	Equity Interests in LBFC ($0)	Equity Interests in LBFC will be cancelled on the Effective Date. No distribution of any kind will be made on account of Equity Interests in LBFC.	N/A	Impaired; Not entitled to vote (deemed to reject)

12	Equity Interests in LyondellBasell AF GP S.à.r.l. (“LBAFGP”) and LBIAF ($0)	As a result of the restructuring transactions, LBIAF’s interests in its indirect subsidiaries will be terminated in recognition of the fact that there is no net equity value to LBIAF in any of those interests. See Section IV.B.5 herein. Accordingly, because LBAFGP and LBIAF (and LBIAF’s sole direct subsidiary, Basell Funding S.à.r.l.) have no value, and no distribution of any kind will be made on account of Equity Interests in either LBAFGP or LBIAF. LBAFGP, LBIAF and Basell Funding S.à.r.l. will be dissolved post-emergence in accordance with applicable law.	N/A	Impaired; Not entitled to vote (deemed to reject)

[18]

In the event that the 2015 Notes Plan Conditions are not satisfied or waived and, accordingly, the Debtors exercise their turnover rights, any interests in the Litigation Trust and the Creditor Trust (except with respect to Assigned Preference Claims) that the Debtors receive as a result of the exercise of such turnover rights will be extinguished rather than held by the Debtors.

Class	Description	Treatment Under The Plan	Estimated Recovery*	Voting Status
13	Equity Interests in MCI and the Schedule III Debtors ($0)	Equity Interests in MCI will be transferred on the Effective Date to the Millennium Custodial Trust and cancelled after the sale of assets and distribution of proceeds by the Millennium Custodial Trust. No distribution of any kind will be made on account of Equity Interests in a Schedule III Debtor unless and until creditors of that Schedule III Debtor have been paid in full.	N/A	Impaired; Not entitled to vote (deemed to reject)

14	Equity Interests in Debtors (other than LBFC, LBAFGP, LBIAF and Schedule III Debtors) ($0)	At the election of New Topco, all Equity Interests in a Debtor held by a Debtor (i) will be unaffected by the Plan, in which case the entity holding an Equity Interest in such Debtor-subsidiary will continue to hold such Equity Interest in the applicable reorganized Debtor-subsidiary following the Effective Date, (ii) will be cancelled and new equity in the applicable reorganized Debtor will be issued pursuant to the Plan, or (iii) will be transferred pursuant to the Plan. In the case of Equity Interests in Basell Germany, which are held by LBIH, such Equity Interests will be unaffected by the Plan and LBIH will continue to hold such Equity Interest following the Effective Date. See Section IV.B.5 below in which more detail is provided with respect to the treatment of equity of the Debtors.	N/A	Unimpaired; Not entitled to vote (deemed to accept)

C.	Voting on the Plan and Subscribing to the Rights Offering

The Disclosure Statement Order approved certain procedures governing the solicitation of votes on the Plan from holders of Claims against and Equity Interests in the Debtors and subscription to the Rights Offering by Eligible Holders, which procedures are described below.

1.	Classes Entitled to Vote or Subscribe

Pursuant to the provisions of the Bankruptcy Code, only holders of claims or interests that are members of a class that (a) is “impaired” within the meaning of section 1124 of the Bankruptcy Code (an “Impaired Class”) and (b) is not deemed to have rejected a plan under section 1126(g) of the Bankruptcy Code, are entitled to vote to accept or reject a plan of reorganization. Classes of claims or interests that are not impaired under section 1124 of the Bankruptcy Code are conclusively presumed to have accepted a plan and are not entitled to vote to accept or reject the plan. Impaired Classes of which the members will receive no recovery under a plan are deemed to have rejected the plan under section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the plan.

Only holders of record of Claims or Equity Interests as of the date of the Disclosure Statement Order (i.e. March 11, 2010) that otherwise are entitled to vote to accept or reject the Plan have been sent a copy of this Disclosure Statement and an appropriately customized Ballot. Only Eligible Holders who are holders of record as of the Voting Record Date have been sent a Subscription Form.

As discussed above, under the Bankruptcy Code, holders of claims or interests whose claims or interests are not impaired are conclusively presumed to have accepted a proposed plan of reorganization. Conversely, any class whose claims or interests do not entitle the holders thereof to receive or retain property under a plan is deemed not to have accepted the plan. Only holders of Claims or Equity Interests in Classes that are classified in an Impaired Class and are entitled to receive or retain property under the Plan are permitted to vote to accept or reject the Plan. Under the Plan, Classes 3, 4, 5, 7-A, 7-C, 7-D and 8 and certain of the sub-classes in Classes 7-B are each an Impaired Class and, to the extent Claims and Equity Interests in those Classes are Allowed, the holders of those Claims or Equity Interests may be entitled to receive distributions under the Plan. As a result, those holders of Claims and Equity Interests are entitled to vote to accept or reject the Plan. In contrast, each of Classes 1, 2, 6, and 14 and certain of the sub-classes in Classes 7-B under the Plan are not an Impaired Class; consequently, holders of Claims in those Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan. Classes 9, 10, 11, 12 and 13 under the Plan are each an Impaired Class, and certain of the sub-classes in Classes 7-B are an Impaired Class, but the holders of the Claims or Equity Interests in such Classes are not entitled to receive distributions under the Plan; consequently, those Classes are deemed to have rejected the Plan and the members of those Classes are not entitled to vote to accept or reject the Plan.

2.	Votes Required for Acceptance of the Plan by a Class

Pursuant to the Bankruptcy Code, a class of claims is considered to have accepted a proposed plan of reorganization if the plan is accepted by more than one-half of the class members that actually voted on the plan, holding at least two-thirds in dollar amount of the claims in that class for which a valid ballot was submitted. Thus, for each of Classes 3, 4, 5, 7-A, 7-C, 7-D and 8 and certain of the sub-classes in Classes 7-B under the Plan, the Class will have accepted the Plan if, of the total number of Class members that vote, more than one-half vote to accept the Plan, and such majority of voters holds at least two-thirds of the total dollar amount of the Claims in that Class for which a Ballot was properly submitted.

Pursuant to the Bankruptcy Code, a class of equity interests is considered to have accepted a proposed plan of reorganization if the plan is accepted by holders of at least two-thirds in terms of dollar amount of the interests in that class for which a ballot was actually submitted.

3.	Tabulation of Votes

A vote to accept or reject the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not cast in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. A Ballot that does not indicate the acceptance or rejection of the Plan or that indicates both acceptance and rejection of the Plan will be counted as a vote for acceptance of the Plan. If the holder of a Claim or Equity Interest otherwise does not properly submit its Ballot, or that holder’s vote is disregarded, that holder and that holder’s Claim or Equity Interest will not be included in deciding whether the requisite number of Class members and amount of Claims or Equity Interests voted to accept or reject the Plan. If a Class is entitled to vote and no properly submitted Ballots are returned from such Class, the Class will be deemed to have accepted the Plan. For a more detailed description of the requirements for confirmation of the Plan, please see Section V.C of this Disclosure Statement.

If one or more of the Classes of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code, or both, without providing further notice to the holders of any Claim or Equity Interest. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of the plan by one or more Impaired Classes of claims or interests. Under that section, a plan may be confirmed if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class. Holders of Claims and Equity Interests should assume that, if one or more of the Classes of Claims or Equity Interests entitled to vote on the Plan reject the Plan, the Debtors will amend the Plan, as required, and request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code, or both, at the currently scheduled Confirmation Hearing (as defined herein). For a more detailed description of the requirements for confirmation of a plan that has been rejected by one or more classes, please see Section V.C.4 of this Disclosure Statement.

4.	Voting Instructions

If you are entitled to vote on the Plan, a Ballot is enclosed with this Disclosure Statement. If you are entitled to vote in more than one Class, you will receive separate Ballots for each Claim or Equity Interest entitled to vote, which must be used for each separate Claim and Equity Interest. Please refer to the Disclosure Statement Order for more specific instructions on voting on the Plan.

The Debtors recommend that you vote in favor of the Plan.

If you are an Eligible Holder entitled to subscribe in the Rights Offering, a Subscription Form will also be enclosed with the Disclosure Statement. If a Subscription Form is not included, you are not an Eligible Holder entitled to subscribe.

If you are a holder of record of a Claim entitled to vote:

Please vote and return your Ballot(s) and Subscription Form, if applicable, in accordance with the instructions set forth herein and in the instructions accompanying your Ballot(s) and Subscription Form, if applicable, to:

Lyondell Ballot Processing Center

c/o Financial Balloting Group

757 Third Avenue, 3rd Floor

New York, NY 10017

TO BE COUNTED, YOUR EXECUTED BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED AT THE ADDRESS ABOVE NO LATER THAN 4:00 P.M. (PREVAILING EASTERN TIME) ON APRIL 15, 2010 (THE “VOTING DEADLINE”). ANY BALLOT RECEIVED THAT IS NOT EXECUTED, DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL BE COUNTED AS A VOTE FOR ACCEPTANCE OF THE PLAN. DO NOT RETURN ANY OTHER DOCUMENTS WITH YOUR BALLOT. FACSIMILE BALLOTS WILL NOT BE ACCEPTED.

IF YOU ARE ENTITLED TO SUBSCRIBE, THE LAST DAY TO EXERCISE YOUR SUBSCRIPTION RIGHTS, IF APPLICABLE, IS APRIL 15, 2010 (THE “RIGHTS OFFERING EXPIRATION DATE”). TO EXERCISE THE SUBSCRIPTION RIGHTS, YOU MUST (A) RETURN A DULY COMPLETED SUBSCRIPTION FORM TO THE SUBSCRIPTION AGENT SO THAT SUCH FORM IS RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE RIGHTS OFFERING EXPIRATION DATE; AND (B) PAY IN CASH, BY WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS OR OTHERWISE, AN AMOUNT EQUAL TO THE FULL SUBSCRIPTION PURCHASE PRICE FOR THE NUMBER OF CLASS B SHARES ELECTED TO BE PURCHASED BY SUCH ELIGIBLE HOLDER, OR, IN THE CASE OF SECURITIES HELD THROUGH A BANK OR BROKERAGE FIRM, SEND THE SUBSCRIPTION FORM TO THE BANK OR BROKERAGE FIRM (OR FOLLOW SUCH FIRM’S DIRECTIONS WITH RESPECT TO SUBMITTING SUBSCRIPTION INSTRUCTIONS TO THE FIRM) WITH SUFFICIENT TIME FOR THE BANK OR BROKERAGE FIRM TO EFFECT THE SUBSCRIPTION THROUGH DTC ON OR PRIOR TO 5:00 P.M. (PREVAILING EASTERN TIME) ON THE RIGHTS OFFERING EXPIRATION DATE. IF THE SUBSCRIPTION AGENT FOR ANY REASON DOES NOT RECEIVE FROM A GIVEN ELIGIBLE HOLDER BOTH A TIMELY AND DULY COMPLETED SUBSCRIPTION FORM AND TIMELY PAYMENT OF SUCH HOLDER’S SUBSCRIPTION PURCHASE PRICE, SUCH ELIGIBLE HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THE RIGHTS OFFERING.

If you hold your Claim through a nominee:

Holders of Senior Secured Claims, Bridge Loan Claims, 2015 Notes Claims or Millennium Notes Claims who are the beneficial owners of the Senior Secured Claims, Bridge Loan Claims, 2015 Notes Claims or Millennium Notes Claims, as applicable, but hold those securities through a nominee who is the record holder of such security, must submit their votes as directed by the record holder or nominee. Record holders have two options for soliciting votes from their beneficial holders: (i) record holders may pre-validate a ballot by completing the first item in the ballot, executing the ballot and sending that pre-validated ballot to the beneficial holder with instructions for the beneficial holder to complete the remaining portions of the ballot and deliver it to the Voting Agent prior to the Voting Deadline, or (ii) record holders may send a ballot that is not pre-validated to the beneficial holder with instructions to complete all items in the ballot, execute the ballot and return the executed ballot to the record holder. In the case of clause (ii), the record holder will then tabulate on a master ballot all of the information contained in all of the ballots submitted to it by its beneficial holders, execute the master ballot and deliver the executed master ballot to the Voting Agent prior to the Voting Deadline. In the case of clause (ii), it is important that beneficial holders return their ballots to their record holder sufficiently in advance of the Voting Deadline to allow the record holder to prepare and submit its master ballot prior to the Voting Deadline. For more detailed instructions on the balloting procedures, see the voting instructions attached to the ballot enclosed with this Disclosure Statement.

5.	Inquiries

If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and either did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you believe you are an Eligible Holder entitled to exercise Subscription Rights and you either did not receive a Subscription Form, received a damaged Subscription Form or lost your Subscription Form, or if you have questions about the procedures for voting your Claim or Equity Interest or about exercising Subscription Rights, or about the packet of materials that you received, please contact Financial Balloting Group LLC (the “Voting Agent”), at 757 Third Avenue, 3rd Floor, New York, NY 10017, Attention: Lyondell Ballot Processing, or by telephone at (866) 329-9971.

If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact Cadwalader, Wickersham & Taft LLP, at One World Financial Center, New York, New York 10281, Attn: George A. Davis, Esq. and Andrew M. Troop, Esq., by telephone at (212) 504-6000 or by electronic mail at george.davis@cwt.com and andrew.troop@cwt.com.

D.	Confirmation Hearing

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will commence on April 23, 2010, beginning at 9:45 a.m. (prevailing Eastern time), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Courtroom 621, One Bowling Green, New York, New York 10004. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before April 14, 2010, at 4:00 p.m. (prevailing Eastern time). The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Subsequent to the Confirmation Hearing, the Bankruptcy Court may issue an Order confirming the Plan (the “Confirmation Order”).

E.	Overview of Chapter 11 Process

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of the debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor in property as of the commencement date. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the terms for satisfying claims against and equity interests in a debtor. Upon confirmation of a plan of reorganization, it is binding on the debtor, any issuer of securities under the plan, and any creditor or equity interest holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the reorganizing debtor from any debts that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

After a chapter 11 plan has been filed, holders of certain claims against and equity interests in a debtor are permitted to vote to accept or reject such plan. Before soliciting acceptances of the proposed plan, however, a debtor is required under section 1125 of the Bankruptcy Code to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.

The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code. This Disclosure Statement sets forth specific information regarding the pre-bankruptcy history of the Debtors (within the context of the greater LyondellBasell enterprise), the nature and progress of the Chapter 11 Cases, and the anticipated organizational and capital structure and operations of the Reorganized Debtors after confirmation of the Plan and emergence from chapter 11. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan, certain risk factors associated with the debt and equity securities that the Reorganized Debtors will issue to holders of certain Claims and Equity Interests, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process, the voting procedures that holders of Claims and Equity Interests entitled to vote must follow in order for their votes to be counted, and the subscription process and procedures that Eligible Holders entitled to exercise Subscription Rights must follow in order to exercise Subscription Rights.

II.	GENERAL INFORMATION ABOUT LYONDELLBASELL

The Debtors and each of their Non-Debtor Affiliates (listed in Schedule II hereto) form a consolidated business enterprise with operations around the world (such consolidated enterprise, “LyondellBasell“).

A.	Description and History of LyondellBasell’s Businesses

1.	Corporate History

LyondellBasell was created on December 20, 2007 when Basell AF S.C.A. (“Basell AF”) indirectly acquired all of the then-outstanding common shares of Lyondell Chemical Company (“Lyondell Chemical”) in an all-cash transaction pursuant to an agreement and plan of merger (the “2007 Merger”). As a result, Lyondell Chemical became a wholly-owned indirect subsidiary of Basell AF, which was renamed LyondellBasell Industries AF S.C.A. The merger created one of the world’s largest petrochemical companies, with significant global scale and leading product positions. Concurrently with the 2007 Merger, Lyondell Chemical sold certain of its non-U.S. subsidiaries to certain European subsidiaries of LBIAF. The purchase of Lyondell Chemical’s outstanding common stock and the assumption of debt and payment of related transaction costs resulted in a total purchase price of $20.873 billion, consisting of $12.371 billion in cash, $7.506 billion in retained and refinanced debt and $996 million in other costs. Certain aspects of the 2007 Merger are currently the subject of the Committee Litigation, which is discussed in more detail in Section III.K of this Disclosure Statement.

Prior to the merger, Lyondell Chemical was the third-largest independent, publicly-traded chemical company in North America. It was a large global manufacturer of chemicals and plastics, a refiner of heavy crude oil and producer of fuel products. Since its spin-off from Atlantic Richfield Company (“ARCO”) in 1989, the company had grown by strategic acquisitions of, among other assets, the chemicals and polymers businesses and/or subsidiaries of Arco, Millennium Chemicals Inc. (“MCI”), and Occidental Petroleum Corp., as well as the non-Lyondell Chemical shares of joint ventures such as Lyondell-CITGO Refining LP (which became Houston Refining LP (“Houston Refining”)).

Prior to the merger, the group of companies owned by Basell AF was the largest producer of polypropylene and advanced polyolefin products, a leading supplier of polyethylene and catalysts, and an industry leader in licensing polypropylene and polyethylene process technologies. The Basell group of companies was formed in September 2000 when BASF and Shell Chemicals combined their respective polypropylene businesses with their existing polyethylene joint venture. Access Industries, a privately-held, U.S.-based industrial group, subsequently acquired Basell AF in August 2005.

Throughout 2005 and 2006, Basell AF made a number of small acquisitions and divestitures, including the acquisition of (i) the remaining 50% interest it did not previously hold in its former joint venture Société du Craqueur de l’Aubette S.A. of France and of a naphtha cracker located at the Münchsmünster, Germany petrochemical site and (ii) the catalyst business of Akzo Nobel in Edison, New Jersey, which was later partially sold to W.R. Grace & Co. Additionally, Basell AF expanded its network of joint ventures across the Middle East and Central Europe.

2.	Scale and Scope of Business

The 2007 Merger created the third largest independent chemicals company in the world (based on 2007 revenues on a pro forma basis after giving effect to the 2007 Merger). For the year ended December 31, 2008, LyondellBasell’s revenues were $50.7 billion, with 55% of revenues attributable to North American operations, 38% to European operations, and 7% to operations in the rest of the world. As of December 31, 2008, total assets were $28.7 billion.

LyondellBasell is geographically diverse and has extensive global manufacturing, supply, technical, and commercial infrastructures. As of the Commencement Date, LyondellBasell (including its joint ventures) operated more than sixty facilities in nineteen countries, selling products in more than one hundred countries, and, at the close of the 2007 Merger, employed approximately 17,000 people worldwide. With the exception of Basell Germany Holdings GmbH (“Basell Germany”), LBIAF and LBAFGP, the Debtors comprise what is essentially the U.S. operations of LyondellBasell’s global, vertically integrated industrial business.

LyondellBasell operates in four reportable business segments: (i) fuels; (ii) chemicals; (iii) polymers; and (iv) technology and R&D. Each is described briefly below.

a.	Fuels

LyondellBasell’s fuels segment refines heavy, high-sulfur crude oil in the U.S. Gulf Coast, refines light and medium weight crude oil in southern France, and produces gasoline blending components at several of its olefins units and propylene oxide units in the U.S. and Europe. In 2008, LyondellBasell’s fuels segment generated operating revenues (excluding inter-company revenues) of $17 billion.

LyondellBasell’s oil refinery in Houston, Texas, operated by Debtor Houston Refining, is one of North America’s largest full conversion refineries capable of processing significant quantities of heavy, high-sulfur crude oil. This crude oil is more viscous and dense than traditional crude oil and contains higher concentrations of sulfur and heavy metals, making it more difficult to refine into gasoline and other high-value fuel products. However, it has historically been less costly to purchase than light, low-sulfur crude oil. Processing heavy, high-sulfur crude oil in significant quantities requires a refinery with extensive coking, catalytic cracking, hydrotreating and desulfurization capabilities, i.e., a “complex refinery.” The Houston refinery’s complexity enables it to operate in full conversion mode, processing approximately 268,000 barrels per day on a calendar day basis (normal operating basis), producing a slate of products that consists primarily of high-value, clean products, including gasoline, jet fuel and ultra low-sulfur diesel fuel. The Houston refinery’s products also include heating oil, lube oils (industrial lubricants, white oils and process oils), carbon black oil, refinery-grade propylene, petrochemical raw materials, sulfur, residual fuel, and petroleum coke. The Houston refinery has a Nelson Complexity Index of 11.4.

The products of the Houston refinery are marketed and sold in large commodity markets primarily in bulk on the U.S. Gulf Coast to other refiners, marketers, distributors and wholesalers at market-related prices, mostly under contracts with a term of one year or less, or else in the spot market. LyondellBasell also sells refined products purchased or received on exchange from other parties, which helps to optimize refinery supply operations and lower transportation costs. To meet market demands, LyondellBasell from time to time purchases refined products manufactured by others for resale to LyondellBasell’s customers; however, purchased volumes have not historically had a significant impact on profitability.

Most of the crude oil used as a raw material for the Houston refinery is purchased under a supply agreement with PDVSA-Petróleo, S.A. (“PDVSA Oil”), an affiliate of Petróleos de Venezuela S.A. (“PDVSA”), the national oil company of Venezuela. The contract with PDVSA Oil provides for the purchase and supply of 215,000 barrels per day of heavy, high-sulfur crude oil through July 31, 2011 and automatically renews annually subject to either party’s right to terminate at the end of a term by giving 12 months’ notice. The contract incorporates pricing determined by a formula reflecting published market indices, which is designed to be consistent with published prices for similar grades of crude oil.

In April 2008, LyondellBasell acquired the refinery and related business in Berre, France from Société des Pétroles Shell. The Berre refinery is designed to process light to medium weight crude oil and has a throughput of approximately 105,000 barrels per calendar day (normal operating basis). This refinery produces naphtha, vacuum gas oil, liquefied petroleum gas, gasoline, diesel, bitumen, heating oil, and other products, and also provides LyondellBasell with access to significant logistics assets, including pipeline access, storage terminals and harbor access to the Mediterranean Sea. The Berre refinery has a Nelson Complexity Index of 6.7.

The Berre refinery also provides raw material and site integration benefits for LyondellBasell’s olefins and polyolefins businesses in France, including the materials required for LyondellBasell’s nearby olefins cracker. Its remaining products are sold into local markets at market-related prices under contracts or in the spot market. Key customers of the Berre refinery include other refiners, marketers and distributors, and its products are primarily transported via pipelines and other infrastructure assets owned by LyondellBasell. Most of the crude oil used as a raw material for the Berre refinery is sourced from North Africa, Russia, the Caspian Sea region and West Africa.

LyondellBasell’s fuels segment also produces methyl tertiary butyl ether (MTBE) and alkylate,19 and ethyl tertiary butyl ether (ETBE).20 All three are derivatives of co-products of the propylene oxide and/or ethylene produced by LyondellBasell’s chemicals segment. In North America, LyondellBasell produces MTBE at two facilities in Texas and alkylate at one of those facilities. During early 2009, a third MTBE unit located at Chocolate Bayou, Texas was shut down indefinitely. In Europe, LyondellBasell produces MTBE and ETBE at facilities in Fos-sur-Mer, France and Botlek, The Netherlands. LyondellBasell sells its MTBE and ETBE under market-based sales agreements and in the spot market. LyondellBasell blends its alkylate into gasoline and also sells it under short-term contracts and in the spot market.

Substantially all refiners and blenders have discontinued the use of MTBE in the U.S., partly as a result of U.S. federal governmental initiatives to increase use of bio-ethanol in gasoline as well as some state legislation to reduce or ban the use of MTBE. However, MTBE/ETBE demand for use in gasoline blending remains strong in the remaining global market. Accordingly, LyondellBasell markets MTBE produced in the U.S. for use elsewhere. LyondellBasell’s U.S.-based and European-based MTBE/ETBE plants generally have the flexibility to produce either MTBE or ETBE to accommodate market needs. LyondellBasell produces ETBE in Europe to address Europe’s growing demand for bio-based fuels. Since the discontinuation of MTBE use in the United States, LyondellBasell completed a project to convert its MTBE unit at Channelview, Texas to ETBE production. A substantial portion of the ETBE production from that unit has been committed for sale to the Asian Market.

b.	Chemicals

LyondellBasell is a leading manufacturer of chemicals that serve as the key building blocks for the petrochemicals industry, as well as the raw materials for its own polymers business segment and other chemicals products. Products of LyondellBasell’s chemicals segment include (i) ethylene21 and its co-products, including propylene,22 butadiene,23 benzene,24 and toluene;25 (ii) ethylene derivatives, such as ethylene oxide (EO),26 ethylene

[19]	Both are high octane gasoline blending components.
[20]	ETBE is an ethanol-based alternative gasoline blending component.
[21]

Ethylene is used as a raw material to manufacture polyethylene, EO, ethanol, ethylene dichloride, styrene, and VAM. LyondellBasell produces ethylene at six facilities in the U.S., four facilities in Europe and a joint venture facility in Saudi Arabia; in the U.S. it is generally consumed internally as a raw material in the production of derivatives and polymers, or is shipped by pipeline to customers, while in Europe it is generally consumed internally as a raw material in the production of polymers.

[22]

Propylene is used to produce polypropylene, acrylonitrile, and PO. LyondellBasell produces propylene at seven sites in the U.S. and three sites in Europe. In addition, a LyondellBasell joint venture, SPC, produces propylene at a propane dehydrogenation (PDH) plant in the Middle East. LyondellBasell uses propylene internally as a raw material for production of glycol (EG),27 EO derivatives,28 and ethanol;29 (iii) propylene oxide (PO)30 and derivatives and co-products, such as styrene monomer (SM),31 tertiary butyl alcohol (TBA), TBA derivative isobutylene,32 propylene glycol (PG),33 propylene glycol ethers (PGE),34 and butanediol (BDO);35 (iv) acetyls and related products, such as vinyl acetate monomer (VAM),36 acetic acid,37 and methanol;38 and (v) flavors and fragrances.39 In 2008, LyondellBasell’s chemicals segment generated operating revenues (excluding inter-company revenues) of $15 billion.

PO and polypropylene; excess volume is sold under multi-year contracts. In addition, pursuant to a 15-year propylene supply arrangement entered into by Equistar in 2003 with a subsidiary of Sunoco, Inc., LyondellBasell supplies 700 million pounds of propylene annually to Sunoco.

[23]

Butadiene is used to manufacture styrene-butadiene rubber and polybutadiene rubber, which are used in the manufacture of tires, hoses, gaskets, and other rubber products. Butadiene is also used in the production of paints, adhesives, nylon clothing, carpets, paper coatings, and engineered plastics. LyondellBasell produces butadiene and aromatics (benzene and toluene) at three sites in the U.S. and two sites in Europe. LyondellBasell generally sells its butadiene under multi-year contracts.

[24]

Benzene is used to produce styrene, phenol and cyclohexane, which are used in the production of nylon, plastics, synthetic rubber, and polystyrene (used in insulation, packaging and drink cups). LyondellBasell generally uses its benzene internally as a raw material for production of styrene.

[25]

Toluene is used as an octane enhancer in gasoline, as a chemical raw material for benzene and/or paraxylene production, and as a core ingredient in toluene diisocyanate, a compound used in urethane production. LyondellBasell generally blends its toluene into gasoline. Of the toluene production that is not consumed internally, most is sold under annual contracts.

[26]

EO is used to produce surfactants, industrial cleaners, cosmetics, emulsifiers, paints, heat transfer fluids, and EG. EO and EG typically are sold under multi-year contracts, with market-based pricing. EO or EO equivalents, and EO’s primary derivative, EG, are produced at a facility located in Bayport, Texas. In addition, PD Glycol, a partnership between E.I. DuPont de Nemours and Company, and one of its subsidiaries (collectively, “DuPont”), and Equistar, holds an idled EO/EG facility in Beaumont, Texas. The Beaumont facility was damaged by Hurricane Ike in September 2008 and has not operated since. Due to the significant capital that would be required to repair this facility, the management of Equistar and DuPont agreed to initiate the dissolution of the PD Glycol partnership. By order dated August 11, 2009, the Bankruptcy Court approved an agreement between Equistar, DuPont and PD Glycol, which provided, among other things, that (i) certain agreements between Equistar, DuPont and PD Glycol are rejected; (ii) Equistar’s general partnership interest in PD Glycol is converted into a limited partnership interest; and (iii) PD Glycol shall be dissolved as expeditiously as commercially practicable.

[27]	EG is used to produce polyester fibers and film, polyethylene terephthalate (PET) resin, heat transfer fluids, and automobile antifreeze.
[28]

EO derivatives include ethylene glycol ethers and ethanolamines, and are used to produce paints and coatings, polishes, solvents, and chemical intermediates. LyondellBasell’s facility in Bayport, Texas produces EO derivatives, principally EG ethers and ethanolamines, which are sold primarily into the solvent and distributor markets at market prices.

[39]	The ethanol produced by LyondellBasell is used in the production of solvents as well as household, medicinal, and personal care products.
[30]	PO is a key component of polyols, PG, PGE, and BDO.
[31]	SM is used to produce plastics, such as expandable polystyrene for packaging, foam cups and containers, insulation products and durables, and engineering resins.
[32]	Isobutylene is used in manufacturing synthetic rubber and fuel and lubricant additives, such as MTBE and ETBE.
[33]	PG is used to produce unsaturated polyester resins for bathroom fixtures and boat hulls, lower toxicity antifreeze, coolants and aircraft deicers, cosmetics, and cleaners.
[34]	PGE are used as solvents for paints, coatings, cleaners, and a variety of electronics applications.
[35]	BDO is used in manufacturing engineering resins, films, personal care products, pharmaceuticals, coatings, solvents, and adhesives.
[36]

VAM is a petrochemical product used in producing polymers products used in adhesives, water-based paint, textile coatings, and paper coatings. It is manufactured by LyondellBasell at a facility in La Porte, Texas, and consumed internally, sold worldwide generally under multi-year contracts, and sold on a spot basis.

[37]

Acetic acid is a raw material used to produce VAM, terephthalic acid (used to produce polyester for textiles and plastic bottles), industrial solvents, and a variety of other chemicals. Manufactured at LyondellBasell’s facility in La Porte, Texas, it is consumed internally, sold worldwide generally under multi-year contracts, and sold on a spot basis.

Ethylene is the most significant petrochemical in terms of worldwide production volume, and is the key building block for polyethylene and a large number of other chemicals, plastics and synthetics. Ethylene and its co-products and derivatives are fundamental to many segments of the economy, including the production of consumer products, packaging, housing and automotive components and other durable and nondurable goods. LyondellBasell at times purchases ethylene, propylene, benzene and butadiene for consumption or resale, when necessary, to satisfy internal and/or customer demand for these products above production levels. Volumes of ethylene, propylene, benzene and butadiene purchased for resale can vary significantly from period to period; however, purchased volumes have not historically had a significant impact on profits.

In the U.S., most of the ethylene and propylene production of LyondellBasell’s facilities in Channelview, Corpus Christi and La Porte is shipped via pipeline to numerous U.S. Gulf Coast consumers. The pipeline system, which is partially owned by LyondellBasell and partially leased, extends from Corpus Christi to Mont Belvieu to Port Arthur, Texas as well as into the Lake Charles, Louisiana area. In addition, exchange agreements with other producers of ethylene and its co-products allow access to customers who are not directly connected to this pipeline system. Some ethylene is shipped by rail car from Clinton, Iowa to Morris, Illinois and also to customers. A pipeline owned and operated by an unrelated party is used to transport ethylene from Morris, Illinois to Tuscola, Illinois. Butadiene, benzene, toluene and other products are distributed by pipeline, rail car, truck, barge or ocean-going vessel.

European ethylene and propylene production is generally either fully integrated with, or is transported via pipeline to, LyondellBasell’s polyethylene and polypropylene facilities in Europe.

Raw material cost is the largest component of the total cost for the production of ethylene and its co-products. The primary raw materials used are “heavy liquids,” including crude oil-based naphtha, gas oil, and condensate (a very light crude oil resulting from natural gas production), and natural gas liquids (NGLs) such as ethane, propane and butane. Heavy liquids requirements for LyondellBasell’s chemicals segment are sourced via a mix of contractual and spot arrangements (a portion also is obtained from the fuels segment). A large portion of the NGLs requirements is purchased via contractual arrangements from a variety of sources, but NGLs also are purchased on the spot market. The raw materials for ethylene and its co-products and derivatives are, in general, commodities with numerous bulk suppliers and ready availability at competitive prices. Historically, raw material availability for ethylene and its co-products and derivatives has not been an issue. In addition, in North America, LyondellBasell obtains its entire requirements for raw materials (acetic acid and ethylene) used to produce VAM from its internal production. LyondellBasell’s ethylene derivatives facilities also generally receive ethylene as raw material from LyondellBasell’s ethylene facilities via its pipeline system, pipelines owned by unrelated parties, or on-site production.

In addition to ethylene and its co-products, LyondellBasell produces large quantities of propylene oxide (PO) and its co-products and derivatives, chiefly SM, TBA, and TBA derivatives (including isobutylene, which is reported in the chemicals segment, and MTBE and ETBE, which are reported in the fuels segment). Production occurs principally at five facilities in Texas, two facilities in The Netherlands, one facility in Japan, and one facility in France.40 LyondellBasell produces and delivers its PO and co-products through sales agreements, processing agreements, spot sales, and product exchanges, and its PO derivatives through market-based sales contracts and spot sales. LyondellBasell consumes a significant portion of its internally-produced PO in the production of PO derivatives.

[38]

Methanol is a raw material used to produce acetic acid, MTBE, formaldehyde, and several other products. It is produced at a La Porte, Texas facility owned by La Porte Methanol Company, LyondellBasell’s 85%-owned joint venture with Linde. Each party to the joint venture receives its respective share of the methanol production. LyondellBasell’s acetyls business uses the methanol as a raw material for acetic acid, but also sells methanol under annual contracts and on a spot basis to large U.S. customers.

[39]

Flavors and fragrance chemicals include terpene-based fragrance ingredients and flavor ingredients, primarily for the oral care markets, and also include products used in applications such as chemical reaction agents, or initiators, for the rubber industry, and solvents and cleaners, such as pine oil, for the hard surface cleaner markets.

[40]	Certain of these facilities are owned and/or operated by joint ventures of a LyondellBasell entity with third parties.

LyondellBasell sells most of its SM production into the North American and European merchant markets and to European, Asian and South American export markets through long-term sales contracts and processing agreements. LyondellBasell also purchases SM for resale, when necessary, to satisfy customer demand; however, purchased SM volumes have not historically had a significant impact on profits. LyondellBasell converts most of its TBA to isobutylene and also sells some of its TBA into the market. LyondellBasell’s chemicals business generally sells the isobutylene to third parties under market-based sales agreements and in the spot market or uses the isobutylene internally as a raw material in the fuels business.

The primary raw materials used for the production of PO and its co-products and derivatives are propylene, isobutane, ethylene and benzene. In the U.S., LyondellBasell obtains a large portion of its requirements internally from its own ethylene and ethylene co-products facilities. Raw materials for the non-U.S. production of PO and its co-products and derivatives primarily are obtained from unrelated parties. LyondellBasell also has invested in facilities, or entered into processing agreements with unrelated parties, to convert normal butane, a widely available commodity, to isobutane.

The cost of these raw materials generally is the largest component of total production cost for PO and its co-products and derivatives. Generally, the raw material requirements for these businesses are purchased at market-based prices from numerous suppliers in the U.S. and Europe with which LyondellBasell has established contractual relationships, as well as in the spot market. The market prices of these raw materials historically have been related to the price of crude oil and its principal refinery derivatives, as well as market conditions. These raw materials are, in general, commodity chemicals with ready availability at competitive prices. Historically, raw material availability has not been an issue.

c.	Polymers

LyondellBasell is the world’s largest producer and marketer of polypropylene41 (approximately 15% of global capacity as of December 31, 2008) and a leading producer and marketer of polyethylene, including high density polyethylene (HDPE),42 low density polyethylene (LDPE)43 and linear low density polyethylene (LLDPE)44 and metallocene linear low density polyethylene (mLL). LyondellBasell also produces and markets other polyolefins45 and high-value specialty and advanced polyolefins products, such as propylene-based

[41]

Polypropylene is primarily used to manufacture fibers for carpets, rugs and upholstery; housewares; medical products; automotive interior trim, fascia, battery cases, running boards and bumpers; toys and sporting goods, technical clothing and performance fabrics; food packaging and bottle caps and closures.

[42]

HDPE is primarily used to manufacture grocery, merchandise and trash bags; food containers; plastic caps and closures; liners for boxes of cereal and crackers; plastic drink cups and toys; dairy crates; bread trays; pails for items from paint to fresh fruits and vegetables; safety equipment such as hard hats; house wrap for insulation; bottles for household and industrial chemicals and motor oil; milk, water, and juice bottles; large (rotomolded) tanks for storing liquids such as agricultural and lawn care chemicals; and pipe.

[43]

LDPE is primarily used to manufacture food packaging films; plastic bottles for packaging food and personal care items; dry cleaning bags; ice bags; pallet shrink wrap; heavy-duty bags for mulch and potting soil; boil-in-bag bags; coatings on flexible packaging products; and coatings on paper board used for drink cartons. Ethylene vinyl acetate is used to make a specialized form of LDPE used in foamed sheets, bag-in-box bags, vacuum cleaner hoses, medical tubing, clear sheet protectors and flexible binders.

[44]

LLDPE is primarily used to manufacture garbage and lawn-leaf bags; industrial can liners; housewares; lids for coffee cans and margarine tubs, dishpans, home plastic storage containers, kitchen trash containers; large (rotomolded) toys such as outdoor gym sets; drip irrigation tubing; wire and cable insulating resins and compounds used to insulate copper and fiber optic wiring, and film; shrink wrap for multi-packaging canned food; bag-in-box bags; produce bags; and pallet stretch wrap.

[45]

Polyolefins are a form of thermoplastics accounting for approximately two-thirds of worldwide demand for thermoplastics. Since their industrial commercialization, thermoplastics have found wide-ranging applications and continue to replace traditional materials such as metal, glass, paper and wood. LyondellBasell’s products are used in consumer, automotive and industrial applications ranging from food and beverage packaging to housewares and construction materials. Polyethylene is the most widely used thermoplastic, measured on a production capacity basis.

compounds, materials and alloys (PP compounds),46 Catalloy process resins,47 polybutene-1 (PB-1),48 thermoplastic elastomers, polyolefin tie layer resins, polyethylene wire and cable compounds, and polyolefin powder grades to meet global demand in consumer and industrial applications ranging from food and beverage packaging to housewares and construction materials. In 2008, LyondellBasell’s polymers segment generated operating revenues (excluding inter-company revenues) of $18 billion.

LyondellBasell produces polypropylene and polyethylene at 29 facilities worldwide, consisting of nine facilities in North America, 11 facilities in Europe, four facilities in Asia, two facilities in the Middle East (one of which started operations earlier this year), two facilities in Australia and one facility in South America.49 In addition, LyondellBasell owns a polyethylene facility in Münchsmünster, Germany that is currently being rebuilt following a fire in 2005. LyondellBasell’s Al-Waha Petrochemicals Ltd. (“Al-Waha”) joint venture commenced production at the new facilities in the Middle East in the third quarter of 2009. LyondellBasell also has a facility in Ohio that produces performance polymer compounds, which include enhanced grades of polypropylene and polyethylene.

LyondellBasell’s polypropylene and polyethylene are typically sold to an extensive base of established customers, under annual or multi-year contracts or else under customary terms and conditions without formal contracts. In North America, LyondellBasell had an exclusive marketing agreement with ConocoPhillips, pursuant to which LyondellBasell sold and marketed the polypropylene production from ConocoPhillips’ 775 million pound per annum facility at Bayway, New Jersey. This contract terminated at the end of 2009. On a worldwide basis, LyondellBasell typically has exclusive marketing arrangements with its joint ventures to sell and market polypropylene and polyethylene outside the country where such joint venture facility is located.

The vast majority of LyondellBasell’s polyolefins products sold in North America and Europe are sold through LyondellBasell’s three sales channels, which distinguish between commodity and specialty business models and allow a focused approach to meet customers’ needs by offering (i) a “no-frills” relationship for a limited range of commoditized products, (ii) standard services via a direct local sales presence for a broad range of commoditized products, for customers who value a traditional relationship and sales support, and (iii) a full-service relationship, including security of supply and a dedicated innovation project team that draws on the expertise and strength of LyondellBasell’s research and development organization for the high-growth and high-value application segments of the polyolefins market.

The principal raw materials used by LyondellBasell’s polyolefins business are propylene and ethylene. In Europe, LyondellBasell has the capacity, through its chemicals segment, to produce approximately 40% of the propylene requirements of its polypropylene business and in excess of 75% of the ethylene requirements of its polyethylene business. The remaining European propylene and ethylene requirements are purchased under long-term contracts with third-party suppliers at prices that are set monthly and are generally based on published market indicators, normally with discounts. In North America, LyondellBasell’s propylene and ethylene requirements are generally produced internally by LyondellBasell’s chemicals business segment, supplemented, in the case of propylene, by a few long-term contracts with third party suppliers.

[46]

PP compounds are specialty products produced from polypropylene products reinforced with additives. They are used to manufacture automotive interior and exterior trims, dashboards, bumpers and under-hood applications; base material for products and parts used in appliances; and anti-corrosion coatings for steel piping, wire and cable.

[47]

Catalloy process resins are superior resins produced using a unique technology and process allowing for very specific tailoring of the product properties. The patented process is proprietary LyondellBasell technology that is not licensed to third parties; as a result, LyondellBasell is the only manufacturer of Catalloy process resins. They are used primarily in specialty film applications and molded products; geomembranes and roofing materials; bitumen modification for roofing and asphalt applications; and automotive bumpers.

[48]

PB-1 resins are a unique family of highly flexible, strong and durable butene based polymers. LyondellBasell believes that it is the largest global producer of PB-1, a majority of which is used in pipe applications and for under-floor heating and thermo sanitary systems. PB-1 is not sold for use in these applications in North America. PB-1 is also used for seal-peel film; film modification; hot melt and polyolefin modification applications; consumer packaging; and adhesives.

[49]	Certain of these facilities are owned and/or operated by joint ventures of a LyondellBasell entity with third parties.

LyondellBasell manufactures PP compounds at five sites in Asia, four sites in Europe, three sites in the North America, two sites in South America, and one site in Australia.50 Among its Asian plants is a compounding plant near Guangzhou, China that commenced operations in 2008 and complements an existing plant in Suzhou, near Shanghai. LyondellBasell manufactures Catalloy process resins at two facilities in the U.S., one facility in Italy and one facility in The Netherlands. LyondellBasell also manufactures PB-1 at the same site in The Netherlands. LyondellBasell sells its advanced polyolefins, which often are tailored for specific customer applications, under annual and multi-year contracts.

Approximately 75% of the raw materials for LyondellBasell’s PP compounds are polypropylene and other polymers (primarily Catalloy process resins). Most monomers used as raw materials for Catalloy process resins and PB-1 are sourced from third parties.

d.	Technology and Research & Development

LyondellBasell’s technology and R&D business segment (i) develops and licenses leading polyolefins process technologies, including polypropylene process technologies relating to Spheripol (the most widely used polypropylene production process in the world), Spherizone, and Metocene, and polyethylene process technologies relating to Lupotech, Spherilene, and Hostalen; (ii) develops, manufactures and sells polyolefins catalysts, such as the Avant brand of catalysts; and (iii) licenses other selected chemical process technologies in the fields of olefins recovery, olefins conversion, aromatics extraction, and acetyls. Licensing of technologies has also enabled investment in joint ventures in high growth regions to broaden LyondellBasell’s global reach. LyondellBasell also uses its process technologies and catalysts, however, for its own polyolefin manufacturing operations. In 2008, LyondellBasell’s technology and R&D segment generated operating revenues of $434 million (excluding inter-company revenues).

Access to appropriate production process technology and catalysts is a key requirement for polyolefins producers. LyondellBasell’s ability to offer a complete polyethylene and polypropylene technology portfolio enables polyolefins manufacturers to have a single provider for polyolefins processes technologies and catalyst systems. For licenses involving these proven technologies, LyondellBasell typically receives the majority of its license fees in cash at or before the date of start-up of the licensed facility. Each license agreement includes long-term confidentiality provisions to protect the technology. A range of services can also be provided in addition to the basic license agreement, which may include project assistance, training, plant start-up assistance, and supply of resins produced by LyondellBasell for pre-marketing by the licensee. LyondellBasell also offers marketing and sales services.

LyondellBasell conducts research and development principally at its locations in Ferrara, Italy; Frankfurt, Germany; Newtown Square, Pennsylvania; and Cincinnati, Ohio. As of December 31, 2008, approximately 1,100 employees were directly engaged in research and development activities.

3.	Corporate Governance

LBIAF is a corporate partnership limited by shares organized under the laws of the Grand Duchy of Luxembourg. LBAFGP, its general partner, is a limited liability company organized under the laws of Luxembourg. Under Luxembourg law, LBAFGP is managed (and thus LBIAF is effectively managed) by a board of managers (the “Management Board”), which as of the Commencement Date consisted of seven persons.51 Under Luxembourg law, LBIAF is also supervised by a supervisory board (the “Supervisory Board”), which as of the Commencement Date consisted of six persons.52

[50]	Certain of these facilities are owned and operated by joint ventures of a LyondellBasell entity with third parties.
[51]	As of the Commencement Date, the seven members of the Management Board were: Volker Trautz, Ian Dunn, Edward Dineen, Anton de Vries, Cees Los, Bart de Jong, and Alan Bigman.
[52]	As of the Commencement Date, the six members of the Supervisory Board were: Len Blavatnik, Richard Floor, Kent Potter, Philip Kassin, Lincoln Benet, and Lynn Coleman.

Debtors organized under the laws of certain states in the United States are each managed by its own board of directors or general partner, as applicable. In some cases, persons currently serving on the managing body of a Debtor have also served on the Management Board. For purposes of efficiency and logistics in preparing for and commencing the Chapter 11 Cases, the managing bodies of most Debtors were modified to consist of, generally, the same few individuals.53

For a discussion of management and board changes that have occurred during the Chapter 11 Cases. See Section III.R below. For a description of the corporate governance structure(s) of Reorganized LyondellBasell. See Article VII below.

4.	Employees

As of December 31, 2009, LyondellBasell had approximately 14,860 full-time and part-time employees. Of these, approximately 6,120 (41%) were located in North America, approximately 7,750 (52%) were located in Europe and approximately 990 (7%) were in other locations.

As of September 11, 2009, approximately 1,000 of LyondellBasell’s employees located in North America were represented by labor unions. Of these union employees, approximately 50% are covered by a collective bargaining agreement between Houston Refining and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (the “Union”), which was to expire by its terms on January 31, 2009. Houston Refining believes it successfully negotiated an extension of the contract through January 30, 2012, but there was a dispute as to the precise terms of the no strike provision, and as a result of that dispute, the Union refused to sign the agreement despite ratification by 87% of its membership. Houston Refining filed an unfair labor practice charge with the National Labor Relations Board seeking to compel the Union signature. The NLRB Regional Director dismissed the charge, ruling that the Union and Houston Refining did not achieve “a meeting of the minds.” The Debtors appealed to the NLRB General Counsel, who affirmed there was “no meeting of the minds” and further ruled that, as a consequence, there is no 2009-2012 CBA. This ruling is final and not appealable. As a result of the decision of the NLRB General Counsel, the Debtors contended that union workers continued to work at Houston Refining in accordance with the terms (including terms of compensation) of the 2006-2009 collective bargaining agreement. The Union disagreed with Houston Refining’s representations with respect to the status of the collective bargaining agreement and the meaning of the NLRB’s determinations. The Union executed a memorandum of agreement on January 20, 2010 (the “2010 MOA”) which provides that the new collective bargaining agreement becomes effective on the date of the letter (January 20, 2010) and expires on January 31, 2012 (the “2010-2012 CBA”). Houston Refining thereafter executed the 2010 MOA.

Equistar Chemicals LP (“Equistar”) and the Union are parties to a collective bargaining agreement effective through May 31, 2011 governing the facility in Beaumont, Texas. All employees covered by the agreement were laid-off in April 2006, and there is currently a dispute as to whether Equistar Chemicals must arbitrate a grievance seeking severance benefits for the employees. See Section III.J.6 herein. The union filed a lawsuit in Bankruptcy Court to compel Equistar to arbitrate the grievance and Equistar filed a motion to dismiss. The Bankruptcy Court directed the parties to engage in settlement discussions; non-binding mediation may be ordered. If neither approach produces a resolution, the Court will rule on Equistar’s motion.

The vast majority of LyondellBasell’s employees in Europe are subject to staff council or works council coverage or collective bargaining agreements.

In addition to its own employees, LyondellBasell uses the services of independent contractors in the routine conduct of its businesses. LyondellBasell believes its relations with its employees are good.

[53]

Generally, as of the Commencement Date, the individuals were Edward Dineen, Bart de Jong, and Alan Bigman. Further modifications have been made and are anticipated in connection with the Debtors’ reorganization.

B.	The Debtors’ Prepetition Financing Arrangements

In connection with the 2007 Merger, certain of the Debtors and Non-Debtor Affiliates became obligated under several credit facilities, as borrowers and/or guarantors, as described below. Certain of the credit facilities are subject to various intercreditor agreements, some of which subordinate intercompany debt to debt incurred under the credit facilities, while others regulate the relationship between lenders (where they share collateral) and/or between direct and indirect obligors within the United States, Europe and the rest of the world.

1.	Senior Secured Credit Facility[54]

On December 20, 2007, BIL Acquisition Holdings Limited (which merged with and into Lyondell Chemical as part of the 2007 Merger), Debtor Basell Germany, and non-Debtors LyondellBasell Industries Holdings B.V. (“LBIH”) and Basell Finance Company B.V. (“Basell Finance”) became borrowers under a senior secured credit facility (as amended and restated, the “Senior Secured Credit Facility” and the governing credit agreement, the “Senior Secured Loan Agreement”) consisting of (i) a $2.0 billion Term Loan A facility due 2013, (ii) a $7.55 billion and €1.3 billion Term Loan B facility due 2014, and (iii) a $1.0 billion multicurrency revolving credit facility due 2013. The facility is guaranteed by LBIAF and certain Debtors and certain Non-Debtor Affiliates located throughout the world, and is secured by first priority interests, subject to the DIP Facilities’ priming first priority senior security interests, in substantially all present and after-acquired material assets of the Obligor Debtors and Obligor Non-Debtors, as well as first priority interests in the equity of certain Debtors and certain Non-Debtor Affiliates. The Debtors that are obligated under the Senior Secured Credit Facility, either as obligors or guarantors, but excluding Schedule III Debtors, are referred to herein as the “Obligor Debtors,” and the Non-Debtor Affiliates that are obligated under the Senior Secured Credit Facility, either as obligors or guarantors, but excluding Schedule III Debtors, are referred to herein as the “Obligor Non-Debtors.”

Other parties to the Senior Secured Credit Facility include Deutsche Bank Trust Company Americas (successor to Citibank, N.A.), as primary administrative agent; Deutsche Bank Trust Company Americas (successor to Citibank International plc), as European administrative agent; Citibank, N.A., as collateral agent; Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., Merrill Lynch, Pierce, Fenner & Smith Inc., ABN AMRO Inc., and UBS Securities LLC, as joint lead arrangers; and other lenders party thereto from time to time (collectively, the “Senior Secured Lenders”).

As of the Commencement Date, outstanding amounts due under the Senior Secured Credit Facility (including letters of credit and unpaid interest) aggregated approximately $12.1 billion, consisting of approximately $1.91 billion for amounts due under Term Loan A, approximately $9.23 billion for amounts due under Term Loan B, and approximately $994 million for amounts due under the revolving credit facility (including letters of credit and unpaid interest).

2.	Bridge Loan Facility

On December 20, 2007, Debtor LyondellBasell Finance Company (“LBFC”) became a borrower under an $8.0 billion interim loan facility (as amended and restated, the “Bridge Loan Facility,” and the governing credit agreement, the “Bridge Loan Agreement”) ranking pari passu with all of LBFC’s existing and future senior indebtedness and senior to all current and future subordinated indebtedness. On October 17, 2008, the Bridge Loan Facility was retranched into (i) $3.5 billion of fixed rate second lien loans, bearing interest at 12.0% (12.5% if a rate increasing event were to occur), (ii) $2.0 billion of floating rate second lien loans, and (iii) $2.5 billion of floating rate third lien loans. The Bridge Loan Facility is guaranteed by the Obligor Debtors and the Obligor Non-Debtors, and, subject to certain exceptions, is secured by second priority interests in the same collateral securing the Senior Secured Credit Facility.

[54]	Various aspects of the Senior Secured Credit Facility are being challenged by the Creditors’ Committee.

Other parties to the Bridge Loan Facility include Merrill Lynch Capital Corporation, as administrative agent; Citibank, N.A., as collateral agent; Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman Sachs Credit Partners, L.P., Citigroup Global Markets Inc., ABN AMRO Inc., and UBS Securities LLC, as joint lead arrangers (collectively, with respect to the Senior Secured Credit Agreement and the Bridge Loan Agreement, the “Arrangers”); and the lenders party thereto (collectively, the “Bridge Lenders”).

As of the Commencement Date, approximately $8.3 billion was outstanding under the Bridge Loan Facility (including unpaid interest and fees).

3.	Senior Secured Inventory-Based Credit Facility

On December 20, 2007, Debtors Lyondell Chemical, Houston Refining, Equistar, and Basell USA Inc. entered into a senior secured inventory-based credit facility maturing in December 2012 (as amended, the “Senior Secured Inventory-Based Credit Facility”). The facility was a revolving credit facility in a principal amount of the lesser of $1.0 billion (subsequently increased to $1.6 billion) or a borrowing base. The borrowers were jointly and severally liable for all obligations under the facility, which was secured by (i) first priority security interests in all accounts, inventory and related assets owned by each borrower that has granted a security interest to the lenders and other secured parties (subject to customary exceptions), and (ii) first priority pledges of all equity interests owned by each borrower that has granted a security interest to the lenders and other secured parties and all indebtedness owed to such borrower by non-Debtor LyondellBasell Receivables I, LLC and Debtor Basell Capital Corporation. The facility is also guaranteed (on an unsecured basis) by each U.S. subsidiary of each borrower under the facility that guarantees the obligations under the Senior Secured Credit Facility.

Other parties to the Senior Secured Inventory-Based Credit Facility included Citibank, N.A. as administrative agent and co-collateral agent; General Electric Capital Corporation as co-collateral agent; Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Merrill Lynch Capital Corporation, ABN AMRO Inc., and UBS Securities LLC, as arrangers; Citibank, N.A., JPMorgan Chase Bank N.A., and other banks, as issuers of letters of credit; Citibank, N.A., as inventory administrative agent; and certain lenders party thereto.

As of the Commencement Date, approximately $1.03 billion was outstanding under the Senior Secured Inventory-Based Credit Facility (including letters of credit and unpaid interest). In January 2009, the Senior Secured Inventory-Based Credit Facility was terminated and all amounts outstanding thereunder were repaid from the proceeds of the Bankruptcy Court approved postpetition financing (the “DIP Financing”) (other than the letters of credit, which were either backstopped with a new letter of credit issued under the DIP ABL Facility (described below) or deemed issued under the DIP ABL Facility).

4.	Asset-Based Receivables Facility

On December 20, 2007, Lyondell Chemical, as servicer, and non-Debtor LyondellBasell Receivables I, LLC, as seller, entered into a $1.15 billion accounts receivable securitization facility maturing in December 2012 (as amended, the “Asset-Based Receivables Facility”), with respect to substantially all of the receivables of Lyondell Chemical, Equistar and Houston Refining.

Other parties to the Asset-Based Receivables Facility included Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Merrill Lynch Capital Corporation, ABN AMRO Inc. and UBS Securities LLC, as arrangers, Citibank, N.A. or an affiliate, as administrative agent and asset agent; and certain purchasers party thereto.

As of the Commencement Date, approximately $505 million (including accrued yield) of receivables under the Asset-Based Receivables Facility were outstanding. In January 2009, the facility was refinanced in full from the proceeds of the DIP Financing.

5.	Access Facility

On March 27, 2008, Lyondell Chemical and non-Debtor Basell Finance entered into a $750 million Access Revolving Credit Facility with AI International S.à.r.l. (successor to Access Industries Holdings LLC), an affiliate of Access Industries. Access Industries Holdings LLC honored the first request to borrow under the facility for $300 million when made on October 15, 2008, and this amount was repaid in three installments on October 16, 17, and 20, 2008. AI International refused the Debtors’ second request to borrow the entire amount available under the facility when a request was made on December 30, 2008.

6.	Receivables Securitization Programs

a.	European Receivables Securitization Program

Basell Sales & Marketing Company BV (“BS&M”) and Lyondell Chemie Nederland BV (“Lyondell Chemie”) have a joint receivables securitization program which provides funding of up to €450 million to certain of LBIAF’s European subsidiaries (the “European Securitization Program”). Receivables generated by certain of LBIAF’s operating companies in Europe are transferred on a daily basis to a bankruptcy remote special purpose entity to support the funding provided by various commercial lenders. The transactions cover most of LBIAF’s eligible receivables generated in Europe from European customers. BS&M and Lyondell Chemie each acts as servicer for the collection and administration of receivables and at the same time receive a price for the newly generated receivables sold to the special purpose entity. Each of BS&M and Lyondell Chemie is required to comply with covenants related to the conduct of its business and the nature of the receivables sold under the program. Non-compliance with any of these or other covenants could constitute a default potentially resulting in a termination of the program.

On December 1, 2009, the Bankruptcy Court entered an order, among other things, authorizing LBIAF to execute a deed of amendment to extend the maturity date of the European Securitization Program from December 15, 2009 to February 3, 2010 (or up to a maximum of 21 days thereafter, subject to the terms and conditions of the DIP Financing). On December 8, 2009, the deed of amendment became effective.

As of December 31, 2009, approximately $377 million was funded under the European receivables securitization program.

b.	North American Receivables Securitization Program

In January 2009, Basell USA Inc.’s $200 million North American accounts receivable securitization program was terminated and all outstanding amounts thereunder were repaid from proceeds of the DIP Financing. On January 6, 2009, approximately $115 million of receivables were outstanding (including accrued yield).

7.	Various Notes and Debentures

a.	ARCO 2010 and 2020 Debentures

Lyondell Chemical is obligated under certain 10.25% debentures due 2010 (the “ARCO Notes Indenture”), in the principal amount of $100 million, and 9.8% debentures due 2020, in the principal amount of $225 million, as these obligations were assumed by Lyondell Chemical in connection with the acquisition of ARCO Chemical Company in January 2000 (the “ARCO Notes”). The ARCO Notes were initially unsecured, but were entitled to equal and ratable treatment if Lyondell Chemical incurred secured debt. Accordingly, as a consequence of the financing put in place in conjunction with the 2007 Merger, the ARCO Notes are now equally and ratably secured by property held directly by Lyondell Chemical that also secures the Senior Secured Credit Facility and the Bridge Loan Facility. On January 6, 2009, approximately $336 million of ARCO Notes were outstanding (including accrued interest).

b.	Equistar 2026 Notes

Equistar is obligated under certain 7.55% senior notes due 2026 (the “Equistar Notes Indenture”) in the principal amount of $150 million (the “Equistar Notes”). The Equistar Notes were initially unsecured, but were entitled to equal and ratable treatment if Lyondell Chemical incurred secured debt. Accordingly, as a consequence of the financing put in place in conjunction with the 2007 Merger, the Equistar Notes are now secured by certain property of Equistar that also secures the Senior Secured Credit Facility and the Bridge Loan Facility. Lyondell Chemical is obligated under these notes as a guarantor (on an unsecured basis). On January 6, 2009, approximately $154 million of Equistar Notes were outstanding (including accrued interest).

c.	Millennium 2026 Notes

Debtor Millennium America Inc. is obligated under certain 7.625% senior unsecured notes due 2026 in the principal amount of $241 million (the “Millennium Notes”). Debtor Millennium Chemicals Inc. is obligated under these notes as a guarantor (on an unsecured basis). On January 6, 2009, approximately $244 million of Millennium Notes were outstanding (including accrued interest).

d.	2015 Notes

LBIAF is obligated under certain 8.375% senior notes due 2015 in the principal amounts of $615 million and €500 million (the “2015 Notes”). The 2015 Notes are unsecured and initially were not guaranteed, but if LBIAF incurred secured debt at any entity that guaranteed such debt, were entitled to guarantees. Accordingly, as a consequence of the financing put in place in conjunction with the 2007 Merger, the 2015 Notes are now guaranteed (on an unsecured and subordinated basis) by the Obligor Debtors and the Obligor Non-Debtors.55 The proceeds of the 2015 Notes were subsequently loaned (the “2015 High Yield Proceeds Loan”) to LBIH, which secured its repayment obligations thereunder with a second priority pledge of the proceeds of the 2015 Notes and 100% of the shares of non-Debtor Basell Funding S.à.r.l. As of April 24, 2009, approximately $651 million and €529 million of 2015 Notes were outstanding.

e.	2027 Notes

Basell Finance is obligated under certain fixed rate guaranteed notes due March 15, 2027 in the principal amount of $300 million, bearing interest at 8.1% (the “2027 Notes”). The 2027 Notes are guaranteed by LBIH. As of December 31, 2009, $300 million of 2027 Notes were outstanding (excluding accrued interest).

f.	Intercreditor Agreement

In connection with the closing of the 2007 Merger, the Obligor Debtors and Obligor Non-Debtors, as borrowers and guarantors under the Senior Secured Credit Facility, the Bridge Loan Facility and the 2015 Notes, entered into an intercreditor agreement dated as of December 20, 2007 (the “Intercreditor Agreement”) with, among others, the various agents and indenture trustees under such facilities and notes (as well as the ARCO Notes Trustee and the Equistar Notes Trustee).

The Intercreditor Agreement provides that outstanding indebtedness under the Senior Secured Credit Facility, the Senior Secured Inventory-Based Credit Facility, certain issuances of the notes described above and other debt will rank in right and priority of payment in the following order:

At LBIAF:

•

first, the guarantee by LBIAF of indebtedness under the (a) Senior Secured Credit Facility, (b) the Bridge Loan Facility (including any extended loans), (c) the Hedging Debt (as defined in the Intercreditor Agreement), (d) second lien notes and unsecured notes, as applicable, and LBIAF’s obligations under the 2015 Notes and the Hedging Debt; and

•	second, certain indebtedness to LBIAF’s shareholders and intercompany debt owed by LBIAF.

[55]

The guarantees of the 2015 Notes generally contain limitation language with respect to, among other things, financial assistance. As a matter of law in various non-U.S. jurisdictions, including specifically The Netherlands, the financial assistance carve out could result in the guarantees given by any Obligor Non-Debtor of that jurisdiction effectively not guaranteeing any amount due under the 2015 Notes.

At the subsidiaries of LBIAF:

•

first, the indebtedness under the Senior Secured Credit Facility, the Bridge Loan Facility (including any extended loans), the Hedging Debt, the Senior Secured Inventory-Based Credit Facility, second lien notes and unsecured notes, as applicable, pari passu;

•	second, the guarantees of the 2015 Notes and indebtedness under the 2015 High Yield Proceeds Loan; and

•	third, intercompany debt (other than any such debt incurred or owed by LBIAF).

The Intercreditor Agreement also sets forth lien subordination of the liens granted under the Bridge Loan Facility to the liens granted under the Senior Secured Credit Facility and includes turnover provisions limiting recoveries by certain parties to the agreement until amounts owed to senior parties under the Senior Secured Credit Facility, the Bridge Loan Facility, the second lien notes and the unsecured notes are discharged. Further, upon the occurrence of certain events described in the Intercreditor Agreement, the guarantees under the 2015 Notes, the 2015 High Yield Proceeds Loan and certain intercompany debt become subordinated in right of payment to other outstanding debt of LBIAF and its subsidiaries.

g.	ABL Intercreditor Agreement

In connection with the closing of the 2007 Merger, the parties to the Asset-Based Receivables Facility entered into an intercreditor agreement dated as of December 20, 2007 (the “ABL Intercreditor Agreement”), addressing the priorities and related rights as among (i) the Senior Secured Inventory-Based Credit Facility, (ii) the Asset-Based Receivables Facility with respect to receivables, assets and the collateral pledged to lenders under those facilities, and (iii) the other indebtedness that is subject to the Intercreditor Agreement.

C.	Events Leading to the Commencement of the Chapter 11 Cases

1.	Overview

The immediate cause of the filing of the Chapter 11 Cases on January 6, 2009 was a sudden loss of liquidity. In particular, the Debtors suffered a noticeable tightening in liquidity beginning in November 2008, which continued through mid-December 2008. This lack of liquidity resulted from a marked increase in the price of oil before the third quarter of 2008, which increased the costs of raw materials purchased by the Debtors, followed by a sharp reduction in the price of oil in the fourth quarter of 2008, which sharply reduced the Debtors’ borrowing base and, therefore, the amounts available under the Debtors’ working capital facilities. The liquidity squeeze was further amplified by a sharp decline in demand for the Debtors’ products due to the global economic crisis and by rapid deterioration of margins. In short, as 2008 ended, the Debtors had virtually run out of cash. Various longer-term economic and structural conditions, discussed below, also influenced the Debtors’ financial condition.

2.	Constrained Liquidity and Operational Setback

a.	Significant Debt

The Debtors incurred significant debt in the 2007 Merger. As a result, prior to the commencement of the Chapter 11 Cases, the Debtors required a significant amount of cash to service their indebtedness. In addition, available cash, access to additional capital and future business prospects were limited by the Debtors’ significant levels of debt and other financial obligations, restrictive loan covenants and the virtually unprecedented condition of the capital markets at the time. Ratings downgrades and the overall economic environment negatively impacted the availability of trade credit to the Debtors, further reducing the Debtors’ available liquidity. In part, the Debtors’ declining financial condition itself led to a tightening of trade credit.

b.	Volatile Commodity Prices

In the period leading up to the commencement of the Chapter 11 Cases, the Debtors faced highly volatile commodity prices for crude oil and other petroleum products, which are major inputs into the Debtors’ businesses. The price of crude oil rose dramatically over the first half of 2008, increasing the Debtors’ cash and working capital needs substantially (while simultaneously increasing the Debtors’ borrowing base). Due to intense competition, customer consolidation, and the weakening economic climate, however, the Debtors were frequently unable to pass these raw material cost increases along to customers. The extreme drop in oil and gas prices beginning in November 2008 conversely caused the Debtors’ securitized borrowing base to shrink, requiring major repayments in order for the Debtors to remain in compliance with the terms of their financings. Margins were further squeezed as higher priced inventories were expensed and pricing decreased.

c.	Global Recession

Macroeconomic factors, including a global recession and crisis in the credit markets, created severe hardships in 2008 for many businesses, including the Debtors. The petrochemicals industry historically has been cyclical, characterized by periods of capacity shortages and high margins, alternating with periods of excess capacity and low margins. In 2008, demand for most of the Debtors’ products weakened considerably due to the overall global economic slowdown. November and December 2008 were especially difficult for the Debtors, as many of their customers postponed orders while trying to reduce inventories. In part, this reflected reduced demand for final products, such as automobiles and construction supplies, for which the Debtors’ products are inputs. In addition, the global financial crisis reduced the ability of some customers of the Debtors to finance their businesses. As a result, notwithstanding declines in the price of crude oil, the Debtors’ margins on many of their products deteriorated. Moreover, additional global capacity for several of the Debtors’ products continued to come on line as a result of long-term projects by competitors.

d.	Natural Disasters

Downtime for maintenance at certain units of the Debtors’ oil refinery in Houston, Texas had to be extended due to the severe 2008 hurricane season, as well as a contractor accident in July 2008. During the maintenance period, the Houston refinery was forced to operate at substantially reduced rates and a suboptimized feedstock mix until the maintenance could be completed, which significantly reduced profitability. In September 2008, Hurricane Gustav and Hurricane Ike forced the Debtors temporarily to close their Houston refinery and most of their chemical plants along the Gulf Coast, costing the Debtors hundreds of millions of dollars in lost production and property damage.

3.	Restructuring Efforts

During 2008, the Debtors engaged in various efforts to reduce costs, working capital needs and discretionary spending, while maximizing liquidity and exploring ways to control costs in a difficult global economic environment.

In particular, the Debtors temporarily idled three Gulf Coast chemicals plants (representing 30% of the Debtors’ U.S. ethylene capacity and 25% of the Debtors’ U.S. propylene oxide capacity) and idled or reduced substantial polymers capacity and chemical derivatives capacity. In addition to similarly adjusting operating rates at other facilities globally to optimize working capital requirements, the Debtors evaluated strategic options with respect to asset utilization, including possible sales or other monetization of some assets. In September 2008, the Debtors completed the sale of their toluene diisocyanate business, including production assets in Pont de Claix, France, related inventories, contracts, customer lists and intellectual property, to specialty chemicals producer Perstorp Group for approximately $113 million. In addition, the Debtors accepted settlements of certain contracts and commercial disputes, resulting in monetizing approximately $300 million of contingent assets.

Furthermore, as part of general cost reduction efforts, the Debtors made reductions in the use of contractors and announced reductions in workforce. As of the Commencement Date, the Debtors and their Non-Debtor Affiliates employed approximately 17,000 people on a full-time or part-time basis worldwide, including more than 8,000 persons in the United States. During the pendency of the Chapter 11 Cases, the Debtors have made significant further reductions in their workforce and use of contractors.

4.	Decision to Commence the Debtors’ Chapter 11 Cases

Despite the steps taken by the Debtors, the combination of conditions prevailing in December 2008 overwhelmed the Debtors’ ability to operate under their existing credit facilities. Accordingly, the Debtors commenced chapter 11 proceedings beginning on January 6, 2009 to avail themselves of the opportunity to achieve both a financial restructuring and an operational restructuring, and thereby preserve the value of their businesses.

D.	Pending Litigation and Other Legal Matters

1.	Houston Refinery

On July 18, 2008, a crane installed at the Debtors’ oil refinery in Houston, Texas in connection with a planned maintenance project collapsed, killing four contractors, injuring seven others, and damaging some property at the refinery. A lawsuit, filed on July 23, 2008 by persons who were injured or died as a result of the accident (the “Crane Accident Victims”) against Lyondell Chemical and Houston Refining was automatically stayed under section 362 of the Bankruptcy Code upon the commencement of the Debtors’ Chapter 11 Cases.

On February 19, 2009, the Crane Accident Victims moved the Bankruptcy Court to lift the stay in order to liquidate their personal injury tort claims in the litigation. Thereafter, the Debtors and the Crane Accident Victims entered into a stipulation, which was so ordered by the Bankruptcy Court on March 10, 2009, that, inter alia, allowed the Crane Accident Victims to dismiss without prejudice Lyondell Chemical as a defendant from the litigation. The stipulation and order also modified the automatic stay to allow the Crane Accident Victims, starting on June 8, 2009, to continue to liquidate any claims against Houston Refining and other defendants in the litigation. The stipulation and order also provided that the automatic stay is still in effect with respect to any effort to enforce or collect any such liquidated claims from Houston Refining or other Debtors.

2.	BASF

On April 12, 2005, BASF Corporation (“BASF”) filed a lawsuit against Lyondell Chemical in the Superior Court of New Jersey, Morris County, asserting various claims relating to alleged breaches of a propylene oxide sales contract and seeking damages in excess of $100 million. Lyondell Chemical denied breaching the contract and argued that at most it owed BASF nothing more than a refund of $22.5 million, which it has paid. On August 13, 2007, a jury returned a verdict in favor of BASF in the amount of approximately $170 million (inclusive of the $22.5 million refund). On October 3, 2007, the judge in the state court case determined that prejudgment interest on the verdict amounted to $36 million and issued a final judgment. Lyondell Chemical appealed the judgment and has posted an appeal bond, which is collateralized by a $200 million letter of credit. Upon the filing of Lyondell Chemical’s chapter 11 petition, the appeal was automatically stayed under section 362 of the Bankruptcy Code.

On July 29, 2009, Lyondell Chemical and BASF entered into a stipulation that was so ordered by the Bankruptcy Court on August 14, 2009, that modified the automatic stay to allow the appeal to proceed to a final disposition. The Order further provided that the automatic stay remained in full force and effect with respect to any effort to enforce or collect any claim from Lyondell Chemical or any other Debtor except for actions taken in the Bankruptcy Court.

3.	Antitrust Allegations

Beginning in November 2004, several class action lawsuits were filed in federal court against Lyondell Chemical and certain other chemical companies, alleging violations of U.S. antitrust law in connection with the manufacture and sale of polyether polyols, methylene diphenyl diisocyanate (MDI), and toluene diisocyanate (TDI), and seeking treble damages in an unspecified amount on behalf of U.S. purchasers of such products. The lawsuits have been consolidated by the Judicial Panel for Multidistrict Litigation in the United States

District Court for the District of Kansas (the “Multidistrict Litigation”). In addition, in May 2006, two class action lawsuits were filed in the Ontario Superior Court of Justice, London, Ontario, Canada and the Superior Court, Province of Quebec, District of Quebec, Canada, both alleging claims and seeking relief similar to those in the Multidistrict Litigation.

In June 2007, Lyondell Chemical was named as an additional defendant in a case previously filed in the Superior Court for the State of California, County of San Francisco, on behalf of indirect purchasers of polyether polyols, MDI and TDI and other products, alleging claims and seeking relief similar to that in the Multidistrict Litigation. The California case has been stayed pending further order of the California court.

In May 2008, the plaintiffs in a previously filed class action suit in the U.S. federal court in Boston, Massachusetts, seeking relief similar to that in the Multidistrict Litigation in Kansas, filed a motion to add Lyondell Chemical and certain other parties as additional defendants, making essentially the same complaints as in the Multidistrict Litigation.

In October 2008, a claim was filed against Lyondell Chemical in the U.S. District Court for the District of New Jersey by approximately 48 direct purchasers of polyurethane products. These plaintiffs, who had opted out of the class in the Multidistrict Litigation, asserted essentially the same complaints as in the Multidistrict Litigation based upon the same underlying facts. The foregoing actions in the United States have been stayed pursuant to section 362 of the Bankruptcy Code.

4.	Lead Paint

Lyondell Chemical acquired Millennium Chemicals Inc. (together with its consolidated subsidiaries, “Millennium”) on November 30, 2004. Millennium is currently named as a defendant in 13 cases arising from its former ownership of the Glidden Paints business and Glidden’s manufacture of lead-based pigments. Most of these cases were commenced by individuals seeking damages for personal injury, while others were filed by state, county and municipal governments asserting various claims based on theories of product liability and public nuisance, and seeking to establish abatement funds for the removal of lead paint from house and buildings. These cases are in various stages of the litigation process.

In March 2000, several cities and counties in California filed suit in California state court (County of Santa Clara, et al. v. Atlantic Richfield Co., et al.) against several former lead pigment and paint manufacturers, asserting that lead pigment in paint used on private and public buildings in California constituted a public nuisance and seeking an order requiring defendants to contribute to an abatement fund to remove the lead paint from those structures. The complaint named Millennium Inorganics Chemicals Inc. (“Inorganics,” a former affiliate of the Debtors) as a defendant. In April 2007, plaintiffs received leave to amend their complaint to substitute Millennium as a defendant in place of Inorganics. In May 2007, shortly before plaintiffs were due to file their amended complaint, the California trial court stayed the trial court action pending appeal by the plaintiffs of a collateral issue regarding their ability to be represented by trial counsel on a contingency fee basis, which is still pending. In March 2009, the Debtors filed a motion in the Bankruptcy Court to enforce the automatic stay against service of the amended complaint or other proceedings against Millennium. By order dated April 23, 2009, the Bankruptcy Court conditionally granted that motion and ordered the Santa Clara government parties to agree in writing not to attempt to take any further action against Millennium without first obtaining leave to do so from the Bankruptcy Court. The Santa Clara government parties subsequently filed those agreements with the Bankruptcy Court.

5.	Environmental

From time to time LyondellBasell operating entities receive notices or inquiries from federal, state or local governmental entities regarding alleged violations of environmental laws and regulations pertaining to, among other things, the disposal, emission and storage of chemical and petroleum substances, including hazardous wastes.

A Millennium subsidiary has been identified as a potentially responsible party (“PRP”) with respect to the Kalamazoo River Superfund Site in Michigan. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. Litigation concerning the matter commenced by the State of Michigan in December 1987 was recently dismissed, although the state reserved its right to bring certain claims in the future if the issues are not resolved in the CERCLA process. As of the Commencement Date, Millennium was performing investigatory and remedial activity at certain property owned by its subsidiary LeMean Properties Holdings Corporation (Allied Mill, or OU#1) as well as at parts of the site it does not own. By letter from LyondellBasell’s counsel dated February 5, 2009, Millennium informed the EPA that it would continue to perform work at the OU#1 property it owns, but that its entry into bankruptcy precluded it from continuing to perform or pay for work costs or damages at any portion of the site not owned by the Debtor. Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on a combination of many factors that have not yet been determined, including the resolution of Millennium’s legal position in the Bankruptcy Court, the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs. The United States filed proofs of claims asserting liability related to the Kalamazoo superfund site, among others.

6.	MTBE

Certain LyondellBasell entities, including Lyondell Chemical and Equistar Chemicals, have been named defendants in 44 lawsuits, 25 of which were recently settled for de minimis consideration, brought by state, county or municipal governmental entities in various state and federal courts in the United States, which suits allege that the gasoline additive MTBE has contaminated (or is threatening to contaminate) drinking water resources. The lawsuits further allege that that gasoline made with MTBE was a defective product, and that the LyondellBasell entities failed to adequately warn their customers and others that MTBE is more water soluble than other gasoline constituents and is more likely to reach drinking water wells in the event of a leak of gasoline from an underground storage tank, pipeline or terminal tank. LyondellBasell’s co-defendants in the cases are major and mid-major gasoline refiners who chose to use MTBE as an octane boosting replacement for tetra-ethyl lead and to comply with the gasoline formulation requirements of federal clean air regulations. The lawsuits are not subject to the automatic stay under the “governmental entity” exception and are therefore currently being actively litigated. In addition, all plaintiffs have filed claims in the Bankruptcy Court. The Debtors believe that they have strong defenses to the lawsuits. Three of the suits are brought by state governments, two of which claim also to be entitled to so-called “natural resource” damages. None of the cases against the LyondellBasell entities involve personal injury allegations. Certain LyondellBasell entities have obtained outright dismissal from several of the prior cases without payment of any settlement and have settled other cases for less than one tenth of one percent of the total moneys paid by the defendants. Although the actions are going forward, any claims that arise from those proceedings are prepetition, General Unsecured Claims in these Chapter 11 Cases.

III.	EVENTS DURING CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

On January 6, 2009 (the “Commencement Date”), Lyondell Chemical and certain of its subsidiaries and affiliates, including its German indirect subsidiary, Basell Germany, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Subsequently, LBIAF and its general partner, LBAFGP, filed voluntary petitions for relief under chapter 11 on April 24, 2009. Thirteen additional U.S. subsidiaries of LBIAF filed voluntary petitions on May 8, 2009. All 94 of these Chapter 11 Cases are jointly administered in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.	First Day Orders

On January 7, 2009, the Bankruptcy Court approved certain “first day” orders designed to minimize the disruption of the Debtors’ business operations and to facilitate their reorganization (certain of the orders were entered on an interim basis at the time and entered as final relief on later dates). By interim order dated April 30, 2009, substantially all “first day” orders entered to date were made applicable to the Debtors that filed petitions in April, and by final order dated July 8, 2009, substantially all “first day” orders entered to date were made applicable to the Debtors that filed petitions in May.

1.	Orders Regarding Case Administration

The Bankruptcy Court issued a series of orders on January 7, 2009, that, among other things, (i) authorized the joint administration of the Chapter 11 Cases; (ii) authorized the Debtors to continue operation of their businesses under sections 1107 and 1108 of the Bankruptcy Code and implement the automatic stay under section 362 of the Bankruptcy Code; (iii) established specific notice procedures, including a Master Service List; (iv) authorized the retention of Epiq Bankruptcy Solutions, LLC as noticing and claims agent (the “Claims Agent”); (v) authorized the Debtors to file a consolidated list of creditors; and (vi) granted an extension of time for the Debtors to file their schedules of assets and liabilities and statements of financial affairs. Subsequently, the Bankruptcy Court entered orders that authorized the Debtors to: (i) establish procedures for the interim compensation and reimbursement of professionals (order entered January 23, 2009); and (ii) establish procedures for the treatment of valid reclamation claims (order entered February 26, 2009).

2.	Orders Regarding Prepetition Obligations

The Bankruptcy Court issued a series of orders on January 7, 2009, that, among other things, authorized the Debtors to satisfy or otherwise address certain prepetition obligations, including those related to: (i) common carriers, contractors and service providers, and warehousemen; and (ii) postpetition delivery of goods ordered prepetition; and interim orders related to (iii) wages, compensation and employee benefits (final order entered January 26, 2009); (iv) insurance programs (final order entered January 23, 2009); (v) critical vendors and foreign vendors (final orders entered January 23, 2009); and (vi) taxes and regulatory fees (final order entered January 23, 2009).

3.	Orders Regarding Business Operations

The Bankruptcy Court issued a series of interim orders on January 7, 2009, that, among other things, authorized the Debtors to: (i) obtain postpetition financing (discussed more fully below) (final order entered March 1, 2009); (ii) maintain their existing bank accounts and operate their cash management system substantially as they existed prior to the Commencement Date (final order entered March 12, 2009); and (iii) continue utilizing their prepetition investment guidelines (final order entered March 12, 2009). Subsequently, the Bankruptcy Court entered orders that authorized the Debtors to: (iv) provide adequate assurance to utility companies and establish procedures for determining requests for additional adequate assurance (order entered January 28, 2009); (v) honor prepetition customer service programs (order entered February 24, 2009); and (vi) retain certain professionals in the ordinary course of business (order entered February 4, 2009).

C.	Extensions of Exclusivity

On April 30, 2009, the Bankruptcy Court extended the Debtors’ exclusive periods to file a plan of reorganization and solicit acceptances with respect to a plan of reorganization under section 1121 of the Bankruptcy Code to September 15, 2009 and December 15, 2009, respectively. The Plan associated with this Disclosure Statement was filed within the Debtors’ exclusive period to file a plan of reorganization. On January 19, 2010, the Bankruptcy Court further extended the Debtors’ exclusive period to solicit acceptances of the Plan to April 15, 2010.

D.	The Debtors’ Professionals and Chief Restructuring Officer

Shortly after the Commencement Date, the Debtors sought and obtained authority to retain and employ several professionals to assist in the prosecution of the Chapter 11 Cases, including Cadwalader, Wickersham & Taft LLP (“Cadwalader”), as bankruptcy counsel (order entered February 25, 2009); Evercore Group L.L.C. (“Evercore”) as investment banker and financial advisor (order entered February 25, 2009); Susman Godfrey LLP, as conflicts counsel (order entered April 17, 2009); and Clifford Chance LLP, as European counsel (order entered April 17, 2009). The Debtors also sought and obtained authority to retain and employ Deloitte Tax LLP, as tax consultants (order entered May 19, 2009); Nexant Inc., as strategic and financial advisors (order entered

May 27, 2009); PricewaterhouseCoopers LLP, as independent auditors and accountants (order entered on June 3, 2009); McKinsey & Company, Inc., as management consultants (order entered on July 23, 2009); American Appraisal Associates, Inc., as valuation consultants (order entered on October 7, 2009); and Solomon Edwards Group, LLC, as accounting consultants (order entered on October 8, 2009).

On March 10, 2009, the Bankruptcy Court issued an order approving (i) the Debtors’ retention of AP Services, LLC (“APS”), as crisis managers to the Debtors, to provide certain interim management and restructuring services; and (ii) the designation of Kevin McShea as Chief Restructuring Officer (“CRO”) of the Debtors. Mr. McShea, a managing director of AlixPartners, LLP (an APS affiliate), has worked for over 30 years as a restructuring and financial consultant in numerous industries.

E.	The Creditors’ Committee

1.	Appointment of the Creditors’ Committee

On January 16, 2009, the United States Trustee for the Southern District of New York (the “U.S. Trustee”) appointed a seven-member Creditors’ Committee to represent the interests of unsecured creditors of the Debtors pursuant to section 1102(a)(1) of the Bankruptcy Code (the “Creditors’ Committee”). The persons or entities initially appointed to the Creditors’ Committee were the following:

Wilmington Trust FSB, as Successor Trustee Rodney Square North 1100 North Market Street Wilmington, DE 19890-1600	Air Liquide Large Industries U.S. LP c/o Air Liquide USA, LLC 2700 Post Oak Blvd. Houston, TX 77056

Law Debenture Trust of New York 400 Madison Avenue New York, NY 10017	BASF Corporation 100 Campus Drive Florham Park, NJ 07932

Pension Benefit Guaranty Corporation 1200 K Street, NW, Suite 2000 Washington, DC 20005-4026	United Steel Workers Five Gateway Center – Room 807 Pittsburgh, PA 15222

Veolia ES Industrial Services 2525 South Shore, Suite 410 League City, TX 72573

Veolia ES Industrial Services thereafter resigned from the Creditors’ Committee. On March 16, 2009, the U.S. Trustee appointed the following two additional creditors to the Creditors’ Committee:

James Schorr 8781 La Palma Ln Naples, FL 34108	Bernard Sander 14818 Sparkling Bay Houston, TX 77062

Since formation of the Creditors’ Committee, the Debtors have kept the Creditors’ Committee informed with respect to their operations and have consulted with the Creditors’ Committee concerning the administration of the Chapter 11 Cases and sought the concurrence of the Creditors’ Committee with respect to certain actions and transactions outside the ordinary course of the Debtors’ business.

2.	Creditors’ Committee’s Professionals

In connection with the Chapter 11 Cases, the Creditors’ Committee sought and obtained approval to retain Brown Rudnick LLP as its legal counsel (order entered February 26, 2009); Mesirow Financial Consulting, LLC as its financial advisors (order entered February 26, 2009); Peter J. Solomon Company as its investment banker (order entered February 26, 2009); Chemical Market Associates, Inc. as its industry expert (order entered March 10, 2009); Wildgen Partners in Law as special counsel (order entered June 9, 2009); and Kurtzman Carson Consultants, LLC as communications agent (order entered June 9, 2009).

3.	Motion to Appoint an Examiner

On October 2, 2009, the Creditors’ Committee filed a motion seeking the appointment of an examiner pursuant to section 1104(c) of the Bankruptcy Code. On October 26, 2009, the U.S. Bankruptcy Court appointed an examiner solely to determine, in the examiner’s own view, whether the Debtors have done anything out of the ordinary in connection with their decisions regarding: (i) the selection of a Rights Offering Sponsor; (ii) whether or not to obtain new DIP facility financing; and (iii) the establishment of a litigation reserve in the Plan, in each case by reason of a conflict of interest or other breach of fiduciary duty or by acting in bad faith. The examiner was not to report his or her views on the Debtors’ business judgment or merits of any party’s plan proposal in these areas, but was authorized to comment on, but not to affirmatively investigate, whether and to what extent any party has used leverage in the case to put pressure on the Debtors in connection with any plan proposal. On October 30, 2009, the Bankruptcy Court approved the appointment of Prof. Jack F. Williams as examiner (the “Examiner”) in these Chapter 11 Cases. On December 1, 2009, the Examiner issued his report and confirmed that neither the Debtors nor any of the other parties acted inappropriately in connection with the equity rights offering process, the development of a plan of reorganization that provided for a litigation reserve or the extension of (or decision not to obtain replacement) debtor-in-possession financing. After a thorough and substantial investigation, the Examiner concluded that the Debtors have acted with proper motives, have fair and adequate decision-making and governance processes, and are aware of and acting in accordance with their fiduciary duties. The Bankruptcy Court found that the Examiner has no further role to play in these cases.

On December 23, 2009, the Creditors’ Committee filed a second motion seeking the appointment of an examiner or the expansion of the role of the previously appointed Examiner. On January 19, 2010, the Bankruptcy Court denied this second request.

F.	Postpetition Financing and Use of Cash Collateral

Pursuant to an order of the Bankruptcy Court dated March 1, 2009 (the “Final DIP Financing Order”), the Bankruptcy Court approved DIP Financing on a final basis in an aggregate amount not to exceed $8.5 billion. The DIP Financing consists of (i) a $6.5 billion term loan facility (the “DIP Term Loan Facility”), and (ii) an asset-based facility with a revolving credit line of up to $2.0 billion (the “DIP ABL Facility” and together with the DIP Term Loan Facility, the “DIP Facilities”), each described in further detail below. In addition, the Final DIP Financing Order authorized the Debtors to use cash collateral of the lenders under the Senior Secured Credit Facility and Bridge Facility. Each lender under the DIP Financing (then representing a majority of the Senior Secured Lenders and the Bridge Lenders) also entered into forbearance agreements with respect to the exercise of certain remedies under the Senior Secured Credit Facility and Bridge Loan Facility, as applicable, until, inter alia, the DIP Financing maturity date, as the same may be extended from time to time.

The DIP Financing matures on, and requires the Debtors to emerge from the Chapter 11 Cases by, February 3, 2010, provided that if the confirmation date of the Plan (the “Confirmation Date”) is extended due to the lack of the Bankruptcy Court’s availability, the maturity date of the DIP Financing will be extended by up to twenty-one (21) days. On November 30, 2009, the Debtors requested a two-month extension of the DIP Financing maturity date to April 6, 2010 with an option to extend the maturity date for an additional two-month period at the Debtors’ sole election subject to the delivery of notice and the payment of extension fees.

DIP Term Loan Facility. The DIP Term Loan Facility consists of: (a) $3.25 billion of new funding (the “DIP New Money Loans”); and (b) $3.25 billion of a dollar-for-dollar “roll-up” of outstanding loans owed under the Senior Secured Credit Facility (the “DIP Roll-Up Loans”). All obligations of the Debtors under the DIP Term Loan Facility constitute superpriority administrative expenses that, subject to certain exceptions, are secured by: (i) a first priority senior security interest in all unencumbered cash or other property of the Debtors existing on or after the Commencement Date (other than the DIP ABL Collateral (as defined below)); (ii) a priming first priority senior security interest in all property of the Debtors that is subject to an existing lien securing certain prepetition indebtedness of the Debtors; (iii) a second lien on the DIP ABL Collateral; and (iv) a junior security interest in all other property of the Debtors subject to a valid, perfected lien (property referenced in clauses (i), (ii), and (iv), the “DIP TL Collateral”). Amounts owed by the Debtors with respect to the DIP New Money Loans rank pari passu with amounts owed under the DIP ABL Facility. All amounts owed by the Debtors with respect to the DIP Roll-Up Loans will rank junior in priority to the DIP New Money Loans and may, subject to the terms and conditions of the DIP Term Loan Facility and the Final DIP Financing Order, be paid over time after the Effective Date.

On March 3, 2009, the designation of $3.25 billion of senior secured prepetition loans as DIP Roll-Up Loans became effective. As of December 31, 2009, the total outstanding balance owed under the DIP Term Loan Facility (including accrued interest and other fees) is $5.407 billion.

DIP ABL Facility. Pursuant to the Final DIP Financing Order, the Debtors are authorized to borrow up to $2.0 billion under the DIP ABL Facility. The aggregate amount that may be borrowed by the Debtors at any particular time is equal to the lesser of (i) the aggregate amount of commitments made by lenders under the DIP ABL Facility (the “DIP ABL Commitment”), and (ii) a borrowing base (the “DIP ABL Borrowing Base”) which is approximately equal to (a) a fixed percentage of the Debtors’ eligible accounts receivable and inventory balances, minus (b) a reserve amount determined by the administrative agent under the DIP ABL Facility.

As discussed above, amounts owed by the Debtors under the DIP ABL Facility constitute superpriority administrative expenses that ranks pari passu with amounts owed with respect to the DIP New Money Loans, senior to any amounts owed by the Debtors with respect to the DIP Roll-Up Loans. In addition, the DIP ABL Facility is secured by: (i) a first priority perfected lien on all accounts receivable, inventory and cash (other than cash proceeds of the DIP TL Collateral) (the “DIP ABL Collateral”); (ii) a second priority senior security interest in all unencumbered property of the Debtors existing on or after the Commencement Date (other than the DIP ABL Collateral); (iii) a priming second priority senior security interest in all property of the Debtors that is subject to an existing lien securing certain prepetition indebtedness of the Debtors; and (iv) a junior security interest in all other property of the Debtors subject to a valid, perfected lien (other than DIP ABL Collateral).

On March 12, 2009 and July 15, 2009, the Debtors exercised the option to add new lenders to the DIP ABL Facility. The addition of such new lenders increased the DIP ABL Commitment from $1.54 billion to $1.62 billion. As of December 31, 2009, the DIP ABL Borrowing Base is $1.612 billion and the total outstanding balance owed under the DIP ABL Facility (including letters of credit, accrued interest and other fees) is $749 million.

Use of DIP Financing. The initial proceeds of the DIP Financing were used: (i) to refinance, in full, (a) the Senior Secured Inventory-Based Credit Facility, (b) the Asset-Based Receivables Facility, and (c) the $200 million North American accounts receivable securitization program; (ii) to pay related transaction costs, fees and expenses; (iii) to provide working capital; and (iv) for other general corporate purposes of the Debtors as well as the Non-Debtor Affiliates.56

Adequate Protection. The Final DIP Financing Order granted security interests to the DIP Lenders that are senior to the preexisting security interests of the Senior Secured Credit Facility, the Bridge Loan Agreement, the ARCO Notes and the Equistar Notes (the prepetition secured debts hereinafter collectively, the “Primed Debt,” and the prepetition secured lenders hereinafter collectively, “Primed Parties”). As “adequate protection” for the Primed Parties, the Bankruptcy Court granted them (i) replacement liens, consisting of a junior security interest (the “Adequate Protection Lien”) in the DIP TL Collateral, (ii) payment of certain legal and professional fees, (iii) with respect to certain Senior Secured Lenders, monthly payments of all accrued and unpaid interest, subject to

[56]

The DIP Financing does not permit more than €700 million of the proceeds under the DIP Financing to be outstanding under an intercompany loan facility to fund Basell Germany and the non-North American affiliates of the Debtors. As of December 31, 2009, net advances of $634 million (€481 million) have been made to LyondellBasell’s non-North American subsidiaries. Total cash held by non-North American affiliates may not exceed €200 million, after excluding certain items, including cash deemed restricted under the DIP Financing Agreements due to bi-monthly settlement procedures under the European receivables securitization program, tax and legal considerations in certain countries, and pursuant to letters of credit and guarantees. On a weekly basis, cash in excess of the €200 million limit must be transferred to Lyondell Chemical, provided that the excess is at least €5 million.

compliance with certain liquidity standards set forth in the Final DIP Financing Order, and (iv) certain other benefits.57 The Bankruptcy Court reserved the rights of the Primed Parties to request additional adequate protection if necessary.

Amendments. The Debtors have executed nine amendments to the DIP Term Loan Facility. The first amendment (the “First DIP Amendment”) contains non-material changes to the DIP Term Loan Facility and did not require approval from the Bankruptcy Court. The First DIP Amendment modified the DIP Term Loan Facility by, inter alia, altering certain definitions, extending delivery requirements for certain recommendations, and permitting the Debtors to engage in certain business activities. A substantially similar amendment was executed for the DIP ABL Facility.

The second amendment to the DIP Term Loan Facility (the “Second DIP Amendment”) corrected a scrivener’s error in the definition of “Base Rate,” so that it conformed (for that portion of the Base Rate Loans that are Roll-Up Loans) to the “Base Rate” calculation under the Senior Secured Credit Facility.

Because the change contained in the Second DIP Amendment had the effect of increasing the interest rate payable to the lenders with respect to the DIP Roll-Up Loans, and a catch-up payment of approximately $5 million was required to be paid to give retroactive effect to the corrected definition, it constituted a “Material Amendment” to the DIP Term Loan Facility, and the Debtors were required to provide parties in interest with notice and an opportunity to object. On July 14, 2009, the Debtors filed with the Bankruptcy Court their motion for authorization to execute the Second DIP Amendment and the Bankruptcy Court granted the Debtors’ motion after oral argument on August 11, 2009.

Pursuant to eight additional amendments to the DIP Term Loan Facility, the Debtors extended certain milestones related to (i) approval of the Disclosure Statement, (ii) confirmation of the Plan and (iii) maturity of the DIP Term Loan Facility, and modified certain exceptions to the negative covenants to permit the Debtors to continue certain beneficial operations and transactions. As currently amended, the DIP Term Loan Facility includes the following milestones (i) the Disclosure Statement must be approved by April 6, 2010, (ii) the Plan must be confirmed by May 20, 2010 and (iii) maturity on April 6, 2010, with an option to further extend the maturity date at the Debtors’ sole election, subject to the delivery of notice and the payment of extension fees. Substantially similar amendments were executed for the DIP ABL Facility.

On February 26, 2010, the lenders approved the ninth amendment the DIP Term Loan Facility. This ninth amendment (i) modifies the definition of “Debtors” to add Lyondell Greater China, Ltd. and (ii) provides the lenders consent to (a) any modification of the DIP Financing Order eliminating the $250,000 cap set forth in paragraph 23 of the DIP Financing Order with respect to the amount of DIP Collateral and other funds of the Debtors that may be used by the Creditors’ Committee to investigate, assert and prosecute fraudulent conveyances and preference actions, and other causes of action set forth in paragraph 23 of the DIP Financing Order and (b) any other modification to the Final Order, to the extent acceptable to the required lenders, necessary in connection with the Lender Litigation Settlement. The ninth amendment became effective on March 5, 2010. A substantially similar amendment was approved by the ABL lenders on February 26, 2010 with respect to the DIP ABL Facility, which amendment became effective upon the effectiveness of the ninth amendment for the DIP Term Loan Facility.

G.	Factoring Facility

On October 8, 2009, a non-Debtor subsidiary of LyondellBasell entered into an accounts receivable factoring facility for up to €100 million. The factoring facility is for an indefinite period, non-recourse, unsecured and terminable by either party subject to notice.

[57]	The Adequate Protection Lien granted to the Senior Secured Lenders and the holders of the ARCO Notes and the Equistar Notes is senior to the Adequate Protection Lien granted to the Bridge Lenders.

H.	105 Injunction

Following the commencement of the initial Chapter 11 Cases on January 6, 2009, several trade creditors – barred by the automatic stay under section 362 of the Bankruptcy Code from asserting claims against those initial Debtors – began to assert guaranty claims, where available, against certain non-Debtor affiliates (including LBIAF, which had not yet sought chapter 11 protection at the time). By the beginning of February 2009, guaranty demands against such non-Debtor affiliates totaled in excess of $131 million, and raised the possibility that involuntary insolvency proceedings could be initiated against such guarantors in European jurisdictions. Commencement of such proceedings would have jeopardized a significant portion of the value of the LyondellBasell enterprise and effectively divested control of the Chapter 11 Cases from the Debtors, to the great detriment of all creditors and parties in interest. In fact, on February 6, 2009, one creditor, ConocoPhillips, obtained a conservatory attachment order in The Netherlands against LBIAF. Among other things, the attachment order froze any receivables owed by twenty-one affiliated companies of the Debtors to LBIAF, up to the amount of the purported prepetition debt. ConocoPhillips also sought to freeze five bank accounts of LBIAF in The Netherlands, three of which handled funds for the Debtors.

In addition, by early February 2009, the Debtors received information that certain holders of the 2015 Notes – who also held certain credit default swaps referencing those notes – were attempting to amass a 25% position in the notes. Under the terms of the 2015 Notes Indenture, achieving that threshold would enable those noteholders to accelerate payment of all unpaid principal and accrued interest, which in turn would result in the occurrence of a “Credit Event” under the terms of the credit default swap transactions, yielding a windfall for such creditors. Given the inability of LBIAF and the non-Debtor guarantors of the 2015 Notes to satisfy accelerated claims, permitting noteholders to take these actions raised the possibility of involuntary European insolvency proceedings that could jeopardize the Chapter 11 Cases and recoveries for all creditors and parties in interest.

On February 26, 2009, upon the Debtors’ motion and after several days of hearings, the Bankruptcy Court granted a preliminary injunction pursuant to section 105 of the Bankruptcy Code (the “105 Injunction”) for a period of sixty (60) days, staying, restraining and enjoining holders of the 2015 Notes and any creditor holding a guaranty claim against Non-Debtor Affiliates (including LBIAF) based on an obligation of the Debtors from: (i) taking any act or action to (a) accelerate the maturity of or otherwise enforce any rights in respect of the 2015 Notes or any guaranty claims against LBIAF or any other Non-Debtor Affiliate, (b) obtain possession of or exercise control over property, or the proceeds of property, of LBIAF or other Non-Debtor Affiliates; (ii) taking any act or action to create, perfect or enforce any lien against Non-Debtor Affiliates or their property, or the proceeds of such property; (iii) commencing or continuing any action or legal proceeding against LBIAF or other Non-Debtor Affiliates, or any of their property, or the proceeds of such property, including, without limitation, the commencement of insolvency or similar proceedings against LBIAF or the Non-Debtor Affiliates in any jurisdiction whatsoever; and (iv) enforcing any judicial, quasi-judicial, administrative or regulatory judgment, assessment or order against LBIAF and the other Non-Debtor Affiliates.

LBIAF filed a voluntary petition for chapter 11 relief on April 24, 2009, thereby obtaining the protection afforded by the automatic stay under section 362 of the Bankruptcy Code and reducing the need for a further injunction by the Bankruptcy Court. In addition, the ConocoPhillips attachments have been cancelled by operation of law due to ConocoPhillips’ failure to initiate further proceedings within the time provided by the Dutch court.

I.	Preservation of NOLs

On April 27, 2009, Access Industries Holdings, LLC and certain of its affiliates (together, the “Access Group”) entered into a stipulation (the “Stipulation”) with the Debtors, pursuant to which the Access Group agreed to limit its ability to engage in certain types of transactions involving the Debtors’ equity and debt, in order to protect and preserve the value of the Debtors’ substantial net operating loss carryforward and other valuable tax attributes. Specifically, the Access Group agreed that it would not (i) directly or indirectly dispose of its equity interests in certain of the Debtors to the extent such disposition would result in it owning directly or indirectly less than 50% of LBIAF’s outstanding voting stock; (ii) prior to making a transfer that would result in the Access Group owning a direct or indirect interest of no more than 50% of LBIAF, acquire prepetition debt claims against, or DIP Roll-Up Loans owed by, the Debtors; (iii) report a worthless stock deduction with respect to equity of LBFC or any member of the consolidated group of which LBFC is the common parent; or (iv) undertake any other transaction that could result in the Debtors losing the benefit of their net operating losses and other valuable tax attributes. In addition, the Access Group agreed to indemnify the Debtors for certain taxes and professional fees arising out of certain breaches of the Stipulation. The parties subsequently amended the Stipulation, primarily to clarify and expand upon the terms of the indemnity. The Stipulation was approved by the Bankruptcy Court on May 21, 2009.

J.	Adversary Proceedings

1.	Lyondell Chemical Company, et al. v. Wilmington Trust Company, as Trustee, Adversary No. 09-01459

On August 28, 2009, the Debtors initiated an adversary proceeding against Wilmington Trust Company (“Wilmington Trust”), as Trustee of the 2015 Notes, seeking a permanent and preliminary injunction, pursuant to section 105 of the Bankruptcy Code, to enjoin Wilmington Trust from taking certain actions against Non-Debtor Affiliates, including Obligor Non-Debtors. An Event of Default currently exists under the 2015 Notes due to the Debtors’ chapter 11 filings. Because of the Event of Default, the holders of 2015 Notes have the right to accelerate the payment obligations under the 2015 Notes and to exercise rights and remedies against the Obligor Non-Debtors, including, but not limited to, foreclosing on the property subject to their liens. However, pursuant to the terms of the Intercreditor Agreement, any action to accelerate payment obligations or enforce claims against LBIAF or the Obligor Debtors and Obligor Non-Debtors is prohibited during the pendency of the “High Yield Notes Standstill Period” (as such term is defined in the Intercreditor Agreement, the “Standstill Period”). By agreement with Wilmington Trust, the Standstill Period was initially extended until September 18, 2009 (but see below for further discussion of such extension). Upon the expiration of the Standstill Period, the 2015 Notes Trustee may, absent further Court order, pursue claims against Obligor Non-Debtors.

Additionally, pursuant to that certain Master Definitions and Framework Deed dated July 29, 2005 between, amongst others, BS&M, Lyondell Chemie, Basell Polyolefins Collections Limited, The Royal Bank of Scotland plc and Citibank, N.A., as the same has been amended and restated (the “Framework Deed”), the impending end of the Standstill Period threatened certain European Obligor Non-Debtors’ ability to sell receivables under the European Securitization Program. Under a side letter dated August 28, 2009, the purchasers of receivables (the “Purchasers”) agreed to forbear from terminating the European Securitization Program until September 9, 2009. Certain of the dates set forth in the side letter, dated August 28, 2009, were changed in later side letters, dated September 8, 2009, October 12, 2009, November 24, 2009, January 8, 2010 and January 27, 2010 (collectively, the “Side Letters”).

The Debtors are seeking to enjoin Wilmington Trust from any attempts to enforce rights or exercise remedies under the 2015 Notes against the Obligor Non-Debtors. The Debtors contemporaneously filed a motion requesting a preliminary injunction. On November 23, 2009, the Court so-ordered a stipulation entered between the parties pursuant to which Wilmington Trust agreed to treat the Standstill Period as tolled until January 22, 2010, subject to conditions and limitations set forth therein.

On December 24, 2009, Wilmington Trust filed an answer and affirmative defenses to the Debtors’ complaint. On January 8, 2010, the Bankruptcy Court so-ordered a stipulation entered between the parties pursuant to which Wilmington Trust agreed to treat the Standstill Period as tolled until March 5, 2010, subject to conditions and limitations set forth therein. Pursuant to the stipulation, a hearing on the Debtors’ motion for a preliminary injunction was scheduled to be held on February 22, 2010. As a result of the extension of the Standstill Period, the parties to the European Securitization agreed that the Purchasers will forbear from terminating the European Securitization Program until February 3, 2010, and then later agreed until March 1, 2010, subject to certain conditions and limitations set forth in the Side Letters.

On February 17, 2010, the Bankruptcy Court so-ordered a stipulation entered between the parties pursuant to which Wilmington Trust agreed to treat the Standstill Period as tolled until April 15, 2010, subject to conditions and limitations set forth therein. Pursuant to the stipulation, a hearing on the Debtors’ motion for a preliminary injunction will be adjourned until after the Bankruptcy Court’s ruling on the Lender Litigation 9019 Motion. Following the Bankruptcy Court’s ruling on the pending Lender Litigation 9019 Motion, the Debtors and Wilmington Trust will request a status conference with the Bankruptcy Court to schedule a hearing on the Debtors’

motion for a preliminary injunction, subject to certain conditions and limitations set forth in the stipulation. As set forth herein, however, as part of the Lender Litigation Settlement, Wilmington Trust has agreed not to contest the injunction or any action by the Debtors with respect to the Non-Obligor Debtors.

2.	Wilmington Trust Company, as Trustee v. LyondellBasell Industries AF S.C.A., et al., Adversary No. 09-01501

On October 1, 2009, Wilmington Trust, as 2015 Notes Trustee, initiated an adversary proceeding against LBIAF, the lenders who participated in the financing of the 2007 Merger (the “Bank Defendants”) and other holders of the debt arising from the financing of the 2007 Merger (the “Successor Defendants”), seeking (i) a declaratory judgment against LBIAF and the Bank Defendants that the Intercreditor Agreement and its provisions subordinating the interests of the holders of 2015 Notes are null and void; (ii) breach of contract damages against two of the Bank Defendants who were parties to the Intercreditor Agreement and a predecessor intercreditor agreement (the “2005 Intercreditor Agreement”); and (iii) equitable subordination of the claims of the Bank Defendants and the Successor Defendants.

Wilmington Trust alleges that the agreements memorializing the financing arrangements in connection with the 2007 Merger (the “Credit Agreements”) violated certain provisions of the 2015 Notes Indenture and the 2005 Intercreditor Agreement and that the Bank Defendants, each of whom was a party to one or more of the Credit Agreements or the Intercreditor Agreement, played an essential role in consummating the transaction. The alleged violations include the incurrence of debt and granting of liens in violation of restrictive covenants, the improper refinancing of senior debt, and the improper replacement of the Intercreditor Agreement.

On October 9, 2009, the Court so-ordered a stipulation entered between the parties pursuant to which the parties agreed that this adversary proceeding, the aforementioned adversary proceeding commenced by Lyondell Chemical against Wilmington Trust Company, and the motion for injunction pending in connection with that adversary proceeding, would be consolidated for the purpose of discovery but not for any other purpose.

On November 16, 2009, the Bank Defendants and certain Successor Defendants filed a joint motion to dismiss. On December 11, 2009, certain Successor Defendants filed a motion to dismiss. On December 14, 2009, Wilmington Trust filed an opposition to the Bank Defendants’ motion to dismiss that the Bank Defendants replied to on January 15, 2010. On January 17, 2010, Wilmington Trust filed an opposition to the Successor Defendants’ motion to dismiss and certain Successor Defendants replied to the opposition on January 22, 2010 and January 26, 2010. No hearing date has been set for the motions to dismiss.

On December 18, 2009, LBIAF filed an answer and affirmative defenses to Wilmington Trust’s complaint. On February 17, 2010, the Court so-ordered a stipulation entered between LBIAF and Wilmington Trust pursuant to which, following the Bankruptcy Court’s ruling on the pending Lender Litigation 9019 Motion, LBIAF and Wilmington Trust agree to request a status conference with the Bankruptcy Court to schedule a trial on this adversary proceeding, subject to certain conditions and limitations set forth in the stipulation. As set forth herein, however, as part of the Lender Litigation Settlement, Wilmington Trust has agreed to stay the prosecution of this adversary proceeding pending confirmation of the Plan, at which time it will be dismissed with prejudice.

3.	Equistar Chemicals, LP v. Solutia, Inc., Adversary No. 09-01014/ Millennium Petrochemicals Inc. v. Solutia, Inc., Solutia Europe SPRL/BVBA, Adversary No. 09-01121

On January 16, 2009, Equistar initiated an adversary proceeding against Solutia Inc. (“Solutia”) by filing a turnover complaint to recover $29,517,059 contractually owed to it by Solutia under two sales contracts. Equistar sought a determination by the Bankruptcy Court that Solutia: (i) must pay amounts owed to Equistar; (ii) is in violation of the automatic stay by failing to pay Equistar and withholding payment of the debt; and (iii) has repudiated and breached both sales contracts. In addition, on March 13, 2009, MPI initiated an adversary proceeding against Solutia and Solutia Europe SPRL/BVBA (“Solutia Europe”) by filing a turnover complaint to recover $1,964,896 contractually owed to it by Solutia and Solutia Europe for the breach and repudiation of a vinyl acetate monomer sales contract.

On December 8, 2009, Equistar and Solutia reached a settlement in principle of their adversary proceeding. The terms of the settlement in principle are described in Section III.O.1 below.

4.	Houston Refining, LP v. Koch Supply & Trading, LP, Adversary No. 09-01037

On February 7, 2009, Houston Refining commenced an adversary proceeding against Koch Supply & Trading, LP (“KS&T”) by filing a turnover complaint (the “HR Complaint”) to recover $11,339,925.42 contractually owed by KS&T for product (reformer feed, nonoxygenated conventional gasoline, high sulfur vacuum gas oil and feedstock) delivered through the Commencement Date. Prior to the hearing on the HR Complaint, Houston Refining reached a consensual resolution with KS&T, and on March 26, 2009, the Bankruptcy Court approved a stipulation between the parties. As part of the stipulation, KS&T agreed to pay the $11,339,925.42 in prepetition amounts owed to Houston Refining as well as $1,940,800.00 in prepetition amounts owed to Equistar. After receipt of these amounts, on May 1, 2009, Houston Refining filed a stipulation of dismissal, thereby effectively concluding the adversary proceeding.

5.	Lyondell Chemical Company v. Air Products L.P., Air Products LLC, Air Products Chemicals Europe, B.V. and Air Products and Chemicals, Inc., Adversary No. 09-01072

On March 2, 2009, Lyondell Chemical commenced an adversary proceeding against Air Products L.P., Air Products LLC, Air Products Chemicals Europe, B.V., and Air Products and Chemicals, Inc. to resolve a dispute over a prepetition settlement agreement resolving a 2006 breach of contract litigation between Lyondell Chemical and Air Products, L.P. (“Air Products”).

Prior to the Commencement Date, Lyondell Chemical had duly made all payments required under the prepetition settlement agreement. After the Commencement Date, however, Lyondell Chemical communicated to Air Products that it would not make any further payments under the settlement agreement. Air Products then obtained ex parte French garnishments of the bank accounts of (i) Lyondell Chimie TDI, SCA (“LCTDI”), a French affiliate of Lyondell Chemical that had been included as a party to the settlement agreement in order to amend an unrelated contract to provide credits that would be offset against Lyondell Chemical’s settlement payment obligations, and (ii) LCTDI’s parent companies, Lyondell France Holdings SAS and Lyondell Chimie France SAS. Air Products claimed that LCTDI was jointly liable for Lyondell Chemical’s obligations under the settlement agreement (and that by virtue of French law, LCTDI’s parents were liable as well).

Lyondell Chemical responded by initiating the adversary proceeding, seeking a declaratory judgment that Lyondell Chemical was solely liable for payments under the settlement agreement. Air Products’ affiliate, Air Products LLC, responded in turn by filing suit in New York State Supreme Court for breach of contract against LCTDI as an alleged co-obligor with Lyondell Chemical under the Settlement Agreement (the “New York State Action”). On March 17, 2009, Air Products also filed suit in the French commercial court of Salon de Provence against LCTDI’s parent companies, on the ground that under French law they should be considered liable for LCTDI’s alleged debt (the “Salon de Provence Action”). Lyondell Chemical subsequently moved the Bankruptcy Court to issue a preliminary injunction and extension of the automatic stay under section 362 of the Bankruptcy Code to enjoin the New York State Action and to require Air Products and its affiliates to dissolve the French garnishments. In a bench decision issued on June 10, 2009, the Bankruptcy Court denied Lyondell Chemical’s request for an injunction due to a finding that it lacked jurisdiction over the action, although it noted that the circumstances of the case “strongly support” Lyondell Chemical’s position that the payment provisions of the settlement agreement apply solely to Lyondell Chemical and not to LCTDI, and that Air Products has little, if any, chance of success on the merits.

On July 23, 2009, the Bankruptcy Court so ordered a stipulation between Lyondell Chemical and Air Products that indefinitely stays the adversary proceeding. The parties also entered into a similar stipulation on July 17, 2009 that indefinitely stays the New York State Action as well. Both stipulations required Air Products to withdraw the garnishments against LCTDI and its parent entities within two days of the Bankruptcy Court so ordering the stipulation. Air Products withdrew the garnishments on July 25, 2009. Both stipulations also required Air Products to take all necessary steps for the Salon de Provence Action to remain stayed for as long as the New York State Action is stayed. Air Products and LCTDI’s parent companies requested that the French commercial court of Salon de Provence issue a judgment staying the Salon de Provence Action, and on August 21, 2009, that court issued an order staying the Salon de Provence Action until such time as a decision on the merits is entered by a court in the United States.

6.	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union v. Equistar Chemicals LP, Adversary No. 09-01362

On July 15, 2009, the Union filed an adversary complaint in the Bankruptcy Court against Equistar seeking to compel arbitration pursuant to Section 301 of the Labor Management Relations Act of 1947, 29 U.S.C. § 185, of a dispute over whether employees who were represented by the Union and laid-off by Equistar are entitled to severance pay. The Union alleges that the severance pay dispute is subject to arbitration under the terms of the collective bargaining agreement between Equistar and the Union. On September 4, 2009, Equistar filed a motion to dismiss the complaint in its entirety with prejudice on the basis that the severance pay dispute is not covered by the terms of the arbitration provisions of the collective bargaining agreement, and therefore, Equistar cannot be compelled to arbitrate. The Union has opposed the motion to dismiss. Briefing was completed on October 2, 2009, and the Bankruptcy Court heard oral argument on December 1, 2009. At the conclusion of the hearing, the Bankruptcy Court directed the parties to engage in settlement discussions and to report back to the Bankruptcy Court by January 1, 2010; if not resolved by that date, the Bankruptcy Court held that it would appoint a mediator, and that if a resolution was not achieved through mediation, the Bankruptcy Court would then rule on Equistar’s motion to dismiss.

Pursuant to the Bankruptcy Court’s instructions, representatives of Equistar and the Union met on December 15, 2009 in Beaumont, Texas to discuss issues concerning a possible resolution of the issues raised by the Union in the adversary proceeding. The parties’ representatives discussed issues concerning the Union’s claim for severance pay and other aspects of the underlying dispute. The parties agreed to attempt to locate documents relevant to the dispute, including prior Collective Bargaining Agreements and related correspondence, involving Equistar’s predecessor at the Beaumont facility, and to provide such documents, if any, to the other party. At the conclusion of the settlement conference, representatives of the parties agreed to continue the discussion with the objective of possibly arriving at an amicable resolution herein. On January 4, 2010, the parties provided a joint report of Debtors and Union to the Bankruptcy Court concerning the status of their settlement discussions. The parties requested that the Bankruptcy Court not appoint a mediator at this time, as the parties would like to have additional discussions concerning the possibility of an amicable resolution. The parties have exchanged documents related to the dispute and expect to confer regarding a possible settlement.

7.	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union v. LyondellBasell Houston Refining LP, Adversary No. 09-01726

On November 13, 2009, the Union filed a complaint commencing an adversary proceeding in the Bankruptcy Court against Houston Refining seeking to compel arbitration pursuant to Section 301 of the Labor Management Relations Act of 1947, 29 U.S.C. § 185 of an alleged dispute concerning whether Houston Refining violated the alleged 2009 – 2012 CBA by unilaterally ceasing to match employees’ contributions to the 401(k) Plan and by refusing to agree to arbitrate a grievance submitted by the Union which alleged that Houston Refining breached Article 40 of the alleged 2009 – 2012 CBA. The Union alleges that Houston Refining’s decision to suspend its match of the employees’ contributions to the 401(k) Plan is subject to arbitration under the terms of an alleged 2009 – 2012 CBA between Houston Refining and the Union. On December 18, 2009, Houston Refining filed its answer to the Union’s complaint wherein Houston Refining denied that it violated Article 40 of an alleged 2009 – 2012 CBA and further denied the Union’s allegation that Houston Refining has an obligation to arbitrate the dispute concerning the suspension of its match of the employees’ contributions. On January 12, 2010, representatives for Houston Refining and the Union participated in a pre-trial conference before the Bankruptcy Court. The Bankruptcy Court authorized Houston Refining and the Union to begin discovery in the case. However, the Bankruptcy Court advised that, prior to the next scheduled hearing in the case, the parties should explore the possibility of mutually resolving the case.

K.	The Committee Litigation and Settlement

On June 15, 2009, as specifically contemplated by the Final DIP Financing Order, the Creditors’ Committee filed a motion to obtain standing to pursue various claims and actions on behalf of the Debtors’ estates (the “Standing Motion”). In the proposed complaint attached to the Standing Motion, the Creditors’ Committee asserted 21 separate claims for fraudulent transfer, avoidable preference, equitable subordination, avoidance of liens, breach of fiduciary duty and breach of contract, as well as tort and mismanagement claims arising under Luxembourg law, against certain of the prepetition secured lenders, shareholders, and officers and directors of LyondellBasell involved in the 2007 Merger.

The Debtors filed a limited objection to the Standing Motion primarily on the grounds that the prosecution of the claims should not be allowed to impede the Debtors’ efforts to confirm the Plan and exit chapter 11 before the DIP Financing matures. On July 21, 2009, the Bankruptcy Court granted the Creditors’ Committee’s Standing Motion, subject to the requirement that key issues be litigated before year-end, to better enable the Debtors to meet the milestones provided in the DIP Agreement.

The following day, the Creditors’ Committee filed its complaint against certain prepetition secured lenders (including the Senior Secured Lenders and Bridge Lenders), agents, shareholders and certain officers and directors arising out of or related to the 2007 Merger, described in Section II.A above. In particular, the Creditors’ Committee asserted claims to: (a) avoid certain obligations incurred by the Debtors to the prepetition secured lenders and the prepetition agents pursuant to the 2007 Merger, including certain of the financing obligations themselves, the financing fees and interest paid or incurred in connection with the financing obligations, and the guarantees, liens or other pledges granted by the Debtors to secure the repayment of the those financing obligations, and (b) recover consideration, merger, and transaction fees paid with respect to the 2007 Merger to former shareholders and officers and directors of Lyondell Chemical, including, without limitation, (i) consideration paid to Len Blavatnik or entities affiliated or controlled by him and (ii) change in control payments made to the officers and directors of Lyondell Chemical. The Creditors’ Committee also sought to equitably subordinate various claims against the Debtors held by the Senior Secured Lenders, and the Bridge Lenders, the lead arrangers,58 LeverageSource XI S.à.r.l., Access Holdings and AI International S.à.r.l. (“AI”) to below the level of general unsecured claims, and sought to avoid certain allegedly unperfected liens in favor of Citibank, N.A. as collateral agent for the banks that financed the 2007 Merger.

The Creditors’ Committee also asserted claims: (i) against the members of the pre-2007 Merger board of directors of Lyondell Chemical (the “Lyondell Chemical Board”), including certain officers of Lyondell Chemical in their capacity as directors of certain Lyondell Chemical subsidiaries, certain other individuals in their capacity as directors of Basell AF subsidiaries and the members of the Supervisory Board59 arising from their alleged breach of fiduciary duties to the Debtors in approving the 2007 Merger and the associated financings that allegedly resulted in the Debtors’ financial impairment and insolvency; (ii) against Merrill, Lynch, Pierce, Fenner & Smith Incorporated for aiding and abetting the breach of fiduciary duties by the Supervisory Board and the Lyondell Chemical Board; and (iii) against members of the Supervisory Board and certain other representatives of LBIAF for mismanagement and tort under Luxembourg law.

In addition to claims related to the 2007 Merger, the Creditors’ Committee asserted claims: (i) for avoidance of $300 million in alleged preferential transfers that Lyondell made to Access Industries Holdings LLC within ninety days prior to the Petition Date; and (ii) against Access and AI for failing to fund the Access Facility at the end of December 2008.

[58]	The lead arrangers include Merrill, Lynch, Pierce, Fenner & Smith Incorporated; Citibank, N.A.; Goldman Sachs Credit Partners L.P.; and ABN AMRO Inc.
[59]	At the time of the 2007 Merger, the Supervisory Board consisted of the following five persons: Len Blavatnik, Richard Floor, Kent Potter, Philip Kassin and Lincoln Benet.

On August 4, 2009, the Court ruled from the bench on case management issues related to the Creditors’ Committee’s adversary proceeding. The Court determined that the litigation would be divided into three separate phases, and set a discovery schedule for the first phase of the proceedings which schedule was subsequently amended by agreement of the parties. Trial on the first phase (“Phase I Trial”) was set to begin on December 10, 2009, and would have litigated the fraudulent transfer, preference, and equitable subordination claims against the Debtors’ prepetition lenders and their subsidiary guarantors, as well as the fraudulent transfer claims against certain Access entities and the Debtors’ officers and directors. The second phase (“Phase IA Trial“) will address, if necessary, the solvency of each individual Debtor, and any related or appropriate remedy or defense as a result. The third phase (“Phase II Trial”) would litigate the remaining claims in the Creditors’ Committee’s complaint.

On August 21, 2009, the Creditors’ Committee filed a motion to amend the complaint. Specifically, the Creditors’ Committee sought to add to their complaint counts of fraudulent conveyance and equitable subordination as they related to approximately $7.5 billion of merger financing that was used to repay debt outstanding at the time of the merger. The Settling Defendants filed an opposition to the motion to amend. A hearing has not yet been set by the Bankruptcy Court on the motion to amend the Complaint.

On October 29, 2009, the Bankruptcy Court ordered the parties to engage in mediation for the purpose of facilitating settlement discussions. On November 9, 2009, the Bankruptcy Court appointed Myron Trepper, Esq. as the mediator. Parties to the Committee Litigation and the Debtors participated in an initial mediation session on November 17, 2009. Another mediation session was held on December 3, 2009, and after this mediation ended in an impasse, the Debtors delivered a non-negotiable settlement proposal (the “Original Lender Litigation Settlement”) to the Settling Defendants.

To formulate the Original Lender Litigation Settlement, the Debtors’ Litigation Subcommittee60 spent several months evaluating the critical legal and factual issues regarding liability, remedies available to general unsecured creditors (including which general unsecured creditors would be eligible for distributions in the event the Creditors’ Committee prevailed in whole or in part) and affirmative defenses available to the Settling Defendants in determining what constitutes a fair and reasonable settlement.

The Settling Defendants deliberated for approximately twelve hours before agreeing to the take-it-or-leave-it Original Lender Litigation Settlement. On December 4, 2009, the Debtors held a status conference to advise the Bankruptcy Court of the Original Lender Litigation Settlement. Subsequently, the Bankruptcy Court adjourned the Phase I Trial to a date to be determined. On December 23, 2009, the Debtors formally sought approval of the Lender Litigation Settlement by filing a motion pursuant to Bankruptcy Rule 9019 seeking a hearing and Bankruptcy Court approval of the Original Lender Litigation Settlement (the “Lender Litigation 9019 Motion”).

On January 29, 2010, the Creditors’ Committee, Columbus Hill Capital Management, L.P. and CQS Directional Opportunities Master Fund Limited (collectively, “Columbus Hill”), and Law Debenture Trust Company of New York (“Law Debenture”) filed objections to the Lender Litigation 9019 Motion (the “9019 Objections”). On February 10, 2010, the Debtors filed a response to the 9019 Objections. After that time, the Debtors, the Creditors’ Committee, the 2015 Notes Ad Hoc Group (including Columbus Hill), the Senior Secured Lenders and the Arrangers (the “Additional Settling Parties”) began negotiating a settlement of the 9019 Objections. On February 16, 2010, the parties reached a settlement in principle that would require certain amendments to the Original Lender Litigation Settlement, and on that date, the Debtors held a status conference to advise the Bankruptcy Court of the amended Original Lender Litigation Settlement.

On March 10, 2010, the Debtors and the Additional Settling Parties executed an amendment to the Original Lender Litigation Settlement (the “Lender Litigation Settlement”), and the Debtors and the Creditors’ Committee filed a joint amendment to the Lender Litigation 9019 Motion seeking approval of the Lender Litigation Settlement. Thereafter, on March 11, 2010, the Bankruptcy Court approved the Lender Litigation Settlement.

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The members of the Litigation Subcommittee are James Gallogly, Kevin McShea and Stephen Cooper. No member of the Litigation Subcommittee is a defendant in the Committee Action and each has substantial relevant experience. Access played no role in the formulation, recommendation or approvals of the Lender Litigation Settlement and is not a beneficiary thereof.

The terms of the Lender Litigation Settlement have been incorporated into the Plan pursuant to the agreement of the Debtors and the Additional Settling Parties. In brief, the key terms of the Lender Litigation Settlement are as follows:61

•

In return for receiving full releases from the Debtors’ estates with respect to all allegations and causes of action raised in the Committee Litigation, the Settling Defendants have agreed to provide holders of Allowed General Unsecured Claims (including the 2015 Noteholders if, among other things, Class 8 votes in favor of the Plan) against both Schedule III and Non-Schedule III Obligor Debtors with (i) $300 million in cash funded through an increase in the size of the equity rights offering, (ii) $150 million in Class A Shares, (iii) a Pro Rata Share of any net recoveries on Non-Settling Defendant Claims and State Law Avoidance Claims and (iv) a Pro Rata Share of 90% of any net recoveries on Assigned Preference Claims, to be distributed according to the terms of the Plan.

•

In settlement of all issues related to the Millennium Notes, subject to satisfaction of the Millennium Notes Plan Conditions, and subject to Section 3.3 of the Lender Litigation Settlement Agreement, the holders of the Millennium Notes Claims will receive, on the Effective Date, distributions in an amount equal to $85.420 million, which will be provided 50% in Cash and 50% in Class A Shares.

•	These proceeds will be available to satisfy the Allowed General Unsecured Claims against Obligor Debtors exclusive of any Deficiency Claims the Settling Defendants may have otherwise asserted.

•

The Debtors will make a grant to the Litigation Trust and Creditor Trust of an aggregate of $20 million to pay for fees and costs incurred by the Litigation Trust and Creditor Trust in connection with the prosecution of State Law Avoidance Claims, Non-Settling Defendant Claims and Assigned Preference Claims.

•

The Settling Defendants will assign to the Debtors the right to enforce all subordination and turnover provisions against the holders of 2015 Notes pursuant to the Intercreditor Agreement (as well as prior intercreditor agreements). If the 2015 Noteholders, inter alia, vote in favor of the Plan the Debtors will waive the subordination and turnover provisions and permit the holders of 2015 Notes Claims to recover as holders of Class 7-A Allowed Claims. The 2015 Notes Trustee and 2015 Notes Ad Hoc Group also agreed not to oppose the Enforcement Sale or take any action inconsistent with the intended consequences of the Enforcement Sale.

•	The Additional Settling Parties agreed to support (or not oppose) confirmation of the Plan.

Holders of General Unsecured Claims against Obligor Debtors receiving distributions pursuant to the Lender Litigation Settlement will share ratably in the Settlement Consideration as if the estates of the Obligor Debtors had been consolidated. As a result, any such holder that has a Claim against more than one Obligor Debtor based on the same primary debt will be entitled to have its Claim Allowed against only the Obligor Debtor primarily obligated on such debt (or if the claim against multiple Obligor Debtors is based on joint liability, then the Claim will be Allowed only against one jointly-obligated Obligor Debtor), and all other Claims against any other Obligor Debtor based on such primary debt, whether by reason of guarantee, indemnity or otherwise, will be deemed disallowed in their entirety without further action on the part of the Debtors. The Debtors believe that this is an appropriate way to allocate the proceeds of the Lender Litigation Settlement.

[61]	The Lender Litigation Settlement as incorporated by the Plan, and not this summary of a few key terms of the Lender Litigation Settlement, defines the obligations of the parties to it.

The settlement is not linked to or contingent upon any of the Settling Defendants or Access or any of their Affiliates being the ultimate Rights Offering Sponsor of an equity rights offering under the Plan, although it is contingent on Bankruptcy Court approval. The Lender Litigation Settlement does not impact the distribution of any assets found to have been unencumbered by the Settling Defendants’ prepetition liens, and such assets will be distributed to creditors with Allowed Claims in accordance with the terms of the Plan.

L.	Bank of New York Mellon Third Party Complaint in Intervention, Additional Motions and Settlement

On October 14, 2009, as contemplated by the Final Case Management Order, The Bank of New York Mellon and The Bank of New York Mellon Trust Company, N.A. (collectively, “BNY”), as indenture trustee for the Arco Notes and Equistar Notes, filed a proposed third-party complaint in intervention, which it amended on October 30, 2009, making similar allegations as the complaint filed by the Creditors’ Committee (“BNY Intervenor Complaint”). Concurrently with the filing of the BNY Intervenor Complaint, BNY filed a “conditional” motion for standing, stating that the motion was likely necessary because BNY believes that the entirety of the complaint in intervention is encompassed within the grant of standing to the Creditors’ Committee. In the proposed amended complaint, BNY brought suit against certain of the prepetition secured lenders, LyondellBasell Finance Company and Lyondell Europe Holdings Inc. BNY asserted claims for fraudulent transfer and equitable subordination against the prepetition secured lenders and a claim that Citibank, N.A. as collateral agent, failed to perfect senior liens. BNY also asserted claims for fraudulent transfer against LyondellBasell Finance Company and Lyondell Europe, in connection with, inter alia, liens or guarantees given in connection with intercompany loans (the “Intercompany Loans”). The proposed complaint alleges that Lyondell Chemical and Equistar were insolvent or rendered insolvent and did not receive reasonably equivalent value in connection with the obligations and guarantees they incurred in connection with the Senior Credit Facility, the Intercompany Loans and the Bridge Loan Facility.

On October 19, 2009, BNY filed another proposed third-party complaint, which it amended on November 9, 2009, making similar allegations as in its first third-party complaint.62 In its proposed amended complaint, BNY asserted claims for equitable subordination against ABN AMRO Inc., ABN AMRO BANK N.V., and Wilmington Trust Company, as trustee for the 2015 Notes, and claims for fraudulent transfer against ABN AMRO Inc. and ABN AMRO BANK N.V. alleging, inter alia, that Lyondell Chemical and Equistar did not receive reasonably equivalent value or fair consideration in connection with their incurrence of the guarantees under the 2015 Notes Indenture, and that they were insolvent at the time they incurred these obligations, or rendered insolvent as a result of such incurrence.

On December 24, 2009, BNY filed a motion for the allowance and payment of a section 507(b) superpriority administrative expense claim (the “507(b) Motion”), asserting that the adequate protection granted to BNY pursuant to the Final DIP Financing Order failed, and that the resulting diminution in BNY’s secured claim created an entitlement to a superpriority claim in an amount not less than $361.5 million. BNY also filed a motion for an order determining the classification of certain claims in the Plan (together with the 507(b) Motion, the (“BNY Motions”)), alleging that the Plan improperly treats and classifies the ARCO/Equistar Claims and violates certain sections of the Bankruptcy Code. On January 4, 2009, Aurelius Capital Management, LP filed joinders to both of the BNY Motions (the “Aurelius Joinders”). On January 10, 2009, the Debtors filed a combined objection to the BNY Motions. A hearing to consider the BNY Motions was scheduled for January 19, 2010.

On the evening of January 18, 2009, the Debtors and BNY, with the support of the Ad Hoc Group and Aurelius Capital Management, LP, agreed in principle to settle the BNY Motions, and other outstanding issues in these Chapter 11 Cases, in return for certain amendments to the Plan (the “ARCO/Equistar Settlement”). BNY’s outstanding litigation and prosecution of its Motions pose an ongoing impediment to the confirmation of the Debtors’ proposed Plan, and the ARCO/Equistar Settlement provides an overall resolution of these issues. This resolution greatly enhances the Debtors’ ability to confirm a plan of reorganization and successfully emerge from these Chapter 11 Cases. The terms of the ARCO/Equistar Settlement are as follows:

[62]

BNY filed a second separate complaint through different counsel because conflict of interest issues prevented their counsel, Friedman Kaplan Seiler & Adelman LLP from asserting claims against certain defendants in the October 19, 2009 complaint.

•

In exchange for the withdrawal, with prejudice, of the BNY Motions; the BNY DIP Appeal;[63] the BNY Intervenor Complaint (other than the causes of action described above against Wilmington Trust Company as trustee under the 2015 Notes Indenture) and the Aurelius Joinders, the treatment of Class 4 will be modified to provide that (i) the Senior Secured Facility Claims will be reduced in an amount equal to the Adequate Protection Payments made pursuant to Section 18 of the DIP Financing Order and received by the Senior Secured Lenders through and including the Effective Date of the Plan (as described in more detail in Section 4.4 of the Plan), (ii) holders of Allowed ARCO/Equistar Claims will receive an additional amount of Class A Shares and rights to purchase Class B Shares in the Rights Offering to account for the dilution to their recoveries from the cost of resolution of any outstanding fraudulent conveyance litigation (including the Lender Litigation Settlement) against the Senior Secured Lenders and (iii) holders of Allowed ARCO/Equistar Claims will receive Class A Shares and rights to purchase Class B Shares in the Rights Offering based on the value of the entire LyondellBasell enterprise, consistent with the basis for Class A Shares and rights to purchase Class B Shares in the Rights Offering to be received by Senior Secured Lenders.

•	The Debtors will also pay the reasonable legal fees and expenses of the ARCO/Equistar Advisor in an amount not to exceed $1 million.

•

In addition, BNY will not (i) file any objection to the Plan or this Disclosure Statement, or (b) support the proposal or prosecution of any other plan of reorganization, and BNY will file pleadings with the Bankruptcy Court in support of the Plan.

On January 27, 2010, the Debtors formally sought approval of the ARCO/Equistar Settlement by filing a motion pursuant to Bankruptcy Rule 9019 seeking Bankruptcy Court approval of the ARCO/Equistar Settlement. The Creditors’ Committee filed an objection to the ARCO/Equistar Settlement, and the Bankruptcy Court held a hearing to consider the motion on February 11, 2010, during which the parties resolved the Creditors’ Committee’s objection and the Bankruptcy Court approved the ARCO/Equistar Settlement. On February 18, 2010, the Bankruptcy Court entered an order approving the ARCO/Equistar Settlement.64

M.	Law Debenture Third Party Complaint

On October 19, 2009, Law Debenture, as Indenture Trustee for the Millennium Notes, filed a proposed third-party complaint asserting a fraudulent transfer and equitable subordination claim against Wilmington Trust Company (“Wilmington”), with respect to the guarantees incurred pursuant to that certain indenture dated December 20, 2007, pursuant to which the Millennium Guarantors65 guaranteed certain obligations in connection with the 2015 Notes (the “2015 Guarantees”). Law Debenture alleges, inter alia, that the Millennium Guarantors did not receive reasonably equivalent value or fair consideration in exchange for their incurrence of obligations under the 2015 Guarantees, and that they were insolvent at the time they incurred these obligations, or rendered insolvent as a result of such incurrence. In its motion seeking standing, which accompanied the filing of its proposed complaint, Law Debenture stated that it requested that the Creditors’ Committee prosecute these claims, and the Creditors’ Committee declined.

[63]

On March 11, 2009, BNY had filed a motion for reargument, seeking to have certain findings contained in the Final DIP Financing Order “reconsidered” by the Bankruptcy Court. In a decision dated April 10, 2009, the Bankruptcy Court denied BNY’s motion for reargument. On April 20, 2009, BNY filed an appeal of the Final DIP Financing Order in the District Court for the Southern District of New York (the “First DIP Order Appeal”). On May 22, 2009, BNY filed an appeal of the Bankruptcy Court’s decision and order regarding BNY’s motion for reargument in the District Court for the Southern District of New York (together with the First DIP Order Appeal, the “BNY DIP Appeal”).

[64]	By its terms, the economics of the ARCO/Equistar Settlement were not impacted by the Lender Litigation Settlement.
[65]

The Millennium Guarantors include Millennium America, Inc., Millennium Chemicals, Inc., MPCO, Millennium Worldwide Holdings I Inc., Millennium Specialty Chemicals Inc., Millennium America Holdings Inc., Millennium Petrochemicals GP LLC, Millennium Petrochemicals Partners, LP and Millennium Petrochemicals Inc.

On November 4, 2009, the Bankruptcy Court approved a stipulation and order adjourning the standing motions of BNY and Law Debenture until after the conclusion of (i) the Phase I Trial, (ii) 60 days prior to the second anniversary of the original petition date, and (iii) the date that Law Debenture or BNY provides each party written notice that it intends to proceed with the adjudication of its standing motions.

N.	Bar Date and Summary of Claims

1.	Schedules and Statements

On April 6, 2009 and May 13, 2009, the Debtors filed with the Bankruptcy Court their respective Statements of Financial Affairs and Schedules of Assets and Liabilities (collectively, as amended, the “Schedules”). On May 28, 2009, certain Debtors filed amended Schedules.

2.	Bar Date

By amended order dated May 18, 2009 (the “Bar Date Order”), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court set June 30, 2009 at 5:00 p.m. (prevailing Eastern time) (the “Bar Date”), as the date and time by which general proofs of claim were required to be filed by substantially all claimants of the Debtors (other than Governmental Units (as defined in the Bar Date Order), guarantors, sureties, indorsers, and other Debtors). The Bar Date Order set the deadline for Governmental Units to file proofs of claim against the Debtors that commenced their cases in January, April, and May 2009 as July 6, 2009 at 5:00 p.m. (prevailing Eastern time), October 21, 2009 at 5:00 p.m. (prevailing Eastern time), and November 4, 2009 at 5:00 p.m. (prevailing Eastern time), respectively.66 Further, the Bar Date Order set the deadline for guarantors, sureties, indorsers and other Debtors to file proofs of claim against the Debtors as July 30, 2009 at 5:00 p.m. (prevailing Eastern time). Unless specifically exempted by the Bar Date Order, all potential creditors were required to file proofs of claim notwithstanding section 1111(a) of the Bankruptcy Code and Bankruptcy Rule 3003(c)(2), which generally requires a proof of claim be filed only with respect to prepetition claims that are not scheduled in the Debtors’ Schedules or that are in the Schedules as disputed, contingent or unliquidated.

Notice of the Bar Date and a proof of claim form were mailed to (i) all creditors and other known holders of claims, including all creditors listed in the Debtors’ Schedules; (ii) all parties to executory contracts and unexpired leases of the Debtors; (iii) all parties to litigation with the Debtors; (iv) all members of the Creditors’ Committee; (v) all governmental units required to be notified; (vi) all persons and entities included in the Debtors’ Master Service List; and (vii) all persons and entities requesting notice pursuant to Bankruptcy Rule 2002 as of the entry of the Bar Date Order. The Court-approved notice of the Bar Date was published on June 4, 2009 in USA Today (National Edition), Plainwell Union Enterprise (MI), Saugatuck Commercial Record (MI), Wall Street Journal (National), Wall Street Journal (Europe), Wall Street Journal (Asia), Redding Record-Searchlight, Clinton Herald, The Danville Commercial News, Allegan County News, Holland Sentinel, Newark Star Ledger, The Houston Chronicle, Battle Creek Enquirer, Grand Rapids Press, Kalamazoo Gazette, Financial Times, and De Telegraf. Notice of the Bar Date was also published on June 5, 2009 in Yomiuri Shimbun (Japan) and Daily Yomuiri.

3.	Summary of Claims

Approximately 280,000 proofs of claim asserting Claims against the Debtors were filed in the Chapter 11 Cases, exceeding a total $40 billion, including duplication, but excluding any estimated amounts for unliquidated Claims. As of the date hereof, 268,285 of the filed proofs of claim, in an amount of approximately $6 billion, have been withdrawn or expunged via objection, and 11,437 proofs of claim remain filed, in an amount of approximately $35.9 billion.

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The Debtors entered into a stipulation with the United States government on July 8, 2009 extending the deadline to August 28, 2009 for the government to file proofs of claim relating to certain environmental matters disclosed in the amended Schedules.

a.	Withdrawal of Certain Personal Injury Claims

On August 31, 2009, the Debtors filed separate motions against two attorneys who purported to represent thousands of asbestos-related tort victims and who filed proofs of claim against multiple Debtors on behalf of these claimants. Brent Coon had filed over 266,000 proofs of claim (on behalf of 8,927 individuals, each asserting a separate claim against each of 30 Debtors) that alleged “personal injury” in an undetermined amount. Edward Moody had filed a single proof of claim (on behalf of 1,995 individuals against multiple, but unspecified, Debtors) that alleged “asbestos claims” in an undetermined amount. The Debtors’ motions sought to compel the attorneys to submit verified statements pursuant to Bankruptcy Rule 2019, which rule requires, among other things, disclosure of the attorney’s authority to act on behalf of the claimants. The motions also raised procedural objections to the proofs of claim insofar as the proofs of claim did not provide sufficient information to allow the Debtors or the Bankruptcy Court to make even a threshold determination of the claims’ validity.

At a hearing on September 17, 2009, the Bankruptcy Court found that these attorneys had not complied with Bankruptcy Rule 2019. The Court ordered both attorneys to file verified statements pursuant to Bankruptcy Rule 2019, to include with those statements executed exemplar power of attorney forms, and to provide to the Debtors’ professionals all executed power of attorney forms for each and every claimant. The Court also ordered that the attorneys supplement the proofs of claim they had filed with specific information as to each claimant identifying a specific Debtor(s) alleged to be liable and identifying basic facts regarding how the purported injury was sustained.

Following the Bankruptcy Court’s orders, both attorneys began the process of withdrawing the proofs of claim they had filed. On September 24, 2009, Brent Coon filed a notice with the Bankruptcy Court withdrawing all 266,285 proofs of claim that he had previously filed. On September 28, 2009, Edward Moody filed a notice with the Bankruptcy Court withdrawing the proof of claim that he had previously filed on behalf of 1,995 purported claimants.

b.	Claims Objections

To date, the Debtors have filed partial objections pursuant to section 502(e)(1)(B) of the Bankruptcy Code to 75 claims asserting liabilities for cleanup and related costs for environmentally contaminated sites. The basis for these objections is that the claims should be disallowed because they are contingent and are for debts on which the claimants are co-liable with the Debtors to other primary creditors. In most cases the primary creditors are federal or state government environmental enforcement agencies, whose claims will be resolved through the claims resolution process. Although the claims are contingent and unliquidated, and therefore difficult to value, the Debtors’ estimate of the aggregate value of the asserted claims objected to so far is approximately $600 million.

The Debtors have also filed partial objections to claims asserted by the United States, the California Department of Toxic Substances Control, the California Regional Water Quality Board and the California State Water Resources Control Board (collectively, the “Government Parties”). Specifically, the Debtors objected to the legal assertion, articulated by the Government Parties in their proofs of claim, that current or future injunctive or work obligations that the Government Parties seek (or may in the future seek) to impose on the Debtors at environmental sites not owned or operated by the Debtors do not constitute “claims” under the Bankruptcy Code. The Debtors believe that the Government Parties’ position is incorrect as a matter of law and that all such obligations arising from prepetition conduct are “claims” subject to discharge in these proceedings. The Government Parties have filed a motion with the United States District Court for the Southern District of New York (the “District Court”) to withdraw the reference (the “Motion to Withdraw”) of the Debtors’ partial objection to their claims from the Bankruptcy Court. The Debtors and the Creditors’ Committee have filed responses in opposition to the Motion to Withdraw. On March 1, 2010 and pursuant to the terms of the settlement in principle with the EPA (as discussed in Section IV.C.1.b hereof), the District Court entered an order closing the docket on the Motion to Withdraw and denying all pending motions as moot, provided, however, that if the settlement in principle is not consummated within 60 days of the date of the order, either party may restore the Motion to Withdraw.

The Debtors have filed 38 tier I omnibus objections (“Tier I Objections”), pursuant to the claims objection procedures approved by Bankruptcy Court Order entered on August 11, 2009 (the “Claims Objection Procedures”), to 2,532 unenforceable proofs of claim, in an aggregate amount of approximately $11.335 billion, excluding unliquidated claims. On October 7, 2009, the Bankruptcy Court entered orders approving the first four Tier I Objections with respect to 397 proofs of claim totaling approximately $190 million, and accordingly these duplicate proofs of claim have been expunged from the Debtors’ claims register. On November 12, 2009, the Bankruptcy Court entered orders approving the fifth – ninth Tier I Objections, and partially approving the tenth Tier I Objection, with respect to 453 proofs of claim totaling approximately $4.7 billion, and accordingly, these proofs of claim have been expunged from the Debtors’ claims register. The tenth Tier I Objection has been adjourned with respect to an additional proof of claim in the amount of $1.5 billion. On December 1, 2009, the Bankruptcy Court entered orders approving the 11th – 14th Tier I Objections with respect to 76 proofs of claim asserting $302.1 million and disallowing and expunging those claims. Additionally, the Debtors have filed a 15th Tier I Objection seeking to reclassify certain unliquidated proofs of claim asserted as administrative expenses as general unsecured claims which has been adjourned. On January 12, 2010, the Bankruptcy Court entered an order approving the eleventh Tier I Objection with respect to an additional proof of claim in the amount of $5.8 million, and also entered orders approving the 16th – 26th Tier I Objections thereby disallowing and expunging 926 proofs of claim asserting claims in an aggregate liquidated amount of $766.5 million. In addition, on February 19, 2010, the Debtors filed the 27th – 38th Tier I Objections, which are either uncontested or scheduled for hearing on April 16, 2010, against 664 unenforceable proofs of claim asserting liquidated claims in the aggregate amount of $3.927 billion.

The Debtors are continuing the process of reviewing the proofs of claim and reconciling them with their books and records, and will continue to object to proofs of claim when appropriate.67 The Claims Agent maintains a claims register indicating the proofs of claim as filed, as well as the existing status of each Claim based on orders of the Bankruptcy Court. The Debtors estimate that the aggregate amount of scheduled, filed, and likely to be asserted, General Unsecured Claims against Non-Schedule III Obligor Debtors, General Unsecured Claims against Non-Obligor Debtors, General Unsecured Claims against MSC, MPI and MPCO, General Unsecured Claims against Schedule III Obligor Debtors and 2015 Notes Claims that ultimately will become Allowed Claims in the Chapter 11 Cases will fall within the ranges identified in Section I.B above. The Debtors’ estimate of Allowed Claims is based on a review and analysis of the Claims filed, which include many Claims filed against multiple Debtors and numerous contested litigation Claims.

O.	Idling of Certain Plants and Exit of Certain Businesses

1.	Chocolate Bayou Olefins Facility

Equistar owned and operated a chemical production facility on property leased from Solutia, and now owned by Ascend Performance Materials, LLC (“Ascend”), located at the “Chocolate Bayou” chemical manufacturing plant in Brazoria County, Texas (the “CB Olefins Facility”), at which Equistar produced olefins products including ethylene, propylene, benzene, toluene and butadiene. On December 18, 2008, Equistar announced that it would temporarily idle the CB Olefins Facility due to declining market and economic conditions. In assessing the viability of the CB Olefins Facility during the Chapter 11 Cases, the Debtors determined that maintaining the facility in an idled state and continuing their related obligations would provide no benefit to the Debtors or their estates. Accordingly, the Debtors filed a motion to reject the lease and certain related agreements, to place the CB Olefins Facility in a long-term idle mode, to reduce the workforce employed at the facility, and to vacate the facility by August 4, 2009. By order dated March 13, 2009, the Bankruptcy Court granted the motion to reject and allowed Equistar to vacate the facility as of August 4, 2009. However, on July 6, 2009, Solutia and Ascend filed a motion with the Bankruptcy Court seeking to prohibit Equistar from vacating the facility on August 4 without first performing certain activities relating to the decommissioning of certain chemical equipment and facilities that Equistar would leave behind at the CB Olefins Facility (the “CB Olefins Property”). Equistar opposed that motion, and on August 5, 2009, the Bankruptcy Court ordered Equistar to remain in possession of the leasehold and to maintain the status quo at the facility pending the Court’s decision on the motion filed by Solutia and Ascend. In a decision issued September 9, 2009, the Bankruptcy Court ruled that Equistar’s plan to leave behind the CB Olefins Property was, in substance, an abandonment of that property that can only be accomplished

[67]

Under the Plan, the Debtors will continue to have the ability to object to Claims for up to one (1) year following the Effective Date, although this deadline can be extended by the Court on request by the Reorganized Debtors.

through a notice of abandonment and the Bankruptcy Court’s consideration of any objections in accordance with section 554(a) of the Bankruptcy Code and Bankruptcy Rule 6007. On October 16, 2009, the Debtors filed a motion seeking authorization from the Bankruptcy Court to abandon the CB Olefins Facility (the “Motion to Abandon”). An evidentiary hearing on the Motion to Abandon was scheduled for December 10, 2009, but has been adjourned to a date to be determined.

On December 8, 2009, Equistar, Ascend and Solutia reached a settlement in principle of the Motion to Abandon as well as the Equistar Chemicals, LP v. Solutia, Inc. adversary proceeding, as described in Section III.J.3 herein. Generally, Equistar has agreed to perform certain decommissioning and decontamination work regarding the CB Olefins Property, estimated to take approximately two years; Ascend has agreed to provide support services, utilities and access to Equistar in return for monthly payments from Equistar; and Solutia has agreed to make a cash payment to Equistar. The parties have prepared a term sheet reflecting the major points of the settlement in principle and are in the process of drafting a formal settlement agreement, which will be attached to a motion for approval of the settlement agreement pursuant to Bankruptcy Rule 9019 that Equistar will file with the Bankruptcy Court in the near future.

2.	Chocolate Bayou Polymers Facility

Equistar owns and operates the polymers production facility at the Chocolate Bayou plant (the “CB Polymers Facility”), at which it produces high density polyethylene products (“HDPE”). Equistar owns the real property upon which the facility is situated, which is located within a manufacturing complex owned and operated by Ineos Olefins & Polymers USA. The CB Polymers Facility supplies products into the small part blow molding market, which has become extremely commoditized. On May 7, 2009, Equistar announced that, due to declining market and economic conditions, it would cease the production of HDPE at the CB Polymers Facility by July 31, 2009. Accordingly, on June 5, 2009, the Debtors filed a motion with the Bankruptcy Court seeking to shut down and demolish the CB Polymers Facility, and to reduce the workforce employed there to reflect the projected staffing needs through the clean-up phase and eventual demolition of the facility. The Debtors have withdrawn their motion to shut down the facility, and have determined to extend production at the CB Polymers Facility for the immediate future, and will continue to reassess the long-term utilization of this facility.

3.	Lake Charles Occidental Facility

Equistar operated a petrochemical manufacturing plant, leased from Occidental Chemical Company (“Occidental”), located in Lake Charles, Louisiana (the “Lake Charles Occidental Facility”). Equistar idled the facility in 2001, and since that time, market conditions (particularly customer demand for the product produced there) continued to decline. In assessing the viability of the Lake Charles Occidental Facility during the Chapter 11 Cases, the Debtors determined that maintaining the facility in an idled state and continuing their related obligations would provide no benefit to the Debtors or their estates. Accordingly, the Debtors filed a motion to reject the lease and certain related agreements. Pursuant to the Bankruptcy Court’s order approving the Debtors’ motion, Lyondell Chemical returned control and possession of the Lake Charles Occidental Facility to Occidental on May 13, 2009.

4.	Lake Charles Lyondell Facility

Lyondell Chemical owns certain manufacturing facilities and supporting infrastructure located in Lake Charles (the “Lake Charles Lyondell Facility”). Lyondell Chemical previously operated a portion of the facility for the production of petrochemicals, but idled those production units in or about September 2005 due to escalating prices for raw materials and energy and decreased demand.

A portion of the Lake Charles Lyondell Facility is leased to BioLab Inc. (“BioLab”), a subsidiary of Chemtura Corporation, pursuant to a prepetition land lease dated December 20, 1994 (the “BioLab Lease”). In addition, as of the Petition Date, Lyondell Chemical provided (i) utilities and related services to BioLab pursuant to an agreement dated February 3, 2003 (the “BioLab Services Agreement”), and (ii) railcar switching services pursuant to an agreement dated January 11, 1999 (the “BioLab Railcar Agreement”). Lyondell Chemical also provided similar utilities-related services to Arch Chemicals Inc. (“Arch”), which owns a production facility on real property adjacent to the Lake Charles Lyondell Facility, pursuant to an agreement dated December 4, 1996 (the “Arch Services Agreement”).

To facilitate the provision of services in accordance with the various agreements with BioLab and Arch, Lyondell Chemical’s predecessors in interest contracted with certain third parties to operate the utility infrastructure assets at the Lake Charles Lyondell Facility. Specifically, Veolia Water North America Operating Services LLC (“Veolia”) operates a demineralized water plant at the Lake Charles Lyondell Facility pursuant to an agreement dated December 2, 1996 (the “Veolia Agreement”), and leases from Lyondell Chemical the land upon which its water plant is located, pursuant to a real estate lease dated December 2, 1996 (the “Veolia Lease”). Similarly, Air Products operates a nitrogen plant at the Lake Charles Lyondell Facility pursuant to an agreement dated June 1, 2001 (the “Air Products Agreement”). In addition, Lyondell Chemical also is a party to a natural gas supply contract with Targa Louisiana Field Services LLC (“Targa”), dated May 1, 2005 (the “Targa Agreement”).

As noted above, Lyondell Chemical idled its production units at the Lake Charles Lyondell Facility in late 2005. It remained obligated, however, to provide services to Arch and BioLab, and to pay for the full amount of products and services provided by Veolia and Air Products under its agreements with them. This resulted in substantial ongoing losses to Lyondell Chemical because its costs exceed the amounts Lyondell Chemical recovers from Arch and BioLab. In addition, as a result of idling its production units, Lyondell Chemical no longer needed natural gas from Targa. Accordingly, the Debtors filed a motion on May 12, 2009 to reject (i) the BioLab Services Agreement; (ii) the BioLab Railcar Agreement; (iii) the Arch Services Agreement; (iv) the Veolia Agreement; (v) the Veolia Lease; (vi) the Air Products Agreement; and (vii) the Targa Agreement. On September 21, 2009 and November 2, 2009, the Bankruptcy Court entered orders approving the rejection of each of the agreements listed in (i) – (vii) above. Lyondell Chemical and BioLab remain in negotiations regarding the potential disposition of the BioLab Lease.

5.	Aircraft Deicer Business

On August 20, 2009, the Debtors filed their Tenth Omnibus Motion for Entry of An Order Authorizing Rejection of Certain Executory Contracts and Unexpired Equipment Leases Related to Debtors’ Aircraft Deicer Business. Pursuant to section 365 of the Bankruptcy Code, the Debtors sought to reject certain executory contracts and equipment leases in connection with the Debtors’ decision to discontinue its business in the production and supply of aircraft deicer products.

No objections were filed in opposition to this motion, and an order approving the rejection of certain executory contracts and leases and the Debtors’ exit from the aircraft deicer business was entered by the Bankruptcy Court on September 8, 2009. The rejection of these executory contracts and equipment leases is effective as of the dates set forth in the schedules to the motion.

As a result of the allowance of the motion, the Debtors are exiting the aircraft deicer business, but will continue to supply that market with propylene glycol, the primary component of deicer products. Specifically, the Debtors (i) have rejected certain executory contracts and unexpired leases; (ii) have notified customers that offers and proposals to supply deicer products are withdrawn; and (iii) have recalled and are replacing all remaining ARCTIC Plus® type one deicer fluid still in the possession of their customers. The Debtors believe that the rejection of certain contracts and leases at this time will enhance their ability to reorganize by reducing cash expenditures and administrative expenses, including the reduction of the Debtors’ working capital requirements.

6.	PD Glycol, LP - Beaumont Facility

As of the Petition Date, Equistar was a general partner and a limited partner of PD Glycol LP, a Texas limited partnership (“PD Glycol”). PD Glycol owns, among other assets, a facility in Beaumont, Texas that produced ethylene glycols and related products. The facility was significantly damaged and rendered inoperable by Hurricane Ike in September 2008. Equistar determined that it was in the best interests of its estate to withdraw from the partnership and reject various related executory contracts and unexpired property leases. On August 11, 2009 the Bankruptcy Court entered an order approving an agreement among Equistar, PG Glycol and the other general and limited partners that effectuated, among other things, (i) Equistar’s withdrawal as a general partner of PD Glycol, (ii) Equistar’s rejection of certain agreements pursuant to section 365 of the Bankruptcy Code, (iii) transfer of managerial and operational control of PD Glycol to the other general partner, and (iv) the compromise of certain claims between and among Equistar, PG Glycol and the other general and limited partners.

P.	Economic Benefits Achieved Through Assumption, Assignment, Rejection and Renegotiation of Certain Contracts

The Debtors have been engaged in transactions to maximize benefits to the estates by assuming, assigning, rejecting and renegotiating certain contracts. As of the date hereof, the Debtors estimate that such actions will result in waivers of secured and administrative expense claims of more than $35 million and may potentially result in savings of approximately $110 million per year at a near-term run-rate.

Q.	Employee Issues

In 2008, the Debtors undertook an operational restructuring effort. As part of that effort, LyondellBasell determined that a substantial reduction of its workforce was a necessary component of efforts to reduce the existing cost structure. LyondellBasell terminated or provided notice of termination to approximately 105 U.S. based employees in the year preceding the Commencement Date. The Debtors continued their efforts to reduce headcount during the Chapter 11 Cases, and intend to continue reducing total global employee headcount to 14,300 by the end of 2010 (or approximately 3,000 fewer than the headcount of 17,319 as of July 31, 2008). It is anticipated that slightly more than two thirds of the total reductions will be attributed to streamlining, with the final third associated with site closures. In an effort to meet this goal, LyondellBasell launched a voluntary severance program whereby employees could elect to voluntarily terminate employment and receive certain severance payments.

1.	Short Term Incentive Payments

On the Commencement Date, the Debtors filed a motion seeking authority to pay current employees substantially all unpaid prepetition wages and certain earned bonuses up to $10,950, the statutory priority claim afforded to such employees. The Debtors filed the motion in recognition of the importance of limiting the impact of the chapter 11 filing on their active employees. The motion also sought authority to continue certain prepetition employee compensation and benefits programs, including the Debtors’ Short Term Incentive Plan (“STI“ and the obligations related thereto, the “Short-Term Incentive Obligations”). The STI is applicable to the majority of the Debtors’ employees, pursuant to which employees are eligible to receive an annual cash payout based on a percentage of each employee’s salary, as well as the annual performance of the Debtors and the individual employee. On the Commencement Date, the Debtors had accrued a total of approximately $91,000,000 in Short-Term Incentive Obligations, of which amount approximately $54,000,000 fell within the $10,950 per employee limit. The Debtors received authority from the Bankruptcy Court to make payments pursuant to their Short-Term Incentive Obligations to eligible employees, but only in the aggregate amount of $54,000,000, so that no Employee would receive in excess of $10,950 on account of prepetition salary, wages and STI payments. The Debtors also received authority from the Bankruptcy Court to maintain and continue the STI on a postpetition basis, and to honor postpetition Short-Term Incentive Obligations in the ordinary course of the Debtors’ business.

2.	Management Incentive Plan, Retention Plan, Discretionary Bonus Plan and Hardship Plan

On August 12, 2009, the Court authorized the implementation of the Debtors’ proposed (i) management incentive plan (the “MIP”); (ii) non-insider employee retention plan (the “Retention Plan”); (iii) discretionary bonus plan (the “Discretionary Bonus Plan”); and (iv) hardship plan (the “Hardship Plan”). The MIP, Retention Plan and Discretionary Bonus Plan are designed to provide the Debtors’ workforce with appropriate market-level competitive compensation and to align the interests of the Debtors, their employees and their creditors. The largest of these plans, the MIP, is an incentive plan which applies to approximately 325 of the Debtors’ senior officers and managers, and provides for payouts upon LyondellBasell hitting certain EBITDAR targets. The maximum amount payable on an annual basis under the MIP is $45 million. The Retention Plan is limited to approximately 350 non-executive employees of the Debtors who are critical to the Debtors’ reorganization process. In order to be eligible for a payout under the Retention Plan, an employee must meet the stringent criteria developed by LyondellBasell and be approved by the executive committee of the Debtors’ officers (the “Executive

Committee”). The total cost of the Retention Plan is capped at $15 million. The Discretionary Bonus Plan, limited to the non-officer employees of the Debtors, is a continuation of LyondellBasell’s practice of awarding special performance awards to recognize extraordinary contributions by individual employees. In order to be eligible for an award under the Discretionary Bonus Plan, an employee must meet the stringent criteria developed by LyondellBasell and be approved by the Executive Committee. The total cost of the Discretionary Bonus Plan is capped at $1 million and the maximum individual award is $10,000. Lastly, the Hardship Plan is a good will gesture limited to those former employees of the Debtors and their dependents who have a claim for unsecured deferred compensation or life insurance benefits and who are also in dire economic circumstances due to the hardships associated with the filing of these cases. Payouts under the Hardship Plan will be considered on a case-by-case basis at the discretion of the Executive Committee, with a maximum payout of $40,000 to an individual retiree or his or her dependent(s). The total cost of the Hardship Plan is capped at $2 million.

3.	Termination of Benefits

On July 10, 2009, the Debtors filed a Motion for Entry of an Order Authorizing the Termination of Certain Executive Benefits (the “Benefits Termination Motion”). By the Benefits Termination Motion, the Debtors sought to terminate certain executive benefit plans and programs that provide enhanced benefits to certain of the Debtors’ current and former executive employees and senior managers. Specifically, the Debtors sought to terminate the Lyondell Chemical Company Executive Medical Plan, the Lyondell Chemical Company Executive Life Insurance Plan, certain deferred compensation plans and certain supplemental executive retirement plans (collectively, the “Executive Benefit Plans”). Termination of the Executive Benefit Plans will save the Debtors in excess of $3.6 million per year and cause an immediate return to their estates of approximately $57 million.

On July 29, 2009, the Debtors filed their Ninth Omnibus Motion for Entry of an Order Authorizing the Rejection of Certain Executory Contracts (the “Ninth Omnibus Rejection Motion”) in conjunction with the Benefits Termination Motion. By the Ninth Omnibus Rejection Motion, the Debtors sought to reject certain severance agreements whereby former executives of the Debtors or a predecessor employer received severance payments in exchange for their voluntary resignation from the Debtors or predecessor employer. As part of these agreements, the executives were given a qualified right to continued participation in certain of the Executive Benefit Plans. Additionally, the Ninth Omnibus Rejection Motion sought Bankruptcy Court approval for, inter alia, the rejection of the Lyondell Chemical Company Executive Severance Pay Plan and a certain Employee Transfer Agreement between Nova Chemicals Inc. and ARCO Chemical Company, which became an obligation of Lyondell Chemical when ARCO Chemical Company merged into Lyondell Chemical in 1998.

On September 8, 2009, the Bankruptcy Court heard argument on the Benefits Termination Motion and Ninth Omnibus Rejection Motion in response to several objections that were filed. The Bankruptcy Court granted the Debtors the relief sought under both motions as to all affected individuals who had not objected, as well as to those affected individuals who had objected but had not appeared in court. With respect to the objectors who appeared, the Bankruptcy Court took the issue under advisement. The Bankruptcy Court rendered a decision on October 27, 2009 granting the relief sought and directing the parties to settle an order. The Bankruptcy Court entered settled orders for the Ninth Omnibus Rejection Motion and the Benefits Termination Motion on November 19, 2009 and November 20, 2009, respectively.

4.	401(k) Matching Contributions

Upon commencement of these Chapter 11 Cases, the Debtors voluntarily suspended matching contributions under certain of their qualified defined contribution plans, consistent with the requirements under the Tax Code, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Debtors’ collective bargaining agreements, and other applicable law. The Debtors obtained authority, pursuant to the first day Wages, Compensation and Employee Benefits Order, to continue to make matching contributions for amounts accrued and unpaid as of January 6, 2009 in the total approximate amount of $500,000 and to continue making matching contributions on a postpetition basis until the Debtors could suspend contributions consistent with all applicable law. All matching contributions were suspended not later than the first payroll period beginning on or after April 1, 2009. The Debtors anticipate that the Reorganized Debtors will resume matching contributions under these plans as soon as practicable following confirmation of the Plan. The Debtors believe that doing so is necessary to make retirement benefits provided to their employees more market-competitive.

R.	Management, Ownership and Board Changes

1.	Search for and Appointment of a New CEO

Shortly after the commencement of the Chapter 11 Cases, Volker Trautz, who had served as CEO since October 2000, initially of Basell and since the merger, of LBIAF, elected to retire from his duties. With the departure of Mr. Trautz, LyondellBasell was confronted with the significant task of finding and selecting a well-qualified and experienced CEO.

To facilitate the selection of a CEO, the Supervisory Board was tasked with overseeing the selection process, which began at the end of February 2009. The Supervisory Board subsequently formed an executive search committee to make recommendations to it.

After receiving information and advice from the executive search committee, the Supervisory Board discussed the merits of potential CEO candidates. The Supervisory Board initially identified nine candidates of interest and ultimately decided to pursue interviews with seven of the candidates. After a multiple-stage screening process which included follow-up interviews, consulting with references and conducting thorough due diligence on the CEO candidates, LyondellBasell, upon the advice and unanimous consent of the Supervisory Board, appointed James L. Gallogly as the CEO of LBIAF.

Mr. Gallogly has extensive experience in numerous departments of large international energy and chemical producers. He began his career at Phillips Petroleum Company, where he rose from working in the legal department to Vice President for North American production, and then to Senior Vice President of chemicals and plastics. In 2000, Mr. Gallogly was appointed President and CEO of Chevron Phillips Chemical Company LLC, and most recently held the position of Executive Vice President of Exploration and Production and Executive Vice President of Refining, Marketing and Transportation for ConocoPhillips. This work experience has given Mr. Gallogly a wealth of knowledge and particular expertise in the energy, refining, chemicals and polymers businesses.

Mr. Gallogly’s duties include, among other things, overseeing the Debtors’ operations and restructuring efforts during the Chapter 11 Cases, and assuming the duties and responsibilities customarily assigned to the position of CEO of a large, global company, as well as such other duties that may be assigned to this position from time to time.

The Bankruptcy Court entered an order approving the Debtors’ employment agreement with Mr. Gallogly on July 21, 2009.

2.	Other Senior Management Changes

a.	Chief Financial Officer

On August 1, 2009, C. Kent Potter became Chief Financial Officer of LyondellBasell, succeeding Alan Bigman. The Bankruptcy Court approved Mr. Potter’s compensation by an order dated September 8, 2009. Mr. Potter most recently was a consultant in the petrochemicals sector and formerly was the Chief Financial Officer of TNK-BP, Russia’s third largest oil company. He also served as a member of the Supervisory Board and Chairman of the Board Audit Committee of LBIAF from 2006 until 2009. From 2000 to July 2003, Mr. Potter held the positions of Senior Vice President and Chief Financial Officer for Chevron Phillips Chemical Company and served as a member of Chevron Phillips Chemical Company’s Board of Directors.

Prior to his time with Chevron Phillips, Mr. Potter spent 27 years with Chevron. During that time, he held financial management positions in all areas of Chevron’s operations, including Finance Director for Chevron’s North Sea operations, CFO of Chevron’s mining company, CFO of Tengizchevroil in Kazakhstan, and CFO of Chevron Overseas Petroleum (Chevron’s international E&P operations).

b.	Chief Legal Officer

On August 10, 2009, Craig Glidden became Executive Vice President and Chief Legal Officer of LyondellBasell. Mr. Glidden most recently served as Senior Vice President, General Counsel and Corporate Secretary of Chevron Phillips Chemical Company. Before joining Chevron Phillips Chemical, Mr. Glidden engaged in the private practice of law focusing on litigation and arbitration of complex commercial disputes.

3.	Ownership Changes

On July 2, 2009, Nell Limited, an Access affiliate and the indirect owner of 100% of the share capital of LBIAF, transferred its indirect ownership interest in LyondellBasell to ProChemie GmbH, a wholly owned subsidiary of ProChemie Holding Ltd. (“ProChemie Holding”). As of July 2, 2009 Nell Limited and ProChemie Holding each own 50% of ProChemie GmbH, which owns 100% of the share capital of LBIAF.

S.	Compliance Issues Under U.S. Laws

LyondellBasell has identified certain activities related to a project in Kazakhstan that raise compliance issues under U.S. law. It has engaged outside counsel to investigate these activities, under the oversight of a special committee established by the Supervisory Board, and to evaluate internal controls and compliance policies and procedures. LyondellBasell has made a voluntary disclosure of these matters to the U.S. Department of Justice and is cooperating fully with that agency. LyondellBasell cannot predict the ultimate outcome of this matter at this time, nor can it reasonably estimate any potential penalty, if any.

T.	Reliance Non-Binding Offer

On November 14, 2009, the Debtors received a preliminary non-binding expression of interest from Reliance Industries Limited (“Reliance”) to acquire for cash a controlling interest in LyondellBasell contemporaneously with the Reorganized Debtors’ emergence from these Chapter 11 Cases. During the approximately three months following receipt of this expression of interest, the Debtors afforded Reliance the opportunity to undertake an extensive due diligence review of LyondellBasell. Those efforts included LyondellBasell and its advisors: (a) making full teams available to guide in-person visits to over twenty of LyondellBasell’s key facilities worldwide; (b) dedicating three full days of management time for face-to-face presentations and question and answer sessions; (c) dedicating two additional days to due diligence sessions with Reliance’s proposed funding banks; and (d) participating in many other meetings and telephone calls with Reliance and its advisors. In addition, LyondellBasell constructed an electronic data room for Reliance, which provided access to thousands of documents. Hundreds of Reliance’s advisors and personnel accessed this data room. LyondellBasell and its advisors also received and addressed requests for more than 1,000 items from Reliance and its advisors.

After receiving feedback from the financial advisors to some of LyondellBasell’s large creditors and having had the opportunity to review the Debtors’ First Amended Plan of Reorganization and associated disclosure statement filed on December 11, 2009, Reliance submitted another non-binding proposal on December 18, 2009. This proposal permitted creditors to receive a greater economic ownership interest in the Reorganized LyondellBasell than was possible under its original proposal, and incorporated certain elements of the Debtors’ reorganization plan, including a backstopped rights offering. This new proposal, however, did not provide a better transaction for the estate’s constituents as a whole or a more confirmable plan of reorganization for these cases than the Plan. Accordingly, the Debtors continued to encourage Reliance to better its proposal and to encourage large creditors to meet with Reliance.

On February 7, 2010, the Debtors’ financial advisors requested in writing that Reliance provide its final and best proposal by February 19, 2010. This written request outlined the Debtors’ concerns about Reliance’s then most-recent proposal and suggested ways in which Reliance could improve its proposal. The Debtors’ concerns included, among other things: (a) Reliance’s insistence on having effective governance and shareholder control over LyondellBasell, even if it owned a minority of its equity and did not pay a premium for that control; (b) the dilutive effect of the purchase price associated with the proposed direct equity investment by Reliance; (c) the potential delay and associated costs that would attend pursuing a Reliance proposal; (d) the lack of any mechanism to defray the risks of delay such as postings of at risk funds; and (e) Reliance’s dependence on speculative and disputed future profit opportunities to argue that its proposal represents increased value, even though Reliance had not proposed that it would monetize any of that future value for current creditors.

On February 21, 2010, Reliance delivered a further non-binding expression of interest in response to the Debtors’ February 7th request for a final and best proposal. This further proposal, among other things, increased the purchase price for Reliance’s direct equity investment in LyondellBasell and, under certain alternatives, provided a limited fund from which creditors could elect to “cash out” some, or depending on the amount of holders so electing, all of their holdings. The proposal also offered to pre-negotiate various contractual arrangements and policies to mitigate against future conflicts of interest between LyondellBasell and Reliance over services, areas of competition, and assigning corporate opportunities as between LyondellBasell and Reliance. The proposal, however, did not assure a higher overall value for LyondellBasell than that upon which the Plan is based; it continued to provide Reliance with effective control over LyondellBasell, even if it owned only minority position and did not pay a premium; it continued to rely on future profit opportunities to support any meaningful economic difference from the current Plan in terms of value to be received by creditors; it did not put any Reliance assets at risk should a transaction be pursued and fail; and it did not compensate the Debtors’ estates for delay and associated costs.

After the Debtors’ Management Board and independent Supervisory Board members analyzed the most recent Reliance proposal, the Debtors concluded that it is not higher and better than the Plan and thus it does not warrant deviating from the Plan and assuming associated execution risk. In reaching this conclusion, the Debtors also considered input from representatives of creditors who would be compelled to accept equity in exchange for their substantial secured debt under Reliance’s proposal. These representatives were provided with a copy of the proposal, analyzed it independently and were encouraged to meet with Reliance. The representatives informed the Debtors that they do not believe that the Reliance proposal is sufficiently valuable to abandon the Plan.

IV.	THE PLAN

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO THE EXHIBITS ATTACHED THERETO, AND TO THE PLAN SUPPLEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.

THE PLAN INCORPORATES THE LENDER LITIGATION SETTLEMENT AND THE ARCO/EQUISTAR SETTLEMENT. THE LENDER LITIGATION SETTLEMENT PROVIDES, AMONG OTHER THINGS, FOR A DISTRIBUTION TO HOLDERS OF GENERAL UNSECURED CLAIMS AGAINST OBLIGOR DEBTORS AND RELEASES TO THE SETTLING DEFENDANTS, AS DESCRIBED IN SECTION IV.G.8 HEREOF. THE ARCO/EQUISTAR SETTLEMENT PROVIDES, AMONG OTHER THINGS, FOR SETTLEMENT OF CERTAIN MOTIONS AND PENDING LITIGATION WITH RESPECT TO THE ARCO NOTES AND EQUISTAR NOTES. THE LENDER LITIGATION SETTLEMENT REMAINS SUBJECT TO BANKRUPTCY COURT APPROVAL AND THERE IS NO GUARANTEE THAT IT WILL BE APPROVED.

The Debtors believe that implementation of the Plan described in this Disclosure Statement will provide holders of Allowed Claims and Equity Interests a greater distribution than they would receive if these cases were converted to cases under chapter 7, which is the principal liquidation chapter of the Bankruptcy Code. The Plan is attached as Exhibit A hereto and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan. Unless otherwise provided, the holders of Allowed Secured Claims will receive a General Unsecured Claim to the extent of any deficiency.

Although the Chapter 11 Cases are jointly administered pursuant to an order of the Bankruptcy Court, the Debtors are not proposing the substantive consolidation of their respective bankruptcy estates. Thus, the Plan is really 94 distinct chapter 11 plans, one separate plan for each Debtor. However, because many of the procedural provisions of those separate plans are the same, and to save the Debtors’ estates the cost of duplicative efforts to draft multiple disclosure statements and separately solicit approval of multiple plans, the Debtors are submitting a single Plan and this Disclosure Statement.

Although the plans for the Debtors are substantially similar, there are variances in certain Classes and distributions depending on whether the applicable Debtor is: (i) an Obligor Debtor, (ii) a Non-Obligor Debtor or (iii) a Schedule III Debtor.

A.	Classification and Treatment of Holders of Claims and Equity Interests

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. In general, an “allowed” claim or “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court or other court of appropriate jurisdiction determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor.

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to holders of such claims or interests, including the right to vote on the plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, grants such holder a claim for damages incurred, and does not otherwise alter the holders’ legal, equitable and contractual rights.

1.	Administrative Expenses

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses are not classified. Administrative Expenses are the actual and necessary costs and expenses of the Chapter 11 Cases that are Allowed under and in accordance with sections 330, 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code. Such expenses include, but are not limited to, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, actual and necessary expenses of operating the Debtors’ businesses, Postpetition Intercompany Claims, and tax obligations incurred after the Commencement Date. Other Administrative Expenses include the actual, reasonable and necessary professional fees and expenses of the Debtors’ advisors incurred during the pendency of the Chapter 11 Cases. Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense and will be paid in accordance with Section 13.5 of the Plan.

Except to the extent that a holder of an Allowed Administrative Expense agrees to less favorable treatment, each Allowed Administrative Expense will be paid in full, in Cash, on, or as soon as is reasonably practicable after, the later of (i) the Effective Date, (ii) the date such Administrative Expense otherwise would become due in the ordinary course of business, and (iii) the last Business Day of the month in which such Administrative Expense becomes Allowed, provided such Administrative Expense becomes Allowed at least ten (10) days prior to the last Business Day of the month, otherwise the last Business Day of the following month;

provided, however, that Allowed Administrative Expenses representing liabilities incurred in the ordinary course of business by the Debtors (other than Claims giving rise to Administrative Expenses under section 503(b)(9) of the Bankruptcy Code), Postpetition Intercompany Claims and liabilities arising under the Equity Commitment Agreement, may be paid by the Debtors in the ordinary course of business and without the necessity to file a proof of claim, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, Instruments evidencing, or other documents relating to such transactions. The Debtors estimate that Allowed Administrative Expenses payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases and Postpetition Intercompany Claims, but inclusive of amounts payable in respect of reconciled cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, will be approximately $165 million – $244 million, including approximately $26 million – $32 million in Allowed section 503(b)(9) Claims.68

All requests for Administrative Expenses that are not either (i) otherwise paid in the ordinary course of business or (ii) Postpetition Intercompany Claims, must be filed with the Bankruptcy Court before the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court (the “Administrative Expense Bar Date.”) A notice setting forth the Administrative Expense Bar Date will be (i) filed on the Bankruptcy Court’s docket and (ii) posted on the Debtors’ case information website at www.epiqbankruptcysolutions.com. Further notice of the Administrative Expense Bar Date will be provided as may be directed by the Bankruptcy Court. All requests for payment of an Administrative Expense that accrued on or before the Effective Date (except Postpetition Intercompany Claims) must be filed with the Claims Agent and served on counsel for the Debtors by the Administrative Expense Bar Date. Any requests for payment of Administrative Expenses that are not properly filed and served by the Administrative Expense Bar Date will not appear on the register of claims maintained by the Claims Agent and will be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors or any action by the Bankruptcy Court. Holders of Postpetition Intercompany Claims do not need to file a request for payment of Administrative Expense, but rather will be determined pursuant to LyondellBasell’s books and records. All Administrative Expenses incurred in the ordinary course (including, but not limited to, those arising pursuant to Insurance Policies and related agreements assumed pursuant to the Plan) will be paid in the ordinary course by the Debtors or the Reorganized Debtors without the need or requirement for the creditor to file a motion, application or claim for allowance of payment thereof.

The Reorganized Debtors, in their sole and absolute discretion, may settle Administrative Expenses in the ordinary course of business without further Bankruptcy Court approval. The Debtors will have the right to object to any Administrative Expense within 180 days after the Administrative Expense Bar Date, subject to extensions from time to time by the Bankruptcy Court. Unless the Debtors or the Reorganized Debtors object to a timely-filed and properly served Administrative Expense, such Administrative Expense will be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Expense, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Expense should be allowed and, if so, in what amount.

2.	Professional Compensation and Reimbursement Claims

Any entity seeking an award by the Bankruptcy Court of compensation for services rendered and/or reimbursement of expenses incurred through and including the Effective Date under sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code will (i) file its final application for allowance of such compensation and/or reimbursement by no later than the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court, and (ii) be paid by or on behalf of the Debtors or Reorganized Debtors, in full, in Cash, in such amounts as are Allowed, upon (a) the date the order granting such award becomes a Final Order, or as soon thereafter as is practicable, or (b) such other terms as may be mutually agreed upon by the professional and the Debtors or Reorganized Debtors. Notwithstanding any of the foregoing, the applicable Debtors or Reorganized Debtors will assume all postpetition liabilities, fees and expenses for, and make payment in the ordinary course to, any professional retained by the Debtors as an ordinary course professional pursuant to that certain order of the Bankruptcy Court, entered February 4, 2009.

[68]	The deadline for filing claims arising under section 503(b)(9) of the Bankruptcy Code was the Bar Date. Nothing in the Disclosure Statement or the Plan changes or affects that Bar Date.

As of January 31, 2010, the Debtors have paid the various retained professionals, including the Debtors’ professionals and the Creditors’ Committee’s professionals, an aggregate of approximately $165 million since the Commencement Date and certain lenders’ professionals, pursuant to the Final DIP Financing Order and DIP Term Loan Agreement, an aggregate of approximately $105 million. Assuming confirmation of the Plan on or around May 1, 2010, the Debtors estimate that various retained professionals will have sought or will seek additional compensation of $93 million and certain lenders’ professionals will have sought or will seek additional compensation of $49 million for work completed through the Confirmation Date.

3.	DIP New Money Claims and DIP ABL Claims

Except to the extent that a holder of a DIP New Money Claim or DIP ABL Claim agrees to less favorable treatment, on the Effective Date, the Reorganized Debtors will pay, in full and complete satisfaction, settlement and release of such Claim (except the Excluded DIP Obligations), an amount in Cash equal to the Allowed amount of such DIP New Money Claim or DIP ABL Claim, as applicable, and all commitments under the DIP Agreement will terminate. To the extent any letters of credit issued pursuant to the DIP Agreement are outstanding as of the Effective Date, they will be replaced or backstopped with new letters of credit to be issued pursuant to the Exit Facility. Upon payment or satisfaction in full of the DIP New Money Claims and DIP ABL Claims (except the Excluded DIP Obligations) in accordance with the terms of the Plan, on the Effective Date all liens and security interests granted to secure such obligations will be terminated and of no further force or effect. The Excluded DIP Obligations will survive the Effective Date and will not be discharged or released pursuant to the Plan or Confirmation Order, notwithstanding any provision of the Plan (including, without limitation, Sections 11.4, 11.5 and 11.8(b) of the Plan) or the Confirmation Order to the contrary.

The Debtors estimate that, as of the Effective Date, (i) the DIP New Money Claim will be approximately $2.168 billion and (ii) the DIP ABL Claim will be approximately $655 million (excluding letters of credit, accrued interest and other fees).69

4.	Priority Tax Claims

A Priority Tax Claim is any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, at the sole option of the Debtor obligated on such Allowed Claim, (i) on the Effective Date, an amount in Cash equal to the Allowed amount of such Claim, or (ii) on the Effective Date and each year on the Effective Date Anniversary, or on any earlier date at the sole option of the applicable Debtor, equal annual Cash payments, in an aggregate amount equal to such Allowed Priority Tax Claim, together with a rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code or such other amount as determined by the Bankruptcy Court in the Confirmation Order, over a period not exceeding five (5) years after the later of (a) the Commencement Date and (b) the date of assessment of such Allowed Priority Tax Claim; provided, however, that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest or penalty accrued on or after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by the applicable Debtor as such obligations become due. The Debtors estimate that the Allowed amount of such Claims will be approximately $4.5 million – $15 million.

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As of the end of the first quarter of 2010, there is an estimated increase in the DIP ABL balance relative to publicly reported historical levels during prior periods in the Chapter 11 Cases primarily as the result of (a) typical seasonal factors experienced by the company in its first fiscal quarter including but not limited to, cash payments related to property taxes, rebate payments for European vendors, employee bonuses and pension contributions, and (b) payment of certain items in the first quarter of 2010 that were limited in 2009 due to the effects of these Chapter 11 Cases. Increases in working capital uses in anticipation of upcoming plant maintenance events may increase utilization of the DIP ABL prior to the Effective Date. The exact amount of the DIP ABL balance may differ significantly from any projection depending on the actual Effective Date and actual cash needs as of that date.

The Internal Revenue Service (the “IRS”) filed proofs of claim against the Debtors (having claim numbers 00569, 01079 and 012967) alleging unsecured priority tax claims for the tax years 2005 through 2008 in the aggregate amount of $258,525,763.71 (collectively, the “IRS Claim”). As a result of an ongoing audit of the relevant tax years, the IRS has agreed to reduce the amount of the IRS Claim to $113,466,520.44. The Debtors are contesting the full amount of the IRS Claim. In addition, the Debtors have claimed tax refunds and credits in the aggregate amount of $183,676,015.76, which the IRS is reviewing as part of its ongoing audit of the Debtors. Upon: (a) the IRS completing its audit of the Debtors’ (i) Forms 1120 for tax years ending December 31, 2006, 2007 and 2008, and (ii) Forms 1139 dated August 17, 2009 and November 19, 2009; (b) the Joint Committee on Taxation of the United States Congress accepting the IRS’ audit recommendations; and (c) the IRS completing a formal accounting of the Debtors’ tax refunds and credits (collectively, the “Audit Process”), the IRS will further reduce the amount of the IRS Claim by the amount of the audited tax refunds and credits, as appropriate. The IRS is negotiating an agreement with the Debtors pursuant to which the IRS would not receive any distribution with respect to the IRS Claim until it completes the Audit Process and applies all tax refunds and credits to which the Debtors are entitled.

5.	Class 1 – Priority Non-Tax Claims

Priority Non-Tax Claims in this Class include certain Claims that are granted priority in payment under section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code, including certain wage, salary and compensation obligations to employees of the Debtors up to a statutory cap of $10,950 per employee. Because the Debtors were authorized by the prepetition wage order to pay such priority amounts to their employees, the Debtors estimate that the Allowed amount of such claims will be approximately $0.3 million – $0.8 million.

Class 1 is unimpaired by the Plan. Each holder of an Allowed Non-Tax Priority Claim against any Debtor is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment or has been paid by or on behalf of the Debtors prior to the Effective Date, each holder of an Allowed Priority Non-Tax Claim against any Debtor will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, Cash equal to the Allowed amount of such Priority Non-Tax Claim on the later of the Effective Date and the date such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, provided such Priority Non-Tax Claim becomes Allowed at least ten (10) days prior to the last Business Day of the month, otherwise the last Business Day of the following month.

6.	Class 2 – Secured Tax Claims

Secured Tax Claims in this Class include any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties). The Reorganized Debtors estimate that on the Effective Date, the Allowed amount of such Claims will be approximately $10 million – $16 million.

Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim against any Debtor is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, each holder of an Allowed Secured Tax Claim against any Debtor will, at the sole option of the Debtor obligated for the payment of such Allowed Secured Tax Claim, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, either (i) receive from such Debtor on the Effective Date, Cash equal to the Allowed amount of such claim, or (ii) retain its lien securing such Allowed Secured Tax Claim and on the Effective Date and each year on the Effective Date Anniversary, or on any earlier date at the sole option of the applicable Debtor, receive from such Debtor equal annual Cash payments, in an aggregate amount equal to such Allowed Secured Tax Claim, together with a rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code or such other amount as determined by the Bankruptcy Court in the Confirmation Order, over a period not exceeding five (5) years after the date of assessment of such claim.

7.	Class 3 – DIP Roll-Up Claims

DIP Roll-Up Claims include those Claims that arise under the DIP Roll-Up Loans. For purposes of the Plan, the DIP Roll-Up Claims will be Allowed in the amount of $3.25 billion.

Class 3 is impaired by the Plan. Each holder of an Allowed DIP Roll-Up Claim is entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed DIP Roll-Up Claim will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, New Third Lien Notes in the same principal amount as such Allowed Claim; provided, however, that if Class 3 votes to reject the Plan, (a) each holder of an Allowed DIP Roll-Up Claim that votes to reject the Plan will receive on the Effective Date, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, Cram Down Notes in the same principal amount as such Allowed Claim, and (b) each holder of an Allowed DIP Roll-Up Claim that does not vote to reject the Plan will receive on the Effective Date, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, New Third Lien Notes in the same principal amount as such Allowed Claim. Following the Voting Deadline, holders of Allowed DIP Roll-Up Claims will not be able to change their vote on the Plan without the written consent of the Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date the holders of DIP Roll-Up Claims will assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of 2015 Notes and the 2015 Notes Claims. In addition, on the Effective Date, the 3% exit fee under the DIP Term Loan Agreement will be paid to the DIP Roll Up Lenders.

To the extent that the requisite majority of holders (in both number and amount of claims) of Allowed DIP Roll Up Claims cause Class 3 to accept the Plan, all holders of Allowed DIP Roll-Up Claims will receive New Third Lien Notes in the same principal amount as such Allowed Claims, no holder of an Allowed DIP Roll Up Claim will receive any Cram Down Notes, and the Debtors will not issue the Cram Down Notes. The principal terms of the New Third Lien Notes and the Cram Down Notes are set forth in Exhibit A-4 and Exhibit A-5 to the Plan, respectively.

In addition, if a majority in the aggregate amount of Claims in Class 3 and Class 4 together vote in favor of the Plan, the guarantees made by, and liens on account of the DIP Roll-Up Claims and Senior Secured Claims against, the Obligor Non-Debtors will be released pursuant to the terms of the Senior Secured Credit Agreement to the extent not otherwise extinguished by the Enforcement Sale or the Plan.

8.	Class 4 – Senior Secured Claims

Senior Secured Claims in this Class include all Claims arising under the Senior Secured Credit Agreement, ARCO Notes Indenture and Equistar Notes Indenture. For purposes of the Plan, the Senior Secured Claims are Allowed in the estimated amount of $9.45 billion.

The aggregate principal amount of Senior Secured Facility Claims as of the Commencement Date will be reduced by an amount equal to the Adequate Protection Payments, as that term is used in the ARCO/Equistar Settlement, made pursuant to Section 18 of the DIP Financing Order and received by the Senior Secured Lenders through and including the Effective Date (to the extent any such payments have accrued but have not been paid and received on or before the Effective Date, then such accrual will not be applied to reduce Claims under the Senior Secured Credit Agreement unless payment thereof is provided for in connection with consummation so that such Claims will receive either Cash in respect of such accrual or a higher allocation reflecting such accrual, but such Claims will not in any event receive both Cash and a higher allocation) on account thereof, provided, however that nothing in the Plan will be construed to preclude the allowance of a claim for postpetition interest, as well as fees, costs and charges on account of Senior Secured Facility Claims, the Equistar Notes Claims and the ARCO Notes Claims to the extent permitted under section 506(b) of the Bankruptcy Code or the assertion by any party of a claim for fees, costs and charges under the Senior Secured Credit Agreement, the Equistar Notes Indenture and the ARCO Notes Indenture, which, in each case, for the avoidance of doubt and unless otherwise agreed by the Debtors or as provided in the Plan, solely with respect to payment of fees or costs of a Secured Lender, will not be paid in Cash or as an Administrative Expense, subject to any party’s right to seek a substantial constribution payment as an Administrative Expense pursuant to section 503(b) of the Bankruptcy Code or any recovery that is on account of Excess Recoveries, but will solely increase the Allowed Senior Secured Claim of such party that, in all events, will be treated in accordance with Section 4.4 of the Plan.

Class 4 is impaired by the Plan. Each holder of a Senior Secured Claim against the Non-Schedule III Obligor Debtors is entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, on the Effective Date (and in addition to any recovery they may receive in Classes 7-C or 7-D), each holder of an Allowed Senior Secured Claim will receive, except as set forth in Section 11.4 of the Plan, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Non-Schedule III Obligor Debtors (i) its Pro Rata Share of 100% of Class A Shares based on the net value (prior to Exit Financing) allocable to LBFC and its direct and indirect subsidiaries, less the number of the Class A Shares provided to holders of Allowed Claims on account of distributions in Classes 5 and 7-C, subject to dilution on account of the Equity Compensation Plan and the New Warrants; provided, however, that to negate the impact of dilution to the recoveries of the Allowed ARCO/Equistar Claims from $300 million of the Class B Shares issued as part of the Rights Offering (which amount will be used to fund the Cash distribution portion of the Settlement Consideration), holders of ARCO/Equistar Claims will receive an additional amount of Class A Shares and the rights to purchase Class B Shares in the Rights Offering (with a corresponding decrease in the Class A Shares and rights to purchase Class B Shares in the Rights Offering distributed to the holders of Senior Secured Facility Claims),70 the combined value of which will equal the product of (x) $300 million and (y) the ratio of the total Allowed ARCO/Equistar Claims to total Allowed Class 4 Claims;71 provided further, however, that, notwithstanding anything set forth above, each holder of an Allowed Senior Secured Claim will also receive a distribution as set forth in Section 5.4(a) of the Plan, (ii) the right to purchase its Rights Offering Pro Rata Share of Class B Shares and (iii) the right to participate in any Excess Recoveries from the Creditor Trust and the Litigation Trust. After giving effect to the previous sentence, the number of Class A Shares to be issued to holders of Allowed Senior Secured Facility Claims will be reduced by the number of Class A Shares at Plan value equal to $75 million (to be issued as part of the Settlement Consideration), on a pro rata basis solely among the holders of Allowed Senior Secured Facility Claims, without any further reduction of any distribution being made to holders of Arco Notes Claims or Equistar Notes Claims; further, all holders of Allowed Senior Secured Claims will agree that all Deficiency Claims they may have against Non-Schedule III Obligor Debtors may only be satisfied out of the Excess Recoveries (if at all); provided, however, that, other than as set forth in Section 4.10 of the Plan, holders of Senior Secured Claims will not agree to any alternative treatment for their Deficiency Claims against Schedule III Obligor Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date, the Senior Secured Lenders will assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of 2015 Notes and the 2015 Notes Claims.

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The amount of Class A Shares and Rights Claims that will be issued to holders of ARCO/Equistar Claims (and therefore reducing the number of shares and rights allocated to holders of Senior Secured Facility Claims) will be calculated by valuing the Class A Shares at the Plan Value price per share and the Rights Claims at the difference between (i) the Plan Value price per share and (ii) the Rights Offering price per share. For purposes of this calculation, the “Plan Value” of any such distribution will have the meaning set forth in the ARCO/Equistar Settlement and will mean the value for such distribution calculated using information contained in the Second Amended Disclosure Statement Accompanying Second Amended Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors, as filed on December 23, 2009.

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To the extent that any dilution results from any further settlement of any fraudulent transfer litigation against holders of Senior Secured Facility Claims, holders of ARCO/Equistar Claims will receive additional Class A Shares and rights to purchase Class B Shares in the Rights Offering based on similar principles.

If a majority in the aggregate amount of Claims in Class 3 and Class 4 together vote in favor of the Plan, the guarantees held by, and liens on account of the DIP Roll-Up Claims and Senior Secured Claims against, the Obligor Non-Debtors will be released pursuant to the terms of the Senior Secured Credit Agreement to the extent not otherwise extinguished by the Enforcement Sale or the Plan. The vote of the Senior Secured Lenders on the Plan will be deemed to be a direction to the administrative agent under the Senior Secured Credit Agreement to direct the security agent under the Intercreditor Agreement to effectuate the transactions contemplated in Section 5.4 of the Plan and to instruct the collateral agent under the Senior Secured Credit Agreement to effectuate the transactions contemplated under the Lender Litigation Settlement.

On the Effective Date, all outstanding Senior Secured Facility Letters of Credit will be terminated and replaced by letters of credit issued under the Exit Facility on terms satisfactory to the Senior Secured LC Issuer.

The ARCO/Equistar Settlement Pro Rata Allocation will be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory will not change, but each holder of an Allowed Senior Secured Claim within that subcategory will be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

9.	Class 5 – Bridge Loan Claims

Bridge Loan Claims in this Class include all Claims arising under the Bridge Loan Agreement. For purposes of the Plan, the Bridge Loan Claims are Allowed in the estimated amount of $8.297 billion.

Class 5 is impaired by the Plan. Each holder of a Bridge Loan Claim is entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, (and in addition to any recovery they may receive in Classes 7-C or 7-D that, for the avoidance of doubt, is required to be turned over to the holders of Claims in Class 4 in accordance with Sections 4.9 and 4.10 of the Plan) each Allowed Bridge Loan Claim will receive, except as set forth in Section 11.4 of the Plan, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors (i) its Pro Rata Share of the number of Class A Shares equivalent to 5.0% of the combined Class A and Class B Shares, less the number of Class A Shares at Plan value equal to $75 million (to be issued as part of the Settlement Consideration), and subject to dilution on account of the Equity Compensation Plan and the New Warrants, (ii) its Pro Rata Share of the New Warrants and (iii) the right to participate in any Excess Recoveries from the Litigation Trust and Creditor Trust. In addition, all holders of Allowed Bridge Loan Claims will agree that all Deficiency Claims they may have against Non-Schedule III Obligor Debtors may only be satisfied out of the Excess Recoveries (if at all); provided, however, that, other than as set forth in Section 4.10 of the Plan, the holders of Bridge Loan Claims will not agree to any alternative treatment for their Deficiency Claims against Schedule III Obligor Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date the Bridge Lenders will assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of the 2015 Notes and the 2015 Notes Claims.

The vote of the Bridge Lenders on the Plan will be deemed to be a direction to the administrative agent under the Bridge Loan Agreement to direct the security agent under the Intercreditor Agreement to effectuate the transactions contemplated in Section 5.4 of the Plan and to instruct the collateral agent under the Bridge Loan Agreement to effectuate the transactions contemplated under the Lender Litigation Settlement.

On the Effective Date, the rights, liens and claims (including any guarantee claims) of holders of Bridge Loan Claims against Obligor Non-Debtors will be extinguished.

10.	Class 6 – Other Secured Claims

Other Secured Claims in this Class include any Secured Claim, including claims arising under properly asserted and perfected mechanic’s and materialman’s liens, against the Debtors other than a Secured Tax Claim, a DIP Claim, a Senior Secured Claim or a Bridge Loan Claim. The Debtors estimate that on the Effective Date, the Allowed Claims in this Class will be approximately $232 million – $320 million.

Class 6 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim against any Debtor is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each Allowed Other Secured Claim will be, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, at the sole discretion of the Debtor obligated for the payment of such Allowed Claim, either (i) reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code (only if not due and payable on or before the Effective Date), notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of a default; (ii) paid in the ordinary course of business in accordance with the course of practice between the Obligor Debtors and such holder with respect to such Allowed Claim; or (iii) paid by transfer of the Collateral securing such Allowed Claim to the holder of such Allowed Claim. For the avoidance of doubt, claims secured by properly perfected mechanic’s and materialman’s liens will be paid in full, in cash, if and to the extent they become Allowed Claims.

11.	Class 7-A – General Unsecured Claims Against Non-Schedule III Obligor Debtors

General Unsecured Claims in this Class include any General Unsecured Claims and Deficiency Claims of the holders of the Senior Secured Facility Claims, Bridge Loan Claims and ARCO Note Claims against the Non-Schedule III Obligor Debtors. The Debtors estimate that on the Effective Date, the Allowed Claims in this Class will be approximately $700 million – $1.11 billion.

Class 7-A is impaired by the Plan. Each holder of a General Unsecured Claim against the Obligor Debtors is entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed General Unsecured Claim against a Non-Schedule III Obligor Debtor will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration will have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration it so elected will depend on the elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) will reflect an agreement that such non-electing creditor will receive its Settlement Pro Rata Share of the Settlement Consideration. Notwithstanding anything to the contrary, the Deficiency Claims of the Senior Secured Lenders and the Bridge Lenders against Non-Schedule III Obligor Debtors may only be satisfied out of the Excess Recoveries (if at all).

12.	Class 7-B – General Unsecured Claims Against Non-Obligor Debtors

General Unsecured Claims in this Class include any General Unsecured Claim against the Non-Obligor Debtors. The Non-Obligor Debtors are not obligors on the DIP Facility, the Senior Secured Credit Agreement or the Bridge Loan Agreement. Except as set forth below, the Debtors estimate that on the Effective Date, the Allowed Claims in this Class will be approximately $1.1 billion – $1.53 billion.

Class 7-B is 54 separate Classes, each a Class of General Unsecured Claims against a specific Non-Obligor Debtor. As set forth on Exhibit A-7 to the Plan, depending on the applicable Non-Obligor Debtor, holders of Claims in each of these Classes will recover between 100% of their Claims and 0% of their Claims, as the case may be. Holders of Allowed General Unsecured Claims that will recover more than 0% and less than 100% of their Claims are impaired and will be entitled to vote to accept or reject the Plan. Holders of Allowed General Unsecured Claims that will recover 100% of their Claims will be deemed to accept the Plan. Holders of Allowed General Unsecured Claims that will recover 0% of their Claims will be deemed to reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed General Unsecured Claim against a Non-Obligor Debtor will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, its Pro Rata Share of Cash totaling the net value of its applicable Debtor after allocation of Allowed Administrative Expenses, Other Secured Claims, Priority Tax Claims and Priority Non-Tax Claims against the applicable Non-Obligor Debtor; provided that each holder of an Allowed General Unsecured Claim against an MCI Subsidiary will receive its distribution as a contractual right under the Plan from the applicable MCI Subsidiary entitling the holder to a potential payment up to the amount of such holder’s Allowed Claims against the MCI Subsidiary on the Effective Date. See Exhibit A-7 to the Plan for the estimated recovery percentages for each Non-Obligor Debtor, estimated General Unsecured Claims against each Non-Obligor Debtor and the estimated value attributable to each Non-Obligor Debtor.

13.	Class 7-C – General Unsecured Claims and Senior/Bridge Guarantee Claims Against MSC, MPI and MPCO

General Unsecured Claims in this Class include any General Unsecured Claim and Senior/Bridge Guarantee Claim against MSC, MPI and MPCO. The Debtors estimate that on the Effective Date, the Allowed Claims in this Class will be approximately $96 million – $186 million, plus the Senior/Bridge Guarantee Claims.

Class 7-C is impaired by the Plan. Each holder of a General Unsecured Claim and Senior/Bridge Guarantee Claim against MSC, MPI and MPCO is entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, and as a compromise and settlement of the items set forth in Section 3.5 of the Lender Litigation Settlement, (i) each holder of an Allowed Senior/Bridge Guarantee Claim against MSC, MPI and MPCO will receive, in the aggregate, Class A Shares valued at $195 million and (ii), in compromise and settlement of the Intercompany Claims between Millennium America Inc. and MPI and between Millennium America Inc. and MSC, (1) the holders of Allowed General Unsecured Claims against MPI will receive Class A Shares valued at $57.6 million, (2) the holders of Allowed General Unsecured Claims against MSC will receive Class A Shares valued at $4.4 million;72 provided, however, the maximum value distributable to holders of Allowed General Unsecured Claims against MPCO will be $0, against MPI will be $213,935,341 and against MSC will be $71,578,926 (or such other value as may be ascribed to these entities by the Bankruptcy Court at the Confirmation Hearing); provided further, however that (i) in the event the Allowed General Unsecured Claims against MPI are less than $89 million, the value of Class A Shares to be distributed to holders of such Claims will be reduced by $20.00 for every $100.00 that such Claims are less than $89 million, and such reduction will increase the number of Class A Shares to be received by the holders of Senior/Bridge Guarantee Claims against MPI, and (ii) in the event the Allowed General Unsecured Claims against MSC are less than $19 million, the value of Class A Shares to be distributed to holders of such Claims will be reduced by $20.00 for every $100.00 that such Claims are less than $19 million, and such reduction will increase the number of Class A Shares to be received by the holders of Senior/Bridge Guarantee Claims against MSC; provided further that if the Millennium Notes Plan Conditions are not satisfied pursuant to the terms of the Lender Litigation Settlement, holders of Allowed General Unsecured Claims against MPI will receive Class A Shares valued at $60.4 million, holders of Allowed General Unsecured Claims against MSC will receive Class A Shares valued at $14.6 million, and holders of Senior/Bridge Guarantee Claims against MPI or MSC will receive, in the aggregate, Class A Shares

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As set forth in Section 4.10 of the Plan, the holders of Millennium Notes Claims will receive Class A Shares valued at $28 million or as adjusted in Section 4.10 of the Plan that would otherwise be distributed to holders of General Unsecured Claims against MSC and MPI.

valued at $210 million, and the reductions contemplated in the preceding proviso in the event that Allowed General Unsecured Claims are below stated amounts will not apply; provided further that for every $1 of distribution (which may be in the form of Class A Shares) distributed on account of Senior/Bridge Guarantee Claims in this Class 7-C, the holders of Senior Secured Claims will receive 100% of such distribution and the Bridge Lenders will receive 0% of such distribution and (ii) its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that there will be no distribution of any portion of the Settlement Consideration (other than Excess Recoveries) on account of Senior/Bridge Guarantee Claims; and provided further that holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration will have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration in whatever form it so elected will depend on the elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) will reflect an agreement that such non-electing creditor will receive its Settlement Pro Rata Share of Settlement Consideration. For the avoidance of doubt, nothing in this Section (other than as otherwise set forth above) will in any way reduce, modify or otherwise adversely impact the value of the recovery to the holders of Bridge Loan Claims. Notwithstanding anything to the contrary contained in the Plan, holders of Allowed General Unsecured Claims (but not the holders of the Senior/Bridge Guarantee Claim) against MPCO, MPI and MSC, in addition to receiving the value set forth above, will participate in the Settlement Consideration but only until such time as they are paid in full their Allowed Base Claim Amount plus their Post-Effective Date Interest Amount; thereafter, Settlement Consideration will be allocated only among remaining holders of Allowed General Unsecured Claims. For the avoidance of doubt, to the extent the Bankruptcy Court ascribes a different value to MSC, MPI or MPCO than that listed in this Section, the distributions set forth in this Section will be adjusted proportionately.

See Exhibit A-8 of the Plan for the estimated recovery percentages for each of MPI, MSC and MPCO, estimated General Unsecured Claims and Senior/Bridge Guarantee Claims against each entity, and the estimated value attributable to each entity.

The ARCO/Equistar Settlement Pro Rata Allocation will be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory will not change, but each holder of an Allowed Senior Secured Claim within that subcategory will be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

14.	Class 7-D – General Unsecured Claims and Senior/Bridge Deficiency Claims Against Schedule III Obligor Debtors

General Unsecured Claims in this Class include any General Unsecured Claim and Senior/Bridge Deficiency Claim against Schedule III Obligor Debtors. The Debtors estimate that on the Effective Date, the Allowed Claims in this Class will be approximately $259 million – $291 million, plus the Senior/Bridge Deficiency Claims.

Class 7-D is impaired by the Plan. Each holder of a General Unsecured Claim and Senior/Bridge Deficiency Claim against a Schedule III Obligor Debtor is entitled to vote to accept or reject the Plan.

Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed General Unsecured Claim and Senior/Bridge Deficiency Claim against MCI will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against MCI, (i) beneficial trust interests in the Millennium Custodial Trust, which will entitle such holder to its Pro Rata Share of recoveries with respect to the assets of the Millennium Custodial Trust, including any recovery by MCI as a result of its direct or indirect ownership interest in its direct and indirect subsidiaries and (ii) its Settlement Pro Rata Share of the Settlement Consideration; provided, however that there will be no distribution of any Settlement Consideration on account of the Senior/Bridge Deficiency Claims and the Senior/Bridge Deficiency Claims will not be entitled to any recovery from the Settlement Consideration. See Section IV.C.1 herein for a detailed description of the Millennium Custodial Trust.

Except to the extent that the holder agrees to less favorable treatment, each holder of an Allowed General Unsecured Claim and Senior/Bridge Deficiency Claim against any other Schedule III Obligor Debtor will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, (i) a contractual right under the Plan from the applicable MCI Subsidiary entitling the holder to a potential payment up to the amount of such holder’s Allowed Claims against the MCI Subsidiary on the Effective Date and (ii) solely with respect to Allowed General Unsecured Claims (but not Senior/Bridge Deficiency Claims) its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that the holders of Millennium Notes Claims will receive Settlement Consideration only as described in the next paragraph; provided further that, subject to the foregoing proviso, holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration will have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration in whatever form it so elected will depend on the elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) will reflect an agreement that such non-electing creditor will receive its Settlement Pro Rata Share of the Settlement Consideration; provided further, however, that for every $1 of distribution distributed on account of the Senior/Bridge Deficiency Claims in this Class 7-D, the holders of Senior Secured Claims will receive 100% of such distribution and the Bridge Lenders will receive 0% of such distribution. For the avoidance of doubt, nothing in this Section (other than as set forth above) will in any way reduce, modify or otherwise adversely impact the value of the recovery to the holders of Bridge Loan Claims. For the avoidance of doubt, there will be no distribution of any Settlement Consideration on account of the Senior/Bridge Deficiency Claims and the Senior/Bridge Deficiency Claims will not be entitled to any recovery from the Settlement Consideration except with respect to Excess Recoveries.

In addition to the consideration in clause (i) of the preceding paragraph plus the Settlement Pro Rata Share of the consideration set forth in clauses (iii), (iv) and (v) of the defined term “Settlement Consideration,” in settlement of all issues related to the Millennium Notes, the holders of the Millennium Notes Claims will receive, on the Effective Date, distributions in an amount equal to $85.420 million, which will be provided 50% in Cash and 50% in Class A Shares. To effect this $85.420 million distribution:

(x) The holders of the Millennium Notes Claims will receive their Settlement Pro Rata Share of the Fixed Settlement Plan Consideration;

(y) $15.0 million in Cash of the Fixed Settlement Plan Consideration otherwise allocated to the holders of 2015 Notes Claims will be distributed to the holders of the Millennium Notes Claims and to the extent provided in Section 3.30 of the Lender Litigation Settlement Agreement; and

(z) In further compromise and settlement of any and all disputes they may have regarding the Millennium Notes Indenture, and in compromise and settlement of the Intercompany Claims between Millennium America Inc. and MPI and between Millennium America Inc. and MSC, the holders of Millennium Notes Claims will receive Class A Shares valued at $28 million that would otherwise be distributed to holders of General Unsecured Claims against MSC and MPI; provided, however, that the amount to be received by the holders of Millennium Notes Claims pursuant to the MPI/MSC Allocation will be adjusted such that the amount distributed pursuant to (x) above, plus $15 million (pursuant to (y) above), plus the MPI/MSC Allocation equals $85.420 million and compensating adjustments will be made on a proportional basis to the amounts to be received by holders of Allowed General Unsecured Claims against MPI and by holders of Allowed General Unsecured Claims against MSC.

; provided, however, that to the extent the Millennium Notes Plan Conditions are not satisfied or waived, the holders of Millennium Notes Claims will not be entitled to a distribution pursuant to clauses (y) or (z) above.

See Exhibit A-9 to the Plan for the estimated recovery percentages for each Schedule III Obligor Debtor, estimated General Unsecured Claims and Senior/Bridge Deficiency Claims against each Schedule III Obligor Debtor, and the estimated value attributable to each Schedule III Obligor Debtor.

The ARCO/Equistar Settlement Pro Rata Allocation will be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory will not change, but each holder of an Allowed Senior Secured Claim within that subcategory will be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

15.	Class 8 – 2015 Notes Claims

Class 8 is impaired by the Plan. Each holder of a 2015 Notes Claim is entitled to vote to accept or reject the Plan. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $1.351 billion.

If the 2015 Notes Plan Conditions are satisfied or waived pursuant to the terms of the Lender Litigation Settlement, the holders of 2015 Notes Claims will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim and in settlement of the 2015 Notes Adversary Proceeding, their Settlement Pro Rata Share of the Settlement Consideration (and will not be entitled to receive any other distribution under the Plan); provided, however, that $15 million in Cash of the Settlement Consideration otherwise allocated to the holders of 2015 Note Claims will be distributed to the holders of the Millennium Notes Claims in settlement of the Millennium STN Motion; and provided further that, subject to the foregoing proviso, holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration will have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration in whatever form it so elected will depend on the elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) will reflect an agreement that such non-electing creditor will receive its Settlement Pro Rata Share of the Settlement Consideration. In addition, such vote will be deemed a direction to the 2015 Notes Trustee to dismiss with prejudice the 2015 Adversary Proceeding on the Effective Date, as described in Section III.J.2 herein. If any of the 2015 Notes Plan Conditions are not satisfied or waived, holders of Allowed 2015 Notes Claims will not receive any distribution under the Plan by reason of enforcement by the Debtors of the subordination and turnover provisions of the Intercreditor Agreement and the recovery of the holders of 2015 Notes Claims as Settlement Consideration will be deemed turned over to the Reorganized Debtors.

Regardless of whether or not the 2015 Notes Plan Conditions are satisfied or waived, on the Effective Date, (i) the rights and claims of holders of 2015 Notes Claims against Obligor Non-Debtors will be extinguished pursuant to Section 5.4 of the Plan and the Enforcement Sale in accordance with the terms of the Intercreditor Agreement, the 2015 Notes Indenture and the Plan, (ii) the holders thereof will, subject to the first paragraph of Section 4.11(b) of the Plan, be entitled to no recovery against Obligor Debtors or Obligor Non-Debtors by reason of the turnover provisions of the Intercreditor Agreement, and (iii) the holders thereof will be enjoined from taking any action against any Debtor or Non-Debtor Affiliate on account of any 2015 Notes Claim.

16.	Class 9 – Securities Claims

Securities Claims include any Claim against any Debtor, whether or not the subject of an existing lawsuit, arising from the rescission of a purchase or sale of a debtor security, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 9 is impaired by the Plan. Each holder of a Securities Claim against any Debtor is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Holders of Securities Claims will not receive or retain any interest or property under the Plan on account of such Claims.

17.	Class 10 – Subordinated Claims

Subordinated Claims include any Claim for any fine, penalty, forfeiture, attorneys’ fees (to the extend such attorneys’ fees are punitive in nature), multiple, exemplary or punitive damages, or for any other amount that does not represent compensation for actual pecuniary loss suffered by the holder of such Claim, all Claims against any of the Debtors that are subordinated pursuant to sections 510(a)-(c) of the Bankruptcy Code, other than Class 8 Claims, including any Claim against Lyondell Chemical for unexchanged shares of Lyondell Chemical or MCI that were not exchanged in connection with the 2007 Merger. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 10 is impaired by the Plan. Each holder of a Subordinated Claim against any Debtor is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Holders of Subordinated Claims will not receive or retain any interest or property under the Plan on account of such Claims.

18.	Class 11 – Equity Interests in LBFC

Equity Interest in LBFC are the shares of stock of LBFC. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 11 is impaired by the Plan. Each holder of an Equity Interest in LBFC is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Equity Interests in LBFC will be cancelled on the Effective Date. No distribution of any kind will be made on account of Equity Interests in LBFC.

19.	Class 12 – Equity Interests in LBAFGP and LBIAF

Equity Interests in LBAFGP and LBIAF are the shares of stock of LBAFGP and LBIAF, respectively. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 12 is impaired by the Plan. Each holder of an Equity Interest in LBAFGP and LBIAF is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

As a result of the restructuring transactions, LBIAF’s interests in its indirect subsidiaries will be terminated in recognition of the fact that there is no net equity value to LBIAF in any of those interests. See Section IV.B.5 below. Accordingly, because LBAFGP and LBIAF (and LBIAF’s sole direct subsidiary, BF SARL) have no value, and no distribution of any kind will be made on account of Equity Interests in either LBIAF or LBAFGP. LBAFGP, LBIAF and BF SARL will be dissolved post-emergence in accordance with applicable law.

20.	Class 13 – Equity Interests in MCI and the Schedule III Debtors

Equity Interests in the Schedule III Debtors are the shares of stock of the Schedule III Debtors. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 13 is impaired by the Plan. Each holder of an Equity Interest in any Schedule III Debtor is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Equity Interests in MCI will be transferred on the Effective Date to the Millennium Custodial Trust and cancelled after the sale of assets and distribution of proceeds by the Millennium Custodial Trust. No distribution of any kind will be made on account of Equity Interests in a Schedule III Debtor unless and until creditors of that Schedule III Debtor have been paid in full.

21.	Class 14 – Equity Interests in the Debtors (other than LBFC, LBAFGP, LBIAF and the Schedule III Debtors)

Class 14 consists of the Equity Interests in the Debtors other than LBFC, LBAFGP, LBIAF and the Schedule III Debtors. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 14 is unimpaired by the Plan. Each holder of Equity Interest in any Debtor (other than LBFC, LBAFGP, LBIAF and the Schedule III Debtors) is conclusively presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

At the election of New Topco, all Equity Interests in a Debtor held by a Debtor (i) will be unaffected by the Plan, in which case the entity holding an Equity Interest in such Debtor-subsidiary will continue to hold such Equity Interest in the applicable reorganized Debtor-subsidiary following the Effective Date, (ii) will be cancelled and new equity in the applicable reorganized Debtor will be issued pursuant to the Plan, or (iii) will be transferred pursuant to the Plan. In the case of Equity Interests in Basell Germany, which are held by LBIH, such Equity Interests will be unaffected by the Plan and LBIH will continue to hold such Equity Interest following the Effective Date. See Section IV.B.5 below in which more detail is provided with respect to the treatment of equity of the Debtors.

B.	Means for Implementation

The Plan will be implemented, and the distributions thereunder funded, as described below.

1.	Settlement

On the Effective Date and subject to Bankruptcy Court approval, Reorganized LyondellBasell will implement the terms of the Lender Litigation Settlement, which is effective regardless of the effectiveness of the Plan and described in detail in Section III.K hereof, and the terms of the ARCO/Equistar Settlement, which is effective as set forth in the ARCO/Equistar Settlement Agreement and is described in detail in Section III.L hereof.

2.	Exit Facility

On or before the Effective Date, reorganized Lyondell Chemical will enter into the Exit Facility, and grant all liens and security interests provided for thereunder. The applicable Reorganized Debtors that are the guarantors under the Exit Facility will issue the guarantees, Liens, and security interests as provided thereunder. The Exit Facility will be on terms and conditions as set forth in the Plan Supplement.

3.	Securities to be Issued

a.	New Third Lien Notes[73]

On the Effective Date, Lyondell Chemical will authorize and issue the New Third Lien Notes. The terms of the New Third Lien Notes will be governed by the New Third Lien Notes Indenture. The principal terms of the New Third Lien Notes, based on, among other things, an interest rate negotiated with certain of the holders of DIP Roll-Up Claims and Evercore’s review of the market, are set forth in Exhibit A-4 to the Plan.

b.	Cram Down Notes

To the extent necessary, on the Effective Date, Lyondell Chemical will authorize and issue the Cram Down Notes. The terms of the Cram Down Notes will be governed by the Cram Down Notes Indenture. The Cram Down Notes will include the principal terms set forth in Exhibit A-5 to the Plan.

c.	New Common Stock

Pursuant to the New Topco Articles of Association in effect upon emergence, New Topco will be authorized to issue up to 1,275,000,000 shares of New Common Stock, which will consist of 1 billion Class A Shares and 275,000,000 Class B Shares. New Topco will not have any authorized shares of preferred stock. The rights attached to the New Common Stock are described in more detail in the New Topco Articles of Association, which will be included in the Plan Supplement.

Shares of New Common Stock issued in exchange for Allowed Claims under the Plan as well as shares of New Common Stock issuable upon the exercise of warrants issued pursuant to the Plan will be Class A Shares. Shares of New Common Stock issued in connection with, or pursuant to, the Rights Offering will be Class B Shares. Upon consummation of the Plan as set forth herein, 300,000,000 Class A Shares and 263,901,979 Class B Shares are expected to be outstanding. Additional Class A Shares are expected to be reserved for issuance upon exercise of options issued pursuant to the Employee Equity Plan.

Each share of New Common Stock will have a nominal value of four eurocents (EUR 0.04), will carry one vote in New Topco’s general meeting of shareholders and will be entitled to dividends to the extent declared on a record date on or after the issue date of the New Common Stock. The Class B Shares will, however, rank senior in liquidation to the Class A Shares and any other classes of New Topco capital stock. Except with respect to the liquidation preference, conversion and class voting rights in certain situations described below, each Class B Share will have the same rights, entitlements and preferences as the Class A Shares.

Class B Liquidation Preference: Upon a Liquidation, prior to the Liquidation Preference Expiration Date, subject to the payment or provision for payment of the debts and other liabilities of New Topco, each outstanding Class B Share will be entitled to receive, out of the remaining assets of New Topco available for distribution to its stockholders, an amount equal to $10.61 per Class B Share (the “Class B Liquidation Preference Amount”) before any distribution will be made to the holders of Class A Shares. Following receipt of the Class B Liquidation Preference Amount, the Class B Shares will not also participate in liquidation distributions to the Class A Shares.

Class B Optional Conversion: Each Class B Share will be convertible at any time at the option of the holder thereof into one Class A Share (subject to the anti-dilution adjustment).

[73]

In accordance with the DIP Financing Order, the Debtors explored the possibility of refinancing the DIP Roll-Up Loans in connection with the Plan. The Debtors were advised by a number of potential financing parties that they did not believe sufficient market capacity was available to fully refinance the DIP Roll-Up Loans in connection with the Plan.

Class B Automatic Conversion: On the Liquidation Preference Expiration Date, each outstanding Class B Share will automatically convert, without any further action required to be taken by New Topco or any shareholder, into one Class A Share (subject to anti-dilution adjustments) and the Class B Shares will no longer be outstanding. The “Liquidation Preference Expiration Date” will mean the first date upon which the closing price per share of the Class B Shares exceeds $21.22 (200% of the Initial Purchase Price per Class B Share) on a national securities exchange, subject to anti-dilution adjustments, for at least 45 trading days within a period of 60 consecutive trading days; provided, however, the closing price per share of the Class B Shares must exceed such threshold on both the first and last day of such 60-day period.

Conversion Ratio Anti-Dilution Adjustment: The number of Class A Shares into which a Class B Share is convertible will be adjusted in the event of any stock split, subdivision of shares, combination of shares or stock dividend relating only to the Class A Shares or Class B Shares which does not relate also to the other class of ordinary shares in a pro rata manner such that a holder of Class B Shares thereafter converted will receive the number of Class A Shares which such holder would have received with respect to such conversion had such Class B Shares been converted immediately prior to such action.

Class B Class Voting Rights: All Class A and Class B Shares will vote as one class on all matters on which holders of shares of New Common Stock are entitled to vote, except as otherwise provided in this paragraph. The Class B Shares will have a separate class vote with respect to an acquisition, merger, sale of all or substantially all assets of New Topco and its consolidated subsidiaries taken as a whole, consolidation or, to the extent a vote of the shareholders of the New Topco is required, a Liquidation, in each case, pursuant to which the Class B Shares are redeemed, purchased, converted, retired or otherwise exchanged for value at a price less than their Liquidation Preference. Such Class B vote will require the approval of 85% of the then outstanding Class B Shares. The Debtors believe that the 85% approval requirement is appropriate to ensure the protection of the Liquidation Preference of purchasers of Class B Shares in the Rights Offering.

Class B Amendment/Waiver: Amendments or waivers to the terms of the Class B Shares will require the approval of a majority of the then outstanding Class B Shares, provided that (i) the approval of 85% of the then outstanding Class B Shares will be required for changes to the terms of the voting provisions and (ii) the approval of 100% of the then outstanding Class B Shares will be required for changes to the terms of the Class B Liquidation Preference, Liquidation Preference Expiration Date or Automatic Conversion provisions.

d.	New Warrants

On the Effective Date, Lyondell Chemical will issue the New Warrants. The principal terms of the New Warrants are set forth in Exhibit A-6 to the Plan.

e.	Authorization and Issuance of New Securities.

The issuance of the New Common Stock, New Third Lien Notes and Cram Down Notes, if any, by a member of Reorganized LyondellBasell and the issuance or guarantee, as applicable, by any of the Reorganized Debtors of any and all securities, notes, stock, Instruments, certificates, Liens, security interests, and other documents or agreements required to be issued, executed or delivered pursuant to the Plan, including the Exit Facility, and any other actions necessary or desirable in connection therewith will be authorized without further act or action under applicable law, regulation, order or rule, or the vote, consent, authorization or approval of any entity. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of New Topco and the Reorganized Debtors will be issued and authorized. Notwithstanding the foregoing, the New Topco Manager and New Topco Supervisory Board will and are directed to take any required corporate action necessary to cause the foregoing Instruments to be duly authorized under Dutch law.

4.	Rights Offering

LeverageSource (Delaware) LLC, an affiliate of Apollo Management VII, L.P. (“Apollo”), AI LBI Investment LLC, an affiliate of Access Industries (“Access”), and Ares Corporate Opportunities Fund III, L.P. (“Ares”), as the Rights Offering Sponsors, have entered into the Equity Commitment Agreement with New Topco, LBIAF and the Debtor Parties. Pursuant to the Equity Commitment Agreement, New Topco has agreed to sell 263,901,979 Class B Shares of which 240,339,302 shares, representing $2.55 billion (subject to adjustment as explained below) will be offered in the Rights Offering and 23,562,677 additional shares, representing $250 million, (the “Backstop Consideration Shares”) will be purchased by the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors), in each case at a Subscription Purchase Price per Class B Share of $10.61. On the Effective Date, the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) will also purchase any Unsubscribed Shares and Excluded Shares at a price per Class B Share of $10.61. Pursuant to the Equity Commitment Agreement, the Backstop Consideration Shares, the Unsubscribed Shares and the Excluded Shares, if any, will be allocated among the Rights Offering Sponsors in accordance with the following:

Investors	Apollo	Ares	Access
Total Commitment	$1,518,398,134	$475,682,849	$805,919,017
BCS Sharing Percentage for Fees and Backstop Consideration Shares	51.60%	16.16%	32.24%
Tranche 1 Commitment	$1,289,963,134	$404,117,849	$805,919,017
Tranche 1 Sharing Percentage	42.573%	14.854%	42.573%
Tranche 2 Commitment	$228,435,000	$71,565,000	$0
Tranche 2 Sharing Percentage	76.145%	23.855%	0.0%

The foregoing allocation is subject to certain adjustments if holders of claims other than Class 4 receive Rights or if any Rights Offering Sponsor acquires additional claims, as set forth in the Equity Commitment Agreement.

The Equity Commitment Agreement is terminable if the Rights Offering is not consummated by June 3, 2010 and upon certain other events. If terminated, the Rights Offering Sponsors will have no further options thereunder.

Eligible Holders have the right, but not the obligation, to participate in the Rights Offering as provided herein. No Subscription Rights may be exercised for fractional Class B Shares. The closing date of the Rights Offering will be the Effective Date of the Plan.

The Debtors filed a motion to approve the Equity Commitment Agreement on December 24, 2009, and the Bankruptcy Court entered an order approving the Equity Commitment Agreement on March 11, 2010. The process to select the Rights Offering Sponsors will be described in the motion and incorporated herein.

a.	Subscription Rights

Pursuant to the Rights Offering, each Eligible Holder as of the Subscription Rights Record Date will be granted non-transferable Subscription Rights to purchase up to such holder’s Rights Offering Pro Rata Share of 240,339,302 Class B Shares at the Subscription Purchase Price of $10.61 per share.

The number of Class B Shares for which any Eligible Holder may subscribe in the Rights Offering may be decreased to the extent reasonably required by the Debtor Parties and New Topco after consultation with counsel or as required by the Bankruptcy Court, in each case, to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code (or exempt from prospectus delivery requirements under the Prospectus Directive) (a “Section 1145 Cutback”). Any Class B Shares excluded from the Rights Offering due to a Section 1145 Cutback (the “Excluded Shares”) will instead be purchased on the Effective Date directly from New Topco by the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors). The Debtors do not currently expect that there will be a Section 1145 Cutback.

b.	Subscription Period

The Rights Offering will commence on the Subscription Commencement Date and will end at 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date (or such later date as the Debtors, subject to the approval of the Rights Offering Sponsors (not to be unreasonably withheld), may specify in a notice provided to the Rights Offering Sponsors before 9:00 a.m. (prevailing Eastern time) on the business day before the then current Rights Offering Expiration Date) (such period of time, the “Subscription Period”). After the Rights Offering Expiration Date, any exercise of Subscription Rights by any entity (other than a purchase of Unsubscribed Shares or Excluded Shares by the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) pursuant to the Equity Commitment Agreement) will be null and void and the Subscription Agent will not honor any such exercise of Subscription Rights, regardless of when the documents relating to such exercise were sent.

c.	Exercise of Subscription Rights

In order to exercise the Subscription Rights, each Eligible Holder must (a) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date; and (b) pay in Cash, by wire transfer in immediately available funds or otherwise, an amount equal to the full Subscription Purchase Price for the number of Class B Shares elected to be purchased by such Eligible Holder, or, in the case of securities held through a bank or brokerage firm, send the Subscription Form to the bank or brokerage firm (or follow such firm’s directions with respect to submitting subscription instructions to the firm) with sufficient time for the bank or brokerage firm to effect the subscription through DTC on or prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date. If the Subscription Agent for any reason does not receive from a given Eligible Holder both a timely and duly completed Subscription Form and timely payment of such holder’s Subscription Purchase Price, such Eligible Holder will be deemed to have relinquished and irrevocably waived its right to participate in the Rights Offering.

The payments made in connection with the Rights Offering will be deposited and held by the Subscription Agent in a trust account or similarly segregated account or accounts which will be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien or similar encumbrance and which segregated account or accounts will be maintained for the sole purpose of holding the money for administration of the Rights Offering until the Effective Date. The Subscription Agent will not use such funds for any other purpose prior to such date and will not encumber or permit such funds to be encumbered with any lien or similar encumbrance. Each Eligible Holder intending to participate in the Rights Offering must affirmatively elect to exercise all or any portion of its respective Subscription Rights on or prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date; provided, however, that to the extent that the Plan is amended in accordance with its terms, and the Debtors resolicit votes with respect to the Plan or the deadline pursuant to which claimholders may vote to accept or reject a Plan is extended, Eligible Holders may withdraw any previously exercised Subscription Rights but may not exercise Subscription Rights to the extent not previously exercised prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date.

In the event any Eligible Holder elects to withdraw any of its previously exercised Subscription Rights, within five business days of such withdrawal the Subscription Agent will return to the withdrawing Eligible Holder, Cash in immediately available funds in an amount equal to the product of (i) the Subscription Purchase Price and (ii) the number of Class B Shares related to the Subscription Rights withdrawn by such Eligible Holder. Each Eligible Holder will be deemed to have relinquished and irrevocably waived its right with respect to the unexercised portion of such Subscription Rights.

In order to facilitate the exercise of the Subscription Rights, on or about the Subscription Commencement Date, the Subscription Form will be mailed to each Eligible Holder together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form, as well as instructions for payment. New Topco will instruct the Subscription Agent to deliver to each Eligible Holder that has sought to exercise its Subscription Rights (i) a written statement specifying the portion of the Subscription Rights which New Topco has accepted and (ii) in the event of a Section 1145 Cutback, or in the event that any portion of exercised Subscription Rights are not accepted for any reason, Cash in immediately available funds in an amount equal to the portion of the Subscription Purchase Price with respect to the number of Class B Shares elected to be purchased by such Eligible Holder but not accepted by New Topco as soon as reasonably practicable following the Effective Date.

d.	Undersubscription

Subject to the terms of the Equity Commitment Agreement, in the event that all of the Class B Shares offered pursuant to the Rights Offering are not purchased by Eligible Holders with Subscription Rights, the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) will purchase on the Effective Date, for the Subscription Purchase Price per share, a number of Class B Shares equal to the Backstop Consideration Shares and the Unsubscribed Shares, as well as any Excluded Shares in accordance with the terms of the Equity Commitment Agreement.

The Subscription Agent will notify the Rights Offering Sponsors, on each Friday during the Subscription Period and on each Business Day during the five (5) Business Days prior to the Rights Offering Expiration Date (and any extensions thereto), or more frequently if reasonably requested by the Rights Offering Sponsors, of the aggregate number of Subscription Rights known by the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

The Subscription Agent will give the Rights Offering Sponsors, as soon as reasonably practicable after the Rights Offering Expiration Date and, in any event, not more than six (6) Business Days after the Rights Offering Expiration Date, by e-mail or by electronic facsimile transmission, written notification setting forth either (i) the calculation of the number of Unsubscribed Shares, the number of Excluded Shares known at such time and the aggregate Subscription Purchase Price for all Class B Shares being purchased by the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares. The Subscription Agent will determine the number of Unsubscribed Shares, if any, in good faith, and provide the Rights Offering Sponsors with a Purchase Notice that reflects the number of Unsubscribed Shares as so determined. As soon as reasonably practicable after a final determination as to the aggregate number of Unsubscribed Shares and Excluded Shares has been made and, in any event, not more than three Business Days after entry of the Confirmation Order, the Issuer and the Debtor Parties will cause the Subscription Agent to deliver a final Purchase Notice to the Rights Offering Sponsors specifying the final number of Unsubscribed Shares and Excluded Shares. On the Effective Date, the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) will purchase the Backstop Consideration Shares and such number of Unsubscribed Shares and Excluded Shares as are listed in the Purchase Notice (as the same may be updated), if any, without prejudice to the rights of the Rights Offering Sponsors to seek later an upward or downward adjustment to the number of Unsubscribed Shares if such Purchase Notice is miscalculated.

Delivery of the Backstop Consideration Shares, Unsubscribed Shares and Excluded Shares will be made to the accounts of the respective Rights Offering Sponsors (or to such other accounts as the Rights Offering Sponsors may designate), on the Effective Date against payment of the aggregate Subscription Purchase Price for the Backstop Consideration Shares, the Unsubscribed Shares and the Excluded Shares by wire transfer of immediately available funds to a bank account in the United States specified by the Subscription Agent to the Rights Offering Sponsors at least 24 hours in advance. All Backstop Consideration Shares, Unsubscribed Shares and Excluded Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Debtors or the Reorganized Debtors to the extent required under the Confirmation Order or applicable law. Notwithstanding anything contained herein to the contrary, the Rights Offering Sponsors, in their sole discretion, may designate that some or all of the Backstop Consideration Shares, Unsubscribed Shares or Excluded Shares be issued in the name of, and delivered to, one or more affiliates.

e.	Equity Commitment Agreement

Subject to approval of the Equity Commitment Agreement by the Bankruptcy Court, unless the Equity Commitment Agreement has been previously terminated, the Debtors will pay to the Rights Offering Sponsors a transaction fee of $69,750,000 on the Effective Date, payable in accordance with the terms of the Equity Commitment Agreement. The Rights Offering Sponsors will receive reimbursement of the Rights Offering Fees and Expenses, as further set forth in the Equity Commitment Agreement. In certain circumstances the Rights Offering Sponsors will be entitled to a termination fee in accordance with the Equity Commitment Agreement.

Under the terms of the Equity Commitment Agreement, the consent of the Rights Offering Sponsors is required with respect to certain events, including, without limitation, certain changes to the Plan proposed to be made by the Debtors or the Debtors taking certain specified actions outside the ordinary course of business. The obligations of the Rights Offering Sponsors are subject to the satisfaction or waiver of specified closing conditions, including, without limitation, entry of the Confirmation Order in form and substance reasonably satisfactory to the Rights Offering Sponsors, the conditions to effectiveness of the Plan having been satisfied or waived in accordance with the Plan, the receipt of required regulatory approvals and the termination of required regulatory waiting periods, the consummation of the Debtors exit financing and except as disclosed in the Disclosure Statement, no event, fact or circumstance, including any court order with respect to a non-Debtor entity, having occurred since June 30, 2009 that has had or would reasonably be expected to have, individually, or in the aggregate, a material adverse effect on New Topco and LBIAF and its subsidiaries, taken as a whole.

The Equity Commitment Agreement (and the Rights Offering) will terminate automatically if certain conditions are not met, including if the transactions contemplated by the Equity Commitment Agreement have not occurred by June 3, 2010.

f.	Registration Rights Agreement

The Equity Commitment Agreement provides for the execution of a registration rights agreement to be entered into between New Topco and the Rights Offering Sponsors.

g.	Transfer of Subscription Rights; Revocation

Prior to the Effective Date, the Subscription Rights will be automatically transferred in connection with a transfer of a Claim with respect to which Subscription Rights are granted as of the Subscription Rights Record Date (a “Rights Claim”). Pursuant to the anticipated order entered by the Bankruptcy Court approving the Equity Commitment Agreement, the Subscription Rights will not be transferable separately from a Rights Claim.

Pursuant to the Equity Commitment Agreement, New Topco and the Debtor Parties have agreed to use their commercially reasonable efforts to obtain an order from the Bankruptcy Court that prohibits direct or indirect transfers of the Subscription Rights in violation of the preceding paragraph prior to the Effective Date. For the avoidance of doubt, the following will constitute, without limitation, impermissible indirect transfers of Subscription Rights: (i) derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire a Subscription Right, a Claim or a Class B Share; any current or future interest in any such Subscription Right, Claim or a Class B Share or the right to receive any economic benefit in respect of any such Subscription Right, Claim or a Class B Share other than through a sale of a Claim together with the Subscription Rights related thereto, and (ii) any direct or indirect transfer, whether through a direct transfer or through a derivative, option, swap, pledge, forward sale or other transaction, in which the transferor would retain (or, in connection with such transfer, repurchase or agree to repurchase), directly or indirectly, any related Subscription Rights, Class A Shares or Class B Shares or otherwise have the right, directly or indirectly, to acquire or own any current or future interest in any related Subscription Rights, Class A Shares or Class B Shares or economic benefit in respect of any related Subscription Rights, Class A Shares or Class B Shares. For the avoidance of doubt, if a transferor who held a Rights Claim as of the record date for the Rights Offering has transferred such Rights Claim together with the Rights related thereto, such transferor will not be in violation of the foregoing so long as, immediately following the Effective Date, it transfers to the transferee of such Rights Claim (i) any and all Class B Shares issued in respect of any such validly exercised Rights and (ii) any and all Class A Shares issued in respect of such Rights Claim.

Any sale, transfer, assignment or attempted sale, transfer or assignment in violation of this provision will be null and void, and no purported transferee will be treated as an Eligible Holder of any Subscription Rights. Once an Eligible Holder has properly exercised its Subscription Rights, such exercise cannot be revoked, rescinded or modified.

h.	Withdrawal of Rights Offering

The Debtors may, after consultation with the Creditors’ Committee, the Rights Offering Sponsors and the Ad Hoc Group, withdraw the Rights Offering.

i.	Distribution of Class B Shares

On the Effective Date, the Disbursing Agent will distribute the Class B Shares purchased by the Exercising Claimants and the Rights Offering Sponsors, pursuant to the Rights Offering to such purchasers.

j.	Fractional Rights

No fractional Subscription Rights will be issued. The number of Class B Shares available for purchase by Exercising Claimants will be rounded down to the nearest share. Any Class B Shares not subscribed for as a result of such rounding will be purchased by the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) in accordance with the terms of the Equity Commitment Agreement.

k.	Validity of Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights will be determined by the Debtors, in consultation with the Rights Offering Sponsors, whose good faith determinations will be final and binding. The Debtors, subject to the approval of the Rights Offering Sponsors acting in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as the Debtors determine, or reject the purported exercise of any Subscription Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or corrected within such time as the Debtors (subject to the approval of the Rights Offering Sponsors acting in good faith) determine in their reasonable discretion. Neither the Debtors nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.

l.	Rights Offering Procedures

Notwithstanding anything contained herein to the contrary, the Debtors (subject to the approval of the Rights Offering Sponsors) may modify the procedures relating to the Rights Offering or adopt such additional procedures substantially consistent with the provisions of this Section in each case to more effectively administer the exercise of the Subscription Rights.

m.	Indemnification of Rights Offering Sponsors

Subject to the approval of the Equity Commitment Agreement by the Bankruptcy Court, the Rights Offering Indemnifying Parties agree to indemnify and hold harmless the Rights Offering Indemnified Persons from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Rights Offering Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, the Equity Commitment Agreement, or the transactions specifically contemplated thereby (but, for the avoidance of doubt, not other transactions relating to the Chapter 11 Cases or the Plan) including, without limitation, payment of the Backstop Fee, distribution of the Subscription Rights, the purchase and sale of Class B Shares pursuant to the Rights Offering, and to reimburse such Rights Offering Indemnified Persons for reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not, as to any Rights Offering Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that it is finally judicially determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Rights Offering Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Rights Offering Indemnified Person or insufficient to hold it harmless, then the Rights Offering Indemnifying Parties will contribute to the amount paid or payable by such Rights Offering Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Rights Offering Indemnifying Parties on the one hand and such Rights Offering Indemnified Person on the other hand, but also the relative fault of the Rights Offering Indemnifying Parties, on the one hand, and such Rights Offering Indemnified Person, on the other hand, as well as any relevant equitable considerations. The relative benefits to the Rights Offering Indemnifying Parties on the one hand and all Rights Offering Indemnified Persons on the other hand will be deemed to be in the same proportion as (i) the total value received or proposed to be received by New Topco pursuant to the sale of Class B Shares contemplated by the Equity Commitment Agreement bears to (ii) the aggregate fee paid or proposed to be paid to the Rights Offering Sponsors in connection with such sale. The indemnity and reimbursement obligations of the Rights Offering Indemnifying Parties described herein and the representations and warranties set forth in the Equity Commitment Agreement will terminate and be of no further force and effect following the earlier of the Equity Commitment Agreement Termination Date and the Effective Date.

n.	Use of Proceeds

On the Effective Date, the proceeds received by New Topco from the Rights Offering will be used to fund the Reorganized Debtors’ emergence and provide necessary post-emergence liquidity.

5.	Restructuring Transactions

The Plan not only rationalizes the Debtors’ balance sheet, it also, among other things, (i) structures the reorganized enterprise in a way intended to maximize tax, reporting, and systems efficiencies, (ii) allows for tradable equity, (iii) simplifies the corporate structure, and (iv) limits/eliminates the impact of guarantees issued by non-filing European entities by discharging obligations of European entities with respect to the Bridge Loan Agreement and 2015 Notes.

As described below, following the Effective Date, LyondellBasell will have the following simplified organizational structure:

a.	Global Restructuring/Release of Bridge Guarantee Claims and 2015 Notes Guarantee Claims

Certain Obligor Non-Debtors are obligated under the Bridge Loan Agreement and 2015 Notes Indenture. Pursuant to the Intercreditor Agreement, the debt under the Bridge Loan Agreement is secured by liens junior to those securing the debt under the Senior Secured Credit Agreement, and the 2015 Notes are contractually subordinated.

The 2015 Notes Indenture provides that the obligations of any guarantor under the 2015 Notes Indenture will be “automatically and unconditionally released and discharged” upon, among other things, “a sale of all the Capital Stock of the applicable Guarantor (or any parent of such Guarantor) pursuant to an Enforcement Sale in accordance with the Intercreditor Agreement.” See 2015 Notes Indenture, section 11.04. The Bridge Loan Agreement also provides that the guarantee claims and the liens on collateral under the Bridge Loan will be “automatically” and “unconditionally” released in the event of an appropriate enforcement sale. See Bridge Loan Agreement, sections 9.09 and 11.21. In order for a sale or action to be an “Enforcement Sale” under the Intercreditor Agreement, (i) the proceeds of such sale must be in cash, (ii) all claims of senior parties must be disposed of concurrently with that sale, and (iii) such sale is made, among other things, pursuant to a process approved or supervised by a court.

In full and complete satisfaction, settlement and release of their claims against Obligor Non-Debtors and Basell Germany, if any, and pursuant to distributions in connection with the Global Restructuring and otherwise pursuant to the Plan, each holder of a Senior Secured Claim will receive its Pro Rata Share (as if each holder of a Senior Secured Claim held a claim against the Obligor Non-Debtors in the same amount as its Allowed Class 4 Claim) of 100% of the Class A Shares allocable to the net value (prior to Exit Financing) of LBIH, and any of their respective direct and indirect subsidiaries (other than LBFC and its direct and indirect subsidiaries), subject to dilution on account of the Equity Compensation Plan and the New Warrants; provided that nothing in Section 5.4 of the Plan will reduce the number of Class A Shares to be distributed to holders of Claims in Class 5 as provided therein.

The ARCO/Equistar Settlement Pro Rata Allocation will be used to determine the aggregate distributions under Section 5.4 of the Plan (with respect to claims against Obligor Non-Debtors, if any) allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory will not change, but each holder of an Allowed Senior Secured Claim within that subcategory will be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

New Topco will distribute any Class A Shares and Cash payable to holders of Allowed 2015 Notes Claims under the Plan.

Accordingly, in order to effectuate the bargained-for priorities among the Senior Secured Lenders, the Bridge Lenders and the 2015 Noteholders, the Plan provides for an “Enforcement Sale” against collateral pledged by the Obligor Non-Debtors, thereby releasing them of any liens and claims of the Bridge Lenders and claims of the 2015 Noteholders. The resulting distribution scheme under the Plan, therefore, takes into account the value of the 2015 Notes Claims and Bridge Loan Claims against Non-Debtor Affiliates. Specifically, the Plan provides that:

On (or prior to) the Effective Date, the following transactions will be effectuated in the order set forth:

•	New Topco and LyondellBasell Subholdings B.V. (“LBHBV”) are formed outside the existing corporate structure of LyondellBasell. Each entity may be formed prior to the Effective Date.

•	LBIH transfers its single share of LBIAF to BF SARL.

•

LBIAF will transfer its Claims against Obligor Non-Debtors Basell Finance Company B.V. and LBIH to the holders of Senior Secured Facility Claims. The holders of Senior Secured Facility Claims will transfer their claims (except, for the avoidance of doubt, the DIP Roll-Up Claims) against the Obligor Non-Debtors and Basell Germany (including guarantee claims, liens, rights and interests under the Senior Secured Credit Agreement) to LBHBV in exchange for all of the outstanding stock of LBHBV. The holders of Senior Secured Facility Claims will transfer all of the stock of LBHBV to New Topco in exchange for Class A Shares of New Topco and any other consideration they are to receive under the Plan other than Subscription Rights. The security agent under the Intercreditor Agreement, subject to the terms and conditions therein, will sell the stock of

LBIH (subject to its senior secured debt) to LBHBV for €10 in Cash. The vote of the Senior Secured Lenders on the Plan will be deemed to be a direction to the administrative agent under the Senior Secured Credit Agreement to instruct the security agent to make such sale. All guarantee claims and liens against Obligor Non-Debtors under the 2015 Notes Indenture and the Bridge Loan Agreement will be released.

•	Pursuant to the Plan, LBFC will cancel its existing stock and will issue new capital stock to New Topco.

•

LBFC may assign a portion of the LCC/LBFC Intercompany Note to New Topco in consideration for cash and a portion of the Class A Shares. New Topco will transfer the remaining Class A Shares on account of Claims against the U.S. Debtors to LBFC as a capital contribution. LBFC in turn will transfer Class A Shares to each entity that is an obligor with respect to such Claims in proportion to the outstanding debt issued, and these obligors will immediately distribute the Class A Shares to the applicable holders of Claims. The value of Class A Shares distributed to the holders of Claims against the U.S. Debtors will be equal to the net value (prior to Exit Financing) of the U.S. Debtors.

•	LBFC will contribute as capital to Lyondell Chemical the remainder of the LCC/LBFC Intercompany Note.

•	LBIAF, BF SARL and LBAFGP will be dissolved post-emergence in accordance with applicable law.

The Plan contains and provides for an injunction for the benefit of the Non-Debtor Affiliates. On the Effective Date and except as otherwise provided herein, all holders of Senior Secured Claims, Bridge Loan Claims and 2015 Notes Claims who assert claims against Non-Debtor Affiliates based on such Senior Secured Claims, Bridge Loan Claims and 2015 Notes Claims (or any guaranty thereof) and all holders of claims against Non-Debtor Affiliates for which Debtors also are obligated (directly or indirectly) will be permanently enjoined from taking (i) any action with respect to claims or causes of actions released pursuant to Section G.8, (ii) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Non-Debtor Affiliates, (iii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Non-Debtor Affiliates and (iv) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance against the Non-Debtor Affiliates.

C.	North American Restructuring

The North American Restructuring incorporated in the Plan, among other things, (i) simplifies the overall corporate structure, (ii) simplifies financial and tax reporting, (iii) addresses numerous tax basis / reporting / consolidation issues, (iv) better matches business reporting with legal structure and applicable financial reporting systems, and (v) concentrates accounts receivable and inventory into fewer legal entities, simplifying and concentrating pools of assets and thereby facilitating cash management and securitization transactions.

The transactions constituting the North American Restructuring (certain of which are prerequisites to formation of the Millennium Custodial Trust and the Environmental Custodial Trust), as reflected in Exhibit E hereof, will be effectuated substantially contemporaneously with or prior to the Effective Date and in the following order:

•

New F&F Holdco, New Acetyls Holdco and New Equistar Holdco will be formed as wholly owned subsidiaries of Reorganized Lyondell Chemical Company. New F&F Op Co. (“New F&F”), New Acetyls Op Co. (“New Acetyls”), and New Equistar GP Holdco will be formed as wholly owned subsidiaries of New F&F Holdco, New Acetyls Holdco, and New Equistar Holdco, respectively.

•	Lyondell Chemical will transfer all of its membership interest in New Acetyls Holdco to LBFC.

•	Each of Millennium Worldwide Holdings I, Inc., Millennium America Holdings Inc. and Millennium America Inc. will be converted into a limited liability company.

•	Baselltech USA Inc. will merge into Basell North America Inc.

•	Lyondell Houston Refinery, Inc. will merge into Lyondell Refining I, LLC.

•	Lyondell Chemical will contribute its equity interests in Lyondell Refining I, LLC to Lyondell Refining Company LLC.

•	MCI will contribute certain intellectual property that pertain to the Acetyls Business to MPI.

•	Lyondell Bayport, LLC and Basell Impact Holding Company will merge into Equistar Bayport, LLC.

•	Lyondell General Methanol Company and Lyondell-Equistar Holdings Partners will merge into Equistar.

•	LyondellBasell Advanced Polyolefins USA Inc. and Basell Capital Corporation will merge into Basell USA Inc.

•	Basell USA Inc. will cancel its stock and then merge into Equistar.

•	Basell Finance USA Inc., Nell Acquisition (US) LLC, LBIH LLC and LBI Acquisition LLC will merge into LBFC.

•

The Fragrance and Flavors Business unit (the “F&F Business”) of Schedule III Debtor MSC (which includes, inter alia, the equity interests in Smith Corona Marchant Finance A.G. held by Schedule III Debtor, MHC Inc. (“MHC”)) will be transferred to New F&F for its reorganization enterprise value, payable in Class A Shares. The Acetyls Business unit (the “Acetyls Business”) of Schedule III Debtor MPI will be transferred to New Acetyls for its reorganization enterprise value, payable in Class A Shares. Specifically:

•

New F&F will purchase and acquire from MSC, and MSC will sell, convey, assign, transfer and deliver to New F&F, the F&F Business for its reorganization enterprise value, payable in Class A Shares. Specifically, New F&F will purchase all of MSC’s assets, inventory, rights and properties held as of the Effective Date that pertain to the F&F Business, including but not limited to (a) cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities; (b) claims for refunds of taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Effective Date; (c) all assumed and postpetition contracts associated with the F&F Business including, but not limited to, the contracts set forth in the Assumption Schedule to be assumed by MSC and assigned to New F&F as of the Effective Date; (d) employees and employee benefit and pension plans; (e) all accounts receivable and accounts payable to the extent such receivables and payables, respectively, relate to periods ending on or prior to the Effective Date; (f) all intellectual property associated with, or utilized by, the F&F Business; (g) the manufacturing facilities located in Jacksonville, Florida and Colonel’s Island, Georgia and all real and personal property appurtenant thereto; and (h) certain other specific assets comprising the F&F Business, but specifically excluding (x) the original corporate minute books, stock books, financial records, tax returns, personnel and payroll records and corporate policies and procedures manuals of MSC and other records required by applicable laws to be retained; (y) MSC’s St. Helena property in Baltimore, Maryland; and (z) any other liabilities of MSC, known or unknown, absolute or contingent. Based on the midpoint of a reorganization enterprise value range of the F&F Business estimated by Evercore, the purchase price for the F&F Business will be $70,578,926, including net available Cash of $0.5 million as of December 31, 2009, which Cash will be subject to adjustment on the Effective Date, payable to MSC in Class A Shares.

•

In addition, New F&F will purchase and acquire from MHC, and MHC will sell, convey, assign, transfer and deliver to New F&F all of MHC’s equity interests in Smith Corona Marchant Finance A.G. (“Smith Corona”) for its book value, payable in Class A Shares. The purchase price for the Smith Corona equity interest will be $1 million, payable to MHC in Class A Shares.

•

New Acetyls will purchase and acquire from MPI, and MPI will sell, convey, assign, transfer and deliver to New Acetyls, the Acetyls Business and certain other miscellaneous real property interests for their reorganization enterprise value payable in Class A Shares. Specifically, New Acetyls will purchase (i) all of MPI’s assets, inventory, rights and properties held as of the Effective Date that pertain to the Acetyls Business, including but not limited to (a) cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities, (b) claims for refunds of taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Effective Date, (c) all assumed and postpetition contracts associated with the Acetyls Business, including but not limited to, the contracts set forth in the Assumption Schedule to be assumed by MPI and assigned to New Acetyls as of the Effective Date, (d) all accounts receivable and accounts payable to the extent such receivables and payables, respectively, relate to periods ending on or prior to the Effective Date, (e) all equity interests in Millennium Methanol GP, Inc., a Delaware corporation, and Millennium Methanol LP Inc., a Delaware corporation, (f) all intellectual property associated with, or utilized by, the Acetyls Business, (g) the manufacturing facility located in LaPorte, Texas and all real and personal property appurtenant thereto, and (h) certain other assets that comprise the Acetyls Business and (ii) certain other miscellaneous real property interests owned by MPI as of the Effective Date; but expressly excluding (x) the original corporate minute books, stock books, financial records, tax returns, personnel and payroll records and corporate policies and procedures manuals of MPI and other records required by applicable laws to be retained, (y) any liabilities of MPI, known or unknown, absolute or contingent, other than the liabilities specifically set forth above and (z) any equity interests in any MPI subsidiary other than Millennium Methanol GP, Inc. and Millennium Methanol LP, Inc. Based on the midpoint of the reorganization enterprise value range of the Acetyls Business estimated by Evercore, the purchase price for the Acetyls Business will be $214,935,341, including net available Cash of $3 million as of December 31, 2009, which Cash will be subject to adjustment on the Effective Date, payable to MPI in Class A Shares.

•

New Acetyls Holdco will purchase and acquire from Millennium Petrochemicals GP LLC and Millennium Petrochemicals Partners LP (collectively, “Millennium Partners”), and the Millennium Partners will sell, convey, assign, transfer and deliver to New Acetyls Holdco, all of the Millennium Partners’ partnership interest in Equistar for (i) $1.00 to each of the Millennium Partners and (ii) assumption of $350 million of MPI’s indemnification obligation on postpetition accounts payable (including inventory borrowings) of Equistar.

•	LBFC will transfer all of its membership interest in New Acetyls Holdco to Lyondell Chemical.

•	MPI will be converted into a limited liability company.

•	Certain Debtors will contribute to the Environmental Custodial Trust the real property identified on Schedule IV (the “Transferred Real Properties”).

•	Equistar will transfer its equity interest in Quantum Pipeline Company, Equistar Polypropylene, LLC, Equistar Transportation Company, LLC, and Equistar Funding Corporation to MCI.

•

Equistar will cancel all of its partnership interests and will issue new general partnership interests to New Equistar GP Holdco and new limited partnership interests to New Equistar Holdco. For the avoidance of doubt, Equistar will not issue any new partnership interests to New Acetyls Holdco, Millennium Petrochemicals GP LLC or Millennium Petrochemicals Partners, LP.

•	Lyondell LP3 GP, LLC, Lyondell LP3 Partners, LP, Lyondell LP4 Inc., Lyondell Petrochemical L.P. Inc., and Lyondell (Pelican) Petrochemical L.P.1, Inc. will merge into New Equistar Holdco.

•

Each of Millennium Worldwide Holdings I, Inc., Penn Navigation Company, Penn Export Company, Inc., Penn Shipping Company Inc., Penntrans Company and USI Credit Corp will conduct a reverse equity split so that its authorized equity interests are reduced to 100 shares or membership units, as applicable.

•

Lyondell Chemical will transfer its Equity Interests in MCI (with the corporate structure of the Schedule III Debtors remaining intact below MCI, except to the extent that the North American Restructuring contemplates changes to the legal status of certain MCI subsidiaries,) to the Millennium Custodial Trust as described in Section IV.C.1.a herein.

•	Lyondell Chemical Nederland, Ltd., Lyondell Chemical Wilmington, Inc., Lyondell Intermediate Holding Company and Lyondell Receivables I, LLC will be liquidated (or dissolved).

In addition, on or as of the Effective Date, the Debtors, in consultation with the Ad Hoc Group and Rights Offering Sponsors, except as set forth below, may, notwithstanding any other transactions described in the Plan, (i) cause any or all of the Debtors (other than the Schedule III Debtors) to be merged into one or more of the Debtors (other than the Schedule III Debtors) or be dissolved, (ii) cause any or all of the Schedule III Debtors to be merged into one or more of the Schedule III Debtors or be dissolved, (iii) cause the transfer of assets between or among the Debtors or among the Schedule III Debtors, or (iv) subject to any approval rights the Rights Offering Sponsors may have pursuant to the Equity Commitment Agreement with respect to such action, engage in any other transaction or disclosure in furtherance of the Restructuring Transactions. Any such transaction will be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors, or any other person. The effectuating documents of any such transaction with a value in excess of $90 million will be in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors.

1.	The Trusts

Pursuant to the Plan, two separate trusts will be formed in connection with the North American Restructuring. The Millennium Custodial Trust, a Delaware statutory trust, will be formed to resolve the Claims against, and liquidate the assets of, the Schedule III Debtors (in general terms, the Millennium chain of Debtors). A second trust, the Environmental Custodial Trust, will be formed to own, administer, remediate as necessary, and transfer title to effect the disposition of, the Transferred Real Properties in accordance with the terms of a settlement agreement with and for the benefit of certain governmental environmental agencies. The Transferred Real Properties are, generally, environmentally contaminated and the subject of current or expected clean-up obligations. Once transferred to the funded Environmental Custodial Trust, the Debtors will have no further liability with respect to the Transferred Real Properties.

The Millennium Custodial Trust and Environmental Custodial Trust, collectively, will be funded by the Debtors with amounts up to $250 million in the aggregate. Working with their financial and legal advisors, the Debtors undertook an analysis of the potential costs associated with the Millennium Custodial Trust and the Environmental Custodial Trust, and believe that the proposed funding will be sufficient to wind up the Schedule III Debtors (including resolving claims asserted against those Debtors) and fund the remediation of the property to be contributed to the Environmental Custodial Trust.

a.	The Millennium Custodial Trust

(i)	Structure

On or before the Effective Date, the Millennium Custodial Trust will be formed pursuant to the Millennium Custodial Trust Agreement and the filing of a certificate of trust with the Delaware Secretary of State. A trustee (the “Delaware Trustee”) with its principal place of business in Delaware will be appointed solely for purposes of complying with the requirements of the Delaware Statutory Trust Act. A trustee (the “Millennium Trust Trustee”) will be appointed to administer the Millennium Custodial Trust. On or about the Effective Date, Equistar will transfer all of its Equity Interests in Quantum Pipeline Company, Equistar Polypropylene, LLC, Equistar Transportation Company, LLC, and Equistar Funding Corporation (the “Former Equistar Subsidiaries”) to MCI. On or about the Effective Date, certain Debtors, including certain MCI Subsidiaries, will transfer the Transferred Real Properties to the Environmental Custodial Trust. Subsequently, Lyondell Chemical will transfer all of its Equity Interests in MCI to the Millennium Custodial Trust. Accordingly, the “trust assets” of the Millennium Custodial Trust will be the Equity Interests in MCI and the Wind-Up Funds (as defined below) (the “Millennium Trust Assets”). By virtue of Lyondell Chemical’s transfer of its Equity Interests in MCI to the Millennium Custodial Trust, MCI’s direct and indirect subsidiaries, including but not limited to the Former Equistar Subsidiaries (collectively, the “MCI Subsidiaries”), will be under the direct or indirect control of the Millennium Custodial Trustee, and the Schedule III Debtors will be legally separated from the Reorganized Debtors. Accordingly, on the Effective Date, the Reorganized Debtors will have no further duties, responsibilities, liabilities, or obligations on account of the Schedule III Debtors. The holders of Allowed Claims against MCI will receive all of the beneficial trust interests in the Millennium Custodial Trust (the “Millennium Custodial Trust Interests”), which will entitle each such holder to its Pro Rata Share of recoveries with respect to the Millennium Trust Assets, including any recovery by MCI from its direct and indirect ownership of the MCI Subsidiaries. The Millennium Trust Assets together with the assets of, and Equity Interests in, the MCI Subsidiaries are referred to herein as the “Millennium Trust Chain Assets.”

The Debtors anticipate that the existing corporate structure of MCI and the MCI Subsidiaries will remain in place through the Effective Date, except to the extent that the North American Restructuring contemplates changes to the legal status of certain MCI Subsidiaries. Accordingly, MCI and the MCI Subsidiaries will continue to hold the Equity Interests of their respective immediate subsidiaries. See Exhibit F, which diagrams the Millennium Custodial Trust and Environmental Custodial Trust. Each of the MCI Subsidiaries will continue to observe appropriate corporate (or other entity type) formalities and have a board of directors (or other appropriate governance structure) make the decisions with respect to the entity and officers (or other appropriate persons or entities responsible for management) to carry out such decisions. It is anticipated that the directors and officers of these various entities will be employees of the Millennium Trust Trustee.

Each holder an Allowed Claim against any other Schedule III Obligor Debtor (including any Senior/Bridge Deficiency Claim) will receive, in full and complete satisfaction of its Allowed Claim, a contractual right under the Plan from the applicable MCI Subsidiary entitling the holder to a potential payment up to the amount of such holder’s Allowed Claims against the MCI Subsidiary on the Effective Date (“Participation Rights”), but excluding any amounts for postpetition interest or post-Effective Date interest. If, upon liquidation, an MCI Subsidiary’s assets are insufficient to satisfy all amounts payable under such MCI Subsidiary’s Participation Rights, the holders of Participation Rights in such MCI Subsidiary will recover their Pro Rata Share of the assets of that MCI Subsidiary. Conversely, to the extent an MCI Subsidiary’s assets exceed the aggregate amount payable under such MCI Subsidiary’s Participation Rights, such MCI Subsidiary will, subject to applicable law, distribute its excess assets in liquidation to the immediate parent entity that owns the Equity Interests in such MCI Subsidiary. Any such distributed excess amounts thereafter will be available to the holders of the immediate parent entity’s Participation Rights. There is no assurance that any holder of Participation Rights will receive a specified minimum amount with respect to its Participation Rights. See Exhibits A-7 and A-8 to the Plan for a range of possible recoveries for Claims against each Schedule III Debtor. Participation Rights will not be certificated and, subject to applicable law, will not be transferable.

(ii)	General Distribution Scheme for Schedule III Debtors

Allowed Administrative Expenses (including Professional Fees), Other Secured Claims, Priority Tax Claims and Priority Non-Tax Claims allocable to the Schedule III Debtors (the “Schedule III Allocations”) will be paid or otherwise afforded the treatment set forth in the Plan by the Reorganizing Debtors or Reorganized Debtors (as applicable), as partial consideration for the releases that the Schedule III Debtors are granting to the Reorganized Debtors and Non-Debtor Affiliates pursuant to the Plan.

As described above, prior to the contribution of the Equity Interests in MCI to the Millennium Custodial Trust, the Reorganizing Debtors will purchase from MSC, MHC and MPI, respectively, the F&F Business, the Smith Corona equity and the Acetyls Business for Class A Shares in an amount equal to the estimated reorganization enterprise value of the F&F Business and the Acetyls Business. Thus, MSC, MHC and MPI will each hold Class A Shares when Lyondell Chemical contributes its Equity Interests in MCI to the Millennium Custodial Trust. MSC and MPI have guaranteed the obligations under the Senior Secured Credit Agreement on an unsecured basis, and have other unsecured claims as well. Any distribution of MSC’s or MPI’s Class A Shares to holders of Senior Secured Facility Claims and the Bridge Facility Claims will be in accordance with Plan provisions on distributions of Class A Shares.

All Intercompany Claims by a Schedule III Debtor against another Schedule III Debtor will remain in place after the Effective Date and will not otherwise receive a distribution under the Plan; provided, however, that (i) Millennium America Inc. will contribute its prepetition net receivables from MHC Inc. to Millennium Holdings LLC, and (ii) Millennium Holdings LLC will contribute its prepetition net receivables from MHC Inc. to MHC Inc. All prepetition and postpetition Intercompany Claims and Administrative Expenses by Schedule III Debtors against Reorganized Debtors and Non-Debtor Affiliates, and for the benefit of Reorganized Debtors and Non-Debtor Affiliates against Schedule III Debtors (collectively, “Schedule III Intercompany Claims”) as of the Effective Date will be discharged or waived; provided, however, that the Intercompany Claim of KIC Ltd. against MPCO will be afforded the same treatment as General Unsecured Claims against MPCO.74

(iii)	Funding the Millennium Custodial Trust

The Reorganizing Debtors will contribute certain wind-up funds to the Millennium Custodial Trust in an amount to be determined and set forth in the Plan Supplement (the “Wind-Up Funds”) in order to fund the resolution of Claims against Schedule III Debtors and Claims by those entities against others – such as ongoing insurance coverage and indemnity actions, including the pending insurance coverage action captioned Millennium Chemicals Inc., et al. v. Lumbermens Mutual Casualty Co., et al., No. 411388 (Ohio Ct. C.P., Cuyahoga County filed Jul. 3, 2000). The Wind-Up Funds will be held in an account maintained by the Millennium Trust Trustee for the benefit of holders of Claims against the Schedule III Debtors (other than MPCO, MSC and MPI) and will likely be invested in cash equivalents and other low risk permitted investments until needed in connection with administration of the trust and liquidation of the Millennium Trust Chain Assets.

(iv)	Other Millennium Custodial Trust Provisions

(A) Purpose

The Millennium Custodial Trust will be established for the sole purpose of holding, liquidating and distributing the assets of the Schedule III Debtors other than MPI, MSC and MPCO,75 subject to the North American Restructuring, in accordance with Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45, with no objective to continue or engage in the conduct of a trade or business.

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KIC Ltd. believes that the counterparty to their Intercompany Claim is MHC. While the Millennium Trust Trustee will determine the appropriate counterparty, this determination does not change the treatment of the Intercompany Claim as a General Unsecured Claim.

[75]	The distribution of purchase consideration to the holders of Senior Secured Claims at these entities will be handled by the Reorganized Debtors.

(B) Role of the Millennium Trust Trustee and the Directors and Officers of the MCI Subsidiaries

The Millennium Custodial Trust will be managed by the Millennium Trust Trustee in accordance with the terms of the Millennium Custodial Trust Agreement. The Millennium Trust Trustee will be an independent third party and will initially be designated by the Debtors, in consultation with the Ad Hoc Group and the Rights Offerings Sponsors. In the event the Millennium Trust Trustee dies, is disabled, is removed or resigns for any reason, as provided in the Millennium Trust Agreement, the Millennium Trust Advisory Board (described below) will designate a successor.

In furtherance of and consistent with the purpose of the Millennium Custodial Trust and the Plan, the Millennium Trust Trustee will appoint the directors of MCI. Such directors will appoint the officers of MCI. The direct parent entity of each MCI Subsidiary will appoint the directors (or applicable equivalent) of such MCI Subsidiary and the directors of each MCI Subsidiary will appoint the officers (or applicable equivalent) of such MCI Subsidiary. All such directors and officers (or other entity type analogous governing bodies or other appropriate persons or entities responsible for management) are referred to herein as the “Millennium Chain Governing Bodies.”

Pursuant to the Millennium Custodial Trust Agreement, the Millennium Trust Trustee and, with respect to each MCI Subsidiary, the relevant Millennium Chain Governing Bodies will (i) have the power and authority to hold, manage, convert to cash, and distribute the relevant Millennium Trust Chain Assets, including prosecuting and resolving the Claims belonging to the relevant Schedule III Debtors and defending Claims brought against the relevant Schedule III Debtors, (ii) hold the Millennium Trust Chain Assets for the benefit of the holders of their Participation Rights and Equity Interests in the relevant Schedule III Debtors who are entitled to distributions therefrom under the Plan, whether their Claims are Allowed on or after the Effective Date, and ultimately for the benefit of the Millennium Custodial Trust Interests, and (iii) have the power and authority to hold, manage and distribute cash or non-cash assets to such holders.

The Delaware Trustee is appointed by the Debtors, upon consultation with the Ad Hoc Group and the Rights Offering Sponsors, solely for purposes of complying with the requirement of the Delaware Statutory Trust Act that the Millennium Custodial Trust have a trustee with a principal place of business in Delaware. The Delaware Trustee will have only nominal duties and obligations to the Millennium Trust and its beneficial owners. The Delaware Trustee for the Millennium Custodial Trust may be the same person as the Delaware Trustee for the Environmental Custodial Trust.

(C) Role of Millennium Trust Advisory Board

The “Millennium Trust Advisory Board” will consist of three individuals. The initial members of the Millennium Trust Advisory Board will be appointed by the Debtors. In the event that any member of the Millennium Trust Advisory Board dies, resigns or is removed for any reason, the holders of Millennium Custodial Trust Interests will select a replacement member. The Millennium Trust Trustee will provide quarterly updates to the Millennium Trust Advisory Board, and will seek their guidance with respect to matters that arise which the Millennium Trust Trustee, in its sole discretion, determines are not addressed by the Millennium Custodial Trust Agreement. In the event the Millennium Trust Trustee dies, is removed or resigns for any reason, as provided in the Millennium Trust Agreement, the Millennium Trust Advisory Board will designate a successor.

(D) Non-transferability of Millennium Custodial Trust Interests

The Millennium Custodial Trust Interests will not be certificated and, subject to applicable law, will not be transferable. The ownership of a Millennium Custodial Trust Interest will not entitle any holder to (A) any title in or to the assets of the Millennium Custodial Trust (which title will be vested in the Millennium Custodial Trust) or to any right to call for a partition or division of the assets of the Millennium Trust or to require an accounting; or (B) subject to applicable law, any voting rights with respect to the administration of the Millennium Custodial Trust (other than the right to appoint members of the Millennium Trust Advisory Board).

(E) Securities Law Matters

To the extent the Millennium Custodial Trust Interests are deemed to be “securities,” the issuance of Millennium Custodial Trust Interests under the Debtors’ Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration of securities.

(F) Cash

The Millennium Trust Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings, or other controlling authorities.

(G) Distribution of Millennium Trust Chain Assets

At least annually, the Millennium Trust Trustee, in his role as such or the relevant Millennium Chain Governing Body of the applicable Schedule III Debtor, will make distributions to the holders of Participation Rights against each respective Schedule III Debtor of Cash on hand from liquidation of the Schedule III Debtor’s assets, in accordance with the Millennium Custodial Trust Agreement, except such amounts (i) that are earmarked for environmental clean-up costs (in the event that there are any remaining properties belonging to the Schedule III Debtors with remaining environmental clean-up liabilities), (ii) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (iii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Millennium Trust Chain Assets during liquidation, (iv) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Millennium Custodial Trust, MCI or an MCI Subsidiary, as applicable), and (v) to satisfy other liabilities incurred by the Millennium Custodial Trust in accordance with the Plan or the Millennium Custodial Trust Agreement. Notwithstanding the foregoing, the Reorganizing Debtors or their designees reserve the right to resolve Claims against the Schedule III Debtors prior to the Effective Date.

(H) Intercompany Agreements

Within 90 days of the Effective Date, the Millennium Trust Trustee will review all executory contracts and unexpired leases that exist between any of the Schedule III Debtors and will determine whether to assume or reject such contracts. Any claims arising from the assumption or rejection of these contracts will be Schedule III Intercompany Claims that will be treated in accordance with Section 5.10 of the Plan and payments, if any, will be directed by the Millennium Trust Trustee.

The Plan further provides that all executory contracts and unexpired leases that exist between any of the Schedule III Debtors and a Reorganized Debtor or a Non-Debtor Affiliate will be deemed rejected as of the Effective Date, and any claims arising from the rejection will be Schedule III Intercompany Claims that will be treated in accordance with Section 5.10 of the Plan, and for the avoidance of doubt, such Schedule III Intercompany Claims will be discharged and waived.

(I) Transfer Taxes

Any transfer of the Millennium Trust Chain Assets to the Millennium Custodial Trust will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

(J) Costs and Expenses and Retention of Professionals

The reasonable costs and expenses of the Millennium Custodial Trust and of each of the Schedule III Debtors, including the fees and expenses of the Millennium Trust Trustee, the Delaware Trustee, the Millennium Chain Governing Bodies, and their respective retained professionals, will be paid out of the Millennium Trust Chain Assets. Reasonable fees and expenses incurred in connection with the prosecution and settlement of any Claims will be considered costs and expenses of the Millennium Custodial Trust Chain. The Millennium Trust Trustee and the Delaware Trustee will be entitled to reasonable compensation approved by the Millennium Trust Advisory Board in an amount consistent with that of similar functionaries in similar roles. The Millennium Trust Trustee may retain and compensate attorneys and other professionals to assist in its duties as Millennium Trust Trustee on such terms as the Millennium Trust Trustee, acting in good faith as a fiduciary of the Millennium Custodial Trust, deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Millennium Trust Trustee may retain any professional who represented parties in interest in the Chapter 11 Cases.

(K) Term of Millennium Custodial Trust

The Millennium Custodial Trust will be dissolved (and MCI and all of the MCI Subsidiaries will be liquidated) no later than five (5) years from the Effective Date; provided, however, that the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Millennium Custodial Trust for a finite period if (i) such extension is necessary to the liquidating purpose of the Millennium Custodial Trust, (ii) the Millennium Trust Trustee receives an opinion of counsel or a ruling from the IRS stating that such extension would not adversely affect the status of the Millennium Custodial Trust as a liquidating trust for U.S. federal income tax purposes, and (iii) such extension is obtained within the six (6) month period prior to the Millennium Custodial Trust’s fifth (5th) anniversary or the end of the immediately preceding extension period, as applicable.

(L) Federal Income Tax Treatment of the Millennium Custodial Trust

The Millennium Custodial Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a grantor trust, i.e., a pass-through entity. All parties must treat the transfer of the Millennium Trust Assets to the Millennium Custodial Trust as a transfer of such assets directly to the beneficiaries of the Millennium Custodial Trust, followed by the transfer of such assets by the beneficiaries to the Millennium Custodial Trust. Consistent therewith, all parties must treat the Millennium Custodial Trust as a grantor trust of which the Millennium Custodial Trust’s beneficiaries are the owners and grantors. Assuming the Millennium Custodial Trust is treated as a liquidating trust, the holders of Millennium Custodial Trust Interests generally should be treated for U.S. federal income tax purposes as the direct owners of an undivided interest in the Millennium Trust Assets. The Millennium Trust Trustee will determine the fair market value of the Millennium Trust Assets as soon as possible after the Effective Date, and all parties must consistently use this valuation for all U.S. federal income tax purposes.

(M) MCI Reserve

The Millennium Trust Trustee may establish a reserve on account of Claims that are Disputed with respect to MCI. The Millennium Trust Trustee may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (i) make an election pursuant to Treasury Regulation section 1.468B-9 to treat the MCI Reserve as a “disputed ownership fund” within the meaning of that section, (ii) allocate taxable income or loss to the MCI Reserve, with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed), and (iii) distribute assets from the MCI Reserve as, when, and to the extent, such Claims that are Disputed cease to be Disputed, whether by virtue of becoming Allowed or otherwise resolved. The Millennium Trust Beneficiaries will be bound by such election, if made by the Millennium Trust Trustee, and, as such, will, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), report consistently therewith.

b.	The Environmental Custodial Trust

(i)	Structure

On or before the Effective Date, the Environmental Custodial Trust will be formed pursuant to the Environmental Custodial Trust Agreement. The trustee (the “Environmental Trust Trustee”) will be appointed by the Debtors (in consultation with the Environmental Trust Beneficiaries (as defined below)) to administer the Environmental Custodial Trust. On or about the Effective Date, the Debtors will contribute to the Environmental Custodial Trust, the Transferred Real Properties. Accordingly, on the Effective Date, the Reorganized Debtors will have no further duties, responsibilities, liabilities, or obligations on account of the Transferred Real Properties. Generally, the Transferred Real Properties are (1) environmentally contaminated property and the subject of current or expected clean-up obligations, and (2) no longer beneficial to the on-going operations of the Debtors. The United States Environmental Protection Agency (the “EPA”) and the applicable environmental agencies of the states in which the Transferred Real Properties are located (the EPA and the applicable state environmental agencies, collectively, the “Environmental Trust Beneficiaries”) will hold all of the beneficial interests in the Environmental Custodial Trust (the “Environmental Custodial Trust Interests”), which will entitle the Environmental Trust Beneficiaries to their share of the recoveries with respect to the Environmental Trust Assets in accordance with the terms of the Environmental Custodial Trust Agreement. Although the Debtors do not expect that there will be any recovery by the Environmental Trust Beneficiaries following the remediation and disposition of the Transferred Real Properties, any excess funds in the Environmental Custodial Trust following the disposition of all Transferred Real Properties will, after the payment or making of reasonable provision for payment of all claims and obligations of the Environmental Custodial Trust in accordance with applicable law, be disbursed to such federal and state accounts as the Environmental Trust Beneficiaries designate.

(ii)	Funding the Environmental Custodial Trust

In order to address the clean-up obligations relating to the Transferred Real Properties and as part of the Debtors’ overall settlement negotiations with the EPA and the other Environmental Trust Beneficiaries regarding their Claims and related interests, the Debtors have reached a settlement in principle of major terms, subject to finalization of all terms and final approval by management of the settling parties, with the EPA and state environmental agencies with respect to, among other things, the amount of money that will be contributed to the Environmental Custodial Trust (the “Clean Up Funds”). The Debtors anticipate that certain of the Clean Up Funds will be allocated to the Environmental Custodial Trust to address the cleanup costs of the Transferred Real Properties, and certain other amounts will be allocated directly to the EPA and the state environmental agencies to settle their injunctive relief allegations regarding the Debtors’ obligations at third party sites. The Clean Up Funds will be held and administered by the Environmental Trust Trustee in accordance with the Environmental Custodial Trust Agreement and pursuant to any settlement with the EPA and other Environmental Trust Beneficiaries.

(iii)	Settlement in Principle and Reservation of Rights

Although the Debtors and the EPA and state environmental agencies have negotiated a settlement in principle of various environmental issues as contemplated by the description of the Environmental Custodial Trust in the Plan and Disclosure Statement, if the Debtors and the EPA and state environmental agencies are unable to reach a definitive settlement, or are unable to obtain requisite approvals of any settlement prior to the hearing to consider confirmation of the Plan, the Debtors reserve the right to take any or all of the following steps: (a) contribute some or all of the Wind-up Funds to the Schedule III Debtors, or such amount of the funds to individual Schedule III Debtors, as the Bankruptcy Court may approve, in exchange for releases of liability from the Schedule III Debtors as contemplated by the Plan, and either contribute the Schedule III Debtor(s) (directly or indirectly) to the Millennium Custodial Trust or convert the chapter 11 cases of some or all of the Schedule III Debtors to cases under chapter 7; (b) seek Court approval of the Environmental Custodial Trust and the releases of liability to be provided in connection with the creation and approval of the Environmental Custodial Trust as described in the Plan and Disclosure Statement over the objection of the EPA and state environmental agencies; (c) seek confirmation of the Plan with the subsequent approval of the settlement being a condition to the effective date of the Plan; (d) convert the Chapter 11 Cases of some or all of the Schedule III Debtors to cases under chapter 7; or (e) seek such other relief as is not inconsistent with the Plan and Disclosure Statement.

(iv)	Other Environmental Custodial Trust Provisions

(A) Transfer of Transferred Real Properties

The Debtors will effect the transfer of all of their rights, title and interests in the Transferred Real Properties by quit claim deed, and such transfer will be free and clear of all claims, liens, and interests against the Debtors.

(B) Purpose of the Environmental Custodial Trust

The Environmental Custodial Trust will be established for the sole purpose of (a) owning the Transferred Real Properties and carrying out administrative and property management functions related to the Transferred Real Properties, (b) conducting, managing, and/or funding the implementation of Environmental Actions76 with respect to the Transferred Real Properties, (c) selling, transferring or otherwise disposing of the Transferred Real Properties, and (d) making distributions, if any, in accordance with the terms of the Environmental Custodial Trust Agreement (collectively, the “Environmental Trust Purpose”).

(C) Role of the Environmental Trust Trustee

The Environmental Custodial Trust will be managed by the Environmental Trust Trustee in accordance with the terms of the Environmental Custodial Trust Agreement. The Environmental Trust Trustee will be an independent third party that will initially be designated by the Debtors, in consultation with the Environmental Trust Beneficiaries. In the event the Environmental Trust Trustee dies, is disabled, is removed or resigns for any reason, as provided in the Environmental Custodial Trust Agreement, the EPA will designate a successor. The Environmental Trust Trustee may or may not be the same person as the Millennium Trust Trustee.

Pursuant to the Environmental Custodial Trust Agreement, the powers of the Environmental Trust Trustee will include, without limitation, each of the following: (i) to receive, manage, invest, supervise and protect the Environmental Trust Assets; (ii) to withdraw, make distributions and pay taxes and other obligations owed by the Environmental Custodial Trust from funds held by the Environmental Custodial Trust; (iii) to engage employees and professionals to assist the Environmental Custodial Trust and/or the Environmental Trust Trustee with respect to their responsibilities; and (iv) to effect all other actions and execute all agreements, instruments and other documents necessary to effectuate the Environmental Trust Purposes.

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“Environmental Actions” means any response, removal, investigation, remediation, reclamation, closure, post-closure, corrective actions, institutional controls, and operation and maintenance activities with respect to the Transferred Real Properties.

(D) Non-transferability of Environmental Custodial Trust Interests

The Environmental Custodial Trust Interests will not be certificated and, subject to applicable law, will not be transferable. The ownership of an Environmental Custodial Trust Interest will not entitle any holder to (A) any title in or to the assets of the Environmental Custodial Trust (which title will be vested in the Environmental Custodial Trust) or to any right to call for a partition or division of the assets of the Environmental Trust assets or to require an accounting; or (B) subject to applicable law, any voting rights with respect to the administration of the Environmental Custodial Trust.

(E) Securities Law Matters

To the extent the Environmental Custodial Trust Interests are deemed to be “securities,” the issuance of Environmental Custodial Trust Interests under the Debtors’ Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration of securities.

(F) Cash

The Environmental Trust Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code.

(G) Transfer Taxes

Any transfer of the Transferred Real Properties to the Environmental Custodial Trust will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

(H) Costs and Expenses and Retention of Professionals

The reasonable costs and expenses of the Environmental Custodial Trust, including the fees and expenses of the Environmental Trust Trustee and its retained professionals, will be paid out of the Clean-Up Funds. Reasonable fees and expenses incurred in connection with the prosecution and settlement of any Claims will be considered costs and expenses of the Environmental Custodial Trust. The Environmental Trust Trustee will be entitled to reasonable compensation approved by the EPA in an amount consistent with that of similar functionaries in similar roles. The Environmental Trust Trustee may retain and compensate attorneys and other professionals to assist in its duties as Environmental Trust Trustee on such terms as the Environmental Trust Trustee, acting in good faith as a fiduciary of the Environmental Custodial Trust, deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Environmental Trust Trustee may retain any professional who represented parties in interest in the Chapter 11 Cases.

(I) Federal Income Tax Treatment of the Environmental Custodial Trust

The Environmental Custodial Trust is intended to be treated as a “qualified settlement fund” as that term is defined in Treasury Regulation section 1.468B-1 and as a separate taxable entity for U.S. federal income tax purposes. The Environmental Trust Trustee will not elect to have the Environmental Custodial Trust treated as a grantor trust for U.S. federal income tax purposes. The Environmental Trust Trustee will be the “administrator” of the Environmental Custodial Trust pursuant to Treasury Regulation section 1.468B-2(k)(3).

2.	The Litigation Trust

a. General On or before the Effective Date, the Litigation Trust Agreement will be executed, and the Non-Settling Defendant Claims and the Assigned Preference Claims will be assigned to the Litigation Trust. The Litigation Trust Agreement governing the Litigation Trust will be in all respects in a form acceptable to the Creditors’ Committee, and the Debtors (but only as to provisions affecting or binding the Debtors), and otherwise consistent with the Lender Litigation Settlement; provided that such trust agreement will include (i) a provision stating that, after the Excess Recovery Trigger Date, the Debtors and the holders of Deficiency Claims on account of the Senior Secured Claims and Bridge Loan Claims against the Non-Schedule III Obligor Debtors will have sole control over and, subject to the right of the holders of Allowed General Unsecured Claims and 2015 Notes Claims to receive their Post-Effective Date Interest Amount, will be entitled to any property or assets of the Litigation Trust, subject to the right of the holders of Allowed General Unsecured Claims and 2015 Notes Claims to receive their Post-Effective Date Interest Amount, will be entitled to any property or assets of the Litigation Trust and (ii) a provision to be agreed upon between and among the Debtors and the Settling Defendants that will govern the manner in which the Litigation Trust may be modified after the Excess Recovery Trigger Date.

b. Purpose of the Litigation Trust Pursuant to the Plan, on the Effective Date, the Non-Settling Defendant Claims and the Assigned Preference Claims will be assigned to the Litigation Trust. The Litigation Trust will be authorized under the Plan to prosecute the Non-Settling Defendant Claims for the benefit of holders of Allowed General Unsecured Claims and Allowed 2015 Notes Claims, who will receive a Settlement Pro Rata Share of any net recoveries on Non-Settling Defendant Claims. The Litigation Trust will also be authorized to prosecute the Assigned Preference Claims for the benefit of (i) holders of Allowed General Unsecured Claims and 2015 Notes Claims, who will receive a Settlement Pro Rata Share of 90% of any net recoveries on Assigned Preference Claims until the Excess Recovery Trigger Date, and (ii) the Reorganized Debtors, who will receive 10% of any net recoveries on Assigned Preference Claims until the Excess Recovery Trigger Date, at which time they will receive one-third of the net recoveries on Assigned Preference Claims; provided that, following the Excess Recovery Trigger Date, all Assigned Preference Claims against present or former employees of the Debtors will be extinguished.

To assist the Litigation Trust with respect to its initial analysis of Assigned Preference Claims, the Debtors will provide to the Creditors’ Committee and the Settling Defendants a “preliminary preference report” by March 20, 2010, identifying potential preference payments and recipients. Notwithstanding the contents of such “preliminary preference report,” prior to making any demand to collect or commencing any legal action to collect an Assigned Preference Claim, the Litigation Trust will confirm with the Reorganized Debtors, in writing, whether the target of any such demand or action is an Excluded Person. The Parties agree that should the Litigation Trust dispute the reasonableness of the Debtors’ designation of a Person as an Excluded Person (a “Disputed Excluded Person”), the Bankruptcy Court will retain jurisdiction to resolve such dispute and the parties waive their appellate rights concerning the Bankruptcy Court’s decision thereon, provided that, pending the Bankruptcy Court’s resolution of the dispute, claims and causes of action against the Disputed Excluded Person will be expressly preserved for the benefit of the Litigation Trust and will not be released under any pending plan of reorganization. The Debtors and the Creditors’ Committee will work together to finalize procedures for resolution of such disputes, which procedures will be included in the Plan Supplement.

To the extent the Litigation Trust obtains recoveries based upon Non-Settling Defendant Claims or Assigned Preference Claims, and solely with respect to such recoveries, the Deficiency Claims on account of the Senior Secured Claims and the Bridge Loan Claims may be satisfied only from Excess Recoveries (if at all), and for the avoidance of doubt, in no event will the holders of Deficiency Claims on account of the Senior Secured

Claims or Bridge Loan Facility Claims be third party or other beneficiaries of the Trusts prior to the Excess Recovery Trigger Date. To the extent the Debtors obtain net recoveries from any Preference Claims prior to the Effective Date, such net recoveries will be allocated as follows: (i) 90% to be held by the Debtors, not subject to any lien, claim or encumbrance and not subject to any equitable interest of the Debtors, for the benefit of holders of Allowed General Unsecured Claims, and transferred upon the Effective Date to the Litigation Trust for distribution to holders of Allowed General Unsecured Claims, and (ii) 10% to the Debtors for the benefit of their estates.

c. Excess Recoveries Excess Recoveries constitute all recoveries of the Creditor Trust and the Litigation Trust, in the aggregate (net of the Creditor Representative’s and Trusts’ costs and expenses) after any distributions made to the Reorganized Debtors from the Litigation Trust (which, after the Excess Recovery Trigger Date, will be one-third of all Assigned Preference Claims instead of 10%) that are in excess of the amount required to pay to the holders of the Allowed General Unsecured Claims the amount of such General Unsecured Claim calculated as of the Commencement Date and excluding any interest or other charges subsequent to the Commencement Date (their “Base Claim Amounts”), in Cash or Class A Shares, after giving effect to other distributions made to holders of Allowed General Unsecured Claims under the Plan, the Lender Litigation Settlement or pursuant to distributions from the Creditor Trust or Litigation Trust. On the date that holders of Allowed General Unsecured Claims have received, including distributions under the Plan and from the Litigation Trust or Creditor Trust, in the aggregate, the amount required to pay to such holders the face amount of their Allowed Claims, in cash or Class A Shares (the “Excess Recovery Trigger Date”), holders of Senior Secured Claims, Bridge Loan Facility Claims and, solely to the extent of their Post-Effective Date Interest Amount, holders of Allowed General Unsecured Claims and 2015 Notes Claims will be entitled to share in Excess Recoveries. Until the holders of Allowed General Unsecured Claims and 2015 Notes Claims (taking into account all distributions previously received by them after the Excess Recovery Trigger Date) have been paid their Post-Effective Date Interest Amount in full, Excess Recoveries will be paid one-third to the holders of Deficiency Claims on account of the Senior Secured Claims, one-third to the holders of Deficiency Claims on account of Bridge Loan Claims and one-third to the holders of Allowed General Unsecured Claims and 2015 Notes Claims. Thereafter, until the holders of Senior Secured Claims (taking into account all distributions previously received by them) are paid in full, Excess Recoveries will be paid 50% to the holders of Deficiency Claims on account of the Senior Secured Claims and 50% to the holders of Deficiency Claims on account of the Bridge Loan Claims. Thereafter, Excess Recoveries will be paid 100% to holders of Bridge Loan Claims. Notwithstanding anything to the contrary in the Lender Litigation Settlement, neither the Litigation Trust, the Trustees, nor the Creditor Representative, or their respective professionals and agents will owe any fiduciary or other duty to the holders of Senior Secured Claims, Bridge Loan Claims or Deficiency Claims on account of Senior Secured Claims or Bridge Loan Claims and will have no obligation to consult with any holders of the Senior Secured Claims, Bridge Loan Claims or Deficiency Claims on account of the Senior Secured Claims and Bridge Loan Claims with respect to prosecution or settlement of any claims being prosecuted by the Creditor Trust or the Litigation Trust; provided that after the Excess Recovery Trigger Date, the governance of the Trusts may be modified by provisions of the Creditor Trust Agreement and the Litigation Trust Agreement, as applicable, that are satisfactory to the Settling Defendants.

d. Structure of the Litigation Trust It is contemplated that the Litigation Trust will be operated by a single trustee (the “Litigation Trustee”) who will report to an advisory board (the “Litigation Trust Advisory Board”). The Litigation Trustee and the members of the Litigation Trust Advisory Board will be distinct individuals and will be appointed by the Creditors’ Committee in its sole discretion and service as the Litigation Trustee or as a member of the Litigation Trust Advisory Board will not prohibit such person or persons from serving as the Creditor Trustee or as a member of the Creditor Trust Advisory Board. The Litigation Trust will have authority to retain any counsel, financial advisors, claims agent, auditors, or other such professionals as it deems appropriate at all times. The Litigation Trust may select any of the foregoing professionals in its sole discretion, and prior employment in any capacity in the Debtors’ bankruptcy cases on behalf of the Debtors, their estates, the Creditors’ Committee, any creditors or concurrent representation of the Creditor Trust or the Creditor Representative will not preclude the Litigation Trust’s retention of such professionals. The Litigation Trust Beneficiaries’ interests in the Litigation Trust will be uncertificated and, subject to applicable law, will not be transferable; provided that the Reorganized Debtors will be permitted to transfer their interest in the Litigation Trust to any wholly-owned subsidiary of New Topco.77

[77]	The transferability of the Litigation Trust Beneficiaries’ interests continues to be reviewed by the Creditors’ Committee and an update, if any, will be set forth in the Plan Supplement.

e. Funding the Litigation Trust The Litigation Trust will receive initial funding as set forth in Section IV.C.4 below.

f. Transfer Taxes Any transfer of the Litigation Trust Assets to the Litigation Trust will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

g. Federal Income Tax Treatment of the Litigation Trust The Litigation Trust will be established for the sole purpose of distributing any recoveries from the Non-Settling Defendant Claims and the Assigned Preference Claims, in accordance with Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45, with no objective to continue or engage in the conduct of a trade or business. The Litigation Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a grantor trust, i.e., pass-through entity. All parties must treat the transfer of the portion of the Litigation Trust Assets attributable to the Non-Debtor Beneficiaries as a transfer of such assets directly to the Non-Debtor Beneficiaries, followed by the transfer of such assets by the beneficiaries to the Litigation Trust. In addition, the Debtors believe that the Reorganized Debtors should be treated as retaining a portion of the Assigned Preference Claims and transferring directly to the Litigation Trust such Assigned Preference Claims and a portion of the Cash allocated to the Litigation Trust. Consistent therewith, all parties must treat the Litigation Trust as a grantor trust of which the Litigation Trust Beneficiaries are the owners and grantors. Subject to the terms of the Litigation Trust Agreement, and the power of any advisory board established thereunder, the Litigation Trustee will determine the fair market value of the Litigation Trust Assets as soon as possible after the Effective Date, and the Litigation Trust Beneficiaries and the Litigation Trustee must consistently use this valuation for all U.S. federal income tax purposes, including for determining gain, loss or tax basis. The U.S. federal income tax treatment of the Litigation Trust is unclear, and the Debtors are unaware of any authority directly addressing the qualification of a trust structured similarly to the Litigation Trust as a liquidating trust for U.S. federal income tax purposes. It is possible, for instance, that the Litigation Trust could be treated for U.S. federal income tax purposes as two trusts, one that holds the Assigned Preference Claims and Cash and another that holds the Non-Settling Defendant Claims and Cash. The U.S. federal income tax treatment of the right of holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims to their share of any Excess Recoveries is unclear.

h. Reserve The Litigation Trustee may establish a reserve on account of Claims that are Disputed (the “LT Reserve”). The Litigation Trustee may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (i) make an election pursuant to Treasury Regulation section 1.468B-9 to treat the LT Reserve as a “disputed ownership fund” within the meaning of that section, (ii) allocate taxable income or loss to the LT Reserve, with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed), and (iii) distribute assets from the LT Reserve as, when, and to the extent, such Claims that are Disputed cease to be Disputed, whether by virtue of becoming Allowed or otherwise resolved. The Litigation Trust Beneficiaries will be bound by such election, if made by the Litigation Trustee, and as such will, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), report consistently therewith.

i. Dissolution The Litigation Trust will be dissolved no later than five (5) years from the Effective Date; provided, however, that the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Litigation Trust for a finite period if (i) such extension is necessary to the purpose of the Litigation Trust, (ii) the Litigation Trustee receives an opinion of counsel or a ruling from the IRS stating that such extension would not adversely affect the status of the Litigation Trust as a liquidating trust for U.S. federal income tax purposes, and (iii) such extension is obtained within the six (6) month period prior to the Litigation Trust’s fifth (5th) anniversary or the end of the immediately preceding extension period, as applicable. Upon dissolution of the Litigation Trust, any remaining Cash on hand and other assets will be distributed to the Litigation Trust Beneficiaries in accordance with the Litigation Trust Agreement.

j. Securities Law Matters To the extent the interests in the Litigation Trust are deemed to be “securities,” the issuance of such interests under the Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration of securities.

3.	The Creditor Trust

a. General On or before the Effective Date, the Creditor Trust Agreement will be executed. The Creditor Trust Agreement governing the Creditor Trust will be in a form acceptable to the Creditors’ Committee, and otherwise consistent with the Lender Litigation Settlement; provided that such trust agreement will include (i) a provision stating that, after the Excess Recovery Trigger Date, the holders of Deficiency Claims on account of the Senior Secured Claims and Bridge Loan Claims will have sole control over, and subject to the right of the holders of Allowed General Unsecured Claims and 2015 Notes Claims to receive their Post-Effective Date Interest Amounts, will be entitled to any property or assets of such trust and (ii) a provision to be agreed upon between and among the Settling Defendants that will govern the manner in which the Creditor Trust may be modified after the Excess Recovery Trigger Date.

b. Purpose of the Creditor Trust On the Effective Date, the Abandoned Claims will be discontinued by the Debtors without prejudice and the Debtors will be deemed to have abandoned, pursuant to section 554 of the Bankruptcy Code, any and all right to further pursue the Abandoned Claims. Upon the effectiveness of the aforesaid discontinuance and abandonment, each holder of Allowed 2015 Notes Claims, General Unsecured Claims and the holders of the Deficiency Claims on account of the Senior Secured Claims and Bridge Loan Claims (but excluding the Senior/Bridge Guarantee Claims), will contribute to the Creditor Trust any and all State Law Avoidance Claims. The Creditor Trust will be authorized to prosecute the State Law Avoidance Claims that are contributed to the Creditor Trust for the benefit of Creditor Trust Beneficiaries who contribute State Law Avoidance Claims to the Creditor Trust, who will receive any recoveries on account of the State Law Avoidance Claims transferred to the Creditor Trust will be distributed to Creditor Trust Beneficiaries in accordance with the Plan and the Creditor Trust Agreement, subject to Section 5.8(c) of the Plan with respect to any amounts that constitute Excess Recoveries. Notwithstanding the foregoing, the Creditor Trust will not owe any fiduciary duty or other duty to the holders of Senior Secured Claims or holders of Bridge Loan Claims.

c. Excess Recoveries Following the Excess Recovery Trigger Date, holders of Senior Secured Claims, Bridge Loan Facility Claims and, solely to the extent of their Post-Effective Date Interest Amount, holders of Allowed General Unsecured Claims and 2015 Notes Claims will be entitled to share in Excess Recoveries. Until the holders of Allowed General Unsecured Claims and 2015 Notes Claims (taking into account all distributions previously received by them) have been paid their Post-Effective Date Interest Amount in full, Excess Recoveries will be paid one-third to the holders of Deficiency Claims on account of the Senior Secured Claims, one-third to the holders of Deficiency Claims on account of Bridge Loan Facility Claims and one-third to the holders of Allowed General Unsecured Claims and 2015 Notes Claims. Thereafter, until the holders of Senior Secured Claims (taking into account all distributions previously received by them) are paid in full, Excess Recoveries will be paid 50% to the holders of Deficiency Claims on account of the Senior Secured Claims and 50% to the holders of Deficiency Claims on account of the Bridge Loan Claims. Thereafter, Excess Recoveries will be paid 100% to holders of Bridge Loan Claims. Notwithstanding anything to the contrary in the Lender Litigation Settlement, neither the Creditor Trust, the Trustees, nor the Creditor Representative, or their respective professionals and agents will owe any fiduciary or other duty to the holders of Senior Secured Claims, Bridge Loan Claims or Deficiency Claims on account of the Senior Loan Claims or Bridge Loan Claims and will have no obligation to consult with any holders of the Senior Secured Claims, Bridge Loan Claims or Deficiency Claims on account of the Senior Loan Claims or Bridge Loan Claims with respect to prosecution or settlement of any claims being prosecuted by the Creditor Trust or the Litigation Trust; provided that after the Excess Recovery Trigger Date, the governance of the Trusts may be modified by provisions of the Creditor Trust Agreement and the Litigation Trust Agreement, as applicable, that are satisfactory to the Settling Defendants.

d. Structure of the Creditor Trust It is contemplated that the Creditor Trust will be operated by a single trustee (the “Creditor Trustee”) who will report to an advisory board (the “Creditor Trust Advisory Board”). The Creditor Trustee and the members of the Creditor Trust Advisory Board will be distinct individuals and will be appointed by the Creditors’ Committee in its sole discretion and service as the Litigation Trustee or as a member of the Litigation Trust Advisory Board will not prohibit such person or persons from serving as the Creditor Trustee or as a member of the Creditor Trust Advisory Board. The Creditor Trust will have authority to retain any counsel, financial advisors, claims agent, auditors, or other such professionals as it deems appropriate at all times. The Creditor Trust may select any of the foregoing professionals in its sole discretion, and prior employment in any capacity in the Debtors’ bankruptcy cases on behalf of the Debtors, their estates, the Creditors’ Committee, or any creditors or concurrent representation of the Litigation Trust or the Creditor Representative will not preclude the Creditor Trust’s retention of such professionals. The Creditor Trust Beneficiaries’ interests in the Creditor Trust will be uncertificated and, subject to applicable law, will not be transferable.78

e. Funding the Creditor Trust The Creditor Trust will receive initial funding as set forth in Section IV.C.4 below.

f. Transfer Taxes Any transfer of the Creditor Trust Assets to the Creditor Trust will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

g. Federal Income Tax Treatment of the Creditor Trust The Creditor Trust will be established for the sole purpose of distributing any recoveries from the State Law Avoidance Claims, in accordance with Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45, with no objective to continue or engage in the conduct of a trade or business. The Creditor Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a grantor trust, i.e., a pass-through entity. All parties must treat the abandonment of the State Law Avoidance Claims and transfer of the other Creditor Trust Assets to the Creditor Trust as a transfer of such assets directly to the Creditor Trust Beneficiaries, followed by the transfer of such assets by the beneficiaries to the Creditor Trust. Consistent therewith, all parties must treat the Creditor Trust as a grantor trust of which the Creditor Trust Beneficiaries are the owners and grantors. Subject to the terms of the Creditor Trust Agreement, and the powers of any advisory board established thereunder, the Creditor Trustee will determine the fair market value of the Creditor Trust Assets as soon as possible after the Effective Date, and all parties must consistently use this valuation for all U.S. federal income tax purposes, including for determining gain, loss or tax basis. The U.S. federal income tax treatment of the right of holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims to their share of any Excess Recoveries is unclear.

h. Reserve The Creditor Trustee may establish a reserve on account of Claims that are Disputed (the “CT Reserve”). The Creditor Trustee may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (i) make an election pursuant to Treasury Regulation section 1.468B-9 to treat the CT Reserve as a “disputed ownership fund” within the meaning of that section, (ii) allocate taxable income or loss to the CT Reserve, with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed), and (iii) distribute assets from the CT Reserve as, when, and to the extent, such Claims that are Disputed cease to be Disputed, whether by virtue of becoming Allowed or otherwise resolved. The Creditor Trust Beneficiaries will be bound by such election, if made by the Creditor Trustee, and as such will, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), report consistently therewith.

i. Dissolution The Creditor Trust will be dissolved no later than five (5) years from the Effective Date; provided, however, that, upon motion by a party in interest, in a court as set forth in the Creditor Trust Agreement, the term of the Creditor Trust may be extended for a finite period if (i) such extension is necessary to the purpose of the Creditor Trust, (ii) the trustee of the Creditor Trust receives an opinion of counsel or a ruling from the IRS stating that such extension would not adversely affect the status of the Creditor Trust as a

[78]	The transferability of the Creditor Trust Beneficiaries’ interests continues to be reviewed by the Creditors’ Committee and an update, if any, will be set forth in the Plan Supplement.

liquidating trust for U.S. federal income tax purposes, and (iii) such extension is obtained within the six (6) month period prior to the Creditor Trust’s fifth (5th) anniversary or the end of the immediately preceding extension period, as applicable. Upon dissolution of the Creditor Trust, any remaining Cash on hand and other assets will be distributed to the Creditor Trust Beneficiaries in accordance with the Creditor Trust Agreement.

j. Securities Law Matters To the extent the interests in the Creditor Trust Interests are deemed to be “securities,” the issuance of such interests under the Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration of securities.

4.	Initial Funding of the Litigation Trust and Creditor Trust

On the Effective Date, the Debtors will fund, as a grant, an aggregate of $20 million to the Litigation Trust and the Creditor Trust (the “Trusts”) to pay for the costs, fees and expenses of prosecution of claims by the Trusts, the costs of administration of the Trusts and the costs and expenses of the Creditor Representative. The allocation and disbursement of such amount as between the Trusts will be determined in accordance with procedures established by the Creditors’ Committee in its sole judgment and will be administered by the Creditor Representative. To the extent that a portion of the funding allocated to the Creditor Trust or to the Litigation Trust is not needed or used to defray the costs and expenses of that Trust, it will be available first for use by the Creditor Trust or the Litigation Trust, as the case may be, second, for distribution to holders of Allowed General Unsecured Claims and 2015 Notes Claims, and, third, for distribution subject to Sections 5.7 and 5.8 of the Plan with respect to any amounts that constitute Excess Recoveries.

5.	Intercompany Claims

No distribution will be made on account of Prepetition Intercompany Claims, which Claims will be fully subordinated and cancelled (including, but not limited to, the Intercompany Claims set forth on Schedule V), left in place or otherwise compromised as determined by Reorganized LyondellBasell.

6.	Closing of the Chapter 11 Cases

When all Disputed Claims against any Debtor have become Allowed or have been disallowed by Final Order, and no controverted matter remains outstanding, the Reorganized Debtors will seek authority from the Bankruptcy Court to close the applicable Debtor’s Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules; provided, however, that at least one of the Chapter 11 Cases will remain open until such time as the Trusts have been dissolved in accordance with the provisions of Sections 5.7 and 5.8 of the Plan.

7.	Early Payment

Nothing in the Plan will prevent any of the Debtors or Reorganized Debtors from making any payments prior to the date provided for in the Plan, and neither the Debtors nor the Reorganized Debtors will suffer any penalty or prejudice from making any such payments.

D.	Provisions Governing Distributions

1.	Disbursing Agent

In general, a disbursing agent is an entity designated to administratively effect the distributions to be provided under a plan of reorganization. Except as otherwise provided in the Plan, all distributions and other payments to be made “by the Debtors” or “by the Reorganized Debtors” or by any of them, under the Plan or otherwise in connection with the Chapter 11 Cases (including, without limitation, professional compensation and statutory fees) will be made by New Topco (or such other entity designated by New Topco) as the Disbursing Agent. The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety will be borne by the Reorganized Debtors.

a.	Powers of the Disbursing Agent

The Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, Instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions and other payments contemplated by the Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

b.	Expenses Incurred on or after Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent will be paid in Cash from the assets of the Reorganized Debtors.

2.	Distributions to Holders of Allowed General Unsecured Claims and 2015 Notes Claims Which Share in the Settlement Consideration

Until all Claims constituting General Unsecured Claims become Allowed Claims (or are Disallowed), the distributions of the Settlement Consideration will be divided into three tranches: (i) one tranche for the benefit of holders of 2015 Notes Claims, (ii) one tranche for the benefit of holders of Millennium Notes Claims and (iii) one tranche for the benefit of holders of all other Allowed General Unsecured Claims. Subject to the provisions of the Plan regarding the estimation of Disputed Claims, holders of 2015 Note Claims, holders of Millennium Notes Claims and holders of Allowed General Unsecured Claims, in each case whose Claims have been Allowed on or before the Effective Date, will receive their Settlement Pro Rata Share of Fixed Settlement Plan Consideration on the Effective Date or as soon as practical thereafter, subject to adjustment as necessary to account for the distributions to the holders of Millennium Notes Claims as described in Section IV.A.13 hereof. The distributions of the Settlement Consideration will be allocated to each tranche to reflect (A) the relative amount of the Allowed Claims of the creditors falling within each of tranches (i) and (ii) above, and (B) the relative estimated amount of the Allowed Claims of the creditors falling within tranche (iii) above as calculated by the Debtors in good faith, in consultation with the Creditors’ Committee; provided, however, that the Allowed amount of all other Allowed General Unsecured Claims in Class 7-A, Class 7-C and Class 7-D will be estimated by the Debtors, in consultation with the Creditors’ Committee, taking into account the Debtors’ high-end estimates for the ultimate Allowed amount of such Claims based on the information available to the Debtors prior to the Confirmation Date. If, after all Disputed General Unsecured Claims become Allowed Claims (or are Disallowed), there is insufficient Fixed Settlement Plan Consideration to provide all holders of Allowed General Unsecured Claims (other than Millennium Notes Claims) eligible to receive Fixed Settlement Plan Consideration the same pro rata distributions of the Settlement Consideration, then the Litigation Trust will use its first available net proceeds from the claims it is entitled to pursue (other than amounts allocated to the Reorganized Debtors) as is required to true-up distributions to such holders. This mechanism will be used to permit interim distributions of Fixed Settlement Plan Consideration, to the extent reasonably practical, as of the date other Effective Date distributions are being made pursuant the Plan. Once all Claims constituting General Unsecured Claims become Allowed General Unsecured Claims (or Disallowed), distributions of Fixed Settlement Plan Consideration will be made to holders of Allowed General Unsecured Claims (other than Millennium Notes Claims) as may be required to true-up distributions as among such holders and then, Pro Rata thereafter among holders of Allowed General Unsecured Claims (other than Millennium Notes Claims); provided, however, that nothing herein is intended to provide holders of 2015 Notes Claims with true-up distributions on account of the Fixed Settlement Plan Consideration reallocated from the holders of the 2015 Notes Claims to the holders of Millennium Notes Claims pursuant to Section 4.10 of the Plan.

Holders of General Unsecured Claims and 2015 Notes Claims that have Claims guaranteed by another Debtor will only be entitled to receive their Settlement Pro Rata Share of the Settlement Consideration against the Debtor primarily obligated on such debt (or if the claim against multiple Debtors is based on joint liability, then the Claim will be Allowed only against one jointly-obligated Debtor), and all other Claims against any other Debtor based on such primary debt, whether by reason of guarantee, indemnity or otherwise, will be deemed disallowed in their entirety without further action on the part of the Debtors; provided, however, if the Bankruptcy

Court does not approve the allocation of Settlement Consideration among Class 7-A, Class 7-C, Class 7-D Claims and Class 8 Claims for purposes of this paragraph, then the proceeds from the Settlement Consideration will be apportioned as determined by the Bankruptcy Court on or following the Confirmation Hearing after notice and a hearing (it being understood that such determination or apportionment will in no way affect or delay the Debtors’ ability to emerge from chapter 11 as otherwise contemplated).

Holders of Allowed General Unsecured Claims and 2015 Notes Claims are only entitled to a distribution until such time as they are paid in full (including Post-Effective Date Interest but only out of Excess Recoveries); thereafter, except as set forth to the contrary, any distribution of the Settlement Consideration will be allocated only among remaining holders of Allowed General Unsecured Claims and 2015 Notes Claims.

If, after all Disputed General Unsecured Claims become Allowed Claims (or are Disallowed), there is insufficient Fixed Settlement Plan Consideration to provide all holders of Allowed General Unsecured Claims (other than Millennium Notes Claims) eligible to receive Fixed Settlement Plan Consideration the same Pro Rata distributions of the Fixed Settlement Plan Consideration, then the Litigation Trust will use its first available net proceeds from the claims it is entitled to pursue (other than amounts allocated to the Reorganized Debtors) as is required to true-up distributions to such holders.

Settlement Consideration in the form of Cash and Class A Shares held for the benefit of holders of General Unsecured Claims whose Claims have not yet been Allowed or Disallowed will be held by the Creditor Representative after the Effective Date in a separate, interest-bearing escrow account or a trust, in each case, for the benefit of the holders of Disputed General Unsecured Claims (other than Millennium Notes Claims). The Creditors’ Committee (prior to the Effective Date) or the Creditor Representative (upon the Effective Date) will make the determination whether to hold the Cash and Class A Shares in an escrow account or trust. The Debtors will have no equitable interest in such escrow account or trust, which will not be subject to claims, liens or encumbrances.

3.	Distributions of Cash

Any payment of Cash made under the Plan by any of the Debtors or Reorganized Debtors may be made at the option of such party either by check or by wire transfer. No payment of Cash less than one hundred dollars ($100) will be made by or on behalf of the Debtors or Reorganized Debtors to any holder of an Allowed Claim unless a request therefor is made in writing to the Reorganized Debtors at the address set forth in Section 13.20 of the Plan.

4.	Distributions Free and Clear

Except as otherwise provided in the Plan, any distribution or transfer by any of the Debtors or Reorganized Debtors, including but not limited to distributions to any holder of an Allowed Claim, will be free and clear of any liens, claims and encumbrances, and no other entity will have any interest – legal, beneficial, or otherwise – in assets transferred pursuant to the Plan.

5.	Timing of Distributions

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan on account of Allowed Administrative Expenses, Allowed Claims or Allowed Equity Interests as of the Effective Date will be made on the Effective Date or as soon as reasonably practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed no later than the next succeeding Business Day, but will be deemed to have been completed as of the required day.

6.	Distributions after Effective Date

Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims will be deemed to have been made on the Effective Date.

7.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim will be made at the address of such holder as set forth on its proof of claim, and in the absence of a proof of claim, on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents. The holder must provide in writing of a change of address pursuant to the notice requirements set forth in Section 13.20 of the Plan or, in the case of holders of transferred Claims only, by the filing of a proof of claim or statement pursuant to Bankruptcy Rule 3001(e) by such holder or transferee that contains an address for such holder different than the address of such holder as set forth in the Schedules. None of the Debtors or their agents will be liable for any distribution sent to the address of record of a holder in the absence of the written notice of change thereof as provided in the Plan.

Distributions under the Plan to holders of Allowed Claims in Classes 4 and 5 will be made to the applicable agent or indenture trustee, which, in turn, will make the distributions to the holders of such Allowed Claims.

8.	Fractional Interests

New Third Lien Notes and Cram Down Notes will be distributed under the Plan only in denominations of one thousand dollars ($1,000). When any distribution pursuant to the Plan would result in the issuance of an amount of New Third Lien Notes or Cram Down Notes that is not a whole multiple of one thousand (1,000), the portion of such distribution that is a fraction of such denomination will be rounded down. The total number of New Third Lien Notes and Cram Down Notes to be distributed to holders of Allowed Claims will be adjusted as necessary to account for the rounding.

No fractional shares of New Common Stock or New Warrants with respect to fractional shares of New Common Stock will be distributed under the Plan. When any distribution pursuant to the Plan would result in the issuance of a number of shares of New Common Stock or New Warrants with respect to a number of shares of New Common Stock that is not a whole number, the portion of such distribution that is, or is with respect to, a fractional share of New Common Stock will be rounded down. The total number of shares of New Common Stock to be distributed to holders of Allowed Claims will be adjusted as necessary to account for the rounding.

Cash will not be distributed under the plan in denominations of less than one cent ($0.01). When any distribution pursuant to the Plan would result in the issuance of Cash in an amount less than one cent ($0.01), the portion of such distribution that is a fraction of such denomination will be rounded as follows: (i) fractional cents of one-half ( 1/2) or greater will be rounded up to a whole cent; and (ii) fractional cents of less than one-half ( 1/2) will be rounded down to zero cents ($0.00) with no further payments therefor.

9.	Distributions to Holders as of Distribution Record Date

As of the close of business on the Distribution Record Date, the various books and records and transfer and claims registers for each of the Classes of Claims as maintained by the Debtors, their respective agents, and the indenture trustees for the ARCO Notes, Equistar Notes, Millennium Notes and 2015 Notes will be deemed closed, and there will be no further changes in the record holders of any of the Claims, except with regard to securities cancelled under the Plan, which will be governed by section 7.14 of the Plan, and such holders will be the Allowed holders for purposes of distribution under the Plan. The Debtors will have no obligation to recognize any transfer of the Claims occurring after the close of business on the Distribution Record Date. The Debtors, the Disbursing Agent, the current and former agents under the Senior Secured Credit Agreement, the ARCO Notes Trustee, Equistar Notes Trustee, Millennium Notes Trustee and 2015 Notes Trustee will be entitled to recognize and deal for all purposes under the Plan only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

10.	Undeliverable and Unclaimed Distributions

If any distribution to the holder of an Administrative Expense or Claim is returned as undeliverable, no further distributions to such holder will be made unless and until the holder notifies the Reorganized Debtors in writing of such holder’s then-current address, at which time all missed distributions will, subject to the final sentence of this paragraph, be made as soon as is practicable to such holder, without interest. Checks issued by or on behalf of the Debtors or Reorganized Debtors in respect of Allowed Administrative Expenses or Claims will be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance thereof. Requests for re-issuance of any check will be made in accordance with the notice provisions of Section 13.20 of the Plan to the Reorganized Debtors, by the holder of the Allowed Administrative Expense or Claim to whom such check originally was issued. All claims for undeliverable distributions or voided checks will be made on or before one hundred and fifty (150) days after the date such undeliverable distribution was initially made. After such dates, all such distributions (excluding unclaimed distributions of Settlement Consideration) will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and will become unencumbered Cash of the Reorganized Debtors and the claim of any other holder to such property (or interest in property) will be discharged and forever barred. The holder of any Administrative Expense or Claim for which any undeliverable distribution has been deemed unclaimed property under section 347(b) of the Bankruptcy Code will not be entitled to any other or further distribution under the Plan on account of such Claim or Equity Interest. Notwithstanding the foregoing, any Settlement Consideration ordinarily distributable to a holder of any Claim entitled to receive Settlement Consideration, but for which there is an unclaimed or undeliverable distribution, will become eligible to be made to such holders as required to true-up distributions as between such holders of the Trusts.

11.	Setoffs

To the extent permitted under applicable law, the Debtors or Reorganized Debtors may set off against or recoup from any Allowed Administrative Expense or Allowed Claim (except for the DIP ABL Claims, DIP Roll-Up Claims and DIP New Money Claims) and the distributions to be made under the Plan on account thereof (before any distribution is made on account of such Allowed Administrative Expense or Allowed Claim), the claims, rights and causes of action of any nature that the Debtors have asserted in writing against the holder of such Allowed Administrative Expense or Allowed Claim, including, without limitation, any rights under section 502(d) of the Bankruptcy Code, for up to one year following the Effective Date. In the absence of a written objection by such holder of an Allowed Claim within thirty (30) days of the delivery of such a writing from the Debtors, it will be conclusively presumed that the requirements for disallowance of a Claim under section 502(d) of the Bankruptcy Code or setoff or recoupment under applicable law have been satisfied. If the holder of such Allowed Administrative Expense or Allowed Claim timely responds to the Debtors’ written assertion that setoff or recoupment against such holder is appropriate, the party asserting such right must seek an order of the Bankruptcy Court allowing such setoff or recoupment; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors of any such claims, rights and causes of action that the Debtors may possess against such holder.

12.	Nonconsensual Confirmation

If any impaired Class of Claims that is entitled to vote will not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right, subject to Section 13.4 of the Plan, to amend the Plan, in consultation with the Ad Hoc Group, the Majority Arrangers (who will be consulted solely in respect to the treatment of the Bridge Lenders under Sections 4.5, 4.9 or 4.10 of the Plan) or the Arrangers (who will be consulted solely in respect to the rights of the Arrangers under Sections 4.5, 4.9, 4.10, 10.1, 10.2, 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d), (e) and (f) or 13.4 of the Plan) and the Rights Offering Sponsors, or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both. With respect to impaired Classes of Claims and Equity Interests that are deemed to reject the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

13.	Hart-Scott-Rodino Compliance

Any shares of New Equity to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or to meet any similar requirements under applicable non-U.S. law will not be distributed until the notification and waiting periods applicable under such law to such entity will have expired or been terminated.

14.	Application of Distributions

Distributions to any holder of an Allowed Claim will be applied first to the satisfaction of the principal portion (as determined for U.S. federal income tax purposes) of any such Allowed Claim and thereafter to the remaining portion of such Allowed Claim, if any.

15.	Cancellation of Existing Securities and Agreements

Pursuant to the Plan, on the Effective Date, any document, agreement or Instrument evidencing a Claim or Equity Interest, other than (a) a Claim that is reinstated and rendered unimpaired under the Plan, (b) Equity Interest held by a Debtor in another Debtor, (c) Intercompany Claims (including Claims that become Intercompany Claims), which will be governed by Section C.1 hereof, and (d) Equity Interests in Basell Germany, will be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under such documents, agreements or Instruments evidencing such Claims and Equity Interest, as the case may be, will be discharged; provided, however, that the ARCO and Equistar Notes Indentures, Millennium Notes Indenture, 2015 Notes Indenture, Bridge Loan Agreement, Senior Secured Credit Agreement, the DIP Agreement and Intercreditor Agreement will continue in effect for the purposes of permitting the indenture trustees and agents thereunder (or party thereto) to (i) make distributions pursuant to the Plan and to perform such other necessary functions with respect thereto, (ii) maintain and assert any rights or liens for reasonable fees, costs and expenses thereunder (but, as to any fees, costs and expenses relating to any of the causes of action covered by the Lender Litigation Settlement, solely as permitted thereby), (iii) with regard to the DIP Agent, assert any right with regard to the Excluded DIP Obligations, and (iv) with respect to the current and former agents under the Senior Secured Loan Agreement and the Bridge Loan Agreement, assert any rights with respect to the Excluded Senior/Bridge Obligations; provided further that nothing in the Plan will be deemed to impair any indemnification obligations of the lenders under the Senior Secured Credit Agreement, the Bridge Loan Agreement or the DIP Agreement. Nothing herein will waive, release or impair any rights or interests that the 2015 Notes Trustee has under the 2015 Notes Indenture or otherwise to the recovery and/or reimbursement of its fees and expenses (including the fees and expenses of counsel) from any distribution of recoveries to the holders of the 2015 Notes (which distributions, if any, will be made through the 2015 Notes Trustee pursuant to the Plan), whether in the nature of a charging lien or otherwise.

16.	Surrender of Securities

Unless otherwise provided in the Plan, as a condition precedent to receiving any distribution under the Plan, each registered holder of a certificate or other Instrument evidencing a Claim must surrender to the Reorganized Debtors or the applicable Agents or Indenture Trustees for the Senior Secured Credit Facility, Bridge Loan Facility, DIP Roll-Up Loans, 2015 Notes, the Millennium Notes, ARCO Notes and Equistar Notes all Instruments or other documents representing or evidencing such Claim. Any holder of a Claim that fails to (i) surrender such Instrument or (ii) execute and deliver to the Disbursing Agent an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors by the later to occur of (a) the first Effective Date Anniversary and (b) six months following the date such holder’s Claim becomes an Allowed Claim, will be deemed to have forfeited all rights and Claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all Cash, securities and other property owing with respect to such Allowed Claims will be retained by the Reorganized Debtors and any New Third Lien Notes, Cram Down Notes or New Common Stock owing with respect to such Allowed Claims will be cancelled and of no further force of effect.

17.	Postpetition Interest on Claims

Unless expressly provided in the Plan, the Confirmation Order or any contract, Instrument, release, settlement or other agreement entered into in connection with the Plan, or required by applicable bankruptcy law (including the fair and equitable rule), postpetition interest will not accrue on or after the Commencement Date on account of any Claim.

18.	Withholding and Reporting Requirements

In connection with the Plan and all Instruments issued in connection therewith and distributed thereon, the Debtors, the Reorganized Debtors or any other paying agent, as applicable, will comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit on account of such distribution, including withholding tax obligations in respect of in-kind (non-Cash) distributions. Any party issuing any Instrument or making an in-kind (non-Cash) distribution under the Plan has the right, but not the obligation, to refrain from making a distribution until the holder of the Allowed Claim, for which such distribution is to be made, has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

E.	Provisions for Resolving and Treating Disputed Claims

Except with respect to Claims in Class 3, Class 4 and Class 5, if any portion of a Claim is Disputed, no payment or distribution provided under the Plan will be made on account of that Claim unless and until, and only to the extent, such Claim becomes Allowed; distributions will be made as provided under the Plan on account of each Claim in Class 3, Class 4 and Class 5 to the extent such Claim is Allowed from time to time, notwithstanding that some portion of such Claim remains Disputed. At the time that a Disputed Claim becomes an Allowed Claim, the holder of that Allowed Claim will be entitled to receive a distribution equal in percentage of recovery to the distribution(s) made to date on previously-allowed Allowed Claims of the same priority without interest.

1.	Objections

As of the Effective Date, the Reorganized Debtors and the Schedule III Debtors will reserve the sole right, to the exclusion of all others (except as to applications for allowances of compensation and reimbursement of expenses under sections 328, 330, 331 and 503 of the Bankruptcy Code), to make, file and prosecute objections to Claims; provided, however, that the Debtors or Reorganized Debtors, as the case may be, will consult with the Creditor Representative in resolving Disputed Claims. However, to the extent an Insurance Policy or Insurance Agreement provides the Insurer (or third party claims administrator) the right to participate with respect to the handling, administration, settlement, negotiation, arbitration or litigation of a claim for which a Debtor or a third party claimant seeks coverage, the Insurer (or third party claims administrator) may participate in such after the Effective Date to the same extent it would have been entitled to participate pursuant to its Insurance Policy or Insurance Agreement had the Chapter 11 Cases not occurred. The Claims Objection Procedures will continue to apply to the Reorganized Debtors and the Schedule III Debtors. The Reorganized Debtors will serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable (unless such Claim was already the subject of a valid objection by the Debtors), but in no event will the service of such an objection be later than one (1) year after the Effective Date, unless such date is extended by order of the Bankruptcy Court. The Bankruptcy Court, for cause, may extend the deadline on the ex parte request of the Reorganized Debtors.

2.	Estimation of Claims

The Debtors or the Reorganized Debtors may, at any time, request the Bankruptcy Court to estimate any Claim, pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors previously have objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim, at any time, including during litigation concerning any objection to such Claim. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the applicable Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another.

3.	Authority

The Reorganized Debtors will cooperate in a timely manner with the Trusts, the Trustees, the Creditor Representative, and their professionals in the discharge of their duties under the Plan, Litigation Trust Agreement, and Creditor Trust Agreement, including with regard to any reasonable requests for documents and information. Specifically, the Debtors or Reorganized Debtors, as the case may be, will reasonably cooperate with the Trusts with respect to reasonable requests for documents and information in their review of potential Assigned Preference Claims. In addition, the Debtors and the Reorganized Debtors, as applicable, will identify and object to General Unsecured Claims that are inconsistent with the Debtors’ books and records or otherwise objectionable, in consultation in good faith with the Creditors’ Committee and the Creditor Representative, as applicable. On and after entry of the Approval Order, the Debtors or the Reorganized Debtors, as applicable, will have the authority to compromise, settle, otherwise resolve or withdraw any objection to a General Unsecured Claim that is disputed, without approval of the Bankruptcy Court, provided that the Reorganized Debtors will consult with the Creditor Representative concerning the Reorganized Debtors’ proposed compromise, settlement, resolution or withdrawal of any objection to a General Unsecured Claim that is disputed, and the Parties agree that if the Creditor Representative has an objection to the proposed compromise, settlement, resolution or withdrawal, it will give notice of such objection to the Reorganized Debtors and a hearing will be scheduled before the Bankruptcy Court to resolve the objection.

4.	Other Provisions Relating to Disputed Claims

If, on or after the Effective Date, any Disputed Claim (or portion thereof) becomes an Allowed Claim, the applicable Reorganized Debtor will, as soon as practicable following the date on which the Disputed Claim becomes an Allowed Claim, except as otherwise provided in the Plan, distribute to the holder of such Allowed Claim an amount, without any interest thereon, that provides such holder with the same percentage recovery, as of the Effective Date, as holders of Claims in the Class that were Allowed on the Effective Date.

To the extent that a Disputed Claim is expunged or reduced, the holder of such Claim will not receive any distribution on account of the portion of such Claim that is disallowed. Any Disputed Claim, for which a proof of claim has not been deemed timely filed as of the Effective Date, will be disallowed without further order of the Bankruptcy Court.

F.	Treatment of Executory Contracts and Unexpired Leases

The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the counterparty to such executory contract or unexpired lease may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, damage claims are subject to certain limitations imposed by the Bankruptcy Code. To assume an executory contract or an unexpired lease, the debtor may be required to cure all outstanding defaults (a “Cure Amount”) (subject to certain exceptions) and provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code). If there is a dispute regarding (i) the nature or size of any Cure Amount; (ii) the ability of the Debtors or any assignee to provide adequate assurance of future performance under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, payment of the Cure Amount will occur following the entry of a Final Order resolving the dispute and approving the assumption (or assumption and assignment, as the case may be). The determination or payment of any Cure Amount in connection with the Debtors’ assumption of an executory contract or unexpired lease will constitute neither a waiver of any amounts owed to the Debtors by the counterparty, whether under the assumed executory contract or unexpired lease or otherwise, nor a waiver of any of the Debtors’ rights pursuant to section 502(d) of the Bankruptcy Code or otherwise.

The Plan provides that all executory contracts and unexpired leases that exist between a Debtor and any person will be deemed rejected, as of the Effective Date, by the applicable Debtor, except for (i) any executory contract or unexpired lease that previously expired or terminated pursuant to its own terms, (ii) any executory contract or unexpired lease that was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court, (iii) any executory contract or unexpired lease that is the subject of a motion by the Debtors to assume or reject that is pending as of the Effective Date, (iv) any executory contract or unexpired lease that is specifically designated, in consultation with the Ad Hoc Group and the Rights Offering Sponsors, in a schedule in the Plan Supplement (the “Assumption Schedule”) as a contract or lease to be assumed and assigned, as the case may be, (v) any provision that is an easement or right of way, to the extent executory, (vi) any contract, including Insurance Policies and Benefit Plans, that is assumed pursuant to the Plan, (vii) any provision that is a confidentiality or indemnification provision, to the extent required to continue to be enforceable or (viii) to the extent executory, any signed application for credit from a customer, which will be deemed assumed at $0 cure; provided, however, that the assumption of any such credit agreement does not, and will not be deemed to, constitute the assumption, whether express or implied, of any other agreement. All executory contracts and unexpired leases that exist between any of the Reorganized Debtors or the Reorganized Debtors and any Non-Debtor Affiliate will be deemed assumed by the Reorganized Debtor at $0 cure, as of the Effective Date, but the parties reserve the right to agree (a) to a different cure amount and (b) that the executory contract is rejected, and in any event, amounts owed will be Intercompany Claims that will be treated in accordance with Section 5.10 of the Plan. The Assumption Schedule lists each executory contract or unexpired lease that will be assumed pursuant to the Plan, along with a proposed Cure Amount for each contract or lease.

The Plan further provides that all executory contracts and unexpired leases that exist between any of the Schedule III Debtors, LBIAF or LBAFGP, on the one hand, and a Reorganized Debtor or a Non-Debtor Affiliate, on the other hand, will be deemed rejected, as of the Effective Date, and any claims arising from the rejection will be Schedule III Intercompany Claims that will be treated in accordance with Section 5.10 of the Plan, and for the avoidance of doubt, such Schedule III Intercompany Claims will be discharged or waived. Within 90 days of the Effective Date, the Millennium Trust Trustee will review all executory contracts and unexpired leases that exist between any of the Schedule III Debtors and will determine whether to assume or reject such contracts. Any claims arising from the assumption or rejection of these contracts will be Schedule III Intercompany Claims that will be treated in accordance with the Plan and payments, if any, will be directed by the Millennium Trust Trustee.

The Confirmation Order will constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving, as of the Effective Date, the executory contract and unexpired lease assumptions and assignments, or rejections, as the case may be, described above. Each executory contract or unexpired lease that is assumed by any Debtor under the Plan and pursuant to the Confirmation Order or pursuant to any other Final Order entered by the Bankruptcy Court will be deemed to be assigned, without further notice or order of the Bankruptcy Court, to either the corresponding Reorganized Debtor or such Affiliate thereof or another Reorganized Debtor, on the later of (i) the Effective Date or (ii) the date of assumption.

The Debtors reserve the right, in consultation with the Ad Hoc Group and the Rights Offering Sponsors, on or prior to the date of the Confirmation Hearing, to (i) modify the Cure Amount for any executory contract or unexpired lease set forth in the Assumption Schedule or (ii) amend the Assumption Schedule to add or delete any executory contract or unexpired lease, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, assumed or rejected. The Debtors will provide notice of any amendments to the Assumption Schedule to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document or Instrument on the Assumption Schedule will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

Unless otherwise specified on the Assumption Schedule, each executory contract and unexpired lease listed or to be listed therein will include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Assumption Schedule.

The Debtors are not required to make any payment or take any other action in order to satisfy the requirements of section 365(b) of the Bankruptcy Code with regard to any executory contracts and unexpired leases assumed.

The Schedule III Debtors or Reorganized Debtors, as applicable, will pay all Cure Amounts, if any, to the applicable counterparties to the executory contracts and unexpired leases assumed by ten (10) Business Days after resolution of the Cure Amount by Final Order or agreement of the parties, except as otherwise agreed to by the parties; provided, however that as to Insurance Policies and related agreements that are assumed for the benefit of the Reorganized Debtors and Non-Debtor Affiliates, the Reorganized Debtors or Non-Debtor Affiliates, as applicable, will remain liable for any premium arising thereunder that becomes liquidated, or is due and owing, after the time of assumption (regardless of when the underlying cause or action and/or claim arose). If a counterparty to an executory contract or unexpired lease assumed timely objects to the assumption or the proposed Cure Amount for such executory contract or unexpired lease, as applicable, the Debtors and the objecting counterparty may settle, compromise, or otherwise resolve the proper Cure Amount without further order of the Court or, at the Debtors’ sole discretion, may submit the dispute to the Bankruptcy Court for a determination as to the proper Cure Amount. Notwithstanding the above, the Debtors or Reorganized Debtors, as applicable, may, in their sole and absolute discretion, determine to reject, as of the Confirmation Date, any executory contract or unexpired lease at any time prior to the later of: (i) thirty (30) days after the Effective Date and (ii) thirty (30) days after the entry of a Final Order determining the proper Cure Amount for such executory contract or unexpired lease, except for Insurance Policies as discussed herein.

Claims arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court and served upon the Debtors or Reorganized Debtors, no later than thirty (30) days after the later of: (i) the date notice of entry of an order is mailed approving the rejection of such executory contract or unexpired lease; (ii) the date notice of entry of the Confirmation Order is mailed; (iii) the date notice of an amendment to the Assumption Schedule that results in the rejection of such executory contract or unexpired lease is mailed; and (iv) the date notice of rejection of such executory contract or unexpired lease pursuant to Article IX of the Plan is mailed. All such Claims not filed within such time will be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property.

Notwithstanding anything in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order or any other order of this Court to the contrary (including, without limitation, any other provision that purports to be preemptory or supervening or grants a release), on the Effective Date, each of the Insurance Policies and Insurance Agreements will, as applicable, either be (i) deemed assumed to the extent such Insurance Policies and Insurance Agreements were executory contracts of the applicable Debtor(s), Reorganized Debtor(s) or Schedule III Debtor(s) pursuant to section 365 of the Bankruptcy Code or (ii) continued in accordance with its terms such that each of the parties’ contractual, legal and equitable rights under each Insurance Policy and Insurance Agreement will remain unaltered, and the terms, conditions, and obligations of each Insurance Policy and Insurance Agreement will apply as if the Chapter 11 Cases had not occurred. Nothing in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order or any other order of this Court to the contrary (including, without limitation, any other provision that purports to be preemptory or supervening or grants a release): (i) will affect, impair or prejudice the rights and defenses of the Insurers or the Debtors, Reorganized Debtors or other insureds under the Insurance Policies and Insurance Agreements in any manner; and such Insurers, Debtors, Reorganized Debtors and insureds will retain all rights, obligations and defenses under the Insurance Policies and Insurance Agreements, and the Insurance Policies and Insurance Agreements will apply to, and be enforceable by and against, the applicable Debtor(s) or Reorganized Debtor(s) or insured(s) and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred or (ii) will in any way operate to, or have the effect of, impairing any party’s legal, equitable or contractual rights or obligations under any Insurance Policy or Insurance Agreement, if any, in any respect; and any such rights and obligations will be determined under the Insurance Policies, Insurance Agreements, and applicable law. Additionally, any claim by an Insurer, Reorganized Debtor, Debtor or Schedule III Debtor whereby the party seeks a declaration of rights and obligations or other relief with respect to any Insurance Policy or Insurance Agreement issued or allegedly issued by any Insurers (a “Coverage Claim”) will be handled in the court where it is currently pending or, if not currently pending in any court, Coverage Claims will be heard in the forum specified in the relevant Insurance Policy or Insurance Agreement or, if no forum is so specified, in a court of competent jurisdiction; provided, however, that nothing herein waives any right of the Insurer to require arbitration to the extent the relevant Insurance Policy or Insurance Agreement provides for such. Nothing herein alters, modifies or affects that certain Order: (I) Authorizing Assumption of Agreements Constituting Certain Insurance Program; (II) Authorizing the Debtors to Enter into Insurance Agreements; and (III) Granting Related Relief Entered by this Court on May 19, 2009, and such Order is incorporated into the Plan by reference.

To the extent that any Insurance Policy or Insurance Agreement provides or may provide coverage for claims relating to the July 18, 2008, crane collapse at the Debtors’ oil refinery in Houston, Texas for which the automatic stay has been modified pursuant to that certain stipulation filed March 10, 2009 to pursue and liquidate outside of the Bankruptcy Court or for which proofs of claim have been timely and validly filed (the “Crane Accident Claims”), nothing in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order or any other order of this Court (including, without limitation, (i) any other provision that purports to be preemptory or supervening or grants a release, and (ii) the discharge set forth in Section IV.G.4 hereof, the injunction set forth in Section IV.G.5 hereof, and the release provisions set forth in Section IV.G.8 hereof), will in any way operate to, or have the effect of, discharging, enjoining, releasing, precluding, or otherwise impairing the rights of any holder of any such Crane Accident Claims to (i) prosecute those Crane Accident Claims against the Debtors to judgment or settlement in an appropriate court and (ii) assert claims for coverage under or against the Debtors’ Insurance Policies and Insurance Agreements and to recover on account of any such claims from the Debtors’ Insurance Policies and Insurance Agreements; provided that, subject to the Debtors’ right to object, the holders of Crane Accident Claims shall be entitled to receive such payments from Insurance Policies and Insurance Agreements, to the extent available, in addition to any distribution they are entitled to receive under the Plan, if any, on account of their Crane Accident Claims, provided further, however, that the holder of a Crane Accident Claim shall in no event be entitled to receive more than the Allowed amount of his or her Crane Accident Claim.

The Debtors maintain certain insurance and reinsurance policies providing coverage for directors and officers liability (the “D&O Insurance Policies”), which policies provide coverage through the anticipated Effective Date. The Reorganized Debtors intend to purchase “tail” insurance to the existing D&O Insurance Policies to extend coverage for a reasonable period of time beyond the Effective Date. The Reorganized Debtors also intend to purchase new D&O Insurance Policies after confirmation of the Plan.

The Debtors and the Reorganized Debtors will continue to honor their obligations under (1) applicable worker’s compensation laws in states in which the Reorganized Debtors operate; and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, all Insurance Policies and related agreements, insurance programs and plans for workers’ compensation and insurance. All proofs of claim filed by workers’ compensation claimants will be deemed satisfied and automatically expunged without any further notice to or action, order or approval of the Bankruptcy Court; provided, however, that nothing in the Plan will limit, diminish, or otherwise waive the Debtors’ or Reorganized Debtors’ defenses, claims, causes of action or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans.

Except with respect to any Benefit Plan that has been terminated or rejected as of the Effective Date, all Benefit Plans and collective bargaining agreements will remain in full force and effect as of the Effective Date. The Plan neither terminates nor impairs the Pension Plans, and for greater certainty, the U.S. Pension Plans and the U.K. Pension Plan will ride through the Chapter 11 Cases. Certain of the Debtors are contributing sponsors of the U.S. Pension Plans. Upon confirmation of the Plan, the applicable Reorganized Debtors will assume and continue the U.S. Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code of 1986, as amended, and satisfy the minimum funding standards pursuant to 26 U.S.C. §§ 412 and 430 and 29 U.S.C. § 1082. Upon confirmation of the Plan, the applicable Reorganized Debtors will be entitled to merge the underfunded Millennium Chemicals Inc. Consolidated Retirement Plan (the “Consolidated Plan”) and the overfunded Endicott Johnson Corporation Employees’ Retirement Plan (the “Endicott Plan”). It is anticipated that the merger will benefit participants of the Consolidated Plan, and the creditors of the Debtors liable for the underfunding of the Consolidated Plan, and will have no material effect on Endicott Plan participants or creditors of the sponsor of the Endicott Plan. Please note that in the ordinary course, during the pendency of these Chapter 11 Cases, the sponsorship of certain U.S. Pension Plans and Benefits Plans has changed, including sponsorship of the (i) Consolidated Plan, (ii) Pension Plan for Eligible Hourly Employees of the Millennium Petrochemicals, Inc. Nortech Plant, (iii) Basell Pension Plan, (iv) Basell Retirement Income Plan and (v) Basell Pension Plan for Hourly Employees at Edison New Jersey, and such U.S. Pension Plans and Benefits Plans will be assumed with the new sponsors; provided that the change in sponsorship has not resulted, and will not result, in any liability for the affected U.S. Pension Plans being removed from the Debtors’ controlled group (within the meaning of section 414(b) of the Internal Revenue Code of 1986, as amended). In addition, one of the Debtors, Lyondell Chemical Europe, Inc. is a contributing sponsor of the U.K. Pension Plan. Upon confirmation of the Plan, Lyondell Chemical Europe, Inc. will assume and continue the U.K. Pension Plan in accordance with the terms and provisions of the U.K. Pension Plan’s governing documentation and under and in accordance with applicable legislative and regulatory requirements under the law of England and Wales, including (but not limited to) the Pensions Act 1995, the Pensions Act 2004 and the Finance Act 2004, and all other relevant legislation, regulation, codes of practice and guidance. Furthermore, nothing in the Plan will be construed as discharging, releasing or relieving the applicable Debtors or their successors, including the Reorganized Debtors, from any liability imposed under any law or regulatory provision with respect to the U.S. Pension Plan, the U.K. Pension Plan or PBGC. The PBGC, the U.S. Pension Plan and the U.K. Pension Plan will not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan or the Confirmation Order. Without limiting the foregoing, no provision of the Plan or the Confirmation Order will limit, alter or impact in any way the ability and standing of the U.K. Pension Plan to seek compensation from, or entry to, the Pension Protection Fund (“PPF”) under the applicable law or regulation of England and Wales. Notwithstanding the foregoing, the PBGC Claim and any Claim arising out of the U.K. Pension Plan will be deemed withdrawn on the Effective Date.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors will continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code at any time prior to the Confirmation Date, for the duration of the period for which the Debtors are obligated to provide such benefits.

G.	Effect of Confirmation of the Plan on the Debtors

1.	Vesting of Assets

Other than as otherwise set forth in Article V of the Plan, on the Effective Date, all property of each Debtor’s estate, including all claims and causes of action against third parties that arose prior to or after the Commencement Date, will vest in the respective Reorganized Debtor or such other entity as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their business(es) and may use, acquire and dispose of property without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

As of the Effective Date, all assets of the Reorganized Debtors will be free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided in the Plan or the Confirmation Order.

2.	Compromise of Controversies

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings will constitute its determination that such compromises and settlements are in the best interests of the Debtors, their estates, creditors, and other parties in interest, and are fair, equitable, and within the range of reasonableness.

3.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code or in the Confirmation Order, and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against or Equity Interest in the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. The rights, benefits and obligations of any entity named or referred to in the Plan whose actions may be required to effectuate the terms of the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity (including, but not limited to, any trustee appointed for the Debtors under chapters 7 or 11 of the Bankruptcy Code).

4.	Discharge

Except as otherwise expressly provided in the Plan or in the Confirmation Order, including with respect to (a) the Excluded DIP Obligations, (b) the Debtors’ obligations under the Lender Litigation Settlement, and (c) the Excluded Senior/Bridge Obligations, in each case which are not discharged under the Plan, upon the Effective Date and in consideration of the distributions to be made under the Plan, if any, each holder of a Claim or Equity Interest and any affiliate of such holder (and any trustee or agent on behalf of such holder or affiliate) will be deemed to have forever waived, released, and discharged the Debtors and the Reorganized Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Confirmation Date. Upon the Effective Date, all such Persons will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting against the Debtors or Reorganized Debtors or their respective properties or interests in property, any such discharged Claim against or Equity Interest in any Debtor or Reorganized Debtor.

5.	Injunctions

Except to the extent otherwise provided in the Plan or in the Lender Litigation Settlement, all consideration distributed under the Plan will be as a restructuring and not a refinancing, and in exchange for, and in complete satisfaction, release, discharge and settlement of all Administrative Expenses, Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Administrative Expense, Claim or Equity Interest from and after the Commencement Date through the Effective Date against the Debtors, or any of their assets or properties, or against the estates or properties or interests in property. Except as otherwise provided in the Plan, the Confirmation Order, subject to the occurrence of the Effective Date or the Confirmation Order will act as a discharge of all Administrative Expenses, and Claims against, Equity Interests in, liens on, and any other interests in the Debtors, the Debtors’ assets, and their properties, arising at any time before the Confirmation Date, including Administrative Expenses, Claims and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, against the Debtors, regardless of whether or not: (a) a proof of claim or proof of Interest based on such discharged debt or interest is filed or deemed filed with the Bankruptcy Court pursuant to section 501 of the Bankruptcy Code, (b) whether the Administrative Expense, Claim or Equity Interest is Allowed or (c) the holder of an Administrative Expense, Claim or Equity Interest based on such discharged debt or interest has accepted the Plan or is entitled to receive a distribution thereunder. Upon the Effective Date, any holder of such discharged Administrative Expense, Claim or Equity Interest will be precluded from asserting against the Debtors, the Reorganized Debtors, their successors or their assets or properties any other or future Administrative Expenses, Claims or Equity Interests based upon any document, Instrument, act or omission, transaction or other activity of any kind or nature that occurred before the entry of the Confirmation Order. The Confirmation Order will be a judicial determination of discharge of all such liabilities of the Debtors, subject to the occurrence of the Effective Date.

By accepting distributions pursuant to the Plan, each holder of an Allowed Senior Secured Claim, Bridge Loan Claim, Millennium Notes Claim, General Unsecured Claim or 2015 Notes Claim will be deemed to have specifically consented to the injunctions set forth in Section 11.5 of the Plan.

Except as otherwise provided in the Plan or the Confirmation Order, subject to the occurrence of the Effective Date, the Confirmation Order will act as a discharge of the Senior Facility Agreement Claims, Bridge Loan Claims, Millennium Notes Claims, General Unsecured Claims and 2015 Notes Claims against the Obligor Debtors and the Obligor Non-Debtors. Upon the Effective Date, any holder of such discharged Senior Facility Agreement Claims, Bridge Loan Claims, Millennium Notes Claims, General Unsecured Claims and 2015 Notes Claims will be precluded from asserting against the Obligor Debtors or the Obligor Non-Debtors, their successors or their assets or properties any other or future Senior Secured Claim, Bridge Loan Claim, Millennium Notes Claim, General Unsecured Claim or 2015 Notes Claim based upon any document, Instrument, act or omission, transaction or other activity of any kind or nature that occurred before the entry of the Confirmation Order. The Confirmation Order will be a judicial determination of discharge of all such liabilities of the Obligor Debtors and Obligor Non-Debtors, subject to the occurrence of the Effective Date.

6.	Indemnification Obligations

Notwithstanding anything to the contrary in the Plan, subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse, or limit the liability of directors or officers of the Debtors, serving in such capacities on or after the Commencement Date, against any claims or causes of action as provided in the Debtors’ certificates of incorporation, bylaws, other organizational documents, or applicable law, will survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Commencement Date; provided, however, that the obligations of the Debtors to indemnify, defend, reimburse or limit the liability of any claim or cause of action that is an State Law Avoidance Claim or that is being transferred to the Creditor Trust or that may be asserted by any Person as a result of a cause of action being transferred to the Litigation Trust (other than by the defendants thereto) will not continue and will terminate and be discharged on confirmation of the Plan; provided further that nothing in the Plan or Confirmation Order will be deemed, asserted, or construed by any Person as limiting or impairing in any way the rights of any director or officer of the Debtors under any insurance policy or to defend against such director or officer’s liability by virtue of applicable law or the Debtors’ corporate charters, bylaws, operating agreements, or other governing documents (including resolutions or similar authorizations) to the extent non-executory in nature.

7.	Exculpation

As of the Confirmation Date, the Debtors and their directors, officers, employees, financial advisors, attorneys, and other professionals and agents will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Reorganized Debtors, the Ad Hoc Group and its members, the Arrangers, the Senior Secured Lenders, the DIP Agent, the DIP Lenders, the Rights Offering Sponsors, the Bridge Lenders, the current and former agents under the Senior Secured Credit Agreement and Bridge Loan Agreement, holders of ARCO Notes, holders of Equistar Notes, the ARCO Notes Trustee, the Equistar Notes Trustee and the Creditors’ Committee and its members, holders of the 2015 Notes, the 2015 Notes Trustee, the Millennium Notes Trustee, the holders of Millennium Notes Claims, the security agent under the Intercreditor Agreement and the Disbursing Agent (but in each case only in their capacity as members of the Ad Hoc Group, as a current or former agent under the Senior Secured Credit Agreement or the Bridge Loan Agreement, as Senior Secured Lenders, as the DIP Agent, as DIP Lenders, as Rights Offering Sponsors, as Bridge Lenders, as Arrangers, as holders of ARCO Notes, as holders of Equistar Notes, as the ARCO Notes Trustee, as the Equistar Notes Trustee, as members of the Creditors’ Committee, as the security agent under the Intercreditor Agreement, as holders of 2015 Notes, as the 2015 Notes Trustee, as holders of the Millennium Notes, as the Millennium Notes Trustee and as the Disbursing Agent, as applicable), and their respective principals, members, managers, officers, directors, employees and agents (including any attorneys, financial advisors, and other professionals retained by such Persons) (in each case, in their capacity as such) will not have or incur any liability to any holder of any Claim or Equity Interest or any other Person for any act or omission taken or not taken in good faith in connection with, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the DIP Agreement, the negotiation of the Lender Litigation Settlement, the solicitation of votes for and the pursuit of confirmation of the Plan, the offer and issuance of any securities under the Plan, the Rights Offering under the Plan, the consummation of the Plan, including, without limitation, the steps taken to effectuate the transactions described in Section 5.4 of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions constituting willful misconduct or gross negligence or bad faith as determined by a Final Order; and in all respects such parties will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, but in the case of the holders of the 2015 Notes and 2015 Notes Trustee, only in the event that the 2015 Notes Plan Conditions are satisfied and in the case of the holders of Millennium Notes and the Millennium Notes Trustee, only in the event that the Millennium Notes Plan Conditions are satisfied.

8.	Releases and Indemnifications

As of the Confirmation Date, but subject to occurrence of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Debtors’ estates, including, without limitation, any successor to the Debtors, the Litigation Trustee or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, will be deemed to unconditionally and forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for willful misconduct or gross negligence) (collectively, the “Causes of Action”) in connection with or related to the Debtors, the Chapter 11 Cases, the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, Instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, or the Plan, and that may be asserted by or on behalf of the Debtors, their estates, or the Reorganized Debtors against (i) any of the directors, officers, or employees of any of the Debtors or any of the Non-Debtor Affiliates serving during the pendency of the Chapter 11 Cases, (ii) the financial and legal advisors of the Debtors, (iii) the members (but not in their individual capacities) of the Creditors’ Committee; (iv) the respective financial and legal advisors of the Creditors’ Committee (but not with respect to such members in their individual capacities); (v) members of the Ad Hoc Group; (vi) the Rights Offering Sponsors; (vii) the Senior Secured Lenders; (viii) the DIP Lenders; (ix) the DIP Agents (x) the Bridge Lenders; (xi) the Arrangers; (xii) the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement; (xiii) holders of ARCO Notes; (xiv) holders of Equistar Notes; (xv) the ARCO Notes Trustee; (xvi) the Equistar Notes Trustee, (xvii) the members of the 2015 Notes Ad Hoc Group, (xviii) the 2015 Notes Trustee, (xix) the security agent under the Intercreditor Agreement, (xx) the Millennium Notes Trustee, (xxi) holders of Millennium Notes Claims, each only in its capacity as a holder of (or on behalf of a holder of) any Claim or interest other than a Claim or interest on account of Arco Notes, Equistar Notes or 2027 Notes and (xxii) the respective principals, officers, members, directors, employees, agents, attorneys, affiliates, representatives, investment bankers, financial advisors and other professionals retained by any of the entities listed in (v) – (xxi) of this Section and the successors or assigns of any of the foregoing; provided, however, that nothing in Section 11.8 of the Plan will be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, non-compete or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors; provided further that, with respect to the holders of the 2015 Notes and the 2015 Notes Trustee, only in the event that the 2015 Notes Plan Conditions are satisfied and, with respect to holders of Millennium Notes and the Millennium Notes Trustee, only in the event that the Millennium Notes Plan Conditions are satisfied; provided further that the foregoing will not operate as a waiver or release from any causes of action arising out of the actual or intentional fraud, gross negligence, willful misconduct or criminal conduct of any such Person; provided further, however, that Section 11.8 of the Plan will not release (i) any Non-Settling Defendant Claim (including, without limitation, claims asserted in the Committee Litigation against Access Group, or any of its or their principals, officers, members, directors, employees, agents, attorneys, financial advisors and other professionals who are named as defendants in such Committee Litigation), (ii) any Assigned Preference Claim (unless expressly released in the Lender Litigation Settlement), or (iii) any State Law Avoidance Claim (unless as expressly released in the Lender Litigation Settlement), provided, however, that claims that were or could have been asserted in the Committee Litigation against any individual who served as an officer or employee of the Debtors as of December 15, 2009 (whether or not such claim relates to service in such capacity or otherwise) who was either (i) not named individually as a defendant in the Committee Litigation or (ii) named individually as a defendant in the Committee Litigation and listed on Schedule A-I to the Plan (which will be identical to Schedule B to the Lender Litigation Settlement Agreement or as otherwise agreed by the Debtors and the Creditors’ Committee in its sole discretion), are released hereby.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, (i) each holder of a Claim (including any Senior Secured Claim, Bridge Loan Claim, 2015 Notes Claim and Millennium Notes Claim) that votes in favor of the Plan (or is deemed to accept the Plan), and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted after the Effective Date, each holder of a Claim that does not vote to accept the Plan, will be deemed to unconditionally and forever release, waive, and discharge (A) each present or former officer, director, employee, agent, financial advisor, attorney and representative (and their respective affiliates) of the Debtors who acted in such capacity on and after the Commencement Date, (B) the members (but not in their individual capacities) of the Creditors’ Committee, (C) the members of the Ad Hoc Group, (D) the Rights Offering Sponsors, (E) the Senior Secured Lenders, (F) the DIP Lenders, (G) the DIP Agent; (H) the Bridge Lenders, (I) the Arrangers, (J) the holders of 2015 Notes (but only in the event that the 2015 Notes Plan Conditions are satisfied), (K) the 2015 Notes Trustee (but only in the event that the 2015 Notes Plan Conditions are satisfied), (L) the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement, (M) the Millennium Notes Trustee (but only in the event that the Millennium Notes Plan Conditions are satisfied), (N) the holders of the Millennium Notes (but only in the event that the Millennium Notes Plan Conditions are satisfied). and (O) the security agent under the Intercreditor Agreement (but in each case only in their capacity as members of the Ad Hoc Group, the Rights Offering

Sponsors, Senior Secured Lenders, DIP Lenders, DIP Agent, Bridge Lenders, the Arrangers, holders of 2015 Notes, the 2015 Notes Trustee and current or former agents under the Senior Secured Credit Agreement, Bridge Loan Agreement, the Millennium Notes Trustee, holder of Millennium Notes, and security agent, as applicable) and each of their respective principals, officers, members, directors, employees, agents, attorneys, affiliates, representatives, investment bankers, financial advisors and other professionals retained by any of the entities listed above and the successors or assigns of any of the foregoing (in each case, in their capacity as such), from any and all Causes of Action whatsoever in connection with, or related to, the Debtors, the Chapter 11 Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, or the Plan; provided, however, that the foregoing will not operate as a waiver or release from any causes of action arising out of the actual or intentional fraud, gross negligence, willful misconduct or criminal conduct of any such Person; provided further that Section 11.8 of the Plan will not release (i) any Non-Settling Defendant Claim (including, without limitation, claims asserted in the Committee Litigation against Access Group, or any of its or their principals, officers, members, directors, employees, agents, attorneys, financial advisors and other professionals who are named as defendants in such Committee Litigation), (ii) any Assigned Preference Claim (unless expressly released in the Lender Litigation Settlement), or (iii) any State Law Avoidance Claim (unless as expressly released in the Lender Litigation Settlement), provided, however, that claims that were or could have been asserted in the Committee Litigation against any individual who served as an officer or employee of the Debtors as of December 15, 2009 (whether or not such claim relates to service in such capacity or otherwise) who was either (i) not named individually as a defendant in the Committee Litigation or (ii) named individually as a defendant in the Committee Litigation and listed on Schedule A-I to the Plan (which will be identical to Schedule B to the Lender Litigation Settlement or as otherwise agreed by the Debtors and the Creditors’ Committee, in its sole discretion), are released hereby; provided further that Section 11.8 of the Plan will not release any claims that have been or could be asserted by or against any settling or non-settling defendant in the Committee Litigation against any entity or any defense or counterclaims related thereto; provided further, however, that solely with respect to each holder of a Claim or Equity Interest that does not vote to accept the Plan, such holder’s release of any of the Debtors’ agent, financial advisor, attorney and representative (and their respective affiliates) will be solely to the extent that such entity would have a pre-Confirmation Date indemnification claim against the Debtors; provided further that nothing herein will release any Person that is not a Debtor (other than the Obligor Non-Debtors to the extent explicitly set forth herein) from any contractual obligations.

As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed, (i) each holder of a Claim (including any Senior Secured Claim, Bridge Loan Claim and 2015 Notes Claim) that votes in favor of the Plan (or is deemed to accept the Plan), and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted after the Effective Date, each holder of a Claim that does not vote to accept the Plan, will be deemed to unconditionally and forever release, waive, and discharge the Non-Debtor Affiliates, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever arising from or relating to such Non-Debtor Affiliate’s guarantee of Claims against the Debtors that are discharged pursuant to the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise.

Notwithstanding anything to the contrary contained in the Plan, the Disclosure Statement or the Confirmation Order, no released party will be discharged, exculpated or released on any claim, now existing or hereafter arising that the PBGC may have under ERISA with respect to any U.S. Pension Plan, and there will be no injunction against the assertion of any such claim.

As to any governmental unit as defined in 11 U.S.C. § 101(27) (“Governmental Unit”), and except as provided in the Environmental Custodial Trust Agreement and the Environmental Settlement Agreement , nothing in the Confirmation Order or the Plan will discharge, release or preclude: (i) any liability to a Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Confirmation Date; (iii) any liability to a Governmental Unit on the part of any Debtor, Reorganized Debtor or Schedule III Debtor as the owner or operator of real property after the Confirmation Date; (iv) any liability to a Governmental

Unit on the part of any Person other than the Debtors, Reorganized Debtors or Schedule III Debtors; or (v) any valid right of setoff or recoupment by a Governmental Unit. Nor will anything in the Confirmation Order or the Plan: (i) enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (ii) divest any court, commission or tribunal of jurisdiction to determine whether any liabilities asserted by a Governmental Unit are discharged or otherwise barred by the Confirmation Order, the Plan or the Bankruptcy Code. In the event of any conflict between (i) the Plan or the Confirmation Order and (ii) the Environmental Custodial Trust Agreement or Environmental Settlement Agreement, the Environmental Custodial Trust Agreement or Environmental Settlement Agreement will govern.

As of the Effective Date, in consideration for contribution of the Wind-Up Funds and the Clean Up Funds, and payment of the Schedule III Allocations, the adequacy of which is hereby confirmed, the Schedule III Debtors, on their own behalf, and on behalf of their estates, forever release, acquit, discharge, indemnify, defend and hold harmless the Reorganized Debtors, New Topco, and the Non-Debtor Affiliates and their principals, shareholders, subsidiaries, affiliates, employees, agents, representatives, officers, directors, members, partners, professionals (all solely in their capacities as such), successors and assigns, and any entity claimed to be liable derivatively through the Schedule III Debtors, or any of the foregoing (collectively, the “Reorganized Released Parties”) from any and all actions, causes of action, liabilities, obligations, rights, suits, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, debts, remedies and demands whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in contract or in law, at equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the commencement of these Chapter 11 Cases or during the course of the Chapter 11 Cases (including through the Effective Date), in any way relating to the Schedule III Debtors, these Chapter 11 Cases, or the ownership, management, and operation of the Schedule III Debtors, including Intercompany Claims, that the Schedule III Debtors could assert directly or any holder of a Claim or Equity Interest or other entity could assert derivatively or on behalf of the Schedule III Debtors or their estates. The releases and indemnifications described in Section 11.8 of the Plan will be enforceable as a matter of contract and are in addition to, and not in lieu of, any other release, discharge or indemnification provided by applicable law, including section 1141 of the Bankruptcy Code, or separately given, conditionally or unconditionally, by the Schedule III Debtors, the Millennium Trust Trustee, the Environmental Trust Trustee, the Delaware Trustee or any other entity. These release and indemnifications will be binding on the Millennium Custodial Trust, the Environmental Custodial Trust, the Millennium Trust Trustee, the Environmental Trust Trustee, the Delaware Trustee and any manager or board of directors of the Schedule III Debtors. The Schedule III Debtors and their estates will be permanently enjoined, from and after the Effective Date, from asserting any and all Claims and causes of action that may lie against the Reorganized Released Parties with respect to the releases and indemnifications granted to it pursuant to the Plan.

In exchange for the aggregate contributions to the Millennium Custodial Trust and the Environmental Custodial Trust of the Clean Up Funds, the Wind-Up Funds, payment of the Schedule III Allocations and waiver of Intercompany Claims by the Reorganizing Debtors against the Schedule III Debtors, pursuant to the Plan, the adequacy of which is hereby confirmed, each of the Schedule III Debtors will forever release, acquit, discharge, indemnify, defend and hold harmless each of the Reorganized Released Parties of any and all Claims that could be brought by, through, or on behalf of the Schedule III Debtors or anyone claiming under them, including Claims based on the theory of alter ego or piercing the corporate veil. The Schedule III Debtors will also forever release, acquit, discharge, indemnify, defend and hold harmless the Reorganized Released Parties from any and all Intercompany Claims. In addition, the releases include any Claims by the EPA or any other regulatory agency regarding environmental liabilities associated with the Reorganized Debtors and the Transferred Real Properties.

Notwithstanding anything to the contrary herein or in the Confirmation Order, the Debtors and, after the Effective Date, the Reorganized Debtors and New Topco agree to indemnify and hold harmless the current and former agents under the Senior Credit Facility Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which the current and former agents under the Senior Credit Facility Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the distributions under the Plan and effectuating the transactions contemplated under Section 5.4 of the Plan and the release of Liens and related transactions contemplated in the Lender Litigation Settlement, and to promptly reimburse the current and former agents under the Senior Credit Facility Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) for reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not apply to losses, claims, damages, liabilities or expenses finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct on the part of the current and former agents under the Senior Credit Facility Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent). If for any reason (other than for the reasons set forth in the proviso to the previous sentence) the foregoing indemnification is unavailable to the current and former agents under the Senior Credit Facility Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) or insufficient to hold it harmless, then the Debtors and, after the Effective Date, the Reorganized Debtors and New Topco will contribute to the Collateral Agent the amount paid or payable by the current and former agents under the Senior Credit Facility Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) as a result of such loss, claim, damage, liability or expense. The obligations of the Debtors, the Reorganized Debtors and New Topco in this Section will survive and will not be discharged by the Plan.

9.	Retention of Causes of Action/Reservation of Rights

Except as expressly provided in the Plan or the Lender Litigation Settlement, and explicitly subject to the treatment of the Assigned Preference Claims, the State Law Avoidance Claims and the Non-Settling Defendant Claims as set forth in the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person or entity, to the extent such Person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, their officers, directors, or representatives, (ii) any and all claims under chapter 5 of the Bankruptcy Code except to the extent waived or settled pursuant to the DIP Financing Order or the Lender Litigation Settlement, and (iii) the turnover of any property of the Debtors’ estates.

Except as expressly provided in the Plan and the Lender Litigation Settlement, and explicitly subject to the treatment of the Assigned Preference Claims, the State Law Avoidance Claims and the Non-Settling Defendant Claims as set forth in the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Debtors and the Reorganized Debtors will have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, except for those claims, causes of action, rights of setoff or other legal or equitable defense, if any, that the Debtors have effectively waived after the Commencement Date, and all of the Debtors’ and Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

Except as expressly provided in the Plan and explicitly subject to the treatment of the Assigned Preference Claims, the State Law Avoidance Claims and the Non-Settling Defendant Claims as set forth in the Plan, each of the Reorganized Debtors will, after the Effective Date, retain the rights to bring any causes of action that could have been brought by the respective Debtor at any time.

10.	Section 506(c) Reservation

The Debtors and the Reorganized Debtors reserve all rights under section 506(c) of the Bankruptcy Code with respect to any and all Secured Claims, except to the extent waived pursuant to the DIP Financing Order.

11.	Chapter 5 Reservation

Other than as set forth in the Plan or the Lender Litigation Settlement and explicitly subject to the treatment of the Assigned Preference Claims, the State Law Avoidance Claims and the Non-Settling Defendant Claims as set forth herein, without limiting Section 11.8(b) of the Plan, the Debtors and Reorganized Debtors reserve all rights under chapter 5 of the Bankruptcy Code, including the right to retain or settle any claims arising under chapter 5, except to the extent waived pursuant to the DIP Financing Order or settled in the Lender Litigation Settlement.

H.	Summary of Other Provisions of the Plan

The following subsections summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions.

1.	Payment of Certain Fees

a. As required by the ARCO/Equistar Settlement, subject to receipt of supporting documentation and the Debtors’ review thereof, the Debtors will pay, as an Administrative Expense, the reasonable legal fees and expenses of the ARCO/Equistar Advisor, performed solely in connection with its representing, counseling or advising on matters relating to the ARCO Notes and Equistar Notes in connection with these Chapter 11 Cases, in an amount not to exceed $1 million.

b. As required by the Lender Litigation Settlement, all reasonable, actual and documented costs and expenses incurred by the 2015 Notes Trustee, solely in its capacity as 2015 Notes Trustee (including, without limitation, the reasonable, actual and documented fees of legal counsel), and all reasonable, actual and documented legal fees and expenses incurred by members of the 2015 Notes Ad Hoc Group will be treated and paid as Allowed Administrative Expenses; provided, that such costs and expenses will be submitted to the Debtors in the form of summary invoices of the relevant law firms and institution; provided further that the total amount of all of such costs and expenses through and including February 16, 2010 will not exceed in the aggregate $3.5 million; provided, however, that such amount will be increased to $5.1 million in the event all of the Millennium Notes Plan Conditions are satisfied; provided further that the Debtors’ estates will not pay any fees and expenses incurred by members of the 2015 Notes Ad Hoc Group after February 16, 2010; provided further that the Debtors will have no obligation to pay any fees or expenses (including any legal fees and expenses) of any member of the 2015 Notes Ad Hoc Group if such member objects to (i) the 9019 Motion or the Lender Litigation Settlement, (ii) the motion to approve the Equity Commitment Agreement [09-10023 Docket No. 3487], or any other pleading filed in support of the Equity Commitment Agreement (as amended from time to time), (iii) approval of the Disclosure Statement, or (iv) confirmation of the Revised Plan or an Alternative Plan. All of the members of the 2015 Notes Ad Hoc Group agree that they will not assert any claim or request payment of any administrative expense for fees and expenses (including any legal fees or expenses) incurred after February 16, 2010. For the avoidance of doubt, it is understood that (a) the 2015 Notes Trustee will not receive payment for any fees and expenses incurred on or before February 16, 2010, unless such fees and expenses are included within the $3.5 million cap set forth in the second proviso of the first sentence of this paragraph and (b) such $3.5 million cap will not apply to the fees and expenses of the 2015 Notes Trustee incurred after February 16, 2010, and (c) such $3.5 million cap will not apply to the fees and expenses of the 2015 Notes Trustee paid before February 16, 2010.

c. In connection with having reached agreement on the terms of the Lender Litigation Settlement Agreement, the Debtors have agreed to pay the reasonable legal fees and expenses of Nixon Peabody LLP, for services performed solely in connection with representing, counseling or advising DZ Bank AG in connection with these Chapter 11 Cases, in an amount not to exceed $125,000.

d. The Debtors will continue to pay and reimburse to (i) Citibank, N.A. and its Affiliates, in their various current and former agent capacities under the Senior Secured Credit Facility and the Bridge Loan Agreement, (ii) Deutsche Bank Trust Company Americas and its Affiliates, in its capacity as administrative agent under the Senior Facility, and (iii) Merrill Lynch Capital Corporation and its Affiliates, in its capacity as administrative agent under the Bridge Loan Agreement, the reasonable expenses incurred by them thereunder (including the reasonable, actual and documented fees and disbursements of counsel), and, in each case, such expenses (but unless otherwise set forth herein or in the Lender Litigation Settlement, only such expenses (including the reasonable, actual and documented fees and disbursements of counsel)) will not be discharged under the Plan.

e. The Debtors and after the Effective Date, the Reorganized Debtors and New Topco will continue to pay, reimburse and honor the Excluded DIP Obligations and the Excluded Senior/Bridge Obligations.

f. The administrative agent under the Bridge Loan Agreement will be authorized to disburse any and all retainer monies in its possession to reimburse the reasonable fees and expenses of counsel to the Arrangers.

g. All reasonable, actual and documented costs and expenses incurred by the Millennium Notes Trustee, solely in its capacity as Millennium Notes Trustee (including the reasonable, actual and documented fees of Dewey & LeBoeuf and Golenbock Eiseman as legal advisors to the Millennium Notes Trustee), and the reasonable, actual and documented legal fees and expenses of Greenberg Traurig as advisor to one or more of the Specified Millennium Noteholders, will be treated and paid as Allowed Administrative Expenses; provided, that such costs and expenses will be submitted to the Debtors in the form of summary invoices of the relevant law firms and institution; provided further that the total amount of all of such costs and expenses will not exceed in the aggregate $3.0 million (of which the fees and expenses of Greenberg Traurig will not exceed $100,000); and provided further that the Debtors will have no obligation to pay any fees or expenses (including any legal fees and expenses) of the Millennium Notes Trustee or any Specified Millennium Noteholders if the Millennium Notes Plan Conditions are not met. The Millennium Notes Trustee agrees that it will not assert any claim or request payment of any administrative expense for fees and expenses (including any legal fees or expenses) incurred above the 3.0 million cap; provided, however, that nothing herein will waive, release or impair any rights or interests that the Millennium Notes Trustee has under the Millennium Notes Indenture or otherwise to the recovery and/or reimbursement of its fees and expenses (including the fees and expenses of counsel) from any distribution of recoveries to the holders of the Millennium Notes (which distributions, if any, will be made through the Millennium Notes Trustee pursuant to the Plan), whether in the nature of a charging lien or otherwise.

2.	Plan Supplement

The Plan Supplement will be filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the deadline to vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement on the website of the Claims Agent (www.epiqbankruptcysolutions.com) or upon written request to the Debtors’ bankruptcy counsel.

3.	Effectuating Documents and Further Transactions

Upon entry of the Confirmation Order, each of the Debtors and the Reorganized Debtors and their respective officers and directors file with the Bankruptcy Court or record or file such contracts, Instruments, releases, indentures, disclosures and other agreements or documents and take such actions as may be reasonably necessary or appropriate to effectuate and further evidence the terms, conditions and purposes of the Plan, or to otherwise comply with applicable law.

4.	Modification of Plan

The Debtors reserve the right, in consultation with the Ad Hoc Group, Rights Offering Sponsors and the Creditors’ Committee, and in all events in accordance with and as otherwise permitted by the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan in accordance with section 1127(a) of the Bankruptcy Code at any time subsequent to the commencement of solicitation of votes on the Plan and prior to the entry of the Confirmation Order; provided, however, in the case of a material amendment, the Debtors also receive the consent of the Rights Offering Sponsors as set forth in the Equity Commitment Agreement, the Majority Arrangers (whose consent will be required solely to the extent such material amendment alters the treatment provided to the Bridge Lenders under Sections 4.5, 4.9 and 4.10 of the Plan), the Arrangers (whose consent will be required solely to the extent such material amendment amends the rights of the Arrangers under Sections 10.1, 10.2, 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d), 13.1(e), 13.1(f) or 13.4 of the Plan) and the Ad Hoc Group; provided further however, that, solely if the 2015 Notes Plan Conditions have been satisfied, in the case of an amendment to any provisions of the Plan that directly affects the treatment of the 2015 Notes Claims, any release or exculpation afforded to the 2015 Notes Trustee or the holders of 2015 Notes Claims, or the treatment of any Administrative Expense of the 2015 Notes Trustee and/or the members of the 2015 Notes Ad Hoc Group, the consent of the 2015 Notes Trustee will be required; provided further, however, that, solely if the Millennium Notes Plan Conditions have been satisfied, in the case of an amendment to any provisions of the Plan that directly affects the treatment of the Millennium Notes Claims, any release or exculpation afforded to the Millennium Notes Trustee or the holders of Millennium Notes Claims, or the treatment of any Administrative Expense of the Millennium Notes Trustee, the consent of the Millennium Notes Trustee will be required. After the entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan in accordance with and otherwise permitted by section 1127(b) of the Bankruptcy Code and in a manner consistent with the Lender Litigation Settlement, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary and consistent with the Lender Litigation Settlement to carry out the purpose and intent of the Plan; provided, however, in the case of a material amendment, the Debtors will also receive the consent of Rights Offering Sponsors, as set forth in the Equity Commitment Agreement, the Majority Arrangers (whose consent will be required solely to the extent such material amendment alters the treatment provided to the Bridge Lenders under Section 4.5, 4.9 and 4.10 of the Plan), the Arrangers (whose consent will be required solely to the extent such material amendment amends the rights of the Arrangers under Sections 11.4, 11.5, 11.7, 11.8, 11.9 and 13.1(d), (e) and (f) and 13.4 of the Plan) and the Ad Hoc Group. To the fullest extent allowable in the Bankruptcy Code, a holder of an Allowed Claim that has accepted the Plan will be deemed to have accepted the Plan as modified if the proposed modification does not alter the treatment of the Claim of such holder. Notwithstanding anything to the contrary in the Plan or Disclosure Statement, if the Equity Commitment Agreement is terminated, the Debtors reserve the right to amend or withdraw the Plan without having to comply with any consultation or consent rights contained in the Plan, and all other parties reserve any rights they may have in connection with any such amendment or withdrawal.

5.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a)(6) will be paid on the Effective Date by the Debtors. Any such fees accruing after the Effective Date but prior to the closing of the Chapter 11 Cases will be paid by the Reorganized Debtors.

6.	Withdrawal or Revocation of Plan

The Debtors may withdraw or revoke the Plan as to any or every Debtor at any time prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date does not occur, then the Plan will be deemed null and void with respect to the applicable Debtor(s). In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any Claim by or against the applicable Debtor(s) or any other Person or to prejudice in any manner the rights of the applicable Debtor(s) or any other Person in any further proceedings involving the applicable Debtor(s).

7.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee will be dissolved and the members thereof will be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention and employment of the Creditors’ Committee’s attorneys, accountants, and other agents will terminate.

The Creditors’ Committee will continue in existence after the Effective Date solely for the purpose of (i) reviewing and being heard by the Bankruptcy Court, and on any appeal, with respect to applications for compensation and reimbursement of expenses pursuant to section 330 and/or 503(b) of the Bankruptcy Code; and (ii) appearing, objection, responding, replying and/or taking any other action concerning an appeal of the plan or the Lender Litigation Settlement in the Bankruptcy Court, or any other court of competent jurisdiction. With respect only to the foregoing, the Reorganized Debtors will pay the reasonable fees and expenses of counsel to the Creditors’ Committee.

8.	Exemption from Securities Laws

The issuance of the New Common Stock and New Third Lien Notes pursuant to the Plan will be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code, Section 4(2) of the Securities Act, and any other applicable exemptions.

9.	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes, warrants or equity securities under or in connection with the Plan, the assignment or surrender of any lease or sublease, or the delivery of any deed or other Instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, assignments, mortgages, deeds of trust or similar documents executed in connection with any disposition of assets contemplated by the Plan, will not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax, nor any Uniform Commercial Code filing or recording, fee or similar or other governmental assessment. The Confirmation Order will direct the appropriate state or local government officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

10.	Expedited Determination of Postpetition Taxes

The Debtors and Reorganized Debtors are authorized (but not required) to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all tax returns filed for taxable periods (or portions thereof) from the Commencement Date through (and including) the Effective Date.

11.	Severability

In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Plan (or an incorporated document) is invalid, void or unenforceable, the Bankruptcy Court will, with the consent of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the provision held to be invalid, void or unenforceable, and such provision will then be applicable as altered or interpreted. Subject to Section IV.H.4 hereof and Bankruptcy Rule 3019, notwithstanding any such holding, alteration or interpretation, the remainder of the provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, but subject in all respects to Section 10.1(a) of the Plan and the Bankruptcy Court not having made a determination that modifications to the provisions of Section 11.5, 11.8 or 11.9 of the Plan are required by applicable law. Notwithstanding the foregoing, the provisions in the Plan relating to releases and exculpations are not severable from the remainder of the Plan.

If any separate Plan is unconfirmable, the Debtors will have the right to sever that Plan and proceed with the confirmation with all other Plans.

12.	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, or to the extent an Exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein will be applicable to such Exhibit), the rights, duties and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the federal laws of the United States and, to the extent there is no applicable federal law, the laws of the State of New York (without giving effect to the principles of conflicts of law thereof).

13.	Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal or failure of jurisdiction will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

14.	Headings

Headings are used in the Plan for convenience and reference only, and will not constitute a part of the Plan for any other purpose.

15.	Exhibits/Schedules

All Exhibits and Schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full in the Plan.

16.	Plan Controls Disclosure Statement; Confirmation Order Controls Plan

To the extent the Plan is inconsistent with the Disclosure Statement, the provisions of the Plan will be controlling. To the extent the Confirmation Order is inconsistent with the Plan, the provisions of the Confirmation Order will be controlling. In the event of any conflict between the Lender Litigation Settlement Agreement and the terms of the Plan, the terms of the Lender Litigation Settlement Agreement will govern.

17.	Successors and Assigns

All the rights, benefits, and obligations of any Person named or referred to in the Plan will be binding on, and will inure to the benefit of the heirs, executors, administrators, successors, and/or assigns of such Person.

18.	Retention of Jurisdiction

Except as otherwise provided in the Plan and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law.

19.	Equity Compensation Plan

On, or as soon as practicable after, the Effective Date, New Topco will adopt the Equity Compensation Plan, pursuant to which New Topco will implement an equity-based program. The terms of the Equity Compensation Plan will be filed as part of the Plan Supplement.

20.	Reservation of Right to Convert

If any of the Schedule III Debtors does not have an impaired consenting class or its Plan is otherwise unconfirmable, then the Debtors reserve the right to sever that case from the remaining cases covered by the Plan and convert the Chapter 11 Case of that Debtor to a case under chapter 7 of the Bankruptcy Code without otherwise impacting this Disclosure Statement, any order related to the Disclosure Statement, the application of the Plan to the remaining Debtors and any order related to the Plan, in respect of the remaining Debtors; provided that if the remaining Debtors nonetheless contribute to any such Debtor whose case is to be converted to a case under chapter 7 of the Bankruptcy Code an amount equal to such Debtors’ portion of the Wind-Up Funds and Clean-Up Funds, as determined by the Debtors, that Debtor will be deemed to have released the remaining Debtors of any and all causes of action or claims that such Schedule III Debtor, or anyone claiming by or through such Schedule III Debtor, may have against any or all of the remaining Debtors, including any claims for contribution, indemnity, reimbursement or based on or for piercing the corporate veil or alter ego in exchange for fair value or consideration given. This release will be binding upon any chapter 7 trustee appointed in the case of any such Debtor.

V.	CONFIRMATION AND CONSUMMATION PROCEDURE

Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.	Voting Procedures and Solicitation of Votes

The voting procedures and the procedures governing the solicitation of votes are described above in Section I.C, and in the Disclosure Statement Order, which has been sent to you with this Disclosure Statement if you are entitled to vote on the Plan.

B.	Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan of reorganization. As set forth in the Disclosure Statement Order, the Confirmation Hearing has been scheduled for April 23, 2010, commencing at 9:45 a.m. (prevailing Eastern time), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, in Room 621 of the Bankruptcy Court, One Bowling Green, New York, NY, 10004. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing and filed with the Bankruptcy Court.

Objections, if any, to confirmation of the Plan must be filed and served so that they are received on or before April 14, 2010, at 4:00 p.m. (prevailing Eastern time). Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Equity Interest held by the objector. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. Objections must be timely served upon the following parties:

A) Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Phone: (212) 504-6000 Attn: George A. Davis, Esq. Andrew M. Troop, Esq.	B) Office of the United States Trustee 33 Whitehall Street, 21st Floor New York, NY 10004 Attn: Paul K. Schwartzberg, Esq.

C) Brown Rudnick LLP Seven Times Square -and- New York, NY 10036 Phone: (212) 209-4800 Attn: Edward S. Weisfelner, Esq.	One Financial Center Boston, MA 02111 Phone: (617) 856-8200 Attn: Steven D. Pohl, Esq.

D) Davis, Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Phone: (212) 450-4000 Attn: Marshall S. Huebner, Esq.	E) Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005-1413 Phone: (212) 530-50000 Attn: Thomas J. Matz, Esq. Samuel Khalil, Esq.

F) Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Phone: (212) 872-1000 Attn: Daniel H. Golden, Esq. Arik Preis, Esq.	G) Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Phone: (212) 455-2000 Attn: Kathrine A. McLendon, Esq. Anne L. Knight, Esq.

C.	Confirmation of the Plan

In order to meet the requirements for confirmation, the Plan (among other things) must: (i) be accepted by all Impaired Classes of Claims and Equity Interests, or if rejected by an Impaired Class, not “discriminate unfairly” and be “fair and equitable” as to such class; (ii) be “feasible,” and (iii) be in the “best interests” of holders of Claims and Equity Interests in Impaired Classes.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of chapter 11 of the Bankruptcy Code. Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the following requirements of section 1129 of the Bankruptcy Code:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•

Any payment made or promised by the Debtors or by a person acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment: (i) made before the confirmation of the Plan is reasonable; or (ii) is subject to the approval of the Bankruptcy Court as reasonable, if such payment is to be fixed after confirmation of the Plan.

•

The Debtors, as proponents of the Plan, have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and with public policy.

•	The Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such insider.

•

Each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value as of the Effective Date that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of “Best Interests Test” below and the Debtors’ liquidation analysis in Exhibit B.

•

Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code, each Class of Claims or Equity Interests either has accepted the Plan or is not an Impaired Class under the Plan.

•

Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expenses, Priority Tax Claims and Priority Non-Tax Claims will be paid in full as required by the Bankruptcy Code.

•	At least one Impaired Class has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Impaired Class.

•

Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of “Feasibility” below and the Debtors’ financial projections in Exhibit C.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee will be paid as of the Effective Date.

•

The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

1.	Acceptance

Classes 3, 4, 5, 7-A, 7-C, 7-D and 8 and certain of the sub-classes in Classes 7-B of the Plan are each an Impaired Class; holders of Claims in these Classes may receive or retain property under the Plan and are thus being treated as if they are entitled to vote to accept or reject the Plan. Classes 9, 10, 11, 12 and 13 and certain of the sub-classes in Classes 7-B of the Plan are also each an Impaired Class; however, because holders of Claims or Equity Interests in these Classes will not receive or retain property under the Plan, they are deemed to have voted to reject the Plan. Each of Classes 1, 2, 6 and 14, and certain of the sub-classes in Classes 7-B, of the Plan is not an Impaired Class and, therefore, is conclusively presumed to have voted to accept the Plan.

2.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code provides that a chapter 11 plan may be confirmed only if the Bankruptcy Court finds that the plan is “feasible.” A feasible plan is one that will not lead to a need for further financial reorganization or liquidation of the debtors, unless such reorganization or liquidation is proposed in the plan.

In order to determine whether the Plan satisfies the feasibility requirements of section 1129(a)(11) of the Bankruptcy Code, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the projections set forth in Exhibit C hereto (the “Financial Projections”). Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be a viable operation following the Chapter 11 Cases thus, the Plan will meet the feasibility requirements of the Bankruptcy Code.

3.	Best Interests Test

Often referred to as the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation of the Plan, that each holder of a Claim or Equity Interest either: (i) has accepted the Plan; or (ii) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

The starting point in determining whether the Plan meets the “best interests” test is a determination of the amount of proceeds that would be generated from the liquidation of the Debtors’ assets in the context of a chapter 7 liquidation (such amount, the “Liquidation Proceeds”). The Liquidation Proceeds must then be reduced by the costs of such liquidation, including costs incurred during the Chapter 11 Cases and allowed under chapter 7 of the Bankruptcy Code (such as professionals’ fees and expenses, a chapter 7 trustee’s fees, and the fees and expenses of professionals retained by the chapter 7 trustee). The potential chapter 7 liquidation distribution in respect of each Class must be reduced further by costs imposed by the delay caused by conversion to chapter 7. In addition, inefficiencies in the claims resolution process in a chapter 7 would negatively impact the recoveries of creditors. The net present value of a hypothetical chapter 7 liquidation distribution in respect of an impaired claim is then compared to the recovery provided by the Plan for such impaired claim.

Based on the Debtors’ preliminary liquidation analysis set forth as Exhibit B hereto (the “Liquidation Analysis”), the Debtors believe that in the event of a chapter 7 liquidation of the Debtors, (i) holders of DIP Roll-Up Claims would likely receive approximately 41% on account of their claims; (ii) holders of Senior Secured Claims would likely receive approximately 8% on account of their claims; (iii) holders of Bridge Loan Claims and Other Secured Claims would likely receive approximately 0% on account of their claims; (iv) holders of General Unsecured Claims Against Non-Obligor Debtors likely would receive approximately 0 – 100% on account of their claims; (v) holders of General Unsecured Claims Against Non-Schedule III Obligor Debtors and Unsecured Claims Against Schedule III Obligor Debtors would likely receive approximately 16.8% on account of their claims; (vi) holders of 2015 Notes Claims would likely receive approximately 0 – 15.7% on account of their claims (vii) holders of General Unsecured Claims against MSC would likely receive approximately 18.3%* on account of their claims, (viii) holders of General Unsecured Claims against MPI would likely receive approximately 23.8%* on account of their claims and (vix) holders of General Unsecured Claims against MPCO would likely receive approximately 16.8%* on account of their claims. In contrast, the Plan provides for (i) holders of DIP Roll-Up Claims to receive 100% on account of their Claims; (ii) holders of Senior Secured Claims to receive 66.1 – 77.2% on account of their Claims;79 (iii) holders of Bridge Loan Claims to receive 6.3% on account of their Claims; (iv) holders of General Unsecured Claims Against Non-Schedule III Obligor Debtors, and General Unsecured Claims Against Schedule III Obligor Debtors to receive 16.880** on account of their Claims; (v) holders of General Unsecured Claims Against Non-Obligor Debtors to receive 0 – 100% on account of their Claims; (vi) holders of General Unsecured Claims against MSC to receive approximately 39.3%* on account of their Claims; (vii) holders of General Unsecured Claims against MPI to receive approximately 80.2%* on account of their Claims; (viii) holders of General Unsecured Claims against MPCO to receive approximately 16.8%* on account of their Claims; and (viii) holders of 2015 Notes Claims to receive 0 – 15.7% from the Settlement Consideration on account of their Claims. Therefore, the Debtors believe that each Impaired Class will receive under the Plan a recovery at least equal in value to the recovery such Impaired Class would receive pursuant to a liquidation of each Debtor under chapter 7 of the Bankruptcy Code.

4.	“Cramdown”

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a chapter 11 plan of reorganization even if not all impaired classes have accepted the plan; provided that such plan has been accepted by at least one impaired class. The Debtors will seek to confirm the Plan notwithstanding its rejection by any of the Impaired Classes. In order to obtain such nonconsensual confirmation (or “cramdown”) of the Plan, the Debtors must demonstrate to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each Impaired Class that voted to reject the Plan (each such Impaired Class, a “Non-Accepting Class”).

*	16.8 percentage points of this recovery is on account of the Settlement Consideration, and accordingly, the holders of Senior/Bridge Guarantee Claims at this Class do not participate in that portion of the recovery, but share pro rata in any recovery in excess of the proceeds from the Settlement Consideration (and in any Excess Recoveries).
**	16.8 percentage points of this recovery is on account of the Settlement Consideration, and accordingly, the holders of Senior/Bridge Guarantee Claims at this Class do not participate in that portion of the recovery, but share pro rata in any recovery in excess of the proceeds from the Settlement Consideration (and in any Excess Recoveries). As set forth in Section 4.10 of the Plan, holders of General Unsecured Claims and Senior/Bridge Deficiency Claims against each Schedule III Obligor Debtor (other than MCI) will also be entitled to receive a contractual right from the applicable MCI Subsidiary. In addition, holders of General Unsecured Claims and Senior/Bridge Deficiency Claims against MCI will be entitled to receive a beneficial trust interest in the Millennium Custodial Trust.
[79]	The holders of Senior Secured Facility Claims will receive a recovery of 66.1% due to the portion of their recovery allocated to the Settlement Consideration and Class 5.
[80]

If the Millennium Notes Plan Conditions are satisfied, holders of Millennium Notes Claims will receive additional value as part of the Lender Litigation Settlement as set forth in Section 4.10 of the Plan.

a.	Fair and Equitable Test

The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable,” and includes the general requirement that no class receive more than 100% of the amount of the allowed claims in such class. The “fair and equitable” test sets different standards for secured creditors, unsecured creditors, and equity holders, as follows:

(i)	Secured Creditors

With respect to Non-Accepting Classes of Secured Claims, the “fair and equitable” test requires that (i) each impaired secured creditor retains the liens securing its allowed secured claim and receives on account of that claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (ii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) above; and (iii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim.

(ii)	Unsecured Creditors

With respect to Non-Accepting Classes of Unsecured Claims, the “fair and equitable” test requires that (i) each impaired unsecured creditor receives or retains under the Plan property of a value equal to the amount of its allowed claim; or (ii) the holders of any claims (or Equity Interests) that are junior to the Non-Accepting Class will not receive any property under the Plan. (This provision is often referred to as the “absolute priority” rule.)

(iii)	Equity Interests

With respect to Non-Accepting Classes of Equity Interests, the “fair and equitable” test requires that (i) each holder of an Equity Interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest; or (ii) the holder of an interest that is junior to the Non-Accepting Class will not receive or retain any property under the Plan.

b.	No Unfair Discrimination

A plan does not “discriminate unfairly” with respect to a Non-Accepting Class if the value of the cash and/or securities to be distributed to the Class is equal to, or otherwise fair when compared to, the value of the distributions to other Classes whose legal rights are the same as those of the Non-Accepting Class. Exact parity is not required. The Debtors believe that any discrepancy in treatment or potential distributions to otherwise unsecured creditors is objectively small and justified based on certain inherent differences in the nature of their Claims, the time that will be required to liquidate their Claims, and the relative levels of risk that are being taken by different creditors simply based upon the time it will take to liquidate their Claims.

D.	Consummation

The Plan will be consummated on the first Business Day on which all of the conditions precedent set forth below (collectively, the “Conditions Precedent”) have been satisfied or waived by the applicable parties, (the “Effective Date”).

1.	Conditions Precedent to Occurrence of the Effective Date of the Plan

The following are conditions precedent to the Plan going effective:

(1)

The Bankruptcy Court will have entered the Confirmation Order, in form and substance reasonably satisfactory to (1) the Ad Hoc Group, (2) the Majority Arrangers (whose satisfaction will be required solely in respect of the treatment to the Bridge Lenders under Section 4.5, 4.9 and 4.10 of the Plan), (3) the Arrangers (but solely in respect of the rights of the Arrangers under Sections 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d), 13.1(e), 13.1(f) or 13.4 of

the Plan), (4) the Rights Offering Sponsors, which will approve the Plan on substantially the same terms and conditions set forth therein, and (5) solely as it relates to matters relating to the Lender Litigation Settlement, the Creditors’ Committee, (6) provided that the 2015 Notes Plan Conditions have been satisfied, the 2015 Notes Trustee (whose satisfaction will be required solely in respect of the treatment of the holders of Allowed Class 8 Claims under Sections 4.11, 7.2, 11.5, 11.7, 11.8 and 13.1(b) of the Plan) and (7) provided that the Millennium Notes Plan Conditions have been satisfied, the Millennium Notes Trustee (whose satisfaction will be required solely in respect of the treatment of the holders of Allowed Millennium Claims under Section 4.9, 4.10, 4.11, 7.2, 11.5, 11.7, 11.8 and 13.1(g) of the Plan); provided, however, that the satisfaction of the parties in (1) – (7) will not be required to the extent that any modification to the proposed form of Confirmation Order with regard to Sections 7.2, 11.4, 11.5, 11.7, 11.8 or 13.1(d), (e) and (f) of the Plan is determined by the Bankruptcy Court to be required by applicable law;

(2)	The Plan approved by the Bankruptcy Court pursuant to the Confirmation Order will be in form and substance reasonably satisfactory to each of the (1) Debtors, (2) the Ad Hoc Group, (3) the Rights Offering Sponsors, (4) the Majority Arrangers (whose satisfaction will be required solely in respect of the treatment to the Bridge Lenders under Section 4.5, 4.9 and 4.10 of the Plan), (5) the Arrangers (whose satisfaction will be required solely in respect of the rights of the Arrangers under Sections 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d), 13.1(e), 13.1(f) or 13.4 of the Plan), (6) solely as it relates to matters relating to the Lender Litigation Settlement, the Creditors’ Committee, (7) provided that the 2015 Notes Plan Conditions have been satisfied, the 2015 Notes Trustee (whose satisfaction will be required solely in respect of the treatment of the holders of Allowed Class 8 Claims under Sections 4.11, 7.2, 11.5, 11.7, 11.8 and 13.1(b) of the Plan) and (8) provided that the Millennium Notes Plan Conditions have been satisfied, the Millennium Notes Trustee (whose satisfaction will be required solely in respect of the treatment of the holders of Allowed Millennium Claims under Sections 4.9, 4.10, 4.11, 11.5, 11.7, 11.8 and 13.1(g); provided, however, that the satisfaction of the parties in (2), (3), (4), (5), (6), (7) and (8) will not be required to the extent that any modification to the Plan with regard to Sections 7.2, 11.4, 11.5, 11.7, 11.8 and 13.1(d),(e) and (f) of the Plan is determined by the Bankruptcy Court to be required by applicable law;

(3)	No stay of the Confirmation Order will be in effect at the time the other conditions set forth in Section 10.1 of the Plan are satisfied or waived;

(4)	All documents, Instruments and agreements provided for under, or necessary to implement, the Plan will have been executed and delivered by the parties thereto, in form and substance satisfactory to each of the Debtors, unless such execution or delivery has been waived by the parties benefited thereby and all such documents, Instruments and agreements will be effective on the Effective Date;

(5)	All of the payments to be made by the Debtors by or on the Effective Date will have been made or will be made on the Effective Date;

(6)	The Debtors or the Reorganized Debtors, as applicable, will have entered into an Exit Facility that satisfies the conditions set forth in the Equity Commitment Agreement, and all conditions precedent to funding under the Exit Facility will have been satisfied or waived;

(7)	The Debtors will have raised $2.8 billion in cash pursuant to the Rights Offering and the Private Sale;

(8)	The Debtors or the Reorganized Debtors, as applicable, will have obtained all governmental and other regulatory approvals or rulings that may be necessary (in their discretion) for consummation of the Plan or that are required by law, regulation or order;

(9)	The Debtors will have sold the appropriate amount of Class B Shares to the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) in accordance with the terms and conditions in the Equity Commitment Agreement, and will have paid the Rights Offering Fees and Expenses, in full in Cash, without the need for any of the members of the Ad Hoc Group or the Rights Offering Sponsors to file retention applications or fee applications with the Bankruptcy Court unless otherwise required by order of the Bankruptcy Court; and

(10)	The Lender Litigation Settlement will have been approved by a final order of the Bankruptcy Court, in form and substance reasonably satisfactory to the (1) Debtors, (2) the Creditors’ Committee, (3) the Ad Hoc Group, (4) the Arrangers, (5) the 2015 Notes Trustee and the 2015 Notes Ad Hoc Group (acting by members holding a majority in aggregate principal amount of the 2015 Notes represented on the 2015 Notes Ad Hoc Group), but with respect to the 2015 Notes Trustee and the 2015 Notes Ad Hoc Group, only as it relates to any provision of the Lender Litigation Settlement Agreement (or absence of a provision in the Lender Litigation Settlement Agreement) that has a direct effect on the 2015 Notes Trustee and/or the 2015 Notes Ad Hoc Group and (6) the Millennium Notes Trustee and the Specified Millennium Holders, but only as it relates to any provision of the Lender Litigation Settlement Agreement (or absence of a provision in the Lender Litigation Settlement Agreement) that has a direct effect on the holders of the Millennium Notes Claims.

Except with respect to the condition set forth in Section 10.1(a) of the Plan, the Debtors, with the consent of (1) the Ad Hoc Group, (2) the Rights Offering Sponsors (except for the condition set forth in Section 10.1(j) of the Plan), (3) solely with respect to the condition set forth in Section 10.1(j) of the Plan as such condition relates to Sections 4.5, 4.9 or 4.10 of the Plan, the Majority Arrangers, (4) solely with respect to the conditions set forth in 10.1(b) of the Plan (as such condition relates to Sections 10.1(j), 11.4, 11.5, 11.7, 11.8, 11.9 and 13.1(d), (e) and (f) of the Plan), the Arrangers, (5) solely as it relates to matters relating to the Lender Litigation Settlement, the Creditors’ Committee, (6) solely as it relates to the condition set forth in Section 10.1(b) as such condition relates to the treatment of the 2015 Notes Claims in Sections 4.11, 7.2, 11.5, 11.7, 11.8 and 13.1(b), the 2015 Notes Trustee, and (7) solely as it relates to the condition set forth in Section 10.1(b) as such condition relates to the treatment of the Millennium Notes Claims in Sections 4.9, 4.10, 4.11, 7.2, 11.7, 11.8 and 13.1(g), the Millennium Notes Trustee, in their discretion and to the extent not prohibited by applicable law, may waive one or more of these Conditions Precedent provided, however, that the consent of the 2015 Notes Trustee and the Millennium Notes Trustee will only be required pursuant to this Section so long as the 2015 Notes Plan Conditions and Millennium Notes Plan Conditions, respectively, have been satisfied or waived.

2.	Effect of Failure of Conditions Precedent

In the event that one or more of the Conditions Precedent have not been satisfied or waived by the date that is 180 days after the Confirmation Date, (i) the Confirmation Order will be vacated without further order of the Bankruptcy Court; (ii) no distributions under the Plan will be made; (iii) the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; and (iv) the Debtors’ obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained in the Plan will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or will prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

VI.	SECURITIES LAW MATTERS

A.	U.S. Securities Law Matters

Each holder of an Allowed Claim in Classes 3 and 4 and certain holders of Allowed Claims in Class 7-C may receive securities pursuant to the Plan. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a plan.

1.	Issuance and Resale of New Common Stock Under the Plan

Section 1145(a)(1) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933 (the “Securities Act”) the offer or sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor, or if such securities are offered or sold principally in such exchange and partly for cash. In addition, in the case of rights so issued under a chapter 11 plan, section 1145(a)(2) also generally exempts the issuance of stock issued upon exercise of such rights. In reliance upon this exemption, the New Common Stock to be issued in respect of Claims and the exercise of the Subscription Rights by Eligible Holders as provided in the Plan (but not the Unsubscribed Shares, Excluded Shares or shares received by persons deemed to be underwriters) and the New Warrants and the Class A Shares issuable upon exercise of the New Warrants will be exempt from the registration requirements of the Securities Act and of any state securities laws. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is a control person of the issuer of the securities or other issuer of the securities within the meaning of Section 2(11) of the Securities Act. The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a “control person.”

Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act. Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel concerning the availability of the exemption provided by Rule 144.

Whether any particular person would be deemed to be an “underwriter” with respect to any security issued under the Plan would depend upon the facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an “underwriter” with respect to any security issued under the Plan and Debtors make no representation concerning the ability of any particular person to resell the securities to be distributed under the Plan. The Debtors recommend that potential recipients of securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

The Rights Offering Sponsors will also receive shares of New Common Stock. New Topco will rely on Section 4(2) of the Securities Act and, to the extent applicable, Regulation D promulgated thereunder, and Section 18 of the Securities Act with respect to state securities law or Blue Sky Laws, to exempt the offering, sale and issuance of New Common Stock to the Rights Offering Sponsors. Section 4(2) exempts from the registration requirements of the Securities Act any offering by an issuer not involving any public offering. Regulation D similarly exempts from the registration requirements of the Securities Act private offerings by an issuer of securities to “accredited investors,” as such term is defined under Regulation D, and to certain other qualified investors.

2.	Listing of New Common Stock

New Topco will use its commercially reasonable efforts to cause the shares of New Common Stock to be listed on the New York Stock Exchange as soon as reasonably practicable after the Effective Date. New Topco will use its commercially reasonable efforts to file a Form 10 with the Securities and Exchange Commission (“Commission”) and seek to have such Form 10 be declared effective by the Commission as soon as reasonably practicable after the Effective Date in order to enable the shares of New Common Stock to be listed on the New York Stock Exchange.

Prior to the listing of the shares, the Debtors expect that the New Common Stock will be held in global form by a transfer agent in the form of one or more bearer global share certificates for the account of Cede & Company, the nominee of the Depository Trust Company. Subject to compliance with Dutch law and the rules of the Depository Trust Company, transfers of New Common Stock prior to listing may only be made by the transfer of a book entry position in the relevant global bearer share certificate.

B.	Dutch Securities Law Matters

In relation to each member state of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of the New Common Stock or Subscription Rights as provided in the Plan may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any New Common Stock or Subscription Rights may be made at any time under the following exemptions under the Prospectus Directive, in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in the relevant entity’s last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•	in any other circumstances which do not require the publication by New Topco of a prospectus pursuant to Article 3(2) of the Prospectus Directive;

provided that no such offer of New Common Stock and/or Subscription Rights will result in a requirement for the publication by the New Topco of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any New Common Stock or Subscription Rights in any Relevant Member State means the communication in any form and by any means of sufficient information the terms of the offer as provided in the Plan and New Common Stock or Subscription Rights to be offered so as to enable an investor to decide to purchase or subscribe for New Common Stock or Subscription Rights, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In the case of any New Common Stock or Subscription Rights being offered to a financial intermediary (as that term is used in Article 3(2) of the Prospectus Directive), such financial intermediary will also be deemed to have represented, acknowledged and agreed that the New Common Stock or Subscription Rights acquired by it under the Plan have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any New Common Stock or Subscription Rights to the public other than their offer of resale in a relevant Member State to qualified investors as so defined. New Topco and its affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the foregoing, a person who is not a qualified investor and who has notified New Topco of such fact in writing may, with the consent of New Topco, be permitted to purchase New Common Stock or Subscription Rights under the Plan.

IN THE EVENT THAT YOU ARE A RESIDENT OF A MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE, NO OFFER OR SOLICITATION OF AN OFFER TO RECEIVE ANY SECURITIES SHALL BE DEEMED TO BE MADE TO YOU PURSUANT TO THE PLAN OF REORGANIZATION OR RIGHTS OFFERING UNLESS YOU ARE EITHER (I) A QUALIFIED INVESTOR OR (II) LESS THAN 100 NON-QUALIFIED INVESTORS FROM SUCH MEMBER STATE

PARTICIPATE IN THE RELEVANT OFFERING. IN THE EVENT THAT MORE THAN 100 NON-QUALIFIED INVESTORS FROM ANY EEA MEMBER STATE WHICH HAS ADOPTED THE PROSPECTUS DIRECTIVE SEEK TO RECEIVE SECURITIES PURSUANT TO THE PLAN OF REORGANIZATION OR RIGHTS OFFERING, LYONDELLBASELL RESERVES THE RIGHT TO DELIVER SUBSTITUTE CONSIDERATION OF EQUIVALENT VALUE WITH RESPECT TO ANY ELIGIBLE HOLDER TO WHOM AN OFFER CANNOT BE MADE WITHOUT PUBLICATION OF A PROSPECTUS PURSUANT TO THE PROSPECTUS DIRECTIVE.

VII.	CORPORATE GOVERNANCE AND MANAGEMENT OF NEW TOPCO

A.	Boards of Directors

New Topco will be a public limited liability company (naamloze vennootschap) formed under the laws of The Netherlands. The initial members of the supervisory board of New Topco (the “New Topco Supervisory Board”) will be disclosed at or before the Confirmation Hearing. Each of the members of such initial board will serve in accordance with applicable Dutch law, the New Topco Supervisory Board charter, applicable corporate governance principles and the New Topco Articles of Association, as the same may be amended from time to time. The New Topco Supervisory Board, in consultation with the Management Board, will determine the overall strategy and policy of New Topco and the LyondellBasell group of companies. The Management Board will be responsible for the execution of such strategy and policy, as well as the management of the day-to-day operations of New Topco. The Management Board will submit proposals for the overall strategy and policy to the New Topco Supervisory Board for its approval. In addition, certain Management Board actions, including extraordinary transactions, will require the approval of the Supervisory Board. The Chief Executive Officer will be a member of the Management Board. The Management Board may delegate its responsibilities to the Chief Executive Officer and certain other officers of the LyondellBasell group of companies, but the Management Board will remain responsible for the proper performance of the delegated tasks. The New Topco Supervisory Board will have an audit committee, corporate governance and nominating committee and an organization and compensation committee.

The current members of the boards of directors of each of the Reorganized Debtors, other than New Topco, will serve, until replaced, as the initial directors of the Reorganized Debtors on and after the Effective Date.

The Reorganized Debtors will take all actions necessary to file, register or otherwise effectuate the amended certificates of incorporation and amended by-laws (or other relevant organizational documents) for the Reorganized Debtors. The certificates of incorporation and by-laws (or other relevant organizational documents) of each of the Reorganized Debtors, as applicable, will contain provisions necessary to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code.

B.	Senior Management

The officers of New Topco will be disclosed at or before the Confirmation Hearing.

The officers of each of the Debtors will serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers will serve in accordance with applicable nonbankruptcy law, any employment agreement with the Reorganized Debtors, and the applicable certificate of incorporation and by-laws (or other relevant organizational documents), as the same may be amended from time to time.

C.	Corporate Governance

The New Topco Articles of Association will be included in the Plan Supplement.

1.	Board Composition and Election

New Topco and the Debtors have agreed with the Rights Offering Sponsors that the New Topco Supervisory Board will initially consist of nine members. Within one year of being listed on the NYSE, the size of the New Topco Supervisory Board would be increased and additional independent directors will be appointed as necessary to ensure that a majority of the directors would be independent.

Apollo will have the right to nominate three initial supervisory board members, Access will have the right to nominate one initial supervisory board member and Ares will have the right to nominate one initial supervisory board member. The remaining initial supervisory board members will be independent and will be identified by a search firm appointed by the Debtors, subject to the approval of the Rights Offering Sponsors (such approval not to be unreasonably withheld).

The Rights Offering Sponsors will each enter into a binding nomination agreement with New Topco pursuant to which New Topco will agree that following appointment of the initial New Topco Supervisory Board, (i) if a Rights Offering Sponsor, together with its affiliates, owns 18% or more of the outstanding New Common Stock, such Rights Offering Sponsor will have the right to nominate three members of the Supervisory Board; (ii) if a Rights Offering Sponsor, together with its affiliates, owns at least 12% but less than 18% of the outstanding New Common Stock, such Rights Offering Sponsor will have the right to nominate two members of the Supervisory Board; and (iii) if a Rights Offering Sponsor, together with its affiliates, owns at least 5% but less than 12% of the outstanding New Common Stock, such Rights Offering Sponsor will have the right to nominate one member of the Supervisory Board. The size of the New Topco Supervisory Board may be increased from time to time to the extent necessary to ensure that a majority of the members are independent in accordance with the NYSE standard for independence after giving effect to the foregoing.

2.	Removal of Members; Vacancies

The New Topco Articles of Association will provide that the New Topco Supervisory Board members may be suspended or dismissed by a vote of the shareholders, at a general meeting of shareholders, upon a vote of holders of at least 2/3 of the shares present, which shares must represent at least half of the issued share capital. The members of the New Topco Management Board may be suspended or dismissed by a vote of a majority of the New Topco Supervisory Board members or by a vote of the shareholders, at a general meeting of shareholders, upon a vote of holders of at least 2/3 of the shares present, which shares must represent at least half of the issued share capital.

3.	Limitation on Calling Special Meetings of Stockholders

The New Topco Articles of Association will provide that a special meeting of shareholders may be called by the New Topco Supervisory Board or the Management Board, and shareholders or groups of shareholders holding at least 10% of the issued share capital of New Topco will have the right to require the New Topco Supervisory Board to call a special meeting. Pursuant to the nomination agreement, any Rights Offering Sponsor that holds, together with its affiliates, greater than 5% of the issued share capital of New Topco will have the right to require the New Topco Supervisory Board to call a special meeting. All of New Topco’s meetings of shareholders will take place in The Netherlands.

4.	Advance Notice Requirements for Stockholder Proposals and Member Nominations

The New Topco Articles of Association will provide that any shareholder holding, together with its affiliates, at least 1% of the issued share capital of New Topco will have the right to propose items for the agenda of New Topco’s general meeting of shareholders, including nomination of candidates for election as members of the New Topco Supervisory Board. Shareholders seeking to propose such agenda items must provide timely notice of their proposal in writing to the corporate secretary. In accordance with U.S. securities laws, in the case of an annual meeting, to be considered for inclusion in the company’s proxy statement, a shareholder’s notice must be received at the principal executive offices of New Topco not less than one hundred twenty (120) days prior to the first anniversary date of the date of the proxy statement released to shareholders in connection with the previous year’s annual meeting or such shorter period prior to the relevant annual meeting as may be applicable under Dutch law or applicable regulations. Subject to applicable laws and regulations, in the case of a special meeting such notice must be received, not more than ninety (90) days prior to such special meeting nor less than forty-five (45) days prior to such special meeting.

5.	Shareholder Approval

The New Topco Articles of Association will provide that certain matters will require shareholder approval, including a buy-back of shares, amendment to the New Topco Articles of Association, approval of the annual accounts and certain resolutions regarding a significant change in the identity or nature of New Topco.

VIII.	FINANCIAL INFORMATION, PROJECTIONS AND VALUATION ANALYSIS

A.	Overview of Business Strategy

In conjunction with its restructuring efforts, LyondellBasell is currently pursuing a multi-pronged operational improvement strategy centered on the following: Operational Excellence; Cost Reduction / Revenue Enhancement; Capital Discipline; Portfolio Management; Performance-Driven Culture and Technology-Driven Growth.

Operational excellence, which includes a commitment to safety, environmental stewardship, and improved reliability, is key to LyondellBasell’s future success. LyondellBasell believes optimal operations can be achieved through a systematic application of standards and improved maintenance procedures, which also indirectly results in improved personnel and process safety and environmental performance. LyondellBasell has set new operational excellence targets for each of its facilities based on industry benchmarks.

LyondellBasell is also pursuing cost reductions across its system with specific goals, also based in large part on benchmarks of industry leading performance. LyondellBasell believes that its global manufacturing scale provides the opportunity to minimize costs per unit, a critical operational measure for petrochemical and refining companies.

By leveraging its leading technological platform, global presence, strong customer relationships and positive reputation for reliability and quality, LyondellBasell also intends on increasing its sales of value-added, differentiated products. LyondellBasell will continue to focus on upgrading its customer product mix based on technology to realize premium pricing as opposed to competing in basic commodity markets.

Additionally, LyondellBasell remains focused on disciplined capital allocation. LyondellBasell intends to optimize its capital spending to address projects required to enhance reliability and maintain the overall asset portfolio. This includes key turnarounds in each segment, necessary regulatory and maintenance spending as well as a limited number of high return de-bottlenecking and energy reduction projects.

LyondellBasell will also carefully manage its portfolio as demonstrated by the recent closure of certain underperforming assets. This review of assets continues and will likely result in the closure of additional units, particularly in Europe.

The benchmarking, goal setting and results measurement described as part of the cost reduction and revenue enhancement efforts will become central to the new performance-driven, accountability culture that LyondellBasell intends to instill. LyondellBasell has outstanding people and assets, and with the right performance expectations, can rapidly increase its competitiveness.

LyondellBasell’s strong, leading technologies provide it with a platform for future growth. LyondellBasell intends to continue to focus on the mature, highly sophisticated markets in Europe and North America but will also grow in quickly developing markets like Asia and regions with access to low cost feedstocks. However, the ability to capitalize on this growth opportunity will be delayed given current weak market conditions and LyondelBasell’s specific situation. Consequently, these opportunities have not been included in LyondellBasell’s five year forecast.

B.	Projections

The following charts reflect the Debtors’ estimate of the future performance of the Reorganized Debtors and non-Debtors on an aggregate basis, for approximately the next five years, and the ten years thereafter, respectively:

Summary Historical and Projectd Selected Financial Data

Current Cost ($ millions) (1)	Fiscal Year Ended December 31							CAGR 2009 - 2014
	Actual	Projected
	2008	2009 (6)	2010	2011	2012	2013	2014
Revenue	$50,706	$30,825	$36,768	$33,922	$38,063	$41,597	$43,074	6.9%
Growth	NA	-39.2%	19.3%	-7.7%	12.2%	9.3%	3.6%
Gross Profit (2)	$2,621	$1,318	$947	$1,305	$1,665	$2,523	$2,769	16.0%
Margin	5.2%	4.3%	2.6%	3.8%	4.4%	6.1%	6.4%
SG&A and R&D	$1,391	$995	$1,058	$1,089	$1,178	$1,206	$1,246	4.6%
% of Revenue	2.7%	3.2%	2.9%	3.2%	3.1%	2.9%	2.9%
EBITDAR (3)	$3,297	$2,222	$1,606	$1,970	$2,245	$3,081	$3,300	8.2%
% Margin	6.5%	7.2%	4.4%	5.8%	5.9%	7.4%	7.7%
Restructuring Costs (4)	$—	$510	$208	$—	$—	$—	$—
EBITDA	$3,297	$1,712	$1,398	$1,970	$2,245	$3,081	$3,300	14.0%
% Margin	6.5%	5.6%	3.8%	5.8%	5.9%	7.4%	7.7%
JV Dividends	$98	$26	$28	$78	$123	$145	$186	48.2%
CapEx (5)	$1,241	$854	$947	$1,179	$1,159	$923	$983
Cash Use of Working Capital	NM	NM	$248	$(299)	$(331)	$(330)	$(55)

Source: Preliminary Business Outlook dated August 31, 2009

(1)	Historical and projected figures reflect current cost method of accounting. LyondellBasell uses both first-in first-out (“FIFO”) and last-in first-out (“LIFO”) methods of accounting to determine inventory cost for reporting purposes.
(2)	In 2008, excludes impairments of the carrying value of goodwill and other assets of $4,982 and $225 million, respectively, and a $1,256 million charge to adjust the value of inventory to market value. In 2009, excludes asset impairment charges of $696 million.
(3)	EBITDAR is a non-GAAP number and excludes restructuring costs.
(4)	Includes costs related to cost-savings initiatives and Chapter 11 professional fees.
(5)	Includes base, regulatory, turnaround and profit generating activities.
(6)	Reflects year to date actual results through December 2009.
(7)	The projections for 2015 – 2025 are an extrapolation based upon assumptions consistent with Exhibit C 2010 – 2014 projections.

Summary Historical and Projectd Selected Financial Data

Current Cost ($ millions) (1)	Fiscal Year Ended December 31
	Projected
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Revenue	$42,820	$43,538	$44,110	$44,433	$45,132	$46,136	$48,070	$48,775	$49,988	$50,622	$51,382
Growth	-0.6%	1.7%	1.3%	0.7%	1.6%	2.2%	4.2%	1.5%	2.5%	1.3%	1.5%
Gross Profit (2)	$3,269	$3,212	$2,873	$2,214	$2,261	$2,839	$3,402	$3,865	$4,249	$3,746	$3,458
Margin	7.6%	7.4%	6.5%	5.0%	5.0%	6.2%	7.1%	7.9%	8.5%	7.4%	6.7%
SG&A and R&D	$1,302	$1,328	$1,352	$1,375	$1,398	$1,427	$1,466	$1,482	$1,508	$1,518	$1,531
% of Revenue	3.0%	3.1%	3.1%	3.1%	3.1%	3.1%	3.0%	3.0%	3.0%	3.0%	3.0%
EBITDAR (3)	$3,746	$3,662	$3,299	$2,619	$2,642	$3,191	$3,717	$4,164	$4,523	$4,011	$3,709
% Margin	8.7%	8.4%	7.5%	5.9%	5.9%	6.9%	7.7%	8.5%	9.0%	7.9%	7.2%
Restructuring Costs (4)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA	$3,746	$3,662	$3,299	$2,619	$2,642	$3,191	$3,717	$4,164	$4,523	$4,011	$3,709
% Margin	8.7%	8.4%	7.5%	5.9%	5.9%	6.9%	7.7%	8.5%	9.0%	7.9%	7.2%
JV Dividends	$236	$228	$237	$232	$207	$255	$317	$370	$417	$399	394
CapEx (5)	$1,119	$1,158	$1,167	$1,179	$1,206	$1,231	$1,256	$1,281	$1,307	$1,332	$1,358
Cash Use of Working Capital	$(12)	$(11)	$(23)	$(12)	$(24)	$(11)	$(25)	$(12)	$(26)	$(26)	(25)

IX.	REORGANIZATION VALUATION ANALYSIS

Evercore has performed an analysis of the estimated reorganization enterprise values of LyondellBasell, LyondellBasell’s U.S. businesses, LyondellBasell’s non-U.S. businesses, the F&F Business, and the Acetyls Business (collectively, the “Valued Entities”). LyondellBasell’s U.S. businesses include, but are not limited to, (i) certain U.S. business operations, (ii) certain Canadian, Mexican, French and other foreign operations and interests, each of which ultimately has a U.S. domiciled parent company which is a Debtor, as well as (iii) certain royalty payments from Lyondell’s non-U.S. businesses to certain U.S. businesses (collectively, the “U.S. Buinesses”). LyondellBasell’s non-U.S. businesses are comprised of all LyondellBasell’s businesses that are not included in the U.S. Businesses (collectively, the “Non-U.S. Businesses”). The valuation analysis was performed for the purpose of (i) estimating reorganization value available for distribution to Creditors pursuant to the Plan, (ii) analyzing the relative recoveries to Creditors thereunder, and (iii) with respect to the liquidation analysis prepared by the Debtors and set forth in Exhibit B hereto, facilitating the evaluation of whether the Plan meets the so-called “best interests” test under section 1129(a)(7) of the Bankruptcy Code.

In preparing its analysis, Evercore has, among other things: (i) reviewed certain recent publicly available financial results of LyondellBasell; (ii) reviewed certain internal financial and operating data of the Valued Entities, including the financial projections prepared and provided by LyondellBasell management relating to the business and prospects of the Valued Entities; (iii) discussed with certain senior executives the current operations and prospects of the Valued Entities; (iv) reviewed certain operating and financial forecasts of the Valued Entities prepared by LyondellBasell, including the business and financial projections in this Disclosure Statement (collectively, the “Financial Projections”); (v) discussed with certain senior executives of LyondellBasell and their advisors key assumptions related to these financial projections; (vi) prepared discounted cash flow analyses based on these financial projections, utilizing various discount rates and assumptions in the calculation of terminal values; (vii) considered the market value of certain publicly-traded peer companies of the Valued Entities; (viii) considered certain economic and industry information relevant to the operating businesses of the Valued Entities; (ix) considered the value assigned to certain precedent change-of-control transactions for businesses similar to those of the Valued Entities, although Evercore concluded precedent transaction analysis was not applicable in these valuation analyses; (x) separately accounted for the minority interests of third parties in consolidated joint ventures of LyondellBasell; (xi) separately analyzed and estimated the reorganization value of LyondellBasell’s ownership interests in unconsolidated joint ventures; and (xii) conducted such other analyses as Evercore deemed necessary under the circumstances. Evercore also has considered a range of potential risk factors as discussed in Article X of the Disclosure Statement.

Evercore assumed, without independent verification, the accuracy and completeness of all of the financial and other information available to it from public sources or as provided to Evercore by LyondellBasell or its representatives. Evercore also assumed that the Financial Projections have been reasonably prepared in good faith on a basis reflecting LyondellBasell’s best estimates and judgment as to future operating and financial performance. Evercore did not make any independent evaluation of LyondellBasell’s assets, nor did Evercore verify any of the information it reviewed. The valuation is dependent upon the achievement of the Financial Projections and the valuations must be considered speculative. Evercore does not make any representation or warranty as to whether the terms of the Plan are fair to any one or more particular groups of creditors or shareholders or “fair and equitable” for purposes of section 1129(b) of the Bankruptcy Code or whether the Plan meets the so-called “best interests” test under section 1129(a)(7) of the Bankruptcy Code.

In addition to the foregoing, Evercore relied upon the following assumptions with respect to its analysis of the estimated values of the Valued Entities:

The Effective Date occurs on April 30, 2010;

The date of the valuations is as of April 30, 2010;

The transactions contemplated by the Plan provide adequate liquidity for New Topco and the Reorganized Debtors as of the Effective Date;

The pro forma net debt levels of New Topco and its subsidiaries will be approximately $5.17 billion after adjusting to include (i) the impact of the Private Sale and the Rights Offering, (ii) expenses associated with the issuance of debt and equity exit financing and (iii) cash payments with respect to certain items including administrative, priority, and secured and unsecured claims;

General financial and market conditions as of the Effective Date will not differ materially from those conditions prevailing as of the date of this Disclosure Statement. LyondellBasell’s performance prior to the Effective Date and the cash requirements associated with the Debtors’ exit from chapter 11 will not differ materially from that currently projected. The reorganization value analysis was presented to LyondellBasell’s Board of Directors on March 1, 2010, and incorporates peer company information as of February 12, 2010.

As a result of such analyses, review, discussions, considerations, and assumptions, Evercore estimates the total reorganization enterprise value on a cash-free and debt-free basis (the “TEV”) for consolidated LyondellBasell at approximately $14.20 billion to $16.20 billion, with a midpoint of $15.20 billion, which incorporates adjustments to include the estimated reorganization value of LyondellBasell’s interests in unconsolidated joint ventures, and deducts the estimated book value of third party minority interests in consolidated joint ventures. Evercore reduced such TEV estimates by the estimated pro forma net debt levels of New Topco and its subsidiaries (approximately $5.17 billion) to estimate the implied reorganization equity value of New Topco. Evercore estimates that New Topco’s implied total reorganization equity value will range from $9.03 billion to $11.03 billion, with a midpoint of $10.03 billion. After deducting a range of estimated reorganization value for the New Warrants of approximately $85 million to $117 million with a midpoint of $101 million, Evercore estimates that the implied reorganization equity value will range from $8.95 billion to $10.91 billion, with a midpoint of $9.93 billion. The implied reorganization equity value assumes that the Effective Date has occurred and that the $2.55 billion Rights Offering and the $250 million Private Sale have been consummated. After taking into account the issuance of New Common Stock in connection with the $2.55 billion Rights Offering and the $250 million Private Sale, each at the Purchase Price, Evercore estimates the potential per share price based on the implied reorganization equity value will range (i) from $15.87 to $19.35, with a midpoint of $17.61. The Plan provides for the distribution of 563.9 million shares of New Common Stock pursuant to the Plan, the Private Sale, and the Rights Offering (prior to issuance of any shares related to the New Warrants). The reorganization value of those shares is subject to dilution as a result of the exercise of certain rights (including options and other rights to acquire shares, etc.) in connection with certain equity incentive plans.

The table below summarizes the TEV ranges for the Valued Entities, as well as the respective midpoints:

	Total Reorganization Enterprise Value ($ in millions)
Valued Entities	Low	Midpoint	High
LyondellBasell	$14,200	$15,200	$16,200
U.S. Businesses	8,600	9,200	9,800
Non-U.S. Businesses	5,600	6,000	6,400
Acetyls Business(1)	283	303	323
F&F Business(1)(2)	89	99	109

(1)	Represents Reorganization Enterprise Value plus cash on hand as of December 31, 2009
(2)	Does not include $1 million of book value attributable to Smith Corona

These estimated ranges of reorganization values are based on a hypothetical reorganization value that reflects the estimated intrinsic reorganization value of the Valued Entities derived through the application of various valuation methodologies described above. The summary set forth above does not purport to be a complete description of the analyses performed by Evercore. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimate of implied reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold as a going concern, in liquidation, or otherwise. Depending on the results of New Topco’s operations or changes in the financial markets, Evercore’s valuation analysis as of the Effective Date may differ from that disclosed herein.

In addition, the valuation of newly issued securities, such as the New Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of the New Common Stock at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of holders of New Common Stock, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, the listing of the New Common Stock on a major exchange and the timing of such potential listing and other factors that generally influence the prices of securities. Also, there can be no assurance that a trading market will develop for the new securities issued pursuant to the reorganization. Actual market prices of such securities also may be affected by other factors not possible to predict.

THE FOREGOING REORGANIZATION VALUATIONS ARE BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF LYONDELLBASELL, NEW TOPCO, OR THE OTHER VALUED ENTITIES. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

THE ESTIMATED CALCULATION OF REORGANIZATION TOTAL ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE FINANCIAL PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF LYONDELLBASELL’S CONTROL, AS FURTHER DISCUSSED IN SECTION X “RISK FACTORS” OF THE DISCLOSURE STATEMENT.

THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE STATED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THIS REORGANIZATION VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN BY EVERCORE FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATIONS ARE ASSUMED TO REVISE THIS CALCULATION OF THE REORGANIZATION VALUE OF THE VALUED ENTITIES TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.

For ease of reference, attached as Exhibit G is a chart showing the allocation of reorganization value with respect to Class A Shares to be distributed in accordance with the Restructuring Transactions described above in Section IV.B.5, after application of restructuring and other costs charged or anticipated to be charged to various LyondellBasell entities though the Effective Date.

In connection with the hearing to approve the DIP Financing, Duff & Phelps prepared total enterprise valuation analyses for LyondellBasell Industries AF S.C.A. and Certain Subsidiaries on January 6, 2009 (the “D&P Analyses”). The D&P Analyses included a valuation range for LyondellBasell Industries AF S.C.A of $17.6 billion to $20.8 billion with a midpoint of $19.2 billion. A precise comparison of the D&P Analyses and the valuation analyses prepared by Evercore for LyondellBasell as reflected in this Section IX (the “Evercore Analyses”) is challenging due to a number of factors including, but not limited to, different (i) valuation dates, (ii) business plan projection periods, (iii) application of various aspects of the selected peer group public company trading methodology and the discounted cash flow valuation methodology, and (iv) judgments applied to the results of such analyses. Nonetheless, to facilitate a comparison of some of the key factors distinguishing the valuation conclusions reached by Duff & Phelps and Evercore in the analyses referenced above, two comparative analyses (the “Comparative Analyses”) have been prepared – (I) a Comparative Selected Peer Group Public Company Trading Methodology Analysis and (II) a Comparative Discounted Cash Flow Methodology Analysis. Please note that the Comparative Analyses do not purport to be an exhaustive comparison of the D&P Analyses and the Evercore Analyses, but rather represent a comparison of an illustrative subset of the work performed by Duff & Phelps and Evercore, respectively. Consequently, the analyses reflected herein do not correspond precisely to the mid-points of their respective valuation conclusions. See Exhibit H herein for the Comparative Analyses.

The Comparative Analyses illustrate that differences in business plan projections are the primary cause of the difference in the conclusions associated with the D&P Analyses and the Evercore Analyses.

X.	RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE DOCUMENTS DELIVERED TOGETHER WITH THIS DISCLOSURE STATEMENT, AND THE PLAN SUPPLEMENT. THE RISK FACTORS SET FORTH BELOW SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION OR AN INVESTMENT IN THE SECURITIES OF THE REORGANIZED DEBTORS.

A.	Certain Bankruptcy Considerations

1.	Risk of Non-Confirmation of the Plan

In order for the Reorganized Debtors to emerge successfully from the Chapter 11 Cases as viable entities, the Debtors, like any other chapter 11 debtors, must obtain approval of the Plan from their creditors and confirmation of the Plan through the Bankruptcy Court, and then successfully implement the Plan. The foregoing process requires the Debtors to (a) meet certain statutory requirements with respect to the adequacy of this Disclosure Statement; (b) solicit and obtain creditor acceptances of the Plan; and (c) fulfill other statutory conditions with respect to the confirmation of the Plan.

The Debtors may or may not receive the requisite acceptances to confirm the Plan. If the requisite acceptances of the Plan are received, the Debtors will seek confirmation of the Plan by the Bankruptcy Court. If the requisite acceptances are not received, the Debtors will nevertheless seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code as long as at least one Impaired Class has accepted the Plan (determined without including the acceptance of any “insider” in such Impaired Class).

Even if the requisite acceptances of the Plan are received, or the Debtors are able to seek a “cramdown” confirmation, the Bankruptcy Court may not confirm the Plan as proposed. A holder of a Claim in a Non-Accepting Class could challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court determined that the balloting procedures and results were appropriate, the Bankruptcy Court could decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. Specifically, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that: (a) confirmation of the Reorganized Debtor’s Plan is not likely to be followed by a liquidation or a need for further financial reorganization of the Reorganized Debtors; (b) the value of distributions to holders of Claims within an Impaired Class will not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code; and (c) in the event of a “cramdown” confirmation, the Plan “does not unfairly discriminate” and is “fair and equitable” with respect to Non-Accepting Classes. The Bankruptcy Court may determine that the Plan does not satisfy one or more of these applicable requirements, in which case the Plan could not be confirmed by the Bankruptcy Court.

2.	Risk of Non-Occurrence of Effective Date

Although the Debtors anticipate that the Effective Date will occur soon after the Confirmation Date, if any, there can be no assurance as to such timing. If each of the Conditions Precedent has not been satisfied or duly waived on or before 180 days after the Confirmation Date, the Confirmation Order will be vacated without further order of the Bankruptcy Court, in which event the Plan would be deemed null and void.

3.	Risk that Claims Will Be Higher Than Estimated

The projected distributions and recoveries set forth in this Disclosure Statement and the Liquidation Analysis are based on the Debtors’ initial estimate of Allowed Claims, without having undertaken a substantive review of all filed Claims. The Debtors and the Reorganized Debtors reserve the right to seek estimation of Disputed Claims pursuant to section 502(c) of the Bankruptcy Code. The actual amount at which such Disputed Claims are ultimately allowed may differ from the estimates. If insufficient Plan consideration is available for distribution at the time of allowance of a Disputed Claim, the distributions on account of such Allowed Claim will be limited to such available amounts and the holder of such Allowed Claim will have no recourse against the Debtors or the Reorganized Debtors for any deficiency that may arise. The Debtors project that the Claims and Equity Interests asserted against them will be resolved in and reduced to an amount that approximates their estimates. There can be no assurance, however, that the Debtors’ estimates will prove accurate. If claims are ultimately allowed in amounts higher than estimated, for example, distributions and recoveries on account of claims may be lower than estimated.

4.	Liquidity Risks Prior to Consummation of the Plan

a.	The DIP Financing May Be Insufficient to Fund the Debtors’ Business Operations

Although the Debtors project that they will have sufficient liquidity to operate their businesses through the Effective Date, there can be no assurance that the revenue generated by the Debtors’ business operations together with amounts available under the DIP Financing will be sufficient to fund the Debtors’ operations or the operations of the Debtors’ non-U.S. subsidiaries, especially as the Debtors expect to incur substantial professional and other fees related to the Chapter 11 Cases. In the event that revenue flows and available borrowings under the DIP Financing are not sufficient to meet the Debtors’ or the Debtors’ non-U.S. subsidiaries’ liquidity requirements, the Debtors or the Debtors’ non-U.S. subsidiaries may be required to seek additional financing. There can be no assurance that such additional financing would be available or, if available, offered on terms that are favorable to the Debtors or terms that would be approved by the Bankruptcy Court. If, for one or more reasons, the Debtors are unable to obtain such additional financing, the Debtors’ businesses and assets may be subject to liquidation under chapter 7 of the Bankruptcy Code and the Debtors may cease to continue as going concerns.

b.	The Debtors May Not Be Able to Comply with the Terms of the DIP Financing

The ability of the Debtors to continue as going concerns may depend upon their ability to comply with the covenants, terms and conditions set forth in the DIP Financing. The DIP Financing requires the Debtors, among other things, to (i) generate sufficient earnings before interest, taxes, depreciation and amortization and restructuring costs (“EBITDAR”) and cash flows from operations to comply with a monthly minimum consolidated EBITDAR requirement; (ii) obtain the Bankruptcy Court’s approval of a plan of reorganization by January 20, 2010 and to emerge from the Chapter 11 Cases by February 3, 201081 (with both such dates subject to extension by the Bankruptcy Court if the failure to meet either deadline is caused by the Bankruptcy Court’s unavailability); and (iii) satisfy certain other covenants (including, without limitation, financial reporting covenants and financial covenants with respect to minimum liquidity and limitations on capital expenditures and limitations on indebtedness, liens and investments). There can be no assurance that the Debtors will be able to comply with these covenants and meet their obligations as they become due or to comply with the other terms and conditions of the DIP Financing. Should business activity levels be below expectations and planned fixed cost reductions not be achieved or should margin volatility require more liquidity than the amount to which the Debtors have access through the DIP financing or should any non-Debtor legal entity be subjected to an involuntary bankruptcy proceeding, the Debtors could default on their DIP financing obligations.

In the event that the Debtors fail to comply with any of the terms or conditions of the DIP Financing, the outstanding principal balance under the DIP Financing (including accrued interest thereon) may become due and payable. Upon such occurrence, the Debtors will need to obtain additional financing to repay the amount due with respect to the DIP Financing. If the Debtors are unable for any reason to obtain such additional financing, the Debtors’ businesses and assets may be subject to liquidation under chapter 7 of the Bankruptcy Code and the Debtors may cease to continue as going concerns.

c.	Reduction in Availability of Trade Credit

The public disclosure of the Debtors’ liquidity constraints and the Chapter 11 Cases has impaired the Debtors ability to maintain normal credit terms with certain of its suppliers. As a result, the Debtors have been required to pay cash in advance to certain vendors and have experienced restrictions on the availability of trade credit, which has further reduced the Debtors’ liquidity. If liquidity deteriorates further, the Debtors’ suppliers could refuse to provide key products and services.

5.	Risk that the Debtors May Not Obtain or Maintain Exit Financing

The Debtors’ business operations are dependent on the availability and cost of financing for use as working capital and may be adversely affected by any shortage or increased cost of such financing. The Debtors anticipate entering into the Exit Financing, the terms of which will provide the Debtors with financing, secured by liens on substantially all of the Debtors’ assets. The Debtors anticipate that the Exit Financing will be used to (i) fund repayment of certain amounts outstanding under the DIP Financing; (ii) meet certain of the Debtors’ obligations under the Plan; and (iii) provide short-term working capital needs.

[81]

The Debtors executed an amendment to the DIP Term Loan Facility that extended the maturity date to April 6, 2010, with an option to extend the maturity date for an additional two-month period at the Debtors’ sole election, and approval of a plan of reorganization by May 20, 2010.

The Debtors believe that a significant portion of the funds necessary to meet their obligations under the Plan will be met by financing under the Exit Financing. However, the Exit Financing may contain conditions and covenants that the Debtors may not be able to satisfy. If the Debtors are unable to satisfy the conditions and covenants of the Exit Financing, the Debtors will need to obtain additional financing in order to consummate the Plan. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors. If the Debtors are unable for any reason to obtain such additional financing, the Debtors’ businesses and assets may be subject to liquidation under chapter 7 of the Bankruptcy Code and the Debtors may cease to continue as going concerns.

6.	The Debtors’ Management Team May Allocate Less Time to the Operation of the Debtors’ Business Operations

Compliance with the terms of the DIP Financing, including those related to financial reporting, may require a significant amount of time and attention from members of the Debtors’ management team. Further, so long as the Chapter 11 Cases continue, the Debtors’ management team will be required to spend a significant amount of their time attending to the Debtors’ restructuring instead of focusing exclusively on the Debtors’ business operations.

7.	New Topco, U.S. Debtors and Holders of Allowed Claims May Suffer Adverse U.S. Federal Income Tax Consequences as a Result of the Implementation of the Plan

Pursuant to the implementation of the Plan, New Topco will become the parent company of the Reorganized Debtors and the Obligor Non-Debtors. The IRS could seek to apply section 7874 of the Tax Code to treat New Topco as a U.S. corporation if, after completion of the Plan, the creditors of LBFC and its direct and indirect subsidiaries hold at least 80% of the New Common Stock (by vote or value) by reason of holding Claims against those entities (as further discussed in Article XII below, the “80% test”). Application of the 80% test could result in a significant U.S. federal income tax liability to New Topco and the U.S. Debtors. Alternatively, the IRS could seek to impose U.S. tax on the U.S. Debtors’ “inversion gain” if, after completion of the Plan, the shareholders and creditors of LBFC and LCC own at least 60%, but less than 80%, of the New Common Stock (by vote or value) by reason of holding such Claims (as defined in Article XII below, the “60% test”). Inversion gain generally includes gain from the transfer of stock or properties and certain licensing income; tax on inversion gain generally cannot be offset by net operating losses, foreign tax credits or other tax attributes.

The Debtors believe that New Common Stock (other than Class B Shares issued for Cash) attributable to the value of non-U.S. Obligor Debtors and Obligor Non-Debtors (as defined in Article XII below, the “Foreign Parties”) should not be treated as received by reason of holding stock of a U.S. Debtor. The Debtors anticipate that, pursuant to the Plan and the Enforcement Sale, holders of Allowed Claims will receive New Common Stock (other than Class B Shares issued for Cash) with a value greater than 40% of the aggregate value of New Topco by reason of Allowed Claims against the Foreign Parties, and, accordingly, former LyondellBasell shareholders and holders of Allowed Claims should be treated as receiving less than 60% of New Topco by reason of holding stock of a U.S. Debtor. If, notwithstanding the foregoing, section 7874 applied to the transaction contemplated by the Plan, the Debtors believe that it is more likely that the 60% test, rather than the 80% test, would apply, and that the consequences of the 60% test’s application generally should be manageable, as any inversion gain required to be recognized generally should not result in a material tax liability. The Debtors also believe that strong arguments can be made that New Topco and its affiliates generally should be treated as having substantial business activities in The Netherlands, which could potentially provide an independent basis for precluding section 7874’s application. No assurance can be given, however, that the IRS would not take a contrary position regarding section 7874’s application or that such position, if asserted, would not be sustained. Accordingly, holders of Allowed Claims should contact their own tax advisors regarding section 7874’s potential application to the transaction contemplated by the Plan.

For a discussion of these and other U.S. federal income tax consequences of the implementation of the Plan to the Debtors and holders of Allowed Claims. See Article XII.

B.	Risks Related to the Reorganized Debtors’ Significant Indebtedness

1.	Continuing Leverage and Ability to Service Debt

Although the consummation of the Plan will significantly reduce Reorganized LyondellBasell’s debt service obligations, Reorganized LyondellBasell will remain leveraged. The Debtors believe that, following consummation of the Plan, Reorganized LyondellBasell will be able to meet its anticipated future operating expenses, capital expenditures and debt service obligations. However, Reorganized LyondellBasell’s ability to meet the Reorganized Debtors’ debt service obligations will depend on a number of factors, including future operating performance and ability to achieve the business plan. These factors will be affected by general economic, financial, competitive, regulatory, business and other factors beyond Reorganized LyondellBasell’s control.

The Financial Projections reflect the most recent data collected in connection with Reorganized LyondellBasell’s proposed business plan. The business plan relies upon the success of the Debtors’ business strategy and assumes increases in revenues and profitability over the course of the business plan. However, there can be no assurance that such strategy will be successful or, even if successful, that it will have the effects upon sales and earnings that are reflected in and anticipated by the Financial Projections. Although the Debtors believe that the Financial Projections are achievable if all assumptions are met, and that those assumptions are reasonable, there can be no assurance that the results set forth in such Financial Projections will be obtained.

2.	Restrictive Financial and Operating Covenants under the Exit Facility

Details about exit financing, and associated risks, will be included in the Plan Supplement.

C.	Risks Relating to Securities Issued Pursuant to the Plan

1.	Lack of Trading Market for New Common Stock, New Third Lien Notes and Cram Down Notes

There is no existing trading market for the New Third Lien Notes, the Cram Down Notes or the New Common Stock, nor is it known with any certainty whether or when one would develop. Although the Debtors anticipate that the New Common Stock will be listed or quoted on a major U.S. securities exchange, there can be no assurance that such shares will be accepted for listing by the relevant governing body. The Debtors do not anticipate that New Third Lien Notes or Cram Down Notes will be listed or quoted on any securities exchange.

The lack of liquidity for the New Common Stock, New Third Lien Notes and Cram Down Notes may make it more difficult for Reorganized LyondellBasell to raise additional capital, if necessary, and it may affect the price volatility of the New Common Stock, New Third Lien Notes and Cram Down Notes.

2.	Dividend Policies of Reorganized Debtor

Reorganized LyondellBasell does not anticipate paying any dividends with respect to the New Common Stock in the foreseeable future. In addition, the Exit Restrictive Covenants may limit the ability of the Reorganized Debtor to pay dividends.

3.	Significant Holders of New Common Stock

Upon consummation of the Plan, certain holders of Claims may receive distributions of the New Common Stock representing a substantial percentage of the outstanding shares of the New Common Stock. If certain holders of Claims obtain a sufficiently sizeable position of New Common Stock, such holders could be in a position to influence the outcome of actions requiring shareholder approval, including, among other things, the election of New Topco Supervisory Board members. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized LyondellBasell and, consequently, impact the value of the New Common Stock. Furthermore, the possibility that one or more holders of a significant number of shares of New Common Stock may sell all or a large portion of its shares of New Common Stock in a short period of time may adversely affect the trading prices of the New Common Stock.

D.	Business Risks

1.	Inherent Uncertainty of Financial Projections

Although the Financial Projections suggest that Reorganized LyondellBasell will be able to meet all of their financial obligations following consummation of the Plan, the Financial Projections are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

Moreover, the Financial Projections are dependent on certain assumptions that are an integral part of the Financial Projections, regarding (among other things): (i) confirmation and consummation of the Plan in accordance with its terms; (ii) industry performance; (iii) general business and economic conditions; (iv) competition; (v) the adequacy of the Exit Financing; (vi) the availability of new financing; (vii) the ability of Reorganized LyondellBasell to obtain and maintain certain terms with vendors; (viii) service providers and customers; (ix) the continued supply and replenishment of inventory at assumed prices; (x) the ability of Reorganized LyondellBasell to attract, motivate and retain key employees and; (xi) other matters, many of which are beyond the control of Reorganized LyondellBasell, and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of Reorganized LyondellBasell’s operations.

If the actual financial results of Reorganized LyondellBasell’s operations differ from the Financial Projections, the trading prices of the New Common Stock and New Third Lien Notes may be negatively affected and Reorganized LyondellBasell may lack sufficient liquidity to continue as going concerns as planned after the Effective Date. These factors may adversely affect the value of the New Common Stock and New Third Lien Notes and the ability of Reorganized LyondellBasell to pay the holders of certain Claims the amount that such holders are entitled to be paid under the Plan.

2.	General Economic Conditions

The Debtors’ business operations have historically been, and Reorganized LyondellBasell’s business operations may in the future be, materially affected by adverse conditions in the financial markets and depressed economic conditions generally, both in the United States and elsewhere around the world. The current economic downturn in the businesses and geographic areas in which the Debtors sells their products has substantially reduced demand for these products and resulted in decreased sales volumes. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit and the instability of financial and credit markets in the United States and worldwide have contributed to increased volatility and diminished expectations for the global economy and markets. These factors, combined with volatile raw material prices, declining business and consumer confidence, increased unemployment and continuing financial market fluctuations, have precipitated a worldwide economic recession that could continue for an extended period of time. The global recession has adversely affected the Debtors’ business operations because of a reduction in worldwide demand for their products, in particular from their customers in industrial markets generally and specifically in the automotive, and housing industries.

Moreover, many of Reorganized LyondellBasell’s customers and suppliers rely on access to credit to adequately fund their own operations. Disruptions in financial markets and economic slowdown may adversely impact the ability of Reorganized LyondellBasell’s customers to finance the purchase of their products as well as the creditworthiness of those customers. These same factors may also impact the ability and willingness of suppliers to provide Reorganized LyondellBasell with raw materials for its businesses.

3.	Increased Competition

The Debtors sell their products in highly competitive global markets. Due to the commodity nature of many of the Debtors’ products, competition in these markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability, reliability of supply and customer service. As a result, LyondellBasell generally is not able to protect their market position for these products by product differentiation and may not be able to pass on cost increases to its customers.

Reorganized LyondellBasell may face increased competition from companies that may have greater financial resources and different cost structures or strategic goals than Reorganized LyondellBasell, such as large integrated oil companies (many of which also have chemical businesses), government-owned businesses, and companies that receive subsidies or other government incentives to produce certain products in a specified geographic region. Increased competition from these companies, especially in the Reorganized LyondellBasell’s ethylene and refining businesses, could limit their ability to increase product sales prices in response to raw material and other cost increases, or could cause Reorganized LyondellBasell to reduce product sales prices to compete effectively, which could reduce Reorganized LyondellBasell’s profitability. Competitors that have greater financial resources than Reorganized LyondellBasell may be able to invest significant capital into their businesses, including expenditures for research and development. In addition, specialty products that Reorganized LyondellBasell produces may become commoditized over time.

Accordingly, increases in raw material and other costs may not necessarily correlate with changes in prices for Reorganized LyondellBasell’s products, either in the direction of the price change or in magnitude. In addition, Reorganized LyondellBasell’s ability to increase product sales prices, and the timing of those increases, may be affected by the supply-demand balances for Reorganized LyondellBasell’s products, as well as the capacity utilization rates for those products. Timing differences in pricing between rising raw material costs, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, sometimes with an additional lag in effective dates for increases may reduce the profitability of Reorganized LyondellBasell. Even in periods during which raw material prices decline, Reorganized LyondellBasell may suffer decreasing profits if raw material price reductions occur at a slower rate than decreases in the selling prices of its products.

Further, volatility in costs and pricing can result in commercial disputes with customers and suppliers with respect to interpretations of complex contractual arrangements. Significant adverse resolution of any such disputes also could reduce profitability of Reorganized LyondellBasell.

4.	The Chapter 11 Cases May Affect Reorganized LyondellBasell’s Relationship with Key Employees, Suppliers and Customers

The Chapter 11 Cases could significantly harm relationships LyondellBasell has with key customers, joint venture partners, suppliers and employees, which in turn could materially and adversely affect their businesses and financial condition and make it less likely that Reorganized LyondellBasell will emerge from the Chapter 11 Cases as a sustainable and viable business.

Reorganized LyondellBasell’s financial success will largely depend on the skills, experience and efforts of its key employees and management team together with the Debtors’ professional advisors. LyondellBasell’s ability to attract, motivate and retain key employees and managers is restricted by provisions in the Bankruptcy Code, which may limit the ability to implement a retention program or take other measures intended to motivate key employees and managers to remain with LyondellBasell until the Debtors’ emergence from the Chapter 11 Cases.

5.	The Cyclicality and Volatility of the Industries in Which Reorganized LyondellBasell Will Participate May Cause Significant Fluctuations in Their Operating Results

The Debtors’ business operations are subject to the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries and Reorganized LyondellBasell’s future operating results are expected to continue to be affected by this cyclicality and volatility. These industries historically have experienced alternating periods of capacity shortages leading to tight supply conditions, causing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity utilization rates and declining prices and profit margins. In addition to changes in the supply and demand for products, the volatility of these industries experience occurs as a result of changes in the supply and demand for products, changes in energy prices and changes in various other economic conditions around the world. The cyclicality and volatility of the chemical and refining industries may result in significant fluctuations in Reorganized LyondellBasell’s profits and cash flow from period to period and over the business cycles.

The global economic and political environment continues to be uncertain, and a decline in demand could place further pressure on Reorganized LyondellBasell’s results of operations. In addition, new capacity additions by some participants in the industry, especially those in Asia, including the Middle East, that began in 2006 and are expected to continue, are expected to lead to another period of oversupply and low profitability. The timing and extent of any changes to currently prevailing market conditions is uncertain and supply and demand may be unbalanced at any time. As a consequence, the Debtors are unable to accurately predict the extent or duration of future industry cycles or their effect on Reorganized LyondellBasell’s business, financial condition or results of operations, and can give no assurances as to any predictions made herein with respect to the timing, extent or duration of future industry cycles.

As a result of such industry cycles, Reorganized LyondellBasell may be required to reduce production at or idle certain facilities for an extended period of time or exit a business because of an oversupply of a particular product or a lack of demand for that particular product, or high raw material prices, which makes production uneconomical. Reorganized LyondellBasell may also reduce production at its facilities because Reorganized LyondellBasell have either fixed or minimum off-take arrangements with joint ventures or third parties with respect to other facilities. Any decision to permanently close facilities or exit a business would result in impairment and other charges to earnings. Temporary outages sometimes last for several quarters or, in certain cases, longer, and could cause Reorganized LyondellBasell to incur costs, including the expenses of maintaining and restarting these facilities. In addition, even though Reorganized LyondellBasell may need to reduce production, Reorganized LyondellBasell may still be required to continue to purchase or pay for utilities or raw materials under take-or-pay supply agreements. It is possible that factors such as increases in raw material costs or lower demand in the future will cause Reorganized LyondellBasell to reduce operating rates, idle facilities or exit uncompetitive businesses.

6.	Costs and Limitations on Supply of Raw Materials and Energy May Result in Increased Operating Expenses

The cost of raw materials and energy will represent a substantial portion of Reorganized LyondellBasell’s operating expenses. The costs of raw materials and energy generally follow price trends of, and vary with the market conditions for, crude oil and natural gas, which may be highly volatile and cyclical. In the past, many raw material and energy costs have experienced significant fluctuations that may adversely affect Reorganized LyondellBasell’s business segments.

Due to customer consolidation, among other things, Reorganized LyondellBasell may be unable to pass raw material and energy cost increases on to customers quickly enough to avoid adverse impacts on Reorganized LyondellBasell’s results of operations. Reorganized LyondellBasell’s results of operations may be significantly affected by increases and volatility in these costs. Cost increases also may increase working capital needs, which could reduce Reorganized LyondellBasell’s liquidity and cash flow. In addition, when raw material and energy costs increase rapidly and are passed along to customers as product price increases, the credit risks associated with certain customers can be compounded. To the extent that Reorganized LyondellBasell increases its product sales prices to reflect rising raw material and energy costs, demand for products may decrease as customers reduce their consumption or use substitute products, which may have an adverse impact on Reorganized LyondellBasell’s operating results.

In addition, higher North American and European natural gas prices relative to natural gas cost-advantaged regions, such as the Middle East, could diminish the ability of many chemical producers to compete internationally since the price for natural gas and natural gas liquid affects a significant portion of the industry’s raw materials and energy sources. This environment may cause a reduction in Reorganized LyondellBasell’s exports from North America and Europe, and has in the past reduced, and may in the future reduce, the competitiveness of U.S. and European producers. This Middle East production may increase the competition for product sales within North America and Europe, as with respect to product which could otherwise be sold in other geographic regions if not for such regions’ natural gas cost advantage. This may result in lower margins in North America and Europe in the future.

Furthermore, across the Debtors’ business, there are a limited number of suppliers for some of the Debtors’ raw materials and utilities and, in some cases, the number of sources for and availability of raw materials and utilities is specific to the particular geographic region in which a facility is located. It is also common in the chemical and refining industries for a facility to have a sole, dedicated source for its utilities, such as steam, electricity and gas. Having a sole or limited number of suppliers may result in Reorganized LyondellBasell having limited negotiating power, particularly in the case of rising raw material costs. Alternatively, where Reorganized LyondellBasell has multiple suppliers for a raw material or utility, these suppliers may not make up for the loss of a major supplier. Any new supply agreements Reorganized LyondellBasell enters into may not have terms as favorable as those contained in its current supply agreements. For some of Reorganized LyondellBasell’s products, the facilities or distribution channels of raw material suppliers and utilities suppliers and Reorganized LyondellBasell form an integrated system. This is especially true in the United States Gulf Coast where the infrastructure of the chemical and refining industries is tightly integrated such that a major disruption of supply of a given commodity or utility can negatively affect numerous participants, including suppliers of other raw materials.

If one or more of Reorganized LyondellBasell’s significant raw material or utility suppliers were unable to meet its obligations under present supply arrangements, raw materials become unavailable within the geographic area from which they are now sourced, or supplies are otherwise disrupted, Reorganized LyondellBasell’s businesses could suffer reduced supplies or be forced to incur increased costs for their raw materials or utilities, which would have a direct negative impact on plant operations. For example, hurricanes have in the past negatively affected crude oil and natural gas supplies, as well as supplies of some of its other raw materials, contributing to increases in raw material prices and, in some cases, disrupting production. In addition, hurricane-related disruption of rail and pipeline traffic in the United States Gulf Coast area will negatively affect shipments of raw materials and product.

In addition, with increased volatility in raw material costs, Reorganized LyondellBasell’s suppliers could impose more onerous terms on Reorganized LyondellBasell, resulting in shorter payment cycles and increasing its working capital requirements.

7.	External Factors Beyond Reorganized LyondellBasell’s Control May Cause Fluctuations in Demand for Their Products and in Reorganized LyondellBasell’s Prices and Profit Margins

External factors beyond Reorganized LyondellBasell’s control may cause volatility in the price of raw materials and other operating costs, as well as significant fluctuations in demand for Reorganized LyondellBasell’s products, and can magnify the impact of economic cycles on Reorganized LyondellBasell’s businesses. Examples of external factors include:

•	supply of and demand for crude oil and other raw materials;

•	changes in customer buying patterns and demand for Reorganized LyondellBasell’s products;

•	general economic conditions;

•	domestic and international events and circumstances;

•	competitor actions;

•	governmental regulation; and

•	severe weather and natural disasters.

Also, the Debtors believe that global events have had an impact on its businesses in recent years and may continue to do so with respect to the business of Reorganized LyondellBasell. The Debtors currently license their technology to customers in the Middle East and have three joint ventures in Saudi Arabia. The Debtors also have offices in Egypt, Dubai and Turkey and third-party commercial representatives throughout the Middle East. The uncertainty surrounding the continuing military action in the region and the threat of further armed hostilities or acts of terrorism may impact Reorganized LyondellBasell’s businesses in the Middle East or elsewhere, or the businesses of its customers.

In addition, a number of the Debtors’ products are highly dependent on durable goods markets, such as the construction and automotive markets, which also are cyclical and impacted by many of the external factors referenced above. Many of the Debtors’ products are components of other chemical products that, in turn, are subject to the supply-demand balance of both the chemical and refining industries and general economic conditions. The recent volatility and relatively elevated level of prices for crude oil and natural gas resulted in increased raw material costs as compared to prior years. The impact of the factors cited above and others may once again contribute to a slowdown in the business cycle or impact economic recovery, reducing demand and lowering operating rates and, ultimately, reducing the profitability of Reorganized LyondellBasell.

8.	Interruptions of Operations at the Reorganized LyondellBasell’s Facilities May Result in Liabilities or Lower Operating Results

Reorganized LyondellBasell’s operating results will be dependent on the continued operation of various production facilities and the ability to complete construction and maintenance projects on schedule. Material operating interruptions at Reorganized LyondellBasell’s facilities, including interruptions caused by the events described below, may materially reduce the productivity and profitability of a particular manufacturing facility, or Reorganized LyondellBasell as a whole, during and after the period of such operational difficulties. In the past, LyondellBasell had to shut down plants on the U.S. Gulf Coast, including the temporary shut down of the Houston refinery, as a result of hurricanes striking the upper Texas coast.

In addition, because the Houston Refinery is LyondellBasell’s only North American refining operation, an outage at the refinery could have a particularly negative impact on LyondellBasell’s operating results. Unlike LyondellBasell’s chemical and polymer production facilities, which may at times have sufficient excess capacity to mitigate the negative impact of lost production at another similar facility, LyondellBasell does not have the ability to increase refining production elsewhere in North America in an effort to mitigate the negative impact on operating results resulting from an outage at the Houston refinery.

Approximately 1,000 of LyondellBasell’s employees located in North America are represented by labor unions. Approximately 50% of our unionized North American employees are covered by a collective bargaining agreement between Houston Refining LP and the United Steelworkers Union, which became effective on January 20, 2010 and expires on January 31, 2012.

9.	Certain Hazards of Chemical Manufacturing

Although Reorganized LyondellBasell takes precautions to enhance the safety of its operations and minimize the risk of disruptions, Reorganized LyondellBasell’s operations, along with the operations of other members of the chemical and refining industries, will be subject to hazards inherent in chemical manufacturing and refining and the related storage and transportation of raw materials, products and wastes.

Some of these hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations, the shutdown of affected facilities and the imposition of civil or criminal penalties. Furthermore, Reorganized LyondellBasell may be subject to present and future claims with respect to workplace exposure, exposure of contractors on its premises as well as other persons located nearby, workers’ compensation and other matters.

Reorganized LyondellBasell may not be fully insured against all potential hazards incident to its businesses, including losses resulting from natural disasters, war risks or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain Insurance Policies to increase substantially and, in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If Reorganized LyondellBasell were to incur a significant liability for which Reorganized LyondellBasell was not fully insured, Reorganized LyondellBasell might not be able to finance the amount of the uninsured liability on terms acceptable to it or at all, and might be obligated to divert a significant portion of Reorganized LyondellBasell’s cash flow from normal business operations.

Further, because a part of Reorganized LyondellBasell’s business will involve licensing polyolefins process technology, Reorganized LyondellBasell’s licensees are exposed to similar risks involved in the manufacture and marketing of polyolefins. Hazardous incidents involving Reorganized Debtors’ licensees, if they do result or are perceived to result from use of the Debtors’ technologies, may harm Reorganized LyondellBasell’s reputation, threaten its relationships with other licensees or lead to customer attrition and financial losses. LyondellBasell’s policy of covering these risks through contractual limitations of liability and indemnities and through insurance may not always be effective. As a result, Reorganized LyondellBasell’s financial condition and results of operation would be adversely affected, and other companies with competing technologies may have the opportunity to secure a competitive advantage.

10.	The Debtors’ Crude Oil Contract with PDVSA-Petròleos S.A. is Subject to the Risk of Enforcing Contracts Against Non-U.S. Affiliates of a Sovereign Nation and Political, Force Majeure and Other Risks

The Debtors’ crude oil contract with PDVSA Oil provides for the purchase and supply of 230,000 barrels per day of heavy, high sulfur crude oil (approximately 86% of the refining capacity at the Houston Refinery). There are risks associated with reliance on PDVSA Oil for supplies of crude oil and with enforcing the provisions of contracts with companies such as PDVSA Oil that are non-U.S. affiliates of a sovereign nation. For example, from time to time in the past, and in 2009, PDVSA Oil has declared itself in a force majeure situation and subsequently reduced deliveries of crude oil purportedly based on announced OPEC production cuts. All of the crude oil supplied by PDVSA Oil under the crude oil contract is produced in Venezuela, and it is impossible to predict how governmental policies may change under the current or any subsequent Venezuelan government. In addition, there are risks associated with enforcing judgments of United States courts against entities whose assets are located outside of the United States and whose management does not reside in the United States. Any modification, breach or termination of the crude oil contract, or any interruption in this source of crude oil on its current terms, may adversely affect Reorganized LyondellBasell, as alternative crude oil supplies with similar profit margins may not always be available for purchase and may require modifications to the Houston refinery that may result in significant costs or down time.

11.	The Debtors’ Emergence from these Chapter 11 Cases May Trigger Consent Rights or Termination Rights in Certain Material Contracts

The Debtors and their Non-Debtor Affiliates are parties to certain material contracts that contain various consent rights or potential termination rights which may or may not be triggered in connection with the Debtors’ emergence from these Chapter 11 Cases. In the event that such rights are triggered, the Debtors or their Non-Debtor Affiliates may not be able to obtain the relevant consents or waivers on commercially reasonable terms, or at all. Accordingly, the counterparties to such contracts could have a right to terminate such contracts, and such termination could have a material adverse effect on the Debtors’ or their Non-Debtor Affiliates’ financial performance or affect their ability to carry out their business plan.

12.	The Reorganized Debtors’ Operations and Assets are Subject to Extensive Environmental, Health and Safety and Other Laws and Regulations

a.	Claims Related to Chemical Exposure

Reorganized LyondellBasell may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at certain facilities or chemicals that Reorganized LyondellBasell will manufacture, handle or own. In addition, because Reorganized LyondellBasell’s products are components of a variety of other end-use products, Reorganized LyondellBasell, along with other members of the chemical industry, are inherently subject to potential claims related to those end-use products. The success of these types of claims could result in the expenditure of a significant amount of cash by Reorganized LyondellBasell to pay claims, and could reduce Reorganized LyondellBasell’s operating results.

b.	Regulatory Overview

Reorganized LyondellBasell (together with the industries in which Reorganized LyondellBasell operates) will be subject to extensive national, regional, state and local environmental laws, regulations, directives, rules and ordinances concerning, and are required to have permits and licenses regulating emissions to the air, discharges onto land or surface waters or into groundwater and the generation, handling, storage, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations, and permits and licenses are subject to renewal, modification and in some circumstances, revocation. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, some of these laws and regulations may require Reorganized LyondellBasell to meet specific financial responsibility requirements. Reorganized LyondellBasell generally expects that regulatory controls worldwide will become increasingly more demanding, but cannot accurately predict future developments, such as increasingly strict environmental laws, and inspection and enforcement policies, as well as higher compliance costs, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Stricter environmental, safety and health laws, regulations and enforcement policies could result in increased costs and liabilities to Reorganized LyondellBasell or limitations on its operations, and could subject Reorganized LyondellBasell’s handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than at present.

c.	IPPC

Under the European Union (“EU”) Integrated Pollution Prevention and Control Directive (“IPPC”), EU Member State governments are to adopt rules and implement an environmental permitting program relating to air, water and waste for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, LyondellBasell has submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. However, LyondellBasell does not know with certainty what future IPPC permits will require, or the costs of compliance with the IPPC permit program. The EU also has passed legislation governing the registration, evaluation and authorization of chemicals (Regulation on Registration, Evaluation, Authorization and Restriction of Chemicals, or “REACH”). Under REACH, the Debtors are required to register chemicals and gain authorization for the use of certain substances. As an importer of chemicals and materials from outside the EU, the Debtors are subject to additional registration obligations. Furthermore, within the framework of EU emissions trading, the Debtors were allocated certain allowances of carbon dioxide per year for the affected plants of its European sites for the 2005 to 2007 period. For the second trading period (2008 to 2012), a number of the Debtors’ chemical plants are included in the Europe-wide trading system. The Debtors expect to incur additional costs as a result of the existing emissions trading scheme and Reorganized LyondellBasell could incur additional costs in relation to any future carbon or other greenhouse gas emission trading schemes. The costs could be higher to the extent that Reorganized LyondellBasell sells credits that it needs in the future.

d.	Environmental Cleanup

Environmental laws may have a significant effect on the nature and scope of cleanup of contamination at current and former operating facilities and at other sites at which hazardous substances generated by the Debtors’ current or former subsidiaries were disposed, the costs of transportation and storage of raw materials and finished products and the costs of the storage and disposal of wastewater. In the U.S., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”) may impose joint and several liability for the costs of remedial investigations and cleanup actions, as well as damages to natural resources, on the entities that generated hazardous substances, arranged for disposal of the hazardous substances, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such responsible parties (or any one of them, including the Debtors) may be required to bear all of such costs regardless of fault, the legality of the original disposal or ownership of the disposal site. Under the EU Environmental Liability Directive, EU Member States may require the remediation of soil and groundwater contamination in certain circumstances, under the “polluter pays principle.” The scope of events and circumstances that could trigger remediation requirements and the level of remediation required vary from Member State to Member State. Similar environmental laws and regulations that have been or may be enacted in other countries outside of the U.S. may impose similar liabilities and costs upon the Reorganized Debtors.

The Debtors also have liabilities under the U.S. Resource Conservation and Recovery Act (“RCRA”) and various U.S. state and non-U.S. government regulations related to several current and former plant sites. Some of the Debtors’ manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. The Debtors are aware of soil, groundwater and surface water contamination at some of its sites, and the Debtors may find contamination at other sites in the future. It is anticipated that corrective measures will be necessary to comply with national and state requirements with respect to some of these facilities. The Debtors are also responsible under applicable environmental laws for a portion of the remediation of certain off-site waste disposal facilities. Prior to the Commencement Date, the Debtors contributed funds to the cleanup of several waste sites throughout the U.S. under CERCLA, including the Kalamazoo River Superfund Site discussed below. The Debtors also have been named as a potentially responsible party under CERCLA or similar law at several other sites. The Debtors’ policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimated costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites, uncertainties relating to the choice and cost of remedial actions at various sites and the allocation of costs among the potentially responsible parties under applicable statutes.

Moreover, the Debtors are in the process of closing or shutting down more operating facilities, which may lead to increased remediation costs. In addition, the Debtors take the general position that claims and obligations owed to both governmental and private parties at sites not owned or leased by Debtors as of the date of the petitions arose or are deemed to have arisen prior to the Commencement Date and are general unsecured prepetition claims that will be discharged and satisfied through the Plan. The Debtors have ceased participation in remediation activities at third party sites. In contrast, the Debtors’ general position is that they will continue to comply with certain ongoing environmental obligations at sites that are owned or leased by Debtors as of the date of the petitions. Whether, and the extent to which, those positions are supported or contested by adverse parties or upheld or rejected by the Bankruptcy Court in the Chapter 11 Cases adds further uncertainty to the Debtors’ assessment of their environmental liabilities.

e.	Kalamazoo River Superfund Site

A Millennium subsidiary has been identified as a PRP under CERCLA or similar law with respect to the Kalamazoo River Superfund Site in Michigan. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. Litigation concerning the matter commenced by the State of Michigan in December 1987 was recently dismissed, although the State reserved its right to bring certain claims in the future if the issues are not resolved in the CERCLA process. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

Although the KRSG study identified a broad range of remedial options, management does not believe that any single remedy among those options represented the highest-cost reasonably possible outcome. In 2004, Lyondell Chemical recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of riverbank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs.

At the end of 2001, the U.S. EPA took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River.

As these discussions have continued, management has obtained new information about regulatory oversight costs and other remediation costs, including a proposed remedy to be applied to a specific portion of the river, and has been able to reasonably estimate anticipated costs for certain other segments of the river, based in part on experience to date with the remedy currently being applied to the one portion of the river. As a result, management can reasonably estimate the probable spending for remediation of three segments of the river, which has been accrued as of September 30, 2009. Management’s best estimates for costs relating to other segments of the river, which may remain uncertain for the foreseeable future, also have been accrued, based on the KRSG study. As of September 30, 2009, the probable additional future remediation spending associated with the river cannot be determined with certainty but the amounts accrued are believed to be the current best estimate of future costs, based on management’s current knowledge.

In addition, prior to the filing of the bankruptcy petitions, LyondellBasell had recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. At the time of the petitions, Millennium was performing certain investigatory and remedial activity at certain property owned by its subsidiary LeMean Property Holdings Corporation (Allied Mill, or OU#1) as well as at parts of the site it does not own. By letter from LyondellBasell’s counsel dated February 5, 2009, Millennium informed EPA that it would continue to perform work at the OU#1 property it owns, but that its entry into bankruptcy precluded it from continuing to perform or pay for work costs or damages at any portion of the site not owned by the Debtor. Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on a combination of many factors that have not yet been determined, including the resolution to Millennium’s legal position in the Bankruptcy Court, the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs. Actual payments to be made on these claims will depend on their treatment in the Bankruptcy Cases.

f.	Other Regulatory Requirements

In addition to the matters described above, the Reorganized Debtors are subject to other material regulatory requirements that could result in higher operating costs, such as regulatory requirements relating to the security of the Reorganized Debtors’ facilities, and the transportation, exportation or registration of the Debtors’ products. Although the Reorganized Debtors will have compliance programs and other processes intended to ensure compliance with all such regulations, the Debtors are subject to the risk that its compliance with such regulations could be challenged. Non-compliance with certain of these regulations could result in the incurrence of additional costs, penalties or assessments that could be significant.

13.	Legislative and Other Actions Have Eliminated Substantially All U.S. Demand for MTBE

Substantially all refiners and blenders have discontinued the use of MTBE in the U.S., partly as a result of U.S. federal governmental initiatives to increase use of bio-ethanol in gasoline as well as some state legislation to reduce or ban the use of MTBE. Accordingly, LyondellBasell is marketing our U.S.-produced MTBE for use outside of the U.S. However, there are higher distribution costs and import duties associated with exporting MTBE outside the U.S., and the increased supply of MTBE may reduce profitability of MTBE in these export markets. The Reorganized Debtors’ U.S.-based and European-based MTBE plants generally have the flexibility to produce either MTBE or ETBE to accommodate market needs. LyondellBasell produces and sells ETBE to accommodate growing demand for bio-based fuels in Europe, Japan and elsewhere in the world. There is a risk that such markets may ban or stop the use of MTBE or ETBE. As a result, the Reorganized Debtors may be required to produce an alternative gasoline blending component to either MTBE or ETBE, the profit contribution of which may be significantly lower than that historically realized on MTBE or ETBE.

14.	Reorganized LyondellBasell’s International Operations Are Subject to Exchange Rate Fluctuations, Exchange Controls, Political Risks and Other Risks Relating to International Operations

a.	International Events

Reorganized LyondellBasell will be subject to the risks of doing business on a global level, including fluctuations in currency exchange rates, transportation delays and interruptions, war, terrorist activities, epidemics, pandemics, political and economic instability and disruptions, restrictions on the transfer of funds, the imposition of duties and tariffs, import and export controls, changes in governmental policies, labor unrest and current and changing regulatory environments. The occurrence of such events could reduce the demand for Reorganized LyondellBasell’s products, decrease the prices at which Reorganized LyondellBasell can sell their products, disrupt production or other operations, require substantial capital and other costs to comply, or increase security costs or insurance premiums, all of which could reduce Reorganized LyondellBasell’s operating results. In addition, Reorganized LyondellBasell may obtain a substantial portion of their principal raw materials from international sources that are subject to these same risks. Reorganized LyondellBasell’s compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which Reorganized LyondellBasell may be subject could be challenged. Furthermore, these laws may be modified, the result of which may be to prevent or limit subsidiaries from transferring cash to Reorganized LyondellBasell.

b.	International Enforcement of Agreements

Reorganized LyondellBasell may experience difficulty enforcing agreements in certain jurisdictions. In jurisdictions where bankruptcy laws and practices may vary, Reorganized LyondellBasell may experience difficulty collecting receivables through the applicable legal systems. Reorganized LyondellBasell is subject to certain existing, and may be subject to possible future, laws that limit or may limit Reorganized LyondellBasell’s activities while some of Reorganized LyondellBasell’s competitors may not be subject to such laws, which may adversely affect Reorganized LyondellBasell’s competitiveness.

c.	Exchange Rate Fluctuation

Reorganized LyondellBasell will generate revenue from export sales and operations that may be denominated in currencies other than the relevant functional currency. Exchange rates between these currencies may fluctuate significantly. Future events, which may significantly increase or decrease the risk of future movement in currencies in which Reorganized LyondellBasell conducts its business, cannot be predicted. Reorganized LyondellBasell may also hedge certain revenues and costs using derivative instruments to minimize the impact of changes in the exchange rates of those currencies compared to the respective functional currencies. It is possible that fluctuations in exchange rates may result in the reduced operating results of Reorganized LyondellBasell.

15.	Significant Changes in Pension Fund Investment Performance or Assumptions Relating to Pension Costs May Adversely Affect the Valuation of Pension Obligations, the Funded Status of Pension Plans, and the Reorganized Debtors’ Pension Cost

The applicable Reorganized Debtors will maintain the U.S. Pension Plans in accordance with the requirements of ERISA and the Internal Revenue Code, including minimum funding requirements. Generally, Reorganized LyondellBasell’s funding policy for Pension Plans will be to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. Reorganized LyondellBasell’s pension cost may be materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets may result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities or in a change of the expected rate of return on plan assets. Any change in key actuarial assumptions, such as the discount rate, would impact the valuation of pension obligations, affecting the reported funded status of the Pension Plans as well as the net periodic pension cost in the following fiscal years.

In addition, Lyondell Chemical Europe, Inc. will maintain, and comply with its obligations to, the U.K. Pension Plan in accordance with the terms and provisions of the U.K. Pension Plan’s governing documentation and under and in accordance with applicable legislative and regulatory requirements under the law of England and Wales including (but not limited to) the Pensions Act 1995, the Pensions Act 2004 and the Finance Act 2004 and all other relevant legislation, regulation, codes of practice and guidance.

Under ERISA, PBGC has the authority to terminate an underfunded pension plan under limited circumstances. In the event that the Reorganized Debtors’ U.S. Pension Plans are terminated for any reason while the plans are underfunded, the applicable Reorganized Debtors (and their ERISA controlled group members on the termination date) will incur liability to PBGC that may be equal to the entire amount of the underfunding.

16.	Reorganized LyondellBasell’s Future Success Will Depend in Part on Its Ability to Protect Its Intellectual Property Rights, and Reorganized LyondellBasell’s Inability to Do So May Reduce Reorganized Debtors’ Ability to Maintain Their Competitiveness

Upon emergence, Reorganized LyondellBasell will have a significant worldwide portfolio of issued and pending patents. Such issued and pending patents, together with proprietary technical know-how, will be significant to Reorganized LyondellBasell’s competitive position, particularly with regard to propylene oxide, performance chemicals, petrochemicals, flavor and fragrance chemicals, and polymers, including processing technologies such as Spheripol, Spherizone, Hostalen, Spherilene, Lupotech T and Lupotech G and Avant catalyst family technology rights. Reorganized LyondellBasell will need to rely on the patent, copyright and trade secret laws of the United States and other countries to protect its investment in research and development, manufacturing and marketing. However, Reorganized LyondellBasell may be unable to prevent third parties from using its intellectual property without authorization. Proceedings to protect these rights could be costly and Reorganized LyondellBasell may not prevail.

The protection afforded to Reorganized LyondellBasell with respect to these patents will vary from country to country and depends upon the type of patent and its scope of coverage. While a presumption of validity exists with respect to patents issued to Reorganized LyondellBasell, Reorganized LyondellBasell’s patents may be challenged, invalidated, circumvented or rendered unenforceable. In addition, if any pending patent application filed by Reorganized LyondellBasell does not result in an issued patent, or if patents are issued to Reorganized LyondellBasell but such patents do not provide meaningful protection of Reorganized LyondellBasell’s intellectual property, then Reorganized LyondellBasell’s ability to exploit its intellectual property may be adversely affected. Furthermore, as patents expire, the products and processes described and claimed under those patents become generally available for use by competitors. Reorganized LyondellBasell’s continued growth strategy may also bring Reorganized LyondellBasell to regions of the world where intellectual property protection may be limited and difficult to enforce. In addition, patent rights may not prevent its competitors from developing, using or selling products that are similar or functionally equivalent to Reorganized LyondellBasell’s products. Moreover, Reorganized LyondellBasell’s competitors or other third parties may obtain patents that restrict or preclude Reorganized LyondellBasell’s ability to lawfully produce or sell its products in a competitive manner, which could result in significantly lower revenues, reduced profit margins or loss of market share.

Reorganized LyondellBasell may also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain its competitive position. While Reorganized LyondellBasell may enter into confidentiality agreements with their employees and third parties to protect its intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for Reorganized LyondellBasell’s trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of Reorganized LyondellBasell’s trade secrets and know-how. In addition, others could obtain knowledge of Reorganized LyondellBasell’s trade secrets through independent development or other access by legal or illegal means.

The failure of Reorganized LyondellBasell’s patents or confidentiality agreements to protect the Reorganized Debtors’ processes, apparatuses, technology, trade secrets or proprietary know-how could result in significantly lower revenues, reduced profit margins and cash flows or loss of market share. Additionally, the Reorganized Debtors may be subject to claims that its technology, patents or other intellectual property infringes on a third party’s intellectual property rights. Unfavorable resolution of these claims could either result in the Reorganized Debtors being restricted from delivering the related service or result in a settlement that could be material to the Reorganized Debtors.

17.	The Continued Integration of Historical Lyondell Chemical Businesses with Historical Basell Businesses May Be Extremely Time-Consuming

The process of effectively integrating the historical Basell and Lyondell Chemical businesses into one consolidated enterprise will continue to require significant managerial and financial resources. The costs and time required to integrate these businesses into one consolidated enterprise could cause the interruption of, or a loss of momentum in, the activities of any one, or several, of the operations of the constituent entities. Furthermore, the combination of the Lyondell Chemical and Basell businesses has significantly increased the Debtors’ size and has also substantially increased the scope and complexity of the Debtors’ operations. There can be no assurance that the Reorganized Debtors will be able to effectively manage this enlarged operation or achieve the desired profitability from the combination of the Lyondell Chemical and Basell businesses. A failure to successfully integrate Lyondell Chemical with Basell’s legacy business operations within the expected time frame could adversely affect the Reorganized Debtors’ business, financial condition and results of operations.

18.	Shared Control of Joint Ventures May Delay Decisions or Actions

A portion of the Debtors’ operations currently are, and Reorganized LyondellBasell’s future operations may be, conducted through joint ventures. In the event that any of Reorganized LyondellBasell’s joint venture partners do not observe their joint venture obligations, it is possible that the affected joint venture would not be able to operate in accordance with Reorganized LyondellBasell’s business plans or that Reorganized LyondellBasell would be required to increase their level of commitment in order to give effect to such plans.

As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn Reorganized LyondellBasell’s business and operations.

19.	The Current Instability and Uncertainty in the Global Financial Markets May Create Increased Counterparty Risk

Reorganized LyondellBasell may have exposure to various financial institutions under commodity hedging contracts and the risk of counterparty default is currently higher in light of existing capital market and economic conditions. Reduced liquidity or financial losses resulting from exposure to the risk of counterparties could have a material adverse effect on Reorganized LyondellBasell’s cash flow and financial condition.

20.	Risk of No Insurance Coverage[82]

The Plan anticipates that certain Claims may be satisfied in whole or in part from available insurance coverage. The Insurers issued certain Insurance Policies for various policy periods that may provide coverage for all or part of certain Claims. In connection with the Insurance Policies, Insurers and Debtors may have entered into various related Insurance Agreements. Insurers have asserted that (i) the Insurance Agreements require Debtors, as insureds, to satisfy certain conditions in order for coverage to be provided; (ii) the Insurance Agreements are executory contracts within the meaning of section 365 of the Bankruptcy Code; and (iii) the Insurance Agreements must be assumed as a condition to Insurers’ continuing obligation to provide coverage. Insurers believe that the Plan may not require Debtors and Reorganized Debtors, as the case may be, to either assume the Insurance Agreements or otherwise provide adequate assurance of future performance of the insured’s obligations under the

[82]	The Debtors do not agree with this insurance risk factor in its entirety and contend that certain assertions are incorrect. The Debtors believe that Section 9.5 of the Plan fully addresses any concerns raised by certain Insurers (the “Objecting Insurers”) in their Limited Objection of Certain Insurers to Second Amended Disclosure Statement Accompanying Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors, filed January 27, 2010 [Docket No. 3710]. However, it has been added at the request of these Objecting Insurers.

Insurance Agreements. Moreover, the Disclosure Statement does not indicate, with certainty, whether Debtors intend to definitively assume or reject the Insurance Agreements, as the Plan does not require that Debtors make this determination until after the deadline for accepting or rejecting the Plan. If Debtors reject any of the Insurance Agreements, Insurers believe that it will result in a loss of any otherwise available coverage for payment of Claims. In addition, Insurers believe that the Plan attempts to assume the benefits of any coverage that may be available under the Insurance Agreements, but does not otherwise describe how the insureds’ continuing obligations under the Insurance Agreements will be performed. The Plan does not otherwise require that Debtors or Reorganized Debtors to satisfy their continuing contractual obligations under the Insurance Agreements, and confirmation of the Plan may effect a discharge or release of those obligations. As such, Insurers do not believe that the Plan complies with section 365 of the Bankruptcy Code, and that the failure to definitively provide for performance of the insureds’ continuing obligations under the Insurance Agreements will result in a loss of any otherwise available coverage.

Insurers believe that the failure of the Plan to definitively require Debtors and Reorganized Debtors to satisfy the continuing contractual obligations of the insureds under the Insurance Agreements will void any insurance coverage under the Insurance Agreements that may be otherwise available. Insurers also believe that the Plan seeks to provide Debtors and Reorganized Debtors with certain injunctive relief in connection with confirmation that alters Debtors’ and Reorganized Debtors’ ongoing contractual obligations under the Insurance Agreements that would also vitiate any available insurance coverage. In particular, and not by way of limitation, Insurers believe that the Plan violates their rights: (i) to control the defense, investigation and/or settlement of otherwise covered Claims; (ii) to require Debtors or Reorganized Debtors to cooperate in the defense and investigation of otherwise covered claims including, without limitation, preservation of all books and records necessary to defend such Claims; (iii) to require Debtors’ and Reorganized Debtors’ continuing compliance with all the terms and conditions of the Insurance Agreements; (iv) to assert certain subrogation rights available to Insurers under the Insurance Agreements; (v) to assert any claims for setoff, indemnification, contribution, recoupment and/or similar claims otherwise available under applicable law; (vi) to deny coverage for Claims based upon any attempted assignment of the Insurance Agreements without Insurers’ prior express written consent; (vii) to require payment of any deductibles and self-insured retentions with respect to covered Claims; and (viii) to enforce any other performance of Debtors’ or Reorganized Debtors’ continuing contractual obligations under the Insurance Agreements. As such, holders of Claims that may be otherwise covered under the Insurance Agreements may not be able to receive any insurance proceeds in full or partial satisfaction of such Claims.

Without further revisions to the Plan that ensure that Debtors will irrevocably assume the Insurance Agreements before the deadline for accepting or rejecting the Plan, and provide that, notwithstanding any other terms of the Plan, the Plan Supplement or the Confirmation Order, Debtors and Reorganized Debtors will be bound to satisfy all continuing contractual obligations of the insureds under the Insurance Agreement, the Insurers’ contractual rights, claims and defenses are impaired. Accordingly, Insurers have reserved all of their rights, claims and defenses under the Insurance Agreements including, but not limited to, their rights to deny coverage if, as or when any Claims are tendered under the Insurance Agreements because the Plan fails to require Debtors and/or Reorganized Debtors to satisfy the obligations of the insured under the Insurance Agreements and otherwise prejudices Insurers’ rights, claims and defenses. Based on the foregoing, Insurers have indicated that they may object to confirmation of the Plan and/or seek declaratory relief in a court of competent jurisdiction that the treatment of the Insurance Agreements under the Plan relieves them of any further obligation to provide coverage thereunder.

E.	Material U.S. Federal Income Tax Considerations

THERE ARE A NUMBER OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN ARTICLE XII OF THIS DISCLOSURE STATEMENT, ENTITLED “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN” FOR A DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR THE DEBTORS AND FOR HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include (i) liquidation of all of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.	Liquidation Under Chapter 7

If the Plan or any other chapter 11 plan for the Debtors cannot be confirmed under section 1129(a) or (b) of the Bankruptcy Code, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which case a trustee would be elected or appointed to liquidate any remaining assets of the Debtors for distribution to creditors pursuant to chapter 7 of the Bankruptcy Code. In that event, all creditors holding Allowed General Unsecured Claims likely would receive distributions of a lesser value on account of their Allowed Claims and would have to wait a longer period of time to receive such distributions than they would under the Plan.

Further, if the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, the Debtors will experience excessive operating losses due to the costs of shutdown. The Worker Adjustment and Retraining Notification Act (the “WARN Act”) requires the Debtors, if planning a plant closing or a mass layoff, to give affected employees at least sixty (60) days notice of this employment action. If at least 60 days notice is not given, the Debtors are required under the WARN Act to make severance payments to those affected employees. In addition to the costs associated with compliance with the WARN Act, a liquidation plan would require the Debtors to incur costs in evaluating and securing key resources, and preparing to support employees. It is highly likely that the PBGC will terminate the U.S. Pension Plans, creating an underfunding obligation and a sizeable claim. The Debtors would incur costs in their management of the winding down process, which would entail communicating proactively with all constituencies, establishing a transition management team, ensuring ongoing access to critical resources, managing public relations and terminating employee relationships and contracted services. The Debtors would also incur substantial losses during the regulatory process associated with the closure of their various facilities. In order to support post-closure activities, the Debtors would incur costs in disposing of equipment and supplies, maintaining access to key records, processing remaining financials, maintaining security and necessary utilities, and disposing of hazardous materials and normal wastes. These windup or shut down costs would all be entitled to priority treatment as an administrative expense under Chapter 7 of the Bankruptcy Code.

Based on the Liquidation Analysis, it appears that, upon liquidation, creditors would receive distributions as follows:

Class	Description	Estimated Recovery Liquidation

—	Administrative Expenses	0.0%
—	DIP New Money Claims and DIP ABL Claims	100%
—	Priority Tax Claims	0.0%
1	Priority Non-Tax Claims	0.0%
2	Secured Tax Claims	0.0%
3	DIP Roll-Up Claims	41%
4	Senior Secured Claims	8%
5	Bridge Loan Claims	0.0%
6	Other Secured Claims	0.0%
7-A	General Unsecured Claims Against the Non-Schedule III Obligor Debtors	16.8%
7-B	General Unsecured Claims Against Non-Obligor Debtors	0.0 – 100%
7-C	General Unsecured Claims Against MSC	18.3%*

Class	Description	Estimated Recovery Liquidation
7-C	General Unsecured Claims Against MPI	23.8%*
7-C	General Unsecured Claims Against MPCO	16.8%*
7-D	General Unsecured Claims Against Schedule III Obligor Debtors	16.8[83] **
8	2015 Notes Claims	0 – 15.7%

B.	Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors, or any other party in interest, may attempt to formulate an alternative chapter 11 plan, which might provide for the liquidation of the Debtors’ remaining assets other than as provided by the Plan. Any attempt to formulate an alternative chapter 11 plan would necessarily delay creditors’ receipt of distributions and, due to the incurrence of additional administrative expenses during such period of delay, may provide for smaller distributions to holders of Allowed General Unsecured Claims and Equity Interests than are currently provided for under the Plan. Accordingly, the Debtors believe that the Plan will enable all creditors to realize the greatest possible recovery on their respective Claims or Equity Interests with the least delay.

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), in effect on the date of this Disclosure Statement, U.S. Treasury Regulations in effect (or, in certain cases, proposed) on such date, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the IRS or any other taxing authority as to any of the U.S. federal income tax consequences expected to result from the implementation of the Plan discussed below. There can be no assurance that the IRS or another taxing authority will not take a contrary view with respect to any issue discussed below.

The following summary is for general information only and does not purport to address all of the U.S. federal income tax consequences that may be applicable to any particular holder. The U.S. federal income tax treatment of a holder of an Allowed Claim may vary depending upon such holder’s particular situation. The following discussion assumes that a holder holds an Allowed Claim as a capital asset. The following discussion does not address U.S. state or local tax considerations that may be applicable to the Debtors and holders of an Allowed Claim. This U.S. federal income tax summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment

*	16.8 percentage points of this recovery is on account of the Settlement Consideration, and accordingly, the holders of Senior/Bridge Guarantee Claims at this Class do not participate in that portion of the recovery, but share pro rata in any recovery in excess of the proceeds from the Settlement Consideration (and in any Excess Recoveries).
**	16.8 percentage points of this recovery is on account of the Settlement Consideration, and accordingly, the holders of Senior/Bridge Guarantee Claims at this Class do not participate in that portion of the recovery, but share pro rata in any recovery in excess of the proceeds from the Settlement Consideration (and in any Excess Recoveries). As set forth in Section 4.10 of the Plan, holders of General Unsecured Claims and Senior/Bridge Deficiency Claims against each Schedule III Obligor Debtor (other than MCI) will also be entitled to receive a contractual right from the applicable MCI Subsidiary. In addition, holders of General Unsecured Claims and Senior/Bridge Deficiency Claims against MCI will be entitled to receive a beneficial trust interest in the Millennium Custodial Trust.
[83]	If the Millennium Notes Plan Conditions are satisfied, holders of Millennium Notes Claims will receive additional value as part of the Lender Litigation Settlement as set forth in Section 4.10 of the Plan.

trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that hold an equity interest in, or a debt obligation of, a Debtor as a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, persons that have a functional currency other than the U.S. dollar, persons who acquired a debt obligation of a Debtor in connection with the performance of services, and, except as otherwise expressly provided herein, persons who are not U.S. persons (as defined in the Tax Code). In addition, this discussion does not address the U.S. federal income tax consequences to holders of Allowed Claims that are not entitled to vote regarding the acceptance of the Plan or are unimpaired or otherwise entitled to payment in full in Cash under the Plan, or to holders of Equity Interests that are not entitled to vote regarding the acceptance of the Plan.

This discussion does not address the U.S. federal income tax consequences of any fees to be paid pursuant to the Plan, including any transaction fee or termination fee that may be paid to the Rights Offering Sponsors.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES EXPECTED TO RESULT FROM THE IMPLEMENTATION OF THE PLAN IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF AN ALLOWED CLAIM. HOLDERS OF ALLOWED CLAIMS, INCLUDING HOLDERS OF ALLOWED CLAIMS IN MORE THAN ONE CLASS RELATING TO THE SAME UNDERLYING OBLIGATION, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES EXPECTED TO RESULT FROM THE IMPLEMENTATION OF THE PLAN.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF ALLOWED CLAIMS ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF ALLOWED CLAIMS FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES, (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS DISCUSSED HEREIN, AND (3) HOLDERS OF ALLOWED CLAIMS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	Certain Consequences to U.S. Debtors

The U.S. Debtors file a consolidated U.S. federal income tax return which takes into account the operation of all of the U.S. Debtors (some of which are treated as partnerships or disregarded entities for U.S. federal income tax purposes). The U.S. Debtors had a consolidated net operating loss (“NOL”) carryforward for U.S. federal income tax purposes of approximately $1,100,000,000 as of January 1, 2010.

1.	COD Income and Attribute Reduction

Generally, a taxpayer must recognize cancellation of indebtedness (“COD”) income to the extent the taxpayer’s indebtedness is discharged for less than the amount of such indebtedness. For this purpose, COD income is the amount by which the discharged indebtedness exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled debt would have given rise to a tax deduction). The amount of consideration paid to a creditor generally would equal the amount of Cash, the fair market value of property (including stock), and/or the issue price of any new debt instrument paid to such creditor. If a new debt instrument is issued to the creditor, then the issue price of such debt instrument is determined under either section 1273 or 1274 of the Tax Code. Generally, these provisions treat the issue price of a publicly traded debt instrument as its fair market value, determined as of the issue date, and the issue price of any other debt instrument as its stated principal amount, provided that the debt instrument’s terms provide for the payment of adequate stated interest.

A debtor will not be required to include any COD income in its gross income if the debtor is under the jurisdiction of a court in a Title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to such proceeding (the “Title 11 exception”) or to the extent the debtor is insolvent, as determined immediately prior to the discharge (the “insolvency exception”). The debtor is, however, generally required to reduce its tax attributes—such as NOL carryforwards, current year NOLs, tax credits, and tax basis in assets—by the amount of the excluded COD income (but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the debtor’s aggregate liabilities immediately after the discharge). Treasury Regulations address the application of the rules for the reduction of tax attributes to situations where a member of a U.S. consolidated group realizes excluded COD income. Under the ordering rules of the Treasury Regulations, generally, the attributes of the debtor corporation are reduced first (including the stock and assets of its direct and indirect subsidiaries). In this regard, the Treasury Regulations adopt a “tier-down” approach such that, if the debtor reduces its tax basis in its stock in a subsidiary, corresponding reductions must be made to the attributes of that subsidiary. To the extent that the excluded COD income exceeds the tax attributes of the debtor member, the Treasury Regulations require the reduction of certain consolidated attributes (e.g., NOLs, but not tax basis in assets) attributable to other members of the consolidated group. To the extent the amount of excluded COD income exceeds the tax attributes available for reduction, the remaining COD income continues to be excluded from gross income. Generally, a debtor must reduce its tax attributes with respect to excluded COD income after the calculation of its tax for the taxable year in which the debt is discharged.

Under section 108(b)(5) of the Tax Code, a debtor that realizes excluded COD income can elect to reduce its tax basis in depreciable assets prior to the reduction of other tax attributes, and any excess COD income is applied next to reduce NOLs and other tax attributes in the prescribed statutory order. The U.S. Debtors have not yet determined whether they will make this election. In addition, under section 1017(b)(3)(D) of the Tax Code, a debtor can elect to treat its stock in a subsidiary as a depreciable asset to the extent that the subsidiary consents to a reduction in the tax basis of its depreciable assets.

If a U.S. Debtor is a partnership (or an entity treated as a partnership for U.S. federal income tax purposes), the COD income exclusion and attribute reduction rules apply at the partner, rather than partnership, level. Any COD income recognized by a U.S. Debtor that is treated as a partnership for U.S. federal income tax purposes will be allocated to its partners, and each partner generally must include its share of the COD income in determining the partner’s own taxable income, except to the extent that the partner can exclude the COD income under the Title 11 exception or the insolvency exception.

As discussed below, the IRS may seek to treat certain holders of Allowed Claims against U.S. Debtors as contributing such Allowed Claims to New Topco in exchange for Class A Shares. If the IRS integrates the deemed contribution and cancellation of these Allowed Claims, each relevant U.S. Debtor generally should realize COD income equal to the difference between the adjusted issue price of the applicable Allowed Claims against such U.S. Debtor and the fair market value of the Class A Shares transferred in satisfaction of such Allowed Claims. If the IRS instead treats the deemed contribution to New Topco and cancellation as separate transactions, section 108(e)(4) of the Tax Code should generally apply to treat each relevant U.S. Debtor as realizing COD income equal to the excess, if any, of the adjusted issue price of the canceled Allowed Claims against such U.S. Debtor over the fair market value of such Allowed Claims or New Topco’s adjusted tax basis in such Allowed Claims, as determined under Treasury Regulation section 1.108-2(f) and excluding Allowed Claims relating to indebtedness that has a stated maturity date (and that is, in fact, retired) within one year of the Effective Date. While section 108(e)(4) may affect the amount of COD income realized by the U.S. Debtors, the U.S. Debtors believe that any such COD income generally should be excluded pursuant to the Title 11 exception or the insolvency exception discussed above.

As a result of the discharge of Allowed Claims under the Plan, the U.S. Debtors expect to realize a substantial amount of COD income. The actual amount of such COD income will depend, in significant part, on the value of the Class A Shares and other property that is distributed pursuant to the Plan and, accordingly, cannot be determined prior to the Effective Date. The extent to which NOLs and other tax attributes remain following attribute reduction, and the extent of the reduction in the tax basis of the U.S. Debtors’ assets, will depend upon the amount of the COD income that the U.S. Debtors realize under the Plan. The U.S. Debtors do not anticipate retaining a significant NOL carryforward following attribute reduction.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the utilization of its pre-change losses, and certain losses or deductions that are “built-in” (i.e., economically accrued but unrecognized) as of the date of the ownership change and recognized within five years of such date, is subject to an annual limitation. In general, an ownership change occurs when the percentage of a corporation’s stock owned by “5% shareholders” increases by more than 50 percentage points over the lowest percentage owned by those shareholders at any time during the applicable “testing period” (generally, the shorter of the three-year period preceding the testing date or the period of time since the corporation’s most recent ownership change). A 5% shareholder for these purposes generally includes an individual or entity that, directly or indirectly, owns 5% or more of a corporation’s stock during the relevant period, and may include one or more groups of shareholders that, in the aggregate, own less than 5% of the value of the corporation’s stock. The U.S. Debtors do not expect to undergo an ownership change until the consummation of the Plan, at which time all of the Equity Interests of LBFC will be cancelled, certain LyondellBasell creditors will receive Class A Shares, and New Topco will issue the Class B Shares. As discussed above, the U.S. Debtors do not anticipate retaining a significant NOL carryforward following attribute reduction.

Finally, pursuant to the Plan, the U.S. Debtors will (1) engage in various intercompany restructuring transactions, including the transfer of the Acetyls Business to New Acetyls which is intended to qualify as a tax-free reorganization under section 368(a) of the Tax Code, (2) transfer certain assets to the Litigation Trust, the Millennium Custodial Trust and the Environmental Custodial Trust, and (3) abandon the Abandoned Claims that will be held by, and contribute Cash to, the Creditor Trust. The U.S. Debtors believe that any income or gain recognized in these intercompany restructuring transactions and asset transfers would be offset by NOLs of the U.S. Debtors that otherwise would be eliminated by attribute reduction required with respect to excluded COD income, as discussed above. Assuming the Environmental Custodial Trust qualifies as a qualified settlement fund (“QSF”) pursuant to the Treasury Regulations under section 468B of the Tax Code (as discussed below), the U.S. Debtors generally should be entitled to a deduction at the time of transfer with respect to amounts paid to the Environmental Custodial Trust in satisfaction of environmental Claims, except to the extent that any such payments represent insurance proceeds received by the U.S. Debtors. The U.S. Debtors also generally will not be allowed a deduction for payments to the Environmental Custodial Trust to the extent the U.S. Debtors have a right to reimbursement with respect to such payments from any third party. The Reorganized Debtors will hold a beneficial interest in the Litigation Trust and generally should be required to report, for U.S. federal income tax purposes, their allocable share of income, gain, loss, deduction or credit recognized or incurred by the Litigation Trust, in accordance with the Reorganized Debtors’ relative beneficial interest in such trust.

2.	New Topco’s Status as a Non-U.S. Corporation

The Reorganized Debtors will continue to operate under a non-U.S. parent company and intend to organize their new parent company, New Topco, in The Netherlands, and New Topco will be subject to the tax laws of that jurisdiction. See Article XIII below. In the reorganized structure, as in the current structure, the subsidiaries of New Topco organized in the United States will continue to be subject to U.S. tax at the applicable U.S. tax rates and will file a consolidated U.S. federal income tax return, and the subsidiaries of New Topco organized outside of the United States will continue to be taxed at the applicable local tax rates. In addition, distributions or payments from entities in one jurisdiction to entities in another jurisdiction may be subject to withholding taxes.

New Topco does not intend to operate in a manner that will cause it to be treated as engaged in a U.S. trade or business or otherwise be subject to U.S. federal income taxes on its net income. However, even if New Topco is not treated as engaged in a U.S. trade or business, unless an exception applies, New Topco generally will be subject to U.S. federal withholding tax on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States, such as dividends and certain types of interest. In addition, under legislation proposed in Congress, a foreign corporation may be treated as a domestic corporation for U.S. federal income tax purposes if such foreign corporation is publicly traded and substantially all of the executive officers and senior management of the corporation who exercise day-to-day responsibility for making strategic, financial, and operational policies of the corporation are located primarily within the United States. This provision would be effective two years after enactment.

Section 7874 of the Tax Code, which was added by the American Jobs Creation Act of 2004, is intended to prevent U.S.-based multinationals from improperly avoiding U.S. taxation by inversion. As discussed below, the U.S. Debtors do not believe that section 7874 should apply to the implementation of the Plan.

Section 7874(b) of the Tax Code provides that, in certain instances, a foreign corporation may be treated as a domestic corporation for U.S. federal income tax purposes. Specifically, section 7874(b) provides that a foreign corporation will be treated as a domestic corporation if, pursuant to a plan or a series of related transactions, (1) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a domestic corporation, (2) after the acquisition, at least 80% of the stock (by vote or value) of the foreign corporation is held by former shareholders of the domestic corporation by reason of holding stock in the domestic corporation, and (3) after the acquisition, the expanded affiliated group, which includes the foreign corporation, does not have substantial business activities in the foreign country in which the foreign corporation is organized (collectively, the “80% test”). For this purpose, a foreign corporation’s acquisition of a domestic corporation’s stock is considered an indirect acquisition by the foreign corporation of a proportionate amount of the domestic corporation’s properties. Alternatively, if, under the above test, former shareholders of the expatriated domestic corporation own at least 60%, but less than 80% (by vote or value) of the foreign corporation’s stock after the acquisition, section 7874(a) will instead impose a minimum level of tax on the inversion gain of the expatriated entity (collectively, the “60% test”). Specifically, section 7874(a) provides that the taxable income of an expatriated entity for any taxable year that includes any portion of the “applicable period” (i.e., generally the ten-year period that begins with a corporate inversion transaction) cannot be less than the inversion gain of the entity for that taxable year. Generally, inversion gain is defined as the sum of (1) the income or gain recognized by reason of the transfer during the applicable period of stock or other properties by an expatriated entity, and (2) any income received or accrued during the applicable period by reason of a license of any property by an expatriated entity as part of the domestic corporation’s acquisition or after the acquisition if the transfer or license is to a foreign related person. Tax on inversion gain generally cannot be offset by NOLs, foreign tax credits or other tax attributes.

Recently issued Temporary Treasury Regulations provide that, if pursuant to the same transaction, foreign corporation stock is received in exchange for, or with respect to, stock of a domestic corporation and other property, the foreign corporation stock received in exchange for, or with respect to, the domestic corporation stock is determined based on the relative value of the domestic corporation stock compared to the aggregate value of such stock and other property. Subject to certain avoidance transfers and general tax principles, the foregoing rule applies notwithstanding any relationship between the domestic corporation stock and the other property. In addition, the Temporary Treasury Regulations generally provide that, if a domestic corporation is in a Title 11 or similar case or is insolvent, then each creditor of the domestic corporation is treated as a shareholder of such domestic corporation for all purposes of section 7874, and any claim by a creditor against the domestic corporation is treated as domestic corporation stock.

The IRS and the Treasury Department recently announced that they intend to publish regulations that will apply to acquisitions completed after September 16, 2009, and will exclude for purposes of the stock ownership tests described above foreign corporation stock issued in exchange for (1) cash or cash equivalents, (2) marketable securities (as defined in section 453(f)(2) of the Tax Code), or (3) any other property acquired in a transaction with a principal purpose of avoiding the purposes of section 7874 of the Tax Code. Accordingly, based on this announcement, the discussion below excludes the Class B Shares that New Topco will issue in exchange for Cash in determining whether section 7874 applies to the transaction contemplated by the Plan and the Enforcement Sale.

The U.S. Debtors believe that strong arguments can be made that section 7874 should not apply to the transaction contemplated by the Plan and the Enforcement Sale because the expanded affiliated group that will include New Topco should be treated as having substantial business activities in The Netherlands. In addition, although the Temporary Treasury Regulations do not specifically address a transaction such as that contemplated by the Plan and the Enforcement Sale, the U.S. Debtors believe that New Common Stock (other than Class B Shares issued for Cash) attributable to the value of the Obligor Debtors and the Obligor Non-Debtors, in each case, that are created or organized outside the United States (collectively, the “Foreign Parties”) should be treated as received in exchange for other property under section 7874 and, therefore, should not be treated as received by reason of holding stock of a U.S. Debtor. The U.S. Debtors anticipate that, pursuant to the Plan and the Enforcement Sale, holders of Allowed Claims will receive Class A Shares (plus any Class B Shares treated as directly received in partial satisfaction of Allowed Claims if exercised Subscription Rights are disregarded for U.S. federal income tax purposes) with a value greater than 40% of the aggregate value of New Topco by reason of Allowed Claims against the Foreign Parties, and, accordingly, former LyondellBasell shareholders and holders of Allowed Claims should be treated as owning less than 60% of New Topco by reason of holding stock of a U.S. Debtor. However, the IRS may contend that the expanded affiliated group does not satisfy the substantial business activities test and that the transaction contemplated by the Plan and the Enforcement Sale does not satisfy either stock ownership test discussed above and, thus, may assert that New Topco constitutes a domestic corporation or that the U.S. Debtors must recognize inversion gain under section 7874. There can be no assurance that any such assertion would be unsuccessful.

If section 7874 applies to the transaction contemplated by the Plan and the Enforcement Sale, the U.S. Debtors believe that it is more likely that the 60% test, rather than the 80% test, would apply. If the 60% test were applicable, the U.S. Debtors may recognize inversion gain because the LBFC consolidated group currently licenses property to foreign affiliates. As discussed above, this inversion gain generally could not be offset by NOLs, foreign tax credits or other tax attributes of the LBFC consolidated group. The U.S. Debtors believe that the consequences of the 60% test’s application generally should be manageable, as any inversion gain required to be recognized in such case generally should not result in a material tax liability. The U.S. Debtors do not anticipate, for instance, that the LBFC consolidated group will transfer a material amount of assets to foreign affiliates pursuant to the Plan.

If the 80% test were to apply to New Topco, New Topco would be subject to U.S. federal income tax as a domestic corporation on its worldwide income, would generally be subject to the withholding rules applicable to a domestic corporation (including on the payment of dividends to non-U.S. shareholders), and would generally be subject to current U.S. federal income tax with respect to any Subpart F income of its foreign subsidiaries. Additionally, if New Topco is treated as a domestic corporation, the taxable year of the U.S. Debtors’ consolidated group could end on the date the Plan is consummated, thereby accelerating the timing of the attribute reduction required with respect to excluded COD income, and the IRS may require New Topco and the other U.S. corporate subsidiaries to file their U.S. federal income tax returns on a separate company basis. New Topco generally could be subject to interest and penalties due to a failure to comply with the above mentioned rules, and additional adverse U.S. federal income tax consequences are possible if New Topco is treated as a domestic corporation under section 7874.

The IRS may also assert that section 269 of the Tax Code applies to New Topco’s organization in The Netherlands pursuant to the implementation of the Plan. Under section 269, if the IRS determines that the principal purpose of an acquisition was to evade or avoid U.S. federal income tax by allowing the taxpayer to secure the benefit of a deduction, credit, or other allowance which such person or corporation would not otherwise enjoy, the IRS may disallow such deduction, credit or other allowance. Section 269 applies to a direct or indirect acquisition of 50% or more (by vote or value) of a corporation’s stock. The U.S. Debtors believe that, if the Plan were challenged by the IRS, the U.S. Debtors could show, among other things, that the principal purpose for the Plan was not to evade or avoid federal income tax, and thus, section 269 should not apply. However, no assurance can be given in this regard.

In addition, under some circumstances, a current deduction of interest expense in the United States may be disallowed under section 163(j) of the Tax Code. Generally, a U.S. corporation’s interest expense deductions are limited when incurred on debt obligations to a related party if the interest income to the related party is not taxed in the United States. Section 163(j) also limits a deduction for interest expense incurred on indebtedness extended by non-related parties if there is a “disqualified guarantee” on such indebtedness and the interest paid on that indebtedness is not subject to a U.S. gross basis tax such as a withholding tax. Under current law, the rules of section 163(j) generally limit a corporation’s interest expense deduction in a taxable year if (1) there is excess interest expense (the excess of the corporation’s net interest expense over 50% of its adjusted taxable income), and (2) the debt-to-equity ratio exceeds 1.5:1. Disallowed interest expense may be carried forward indefinitely and deducted to the extent of any excess limitation for the carryforward year. The Obama Administration has proposed additional section 163(j) limitations on interest deductions of certain expatriated entities. Under the Obama Administration’s proposal, the debt-to-equity safe harbor would be eliminated, the adjusted taxable income threshold for excess interest expense would be reduced from 50% to 25%, the carryforward for disallowed interest would be limited to ten years, and the excess limitation carryforward would be eliminated. If enacted, the proposal would be effective for taxable years beginning after December 31, 2010, and would not apply to foreign corporations treated as domestic corporations under section 7874(b). Based on the projected financial data, it is anticipated that the section 163(j) limitations described above will not substantially impact the U.S. Debtors.

B.	Certain Consequences to Non-U.S. Debtors

The U.S. federal income tax consequences to a Non-U.S. Debtor expected to result from the implementation of the Plan generally should depend, among other things, upon the status of such Non-U.S. Debtor, e.g., whether such entity is disregarded as separate from its owner for U.S. federal income tax purposes. In general, a non-U.S. person should not be subject to U.S. federal income tax except with respect to income recognized in the conduct of a U.S. trade or business or a permanent establishment in the United States.

C.	Certain Consequences to Holders of Allowed Claims

The U.S. federal income tax consequences to holders of Allowed Claims arising from the distributions to be made under the Plan may vary depending upon, among other things, the U.S. federal income tax characterization of the transactions adopted to implement the Plan, the nature of the indebtedness owing to the holder, whether the holder has previously claimed a bad debt or worthless security deduction in respect of its Allowed Claim, whether the holder is a U.S. resident for tax purposes, whether the holder reports income on the accrual or cash basis, and whether the holder receives distributions under the Plan in more than one taxable year.

1.	General Considerations

a.	Accrued but Unpaid Interest

In general, to the extent a holder of a debt instrument receives property in satisfaction of interest accrued during the holding period of such instrument, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, such holder may recognize a deductible loss to the extent that any accrued interest claimed or amortized original issue discount (“OID”) was previously included in the holder’s gross income and is not paid in full. The extent to which property received by a holder of a debt instrument will be attributable to accrued but unpaid interest is unclear. Pursuant to the Plan, all distributions in respect of any Allowed Claim will be allocated first to the principal amount of such Allowed Claim, and thereafter to accrued but unpaid interest, if any. Certain legislative history indicates that an allocation of consideration between principal and interest provided in a bankruptcy plan of reorganization generally is binding for U.S. federal income tax purposes. However, there is no assurance that such allocation will be respected by the IRS. Holders of Allowed Claims are urged to consult their own tax advisors regarding the inclusion in income of amounts received in satisfaction of accrued but unpaid interest, the allocation of consideration between principal and interest, and the deductibility of previously included unpaid interest and OID for tax purposes.

b.	Bad Debt Deduction and Worthless Securities Deduction

A holder of an Allowed Claim that is not a security for purposes of section 165(g) of the Tax Code who receives, pursuant to the Plan, an amount less than such holder’s tax basis in that Allowed Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction under section 166(a) of the Tax Code or may be entitled to a loss under section 165(a) in the year of receipt. A holder of a security, the Allowed Claim with respect to which is wholly worthless, may be entitled to a worthless securities deduction under sections 165(g) and 165(a) of the Tax Code. The rules governing the timing and amount of deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a loss or deduction is claimed. Such loss or deduction would be limited to the holder’s adjusted tax basis in the indebtedness underlying its Allowed Claim. Holders of Allowed Claims are urged to consult their own tax advisors with respect to their ability to take any loss or deduction described above.

c.	Market Discount

Holders of Allowed Claims may be affected by the “market discount” provisions of sections 1276 through 1278 of the Tax Code. Under these provisions, some or all of the gain realized by a holder may be treated as ordinary income (instead of capital gain) to the extent of accrued “market discount” on such holder’s Allowed Claims. Any gain realized by a holder on the exchange of its Allowed Claims on the Effective Date generally should be treated as ordinary income to the extent of any market discount accrued on the underlying debt obligation by the holder on or prior to the date of the exchange. In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price as defined in section 1278 of the Tax Code, in the case of a debt obligation issued with OID) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition by more than a de minimis amount. Holders of Allowed Claims are urged to consult their own tax advisors regarding the application of the market discount rules upon the exchange of their Allowed Claims pursuant to the Plan.

d.	Effect of Potential Future Distributions

Certain holders of Allowed Claims may receive distributions after the Effective Date. The imputed interest provisions of the Tax Code may apply to treat a portion of the distributions to such holders as imputed interest. With respect to such holders, imputed interest may accrue over time using the constant interest method, in which case such holders may be required to include imputed interest in income prior to the actual distribution. It is possible that recognition of any loss realized by a holder of an Allowed Claim may be deferred until such holder can no longer receive future distributions under the Plan. It is also possible that any gain realized by a holder of an Allowed Claim in respect of distributions under the Plan may be deferred under the “installment method” of reporting. Deferral of gain recognition may not be advantageous to a particular holder, and, accordingly, holders of Allowed Claims should consider the desirability of making an election to forego application of the installment method. Holders of Allowed Claims are urged to consult their own tax advisors regarding the possibility for deferral of recognition of gains and losses and the possibility of electing out of the installment method of reporting any gain realized in respect of their Allowed Claims.

e.	Recapture of Gain on Disposition of New Common Stock

Any gain recognized by a holder on a subsequent sale or exchange of New Common Stock received in exchange for Allowed Claims under the Plan generally should be treated as ordinary income to the extent of the sum of any (1) bad debt deductions or charges to bad debt reserves claimed with respect to such Allowed Claims, (2) ordinary loss taken on the exchange of such Allowed Claims for New Common Stock, and (3) income not recognized due to the use of the cash method of tax accounting with respect to the Allowed Claims exchanged. Holders of Allowed Claims are urged to consult their own tax advisors regarding the application of this recapture rule with respect to New Common Stock received pursuant to the Plan.

2.	Holders of Allowed Claims

a.	Certain Consequences to Holders of Senior Secured Claims, Bridge Loan Claims, 2015 Notes Claims if the 2015 Notes Plan Conditions are Satisfied or Waived, General Unsecured Claims Against Non-Schedule III Obligor Debtors, General Unsecured Claims Against MSC, MPI and MPCO, and General Unsecured Claims Against Schedule III Obligor Debtors

In general, pursuant to the Plan, (1) holders of Allowed Senior Secured Claims will receive Class A Shares, Subscription Rights, Millennium Custodial Trust Interests (in the case of Senior/Bridge Deficiency Claims against MCI), Participation Rights (in the case of Senior/Bridge Deficiency Claims against any other Schedule III Obligor Debtor) and their share of any Excess Recoveries from the Litigation Trust and the Creditor Trust; (2) holders of Allowed Bridge Loan Claims will receive Class A Shares, New Warrants and their share of any Excess Recoveries from the Litigation Trust and the Creditor Trust; (3) holders of Allowed 2015 Notes Claims if the 2015 Notes Plan Conditions are satisfied or waived and Allowed General Unsecured Claims against Non-Schedule

III Obligor Debtors will receive Class A Shares, Cash and interests in the Litigation Trust and Creditor Trust (“Litigation Trust Interests” and “Creditor Trust Interests”, respectively), including their share of any Excess Recoveries from the Litigation Trust and the Creditor Trust; (4) holders of Allowed General Unsecured Claims against MSC, MPI and MPCO will receive Class A Shares, Cash, Litigation Trust Interests and Creditor Trust Interests, including their share of any Excess Recoveries from the Litigation Trust and the Creditor Trust; and (5) holders of Allowed General Unsecured Claims against Schedule III Obligor Debtors will receive Class A Shares, Cash, Litigation Trust Interests, Creditor Trust Interests (including their share of any Excess Recoveries from the Litigation Trust and the Creditor Trust) and Millennium Custodial Trust Interests (in the case of Allowed General Unsecured Claims against MCI) or Participation Rights (in the case of Allowed General Unsecured Claims against any other Schedule III Obligor Debtor). Notwithstanding the foregoing, holders of Allowed General Unsecured Claims against Non-Schedule III Obligor Debtors, Allowed General Unsecured Claims against MSC, MPI and MPCO, Allowed General Unsecured Claims against Schedule III Obligor Debtors and Allowed 2015 Notes Claims eligible to receive Settlement Consideration will have the opportunity to elect whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, in Cash (if and to the extent that a holder of an Allowed Claim receives more of the consideration it so elected will depend on the elections of all holders taken as a whole).

Under the terms of the Plan, the holders of Allowed Senior Secured Facility Claims against Foreign Parties (“Foreign Claims”) will transfer such Allowed Claims to LBHBV in exchange for all of its outstanding stock (the “LBHBV Contribution,” and such shares, the “LBHBV Shares”), and will then transfer all of the LBHBV Shares to New Topco in exchange for the direct issuance of Class A Shares (the “Topco Contribution”). Conversely, holders of certain Allowed Claims against U.S. Obligor Debtors (“U.S. Claims”) will receive Class A Shares in satisfaction of such Allowed Claims directly from the relevant U.S. Debtor (together with the LBHBV Contribution, the Topco Contribution and any distributions of Class A Shares with respect to Allowed Claims against Foreign Parties other than Allowed Senior Secured Facility Claims (“Other Foreign Claims”), collectively, the “Stock Transactions”). The treatment of the Stock Transactions for U.S. federal income tax purposes is unclear, and the relevant holders of Allowed Claims are urged to consult their own tax advisors with respect to such treatment.

(i)	Holders of Foreign Claims

In general, subject to the discussion below, the U.S. Debtors believe that, to the extent Foreign Claims represent separate property for U.S. federal income tax purposes, holders of Foreign Claims can take the position that the LBHBV Contribution and the Topco Contribution should each constitute a contribution of property to a transferee corporation in exchange for stock under section 351 of the Tax Code. Section 351 generally provides that a transferor does not recognize gain or loss on the transfer of property to a corporation to the extent such property is transferred solely in exchange for stock of the transferee corporation, and the transferors are in control of the transferee corporation immediately after the exchange. For this purpose, “control” means ownership of (1) stock possessing at least 80% of the combined voting power of all classes of stock entitled to vote and (2) 80% of the shares of each other class of the corporation’s stock. A transferor that receives other property in the section 351 exchange generally should recognize gain (but not loss) realized in such exchange up to the fair market value of the other property received and any accrued market discount, and generally should receive a fair market value tax basis in any such other property.

U.S. persons that effect the LBHBV Contribution and the Topco Contribution pursuant to section 351 exchanges generally would be subject to the gain recognition rules in section 367 of the Tax Code with respect to such exchanges (assuming, as the following discussion does, that the 80% test under section 7874 of the Tax Code will not apply to the transaction contemplated by the Plan and the Enforcement Sale to treat New Topco as a domestic corporation). Subject to certain exceptions, section 367 generally treats a U.S. person’s transfer of property to a foreign corporation in an otherwise tax-free exchange, including a section 351 exchange, as taxable.

A U.S. person transferring stock or securities of a foreign corporation in exchange for foreign corporation stock generally should not be subject to tax under section 367 if such U.S. person (1) owns less than 5% of the transferee foreign corporation’s stock (by vote and value) immediately after the transaction or (2) enters into a gain recognition agreement (“GRA”) with the IRS. All facts and circumstances pertaining to the origin and character of an instrument generally are relevant in determining its status as a “security” for U.S. federal income tax purposes. Prominent factors that courts have relied upon in determining whether an obligation constitutes a “security” for U.S. federal income tax purposes include the term of the instrument, whether the instrument is secured, the degree of subordination of the instrument, the ratio of debt to equity of the obligor, the negotiability of the instrument, the creditworthiness of the obligor, the right to vote or otherwise participate in management of the obligor, the convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or are accrued. Courts generally have held that corporate debt obligations evidenced by written instruments with original maturities of ten years or more will be considered securities, while instruments with original maturities of less than five years will not be considered securities.

In the case of U.S. persons that contribute to LBHBV Foreign Claims constituting securities of a foreign corporation for U.S. federal income tax purposes, the Treasury Regulations under section 367 generally require a U.S. person to recognize the gain deferred upon entry into a GRA if the transferee foreign corporation disposes of the contributed property during the period beginning on the date of the contribution and ending on the close of the fifth full taxable year (not less than 60 months) following the close of the taxable year in which the contribution occurs. Assuming the Topco Contribution is treated as part of a section 351 exchange, this contribution, standing alone, generally should not require U.S. persons to recognize gain that would otherwise be deferred under a GRA executed with respect to the LBHBV Contribution. However, the Foreign Claims generally should be treated as extinguished for U.S. federal income tax purposes immediately after the Topco Contribution, and the U.S. Debtors believe that this extinguishment would effectively preclude U.S. persons from availing themselves of the GRA exception with respect to any gain realized in any Foreign Claims. Accordingly, the U.S. Debtors believe that only U.S. persons who own less than 5% of New Topco’s stock following the implementation of the Plan may be able to take the position that their contribution to LBHBV of Foreign Claims constituting securities of a foreign corporation for U.S. federal income tax purposes satisfies section 367.

A holder’s aggregate tax basis in New Common Stock received pursuant to a section 351 exchange generally should equal the holder’s adjusted tax basis in the property treated as surrendered in such exchange, increased by any gain recognized by the holder in such exchange and decreased by the fair market value of any other property received by the holder in such exchange. The holding period for any New Common Stock received in a section 351 exchange generally should include the holding period of the property treated as surrendered in such exchange, except that the holding period of any other property received in such exchange or any stock issued in respect of a Foreign Claim for accrued but unpaid interest generally should begin on the date following the receipt of the other property or stock, as applicable.

(ii)	Holders of U.S. Claims and Other Foreign Claims

The U.S. Debtors believe that the satisfaction of U.S. Claims in exchange for Class A Shares received directly from the relevant U.S. Debtor generally should be a taxable transaction for U.S. federal income tax purposes. Except as otherwise provided below, holders of the applicable U.S. Claims generally should recognize gain or loss upon the discharge of their U.S. Claims equal to the difference between (1) the amount realized by the holder in satisfaction of such U.S. Claims, and (2) the holder’s adjusted tax basis in such U.S. Claims. The holder’s amount realized with respect to such transaction generally should equal the fair market value of the property received by the holder. Any gain or loss recognized in the transaction generally should be capital gain or loss. In the case of a noncorporate holder, capital gain currently is subject to tax at a 15% rate if the holder’s holding period for the U.S. Claims is more than one year at the time of the exchange. The Obama Administration has proposed taxing long term capital gains at a 20% rate for certain individuals in taxable years beginning after December 31, 2010. The holder’s tax basis in property received in the exchange generally should equal the fair market value of such property, and the holding period for such property generally should begin on the date following its receipt.

Notwithstanding the U.S. Debtors’ actual distribution of Class A Shares in satisfaction of the U.S. Claims, the U.S. Debtors believe that the IRS may seek to treat Class A Shares received in satisfaction of the U.S. Claims as having been issued directly by New Topco in exchange for such U.S. Claims, in which case section 351 may apply to the discharge of the U.S. Claims. Under such a recast, holders of U.S. Claims generally would not be permitted to recognize any loss, but would be required to recognize gain, realized upon the disposition of their U.S. Claims, because the applicable requirements in the Treasury Regulations under section 367, which include an active trade or business test, generally would not be satisfied.

The U.S. Debtors believe that the U.S. federal income tax consequences (and risk of recharacterization) discussed in this part (ii) generally should also apply to holders of Other Foreign Claims, provided that holders of any Other Foreign Claims deemed to be contributed to New Topco in a section 351 exchange generally should be subject to the section 367 requirements discussed in Part C.2.a.i above.

(iii)	Additional Consequences to Certain Holders of Allowed Claims

As stated above, holders of Allowed Senior Secured Claims will receive Subscription Rights entitling such holders to purchase Class B Shares. The characterization of the Subscription Rights for U.S. federal income tax purposes is uncertain. Because the Subscription Rights are exercisable prior to the Effective Date, a holder of Allowed Claims that exercises its Subscription Rights may be treated for U.S. federal income tax purposes as directly receiving Class B Shares in respect of its Allowed Claims with a value equal to the value of such rights, rather than as receiving and thereafter exercising the rights. A holder of Subscription Rights (however characterized) generally should not recognize taxable gain or loss upon the exercise of Subscription Rights. The holder’s tax basis in Class B Shares generally should equal the sum of (1) the holder’s tax basis, if any, in the Subscription Rights (or, if the exercised Subscription Rights are disregarded for U.S. federal income tax purposes, the Class B Shares equal to the value of such rights) received in partial satisfaction of its Allowed Claims, and (2) the amount paid for such Class B Shares. Assuming a holder is treated as receiving and thereafter exercising Subscription Rights, the holding period in Class B Shares generally should begin on the date following receipt of such shares. It is uncertain whether a holder that does not exercise its Subscription Rights should be treated as receiving anything of additional value in respect of its Allowed Claims or, alternatively, as receiving Subscription Rights that lapsed. In the latter event, the holder generally should recognize a loss equal to its tax basis in the Subscription Rights, and such loss generally should be a capital loss. Holders of Senior Secured Claims are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of Subscription Rights.

Holders of Allowed Bridge Loan Claims will receive New Warrants to purchase Class A Shares. The holder’s tax basis in the New Warrants generally should equal the fair market value of the New Warrants, and the holding period for such warrants generally should begin on the date following receipt of such warrants. A holder generally should not recognize gain or loss upon exercise of the New Warrants to acquire Class A Shares. The holder’s aggregate tax basis in the Class A Shares received upon exercise of the New Warrants generally should equal the holder’s tax basis in the exercised New Warrants increased by the exercise price, and the holder’s holding period in such Class A Shares generally should commence on the date following exercise of the New Warrants. Upon the lapse or disposition of the New Warrants, the holder generally should recognize gain or loss equal to the difference between the amount realized (zero in the case of a lapse) and the holder’s adjusted tax basis in the New Warrants, and such gain or loss generally should be capital gain or loss. The New Warrants provide in certain circumstances for adjustment to the number of Class A Shares into which New Warrants are exercisable, and, under section 305 of the Tax Code, such an adjustment may constitute a constructive distribution to a holder of New Warrants if, and to the extent that, the adjustment has the effect of increasing such holder’s proportionate interest in New Topco’s earnings and profits or assets. However, an adjustment to the conversion ratio of New Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of holders of New Warrants generally should not be considered to result in a constructive distribution to such holders. Holders of Bridge Loan Claims are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of New Warrants.

The U.S. federal income tax treatment to holders of (1) accrued but unpaid interest and distributions received after the Effective Date is discussed above, and (2) the ownership of Millennium Custodial Trust Interests, Participation Rights, Litigation Trust Interests, Creditor Trust Interests and the right to Excess Recoveries is discussed below.

b.	Certain Consequences to Holders of DIP Roll-Up Claims

Under the terms of the Plan, holders of DIP Roll-Up Claims generally will receive, as applicable, New Third Lien Notes or Cram Down Notes (each, “Notes”) in exchange for their Allowed Claims. Each holder of DIP Roll-Up Claims exchanged for Notes generally should recognize gain or loss equal to the difference, if any, between (1) the issue price of the Notes received in exchange for the DIP Roll-Up Claims, and (2) such holder’s adjusted tax basis in the DIP Roll-Up Claims. Any gain or loss recognized in the exchange generally should be capital gain or loss. In the case of a noncorporate holder, capital gain currently is subject to tax at a 15% rate if the holder’s holding period for the DIP Roll-Up Claims is more than one year at the time of the exchange. The Obama Administration has proposed taxing long term capital gains at a 20% rate for certain individuals in taxable years beginning after December 31, 2010. A holder’s tax basis in the Notes should equal the issue price of such Notes, and a holder’s holding period for the Notes generally should begin on the date following the Effective Date.

The “issue price” of the Notes generally should depend on whether, at any time during the 60-day period ending 30 days after the Effective Date, the applicable Notes or the DIP Roll-Up Claims are traded on an “established market.” If the applicable Notes or the DIP Roll-Up Claims are treated for this purpose as traded on an established market, the issue price of such Notes generally should equal the fair market value of the Notes (or the DIP Roll-Up Claims if they, rather than the Notes, are traded on an established market) as of the Effective Date. Pursuant to applicable Treasury Regulations, an “established market” need not be a formal market. It is sufficient that the relevant debt obligation appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions. Also, under certain circumstances, a debt obligation is considered to be publicly traded when price quotations for such debt are readily available from dealers, brokers or traders. If neither the applicable Notes nor the DIP Roll-Up Claims are traded on an established market, the issue price of such Notes generally should be their stated principal amount.

The U.S. federal income tax treatment to holders of accrued but unpaid interest and distributions received after the Effective Date is discussed above.

c.	Certain Consequences to Holders of Millennium Custodial Trust Interests and Participation Rights

Holders of Allowed General Unsecured Claims and Senior/Bridge Deficiency Claims against MCI (collectively, the “Millennium Custodial Trust Beneficiaries”) will receive Millennium Custodial Trust Interests. Holders of Allowed General Unsecured Claims and Senior/Bridge Deficiency Claims against any other Schedule III Obligor Debtor will receive Participation Rights entitling the holder to a potential payment on a pro rata basis in order of priority up to the amount of the holder’s Allowed Claims against the MCI Subsidiary on the Effective Date, but excluding any amounts for postpetition interest or post-Effective Date interest. The U.S. federal income tax treatment of the Millennium Custodial Trust and of holders of Millennium Custodial Trust Interests and Participation Rights is unclear. Accordingly, holders of Allowed General Unsecured Claims and Senior/Bridge Deficiency Claims against Schedule III Obligor Debtors are urged to consult their own tax advisors regarding such treatment.

(i)	Certain Consequences of Holding Millennium Custodial Trust Interests and Participation Rights

(A)	Receipt of Millennium Custodial Trust Interests

For U.S. federal income tax purposes, all parties (including the Debtors, the Millennium Trust Trustee and the Millennium Custodial Trust Beneficiaries) must treat the transfer of the Millennium Trust Assets to the Millennium Custodial Trust as a transfer of the Millennium Trust Assets directly to the Millennium Custodial Trust Beneficiaries, followed by the transfer of such assets by the beneficiaries to the Millennium Custodial Trust. It is possible that a holder’s deemed exchange of Allowed Claims against MCI that constitute securities of MCI for U.S. federal income tax purposes for Equity Interests of MCI could be treated as a recapitalization to such holder, in which case such holder would not recognize gain or loss with respect to its deemed receipt of Equity Interests of MCI. The following discussion assumes that no recapitalization will occur, and a Millennium Custodial Trust Beneficiary will receive its Millennium Custodial Trust Interests in a taxable transaction (See Part C.2.a above).

(B)	Classification of Millennium Custodial Trust as Liquidating Trust

The Millennium Custodial Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a grantor trust, i.e., a pass-through entity. However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as such for U.S. federal income tax purposes. In Revenue Procedure 94-45, the IRS set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a Title 11 plan. The Millennium Custodial Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including the Debtors, the Millennium Trust Trustee and the Millennium Custodial Trust Beneficiaries) are required to treat, for U.S. federal income tax purposes, the Millennium Custodial Trust as a grantor trust of which the Millennium Custodial Trust Beneficiaries are the owners and grantors. The following discussion assumes that the Millennium Custodial Trust will be so respected for U.S. federal income tax purposes. However, no ruling from the IRS or opinion of counsel has been requested concerning the tax status of the Millennium Custodial Trust, and the U.S. Debtors are unaware of any authority directly addressing the qualification of a trust structured similarly to the Millennium Custodial Trust as a liquidating trust for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS would not take a contrary position. Were the IRS successfully to challenge such classification, the U.S. federal income tax consequences to the Millennium Custodial Trust, the Millennium Custodial Trust Beneficiaries and the Debtors could vary significantly from those discussed herein, including with respect to the potential for an entity level tax on the Millennium Custodial Trust’s income.

(C)	General Tax Reporting by Millennium Custodial Trust and Beneficiaries

All parties must treat the Millennium Custodial Trust as a grantor trust of which the Millennium Custodial Trust Beneficiaries are the owners and grantors. The Millennium Trust Trustee will determine the fair market value of the Millennium Trust Assets as soon as possible after the Effective Date, and all parties must consistently use this valuation for all U.S. federal income tax purposes, including for determining gain, loss or tax basis. Accordingly, assuming the Millennium Custodial Trust qualifies as a liquidating trust for U.S. federal income tax purposes, each Millennium Custodial Trust Beneficiary generally should be required to report on the beneficiary’s U.S. federal income tax return its allocable share of any income, gain, loss, deduction or credit recognized or incurred by the Millennium Custodial Trust, in accordance with such beneficiary’s relative beneficial interest in the trust. The character of items of income, gain, loss, deduction or credit to any Millennium Custodial Trust Beneficiary, and such beneficiary’s ability to benefit from any deductions or losses, may depend on such beneficiary’s particular situation.

The U.S. federal income tax obligations of a Millennium Custodial Trust Beneficiary are not dependent upon the Millennium Custodial Trust distributing any Cash or other property. Therefore, a Millennium Custodial Trust Beneficiary may incur a U.S. federal income tax liability with respect to its allocable share of the Millennium Custodial Trust’s income even if the trust has not made a concurrent distribution to such beneficiary. In general, a distribution of Cash or other property by the Millennium Custodial Trust will not be taxable to the Millennium Custodial Trust Beneficiary as such beneficiary will already be regarded for U.S. federal income tax purposes as owning the underlying assets or realizing the income of the Millennium Custodial Trust. Assuming MCI continues to be treated as a corporation for U.S. federal income tax purposes, the U.S. Debtors expect that the Millennium Custodial Trust Beneficiaries generally should only recognize income or loss (other than any income attributable to the Wind-Up Funds) if MCI makes distributions to the Millennium Custodial Trust.

The Millennium Trust Trustee will file with the IRS tax returns for the Millennium Custodial Trust treating such trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The Millennium Trust Trustee will also send to each record holder a separate statement setting forth the information necessary for such holder to determine its share of items of income, gain, loss, deduction or credit, and will instruct the holder to report such items on its U.S. federal income tax return or to forward the appropriate information to the beneficial owners with instructions to report such items on their U.S. federal income tax returns.

Schedule III Debtors that are corporations generally would be subject to an entity level tax on their income, subject to any available losses or deductions. In addition, Schedule III Debtors that are U.S. corporations may not be permitted to file a consolidated U.S. federal income tax return because each Schedule III Debtor may not be treated as owning at least 80% of its respective subsidiary’s equity (by vote and value) due to the issuance of Participation Rights. The absence of a consolidated group filing generally could trigger any outstanding intercompany obligations between Schedule III Debtors that are U.S. corporations.

MCI Subsidiaries that currently are disregarded entities may become partnerships for U.S. federal income tax purposes as a result of the issuance of Participation Rights to holders in satisfaction of Allowed Claims. An MCI Subsidiary that is treated as a partnership for U.S. federal income tax purposes itself will not be subject to U.S. federal income tax. Instead, such MCI Subsidiary’s income, gains, losses, deductions and credits will be allocated to its partners for U.S. federal income tax purposes, regardless of whether such MCI Subsidiary makes any distributions of Cash or other property to its partners.

(D)	Tax Treatment of MCI Reserve

Pursuant to the Plan, the Millennium Trust Trustee may hold the assets of the Millennium Custodial Trust allocable to, or retained on account of, Claims that are Disputed with respect to MCI, as determined from time to time, separately from other assets of the Millennium Custodial Trust in the MCI Reserve. The Millennium Trust Trustee will, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), make an election to treat the MCI Reserve as a “disputed ownership fund” within the meaning of Treasury Regulation section 1.468B-9. In addition, all parties must report consistently with such treatment.

Under section 468B(g) of the Tax Code, amounts earned in an escrow account, settlement fund or similar fund are generally subject to tax on a current basis, as the amounts are earned. A disputed ownership fund is generally subject to a separate entity level tax in a manner similar to either a corporation or a QSF depending upon the nature of the assets transferred to the fund. The Debtors currently expect that the MCI Reserve will be subject to tax in a manner similar to a QSF.

In general, in determining the MCI Reserve’s taxable income, (i) any amounts transferred by the Debtors to the reserve will be excluded from the reserve’s income, (ii) any sale or exchange of property by the MCI Reserve will result in the recognition of gain or loss equal to the difference between such property’s fair market value on the date of disposition and the reserve’s adjusted tax basis in such property, and (iii) any interest income or other earnings with respect to the MCI Reserve’s assets will be included in the reserve’s taxable income.

Pursuant to the Plan, the Millennium Trust Trustee will take into account in determining the MCI Reserve’s taxable income or loss with respect to any given taxable year the portion of the Millennium Custodial Trust’s taxable income or loss that would have been allocated to the holders of Claims that are Disputed with respect to MCI had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are Disputed), and as a distribution from the MCI Reserve any assets previously allocated to or retained on account of Claims that are Disputed with respect to MCI as and when, and to the extent, such Claims are subsequently resolved (following which time such assets will no longer be held in the MCI Reserve).

(ii)	Certain Consequences of Holding Participation Rights

The U.S. federal income tax treatment of Participation Rights is unclear, and holders of Participation Rights are urged to consult their own tax advisors regarding such treatment. Treatment of the Participation Rights will depend in part on whether the receipt of such rights is a “closed transaction” or an “open transaction” and whether the Participation Rights are treated as a right to payment under a contract or as a debt instrument for U.S. federal income tax purposes. Open transaction treatment should apply only if the fair market value of the Participation Rights cannot be ascertained at the time of the exchange, and the IRS has taken the position that only in “rare and extraordinary circumstances” is the value of property so uncertain that open transaction treatment is available. In general, the U.S. Debtors intend to take the position for U.S. federal income tax purposes that closed transaction treatment applies to the issuance of Participation Rights and such rights represent a right to payment under a contract. The IRS is not bound by any position taken by the U.S. Debtors, and may characterize the Participation Rights as a debt instrument or otherwise. If the IRS disagrees with any position taken by the U.S. Debtors, the tax treatment to holders receiving Participation Rights in exchange for Allowed Claims may be materially different from the treatment described below.

Assuming closed transaction treatment applies to a holder’s receipt of Participation Rights, the U.S. Debtors believe that holders generally should receive Participation Rights in a taxable transaction (See Part C.2.a above). Alternatively, if a holder is treated for U.S. federal income tax purposes as receiving Participation Rights from an MCI Subsidiary that is treated as a corporation for U.S. federal income tax purposes in exchange for Allowed Claims that constitute securities of such MCI Subsidiary, the exchange may qualify as a recapitalization to the applicable holder for U.S. federal income tax purposes, in which case such holder generally would not recognize gain or loss with respect to its receipt of Participation Rights. A holder also generally may not recognize gain or loss for U.S. federal income tax purposes if such holder is treated as receiving its Participation Rights in exchange for a contribution of property to an entity taxable as a partnership for U.S. federal income tax purposes. In addition, amounts received by a holder of Allowed Claims that are attributable to, or in compensation for, such holder’s personal injuries or sickness, within the meaning of section 104 of the Tax Code, generally should be nontaxable to such holder, except to the extent amounts are attributable to medical expense deductions allowed under section 213 of the Tax Code for a prior taxable year or potentially to the extent amounts received after the Effective Date are treated as imputed interest for U.S. federal income tax purposes.

If a payment is made in a future taxable year with respect to the Participation Rights, each holder generally should recognize gain in the amount by which such payment (other than the portion characterized as interest as discussed below) exceeds the holder’s tax basis in its Participation Rights. If no payment is made, or if the payment is less than the holder’s tax basis in its Participation Rights, the holder generally should recognize a loss. Assuming the receipt of Participation Rights is treated as a closed transaction, the character of any gain or loss recognized by a holder in a future taxable year with respect to the Participation Rights generally is unclear. In addition, a deferred payment given as consideration in exchange for non-publicly traded property generally must provide for adequate stated interest or a portion of the payment will be characterized as interest for U.S. federal income tax purposes. Generally, section 483 of the Tax Code applies to contracts for the sale or exchange of property if the contract provides for one or more contingent payments. Participation Rights will only provide for contingent payments. Contingent payments are accounted for when payment is made. Under section 483, a portion of a contingent payment equal to the amount of “unstated interest” is treated as interest, and the rest of the payment is treated as a receipt of the sales price. “Unstated interest” represents the excess of (1) the total deferred payments (i.e., all payments due more than six months after the date of the sale or exchange) over (2) the aggregate present value of all deferred payments plus any stated interest. The holder must include this interest in taxable income in the taxable year in which the payment is made.

Finally, if open transaction treatment applies to a holder’s receipt of Participation Rights, the holder generally would not take the Participation Rights into account on the Effective Date for purposes of determining gain or loss with respect to the exchange. Instead, the holder generally would take no tax basis in the Participation Rights, but would be subject to tax as payments with respect to the Participation Rights are made or deemed made in accordance with the holder’s regular method of accounting. The holder generally would treat a portion of such payments as interest income under section 483, then as recovery of tax basis in the holder’s Allowed Claims, and the balance as gain. To the extent the holder has unrecovered tax basis in its Allowed Claims after receipt of all payments pursuant to the Participation Rights, the holder generally should recognize a loss. Any recognized gain or loss generally should be capital gain or loss.

d.	Certain Consequences of Holding Litigation Trust Interests

In general, pursuant to the Plan, the Reorganized Debtors and holders of Allowed 2015 Notes Claims if the 2015 Notes Plan Conditions are satisfied or waived, Allowed General Unsecured Claims against Non-Schedule III Obligor Debtors, Allowed General Unsecured Claims against MSC, MPI and MPCO and Allowed General Unsecured Claims against Schedule III Obligor Debtors will receive Litigation Trust Interests and will be entitled to distributions from the Litigation Trust as provided in the Plan, including the Non-Debtor Beneficiaries’ share of any Excess Recoveries from the Litigation Trust. Holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims will be entitled to their share of any Excess Recoveries from the Litigation Trust as provided in the Plan. Holders of Allowed Claims that will receive Litigation Trust Interests and holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the Litigation Trust, the Litigation Trust Beneficiaries and the right of holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims to their share of any Excess Recoveries from the Litigation Trust.

(i)	Classification of Litigation Trust as Liquidating Trust

The Litigation Trust is intended to qualify as, and the discussion below assumes that the Litigation Trust will be respected as, a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a grantor trust, i.e., a pass-through entity. However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as such for U.S. federal income tax purposes. In Revenue Procedure 94-45, the IRS set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a Title 11 plan. In general, the Litigation Trust has been structured with the intention of complying with the criteria of Revenue Procedure 94-45. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including the Debtors, the Litigation Trustee and the Litigation Trust Beneficiaries) are required to treat, for U.S. federal income tax purposes, the Litigation Trust as a grantor trust of which the Litigation Trust Beneficiaries are the owners and grantors.

The U.S. federal income tax treatment of the Litigation Trust is unclear, and the Debtors are unaware of any authority directly addressing the qualification of a trust structured similarly to the Litigation Trust as a liquidating trust for U.S. federal income tax purposes. It is possible, for instance, that the Litigation Trust could be treated as two trusts, one that holds the Assigned Preference Claims and Cash and another that holds the Non-Settling Defendant Claims and Cash, although the Debtors believe that the U.S. federal income tax consequences to holders of Allowed Claims with respect to their Litigation Trust Interests generally should be similar to those described below which apply if the Litigation Trust constitutes a single grantor trust for U.S. federal income tax purposes. Alternatively, the Litigation Trust may be treated as a partnership for U.S. federal income tax purposes in which the Litigation Trust Beneficiaries, as partners, are allocated their allocable share of the Litigation Trust’s income, gain, loss, deduction and credit in accordance with the Litigation Trust Beneficiaries’ respective beneficial interests in the Litigation Trust.

No ruling has been requested from the IRS, and no opinion of counsel has been requested concerning the tax status of the Litigation Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position. Were the IRS successfully to challenge such classification, the U.S. federal income tax consequences to the Litigation Trust, the Litigation Trust Beneficiaries and the Debtors could vary significantly from those discussed herein, including with respect to the potential for an entity level tax on the Litigation Trust’s income.

(ii)	General Tax Reporting by Litigation Trust and Beneficiaries

For U.S. federal income tax purposes, all parties (including the Debtors, the Litigation Trustee and the Litigation Trust Beneficiaries) must treat the transfer of the portion of the Litigation Trust Assets attributable to the Non-Debtor Beneficiaries as a transfer of such assets directly to the Non-Debtor Beneficiaries, followed by the beneficiaries’ transfer of such assets to the Litigation Trust. In addition, the Debtors believe that the Reorganized Debtors should be treated as retaining a portion of the Assigned Preference Claims and transferring directly to the Litigation Trust such Assigned Preference Claims and a portion of the Cash allocated to the Litigation Trust. Consistent therewith, all parties must treat the Litigation Trust as a grantor trust of which the Litigation Trust Beneficiaries are the owners and grantors. Subject to the terms of the Litigation Trust Agreement, and the powers of any advisory board established thereunder, the Litigation Trustee will determine the fair market value of the Litigation Trust Assets as soon as possible after the Effective Date, and the Litigation Trust Beneficiaries and the Litigation Trustee must consistently use this valuation for all U.S. federal income tax purposes, including for determining gain, loss or tax basis.

Accordingly, assuming the Litigation Trust qualifies as a liquidating trust for U.S. federal income tax purposes, each Litigation Trust Beneficiary generally should be required to report on the beneficiary’s U.S. federal income tax return its allocable share of any income, gain, loss, deduction or credit recognized or incurred by the Litigation Trust, in accordance with such beneficiary’s relative beneficial interest in the trust. The character of items of income, gain, loss, deduction or credit to any Litigation Trust Beneficiary, and such beneficiary’s ability to benefit from any deductions or losses, may depend on such beneficiary’s particular situation.

The U.S. federal income tax obligations of a Litigation Trust Beneficiary are not dependent upon the Litigation Trust distributing any Cash or other property. Therefore, a Litigation Trust Beneficiary may incur a U.S. federal income tax liability with respect to its allocable share of the Litigation Trust’s income even if the trust has not made a concurrent distribution to such beneficiary. In general, a distribution of Cash or other property by the Litigation Trust will not be taxable to the Litigation Trust Beneficiary as such beneficiary will already be regarded for U.S. federal income tax purposes as owning the underlying assets or realizing the income of the Litigation Trust.

The Litigation Trustee will file with the IRS tax returns for the Litigation Trust treating such trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The Litigation Trustee will also send to each record holder a separate statement setting forth the information necessary for such holder to determine its share of items of income, gain, loss, deduction or credit, and will instruct the holder to report such items on its U.S. federal income tax return or to forward the appropriate information to the beneficial owners with instructions to report such items on their U.S. federal income tax returns.

(iii)	Tax Treatment of LT Reserve

Pursuant to the Plan, the Litigation Trustee may hold the assets of the Litigation Trust allocable to, or retained on account of, Claims that are Disputed, as determined from time to time, separately from other assets of the Litigation Trust in the LT Reserve. The Litigation Trustee may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), make an election to treat the LT Reserve as a “disputed ownership fund” within the meaning of Treasury Regulation section 1.468B-9. In addition, all parties must report consistently with such treatment.

Under section 468B(g) of the Tax Code, amounts earned in an escrow account, settlement fund or similar fund are generally subject to tax on a current basis, as the amounts are earned. A disputed ownership fund is generally subject to a separate entity level tax in a manner similar to either a corporation or a QSF depending upon the nature of the assets transferred to the fund. The Debtors currently expect that the LT Reserve will be subject to tax in a manner similar to a corporation.

In general, in determining the LT Reserve’s taxable income, (1) any amounts transferred by the Debtors to the reserve will be excluded from the reserve’s income, (2) any sale or exchange of property by the LT Reserve (including recoveries on litigation assets to the extent allocated to the LT Reserve) will result in the recognition of gain or loss equal to the difference between such property’s fair market value on the date of disposition and the reserve’s adjusted tax basis in such property, and (3) any interest income or other earnings with respect to the LT Reserve’s assets will be included in the reserve’s taxable income.

Pursuant to the Plan, the Litigation Trustee will take into account in determining the LT Reserve’s taxable income or loss with respect to any given taxable year the portion of the Litigation Trust’s taxable income or loss that would have been allocated to the holders of Claims that are Disputed had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are Disputed), and as a distribution from the LT Reserve any assets previously allocated to or retained on account of Claims that are Disputed as and when, and to the extent, such Claims are subsequently resolved (following which time such assets will no longer be held in the LT Reserve).

(iv)	Holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims

The U.S. federal income tax treatment of the right of holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims to their share of any Excess Recoveries from the Litigation Trust is unclear, including whether, for U.S. federal income tax purposes, such holders will be treated as beneficiaries of the Litigation Trust as of the Effective Date. Accordingly, holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the right to their share of any Excess Recoveries from the Litigation Trust and any transfer of fiduciary and other duties to the holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims as of the Excess Recovery Trigger Date.

e.	Certain Consequences of Holding Creditor Trust Interests

In general, pursuant to the Plan, holders of Allowed 2015 Notes Claims if the 2015 Notes Plan Conditions are satisfied or waived, Allowed General Unsecured Claims against Non-Schedule III Obligor Debtors, Allowed General Unsecured Claims against MSC, MPI and MPCO and Allowed General Unsecured Claims against Schedule III Obligor Debtors will receive Creditor Trust Interests and will be entitled to distributions from the Creditor Trust as provided in the Plan, including their share of any Excess Recoveries from the Creditor Trust. Holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims will be entitled to their share of any Excess Recoveries from the Creditor Trust as provided in the Plan. Holders of Allowed Claims that will receive Creditor Trust Interests and holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the Creditor Trust, the Creditor Trust Beneficiaries and the right of holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims to their share of any Excess Recoveries from the Creditor Trust.

The Creditor Trust is intended to qualify as, and the discussion below assumes that the Creditor Trust will be respected as, a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a grantor trust, i.e., a pass-through entity. No ruling has been requested from the IRS, and no opinion of counsel has been requested concerning the tax status of the Creditor Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position. Were the IRS successfully to challenge such classification, the U.S. federal income tax consequences to the Creditor Trust, the Creditor Trust Beneficiaries and the Debtors could vary significantly from those discussed herein, including with respect to the potential for an entity level tax on the Creditor Trust’s income.

In Revenue Procedure 94-45, the IRS set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a Title 11 plan. In general, the Creditor Trust has been structured with the intention of complying with the criteria of Revenue Procedure 94-45. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties are required to treat, for U.S. federal income tax purposes, the Creditor Trust as a grantor trust of which the Creditor Trust Beneficiaries are the owners and grantors. For U.S. federal income tax purposes, all parties (including the Debtors, the Creditor Trustee and the Creditor Trust Beneficiaries) must treat the transfer of the Creditor Trust Assets as a transfer of such assets directly to the Creditor Trust Beneficiaries, followed by the beneficiaries’ transfer of such assets to the Creditor Trust. Subject to the terms of the Creditor Trust Agreement, and the powers of any advisory board established thereunder, the Creditor Trustee will determine the fair market value of the Creditor Trust Assets as soon as possible after the Effective Date, and the Creditor Trust Beneficiaries and the Creditor Trustee must consistently use this valuation for all U.S. federal income tax purposes, including for determining gain, loss or tax basis.

Assuming the Creditor Trust qualifies as a liquidating trust, the U.S. federal income tax consequences of the Creditor Trust and the Creditor Trust Beneficiaries generally should be similar to those described above with respect to the Litigation Trust and the Litigation Trust Beneficiaries (other than the Reorganized Debtors). The Creditor Trustee will file with the IRS tax returns for the Creditor Trust treating such trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). Such trustee will also send to each record holder a separate statement setting forth the information necessary for such holder to determine its share of items of income, gain, loss, deduction or credit, and will instruct the holder to report such items on its U.S. federal income tax return or to forward the appropriate information to the beneficial owners with instructions to report such items on their U.S. federal income tax returns.

Pursuant to the Plan, the Creditor Trustee may hold the assets of the Creditor Trust allocable to, or retained on account of, Claims that are Disputed, as determined from time to time, separately from other assets of the Creditor Trust in the CT Reserve. The CT Reserve and holders of Claims that are Disputed generally should have similar U.S. federal income tax consequences to those discussed above with respect to the LT Reserve and holders of Claims that are Disputed and with respect to which assets are allocated to such reserve.

Finally, the U.S. federal income tax treatment of the right of holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims to their share of any Excess Recoveries from the Creditor Trust is unclear, including whether, for U.S. federal income tax purposes, such holders will be treated as beneficiaries of the Creditor Trust as of the Effective Date. Accordingly, holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the right to their share of any Excess Recoveries from the Creditor Trust and any transfer of fiduciary and other duties to the holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims as of the Excess Recovery Trigger Date.

f.	Tax Treatment of Reserve for Disputed General Unsecured Claims

Pursuant to the Plan, Settlement Consideration in the form of Cash and Class A Shares held for the benefit of holders of General Unsecured Claims whose Claims have not yet been Allowed or Disallowed will be held by the Creditor Representative after the Effective Date in a separate, interest-bearing escrow account or a trust (a “Disputed Claims Reserve”), in each case, for the benefit of the holders of Disputed General Unsecured Claims. The Creditors’ Committee (prior to the Effective Date) or the Creditor Representative (upon the Effective Date) will make the determination whether to hold the Cash and Class A Shares in an escrow account or trust. Holders of Disputed General Unsecured Claims are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the Disputed Claims Reserve and the U.S. federal income tax consequences to such holders of the receipt of any distributions from the Disputed Claims Reserve.

(i)	Potential Classification of Disputed Claims Reserve as a Disputed Ownership Fund

The Creditor Representative may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), make an election to treat the Disputed Claims Reserve as a “disputed ownership fund” within the meaning of Treasury Regulation section 1.468B-9. If the Creditor Representative so elects, all parties must report consistently with such treatment. Under section 468B(g) of the Tax Code, amounts earned in an escrow account, settlement fund or similar fund are generally subject to tax on a current basis, as the amounts are earned. A disputed ownership fund is generally subject to a separate entity level tax in a manner similar to either a corporation or a QSF depending upon the nature of the assets transferred to the fund. If the Disputed Claims Reserve is treated as a disputed ownership fund, the Debtors currently expect that the Disputed Claims Reserve will be subject to tax in a manner similar to a QSF.

In general, in determining the Disputed Claims Reserve’s taxable income, (1) any amounts transferred by the Debtors to the Disputed Claims Reserve will be excluded from the reserve’s income, (2) any sale or exchange of property by the Disputed Claims Reserve will result in the recognition of gain or loss equal to the difference between such property’s fair market value on the date of disposition and the reserve’s adjusted tax basis in such property, and (3) any interest income or other earnings with respect to the Disputed Claims Reserve’s assets will be included in the reserve’s taxable income.

Assuming the Disputed Claims Reserve is treated as a disputed ownership fund, distributions (if any) from the Disputed Claims Reserve to holders of Allowed General Unsecured Claims generally should be taxed to such holders in the same manner as if such amounts were received directly from the Debtors; and, although not expected, if upon the termination of the Disputed Claims Reserve such account has an unused tax loss or credit carryforward, the Treasury Regulations generally should allocate the carryforward among all or part of the holders of Allowed General Unsecured Claims.

(ii)	Potential Classification of Disputed Claims Reserve as a Discrete Trust

Alternatively, the Creditor Representative may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), treat the Disputed Claims Reserve as a discrete trust (which may consist of separate and independent shares) in accordance with the trust provisions of the Tax Code (section 641, et seq.). If the Creditor Representative treats the Disputed Claims Reserve as a discrete trust subject to a separate entity level tax, any amounts earned by the Disputed Claims Reserve generally should be subject to tax. Notwithstanding the foregoing general rule, to the extent that earnings or income are distributed by the Disputed Claims Reserve during the taxable year earned or accrued (or within the first 65 days of the subsequent taxable year if and to the extent a valid election is made pursuant to section 663(b) of the Tax Code), such earnings or income generally should not be taxed at the Disputed Claims Reserve level if such reserve is treated as a discrete trust. In such event, such distributed earnings or income generally should be included in the gross income of the relevant holder of Allowed General Unsecured Claims.

In view of the foregoing, assuming the Disputed Claims Reserve is treated as a discrete trust, if and to the extent dividends are paid on Class A Shares and a Claim becomes an Allowed General Unsecured Claim in a later taxable period, the Cash distribution in respect of such dividends generally should be reduced by any taxes payable thereon. In addition, assuming the Disputed Claims Reserve is treated as a discrete trust, the Debtors generally do not believe that the Disputed Claims Reserve should be subject to tax in respect of any appreciation in Class A Shares between the date such Class A Shares are transferred to the Disputed Claims Reserve and the date such Class A Shares are distributed in respect of Allowed General Unsecured Claims. It is possible, however, that the IRS could take a contrary position.

g.	Certain Consequences to Particular Allowed Holders of 2015 Notes Claims

Under the terms of the Plan, if any of the 2015 Notes Plan Conditions are not satisfied or waived, holders of Allowed 2015 Notes Claims will not receive or retain any interest or property on account of the 2015 Notes Claims. Regardless of whether or not the 2015 Notes Plan Conditions are satisfied or waived, holders of Allowed 2015 Notes Claims against Obligor Non-Debtors will not receive or retain any interest or property on account of such Allowed Claims (such Claims and 2015 Notes Claims of holders if any of the 2015 Notes Plan Conditions are not satisfied or waived, collectively, “Excluded 2015 Notes Claims”). Holders of Excluded 2015 Notes Claims generally should recognize a capital loss for U.S. federal income tax purposes in an amount equal to such holder’s adjusted tax basis in the relevant Claims on the Effective Date. Holders of 2015 Notes Claims are urged to consult their own tax advisors with respect to the tax consequences expected to result to such holders with respect to the disposition of any Excluded 2015 Notes Claims pursuant to the implementation of the Plan.

D.	Certain Consequences Relating to the Environmental Custodial Trust

The Environmental Custodial Trust will be formed to own, administer, remediate as necessary, and transfer title to, or otherwise effect the disposition of, the Transferred Real Properties. The Environmental Trust Beneficiaries, which will consist of several governmental environmental agencies, will hold the Environmental Custodial Trust Interests.

The Treasury Regulations promulgated under section 468B of the Tax Code provide that a fund, account or trust will be treated as a QSF for U.S. federal income tax purposes if three conditions are met. First, the fund, account or trust must be established pursuant to an order of, or be approved by, a government authority, including a court, and must be subject to the continuing jurisdiction of that government authority. Second, the fund, account or trust must be established to resolve or satisfy one or more contested or uncontested claims that have resulted or may result from an event or related series of events that has occurred and that has given rise to at least one claim asserting liability arising out of, among other things, a tort, violation of law or CERCLA claim. Third, the fund, account or trust must be a trust under applicable state law or have its assets physically segregated from the other assets of the transferor and persons related to the transferor.

The Environmental Custodial Trust has been structured to comply with the foregoing requirements to the maximum extent possible. The Environmental Trust Trustee will not elect to have the Environmental Custodial Trust treated as a grantor trust for U.S. federal income tax purposes. The following discussion assumes that the Environmental Custodial Trust will be respected as a QSF for U.S. federal income tax purposes. However, no ruling has been requested from the IRS, and no opinion of counsel has been requested concerning the tax status of the Environmental Custodial Trust as a QSF. Accordingly, there can be no assurance that the IRS would not take a contrary position. Were the IRS successfully to challenge such classification, the U.S. federal income tax consequences relating to the Environmental Custodial Trust could vary significantly from those discussed herein.

Assuming the Environmental Custodial Trust is treated as a QSF for U.S. federal income tax purposes, the Environmental Custodial Trust generally will be treated as a separate taxable entity, and, to the extent such Environmental Custodial Trust is not treated for U.S. federal income tax purpose as beneficially owned by the United States pursuant to section 468B(g)(2) of the Tax Code, generally will be subject to U.S. federal income tax on the Environmental Custodial Trust’s modified taxable income at the maximum rate applicable to trusts, which is currently 35%. In determining the modified taxable income of the Environmental Custodial Trust, (1) amounts transferred by the U.S. Debtors to such trust (other than certain specified amounts such as payments in compensation for late or delayed transfers) pursuant to the Plan generally will be excluded from the trust’s income, (2) any sale, exchange or distribution of property by such trust generally will be treated as a sale and result in the trust’s recognition of gain or loss in an amount equal to the difference between the fair market value of the property on the date of such disposition and the trust’s adjusted tax basis in the relevant property, and (3) administrative costs (including state and local taxes) incurred by such trust that would be deductible in determining the taxable income of a corporation generally will be deductible by the trust. The adjusted tax basis of the Environmental Custodial Trust in property received from the U.S. Debtors pursuant to the Plan generally will be the fair market value of such property at the time of the transfer.

E.	Certain Consequences of Ownership and Disposition of New Common Stock and Notes

The following is a discussion of certain U.S. federal income tax consequences that may be relevant with respect to the ownership and disposition of New Common Stock and/or Notes. This discussion addresses only the U.S. federal income tax considerations of holders that will receive New Common Stock and/or Notes under the Plan (and New Common Stock received upon the exercise of New Warrants) and that will hold such New Common Stock and/or Notes as capital assets. This discussion assumes that New Topco will be treated as a foreign corporation for all U.S. federal income tax purposes. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of New Common Stock and/or Notes that, for U.S. federal income tax purposes, is (1) a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust. A “Non-U.S. Holder” is a beneficial owner of New Common Stock and/or Notes that is not a U.S. Holder. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds New Common Stock and/or Notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisor as to the tax consequences expected to result to such partner from the implementation of the Plan.

1.	Ownership of New Common Stock

a.	New Topco

New Topco will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year in which at least 75% of its gross income is passive income, or in which at least 50% of its assets on average produce passive income or are held for the production of passive income (taking into account certain look-through rules). A shareholder in a PFIC that does not make a timely qualified electing fund election generally is required to both report any gain on the disposition of its stock as ordinary income, rather than capital gain, and compute the tax liability on such gain and any “excess distribution” received in respect of the stock as if such items had been earned ratably over each day in the holder’s holding period for the stock, and may also be subject to a non-deductible interest charge. The U.S. Debtors do not expect that New Topco will be treated as a PFIC.

New Topco will constitute a controlled foreign corporation (“CFC”) if more than 50% of the stock in New Topco (by vote or value) is owned, directly, indirectly, or constructively, by United States shareholders. For this purpose, a United States shareholder is any U.S. person that possesses, directly, indirectly, or constructively, at least 10% of the combined voting power of all classes of New Topco’s stock. In general, if for any given taxable year New Topco is treated as a CFC, a United States shareholder of New Topco on the last day of New Topco’s taxable year would be required to include as ordinary income an amount equal to the holder’s pro rata share of New Topco’s Subpart F income and investment in earnings in U.S. property at the end of such taxable year, regardless of whether the holder received any distributions on its New Common Stock during such taxable year. In addition, special foreign tax credit rules generally should apply. A holder’s adjusted tax basis in New Common Stock generally should be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits with respect to which a holder previously had been taxed generally should result in a corresponding reduction in the adjusted tax basis of the holder’s New Common Stock, and the holder generally should not be taxed again upon distribution. Subject to an exception for certain individuals, any gain realized by a United States shareholder upon the disposition of New Common Stock would be treated as ordinary income to the extent of the holder’s pro rata share of New Topco’s earnings that were accumulated during the period the holder held its New Common Stock. Because CFC status will depend upon the identity of New Topco’s future shareholders and their respective stock ownership, there can be no assurance that New Topco will not be treated as a CFC for any taxable year.

b.	Distributions on New Common Stock

Subject to the PFIC and CFC rules discussed above, the gross amount of any distribution by New Topco of Cash or other property with respect to New Common Stock, other than certain distributions, if any, of New Common Stock distributed pro rata to all shareholders of New Topco, will be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of New Topco, as determined under U.S. federal income tax principles. Individuals who are U.S. Holders will be taxed on such distributions made in taxable years beginning before January 1, 2011 at the lower rates applicable to long term capital gains if New Common Stock is readily tradable on an established securities market in the United States and such individuals satisfy certain holding period and risk requirements (“Qualified Dividends”). The Obama Administration has proposed taxing Qualified Dividends at a 20% rate for certain individuals in taxable years beginning after December 31, 2010. A U.S. corporation that holds New Common Stock will not be eligible for the dividend received deduction (“DRD”) with respect to dividends received from New Topco. Dividends paid to U.S. Holders with respect to their New Common Stock will be treated as foreign source income, which may be relevant in calculating foreign tax credit limitations. Subject to certain conditions and limitations, any Dutch withholding taxes imposed on any dividends paid on New Common Stock may be deducted from a U.S. Holder’s taxable income or credited against such holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income, and dividends paid on New Common Stock generally will constitute passive income. To the extent, if any, that the amount of any distribution by New Topco exceeds New Topco’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, such distribution will be treated first as a tax-free return of the U.S. Holder’s adjusted tax basis in the New Common Stock and thereafter as capital gain. The absence of an adjustment to the number of Class A Shares into which New Warrants are exercisable or to the exercise price of New Warrants may, under certain circumstances, result in a constructive distribution that could be taxable to the holders of New Common Stock for U.S. federal income tax purposes.

Non-U.S. Holders of New Common Stock generally will not be subject to U.S. federal income or withholding tax on dividends received on New Common Stock, unless such income is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business or a permanent establishment in the United States.

c.	Sale or Exchange of New Common Stock

Subject to the PFIC and CFC rules discussed above, a U.S. Holder of New Common Stock generally will recognize gain or loss on its sale or exchange of New Common Stock equal to the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in the relevant shares of New Common Stock. Subject to the ordinary income recapture rules for New Common Stock discussed above, such gain or loss generally will be capital gain or loss. In the case of a noncorporate U.S. Holder, such gain currently is subject to tax at a 15% rate if the U.S. Holder’s holding period for the New Common Stock is more than one year at the time of disposition. The Obama Administration has proposed taxing long term capital gains at a 20% rate for certain individuals in taxable years beginning after December 31, 2010. Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

A Non-U.S. Holder of New Common Stock generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of New Common Stock unless (1) such gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business or a permanent establishment in the United States, or (2) in the case of any gain realized by an individual Non-U.S. Holder, the holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

2.	Ownership of Notes

Lyondell Chemical will issue the New Third Lien Notes and the Cram Down Notes. Stated interest paid on a Note will be includible in a U.S. Holder’s gross income as ordinary interest income in accordance with the U.S. Holder’s usual method of tax accounting to the extent such stated interest is “qualified stated interest.” Stated interest is “qualified stated interest” if it is payable in Cash or property (other than debt instruments of the issuer) at least annually. The Notes (or a portion thereof) may be considered to be issued with OID depending on the issue price of such Notes. A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its issue price by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the Notes, other than qualified stated interest. See Part C.2.b above for a discussion regarding the determination of issue price.

If a New Third Lien Note is treated as an applicable high yield discount obligation (“AHYDO”) within the meaning of section 163(i) of the Tax Code, any OID deductions of Lyondell Chemical with respect to such New Third Lien Note generally would be deferred, and a portion of the OID may be permanently disallowed. Generally, such treatment would not affect the accrual and reporting of income under the OID rules by a holder of New Third Lien Notes. However, in the case of a corporate holder of New Third Lien Notes, a portion of such holder’s income with respect to accrued OID equal to the portion, if any, for which Lyondell Chemical is disallowed a deduction would be treated as a dividend for purposes of the DRD rules, but only to the extent such amount would be treated as a dividend if it had been a distribution made by Lyondell Chemical with respect to its stock, i.e., to the extent Lyondell Chemical has sufficient earnings and profits such that a distribution in respect of its stock would constitute a dividend for U.S. federal income tax purposes. A corporate holder’s entitlement to any such DRD should presumably be subject to the normal holding period, taxable income requirements and other limitations applicable to a DRD. (Assuming the Cram Down Notes only have a five-year term as set forth in Exhibit A-5 to the Plan, such notes generally should not be subject to potential treatment as an AHYDO).

Lyondell Chemical’s payments of interest on the Notes to a Non-U.S. Holder generally should not be subject to any U.S. withholding tax, provided that the following conditions are satisfied: (1) the Non-U.S. Holder does not, directly or indirectly, actually or constructively, own at least 10% of the total combined voting power of all classes of Lyondell Chemical’s stock entitled to vote; (2) the Non-U.S. Holder is not a CFC for U.S. federal income tax purposes that is related to Lyondell Chemical through stock ownership; (3) the Non-U.S. Holder is not a bank described in section 881(c)(3)(A) of the Tax Code; and (4) either (a) the beneficial owner certifies on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that the beneficial owner of the Notes is not a U.S. person, and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the beneficial owner certifies, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes Lyondell Chemical with a copy thereof.

Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and such U.S. Holder’s adjusted tax basis in the relevant Note. Such gain or loss generally will be capital gain or loss. In the case of a noncorporate U.S. Holder, such gain currently is subject to tax at a 15% rate if the U.S. Holder’s holding period for the Note is more than one year at the time of disposition. The Obama Administration has proposed taxing long term capital gains at a 20% rate for certain individuals in taxable years beginning after December 31, 2010. The deductibility of capital losses is subject to limitations.

Any gain realized by a Non-U.S. Holder upon the sale, exchange or retirement of a Note generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business or a permanent establishment in the United States, or (2) in the case of any gain realized by an individual Non-U.S. Holder, the holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

The U.S. federal income tax consequences of the ownership and disposition of Notes will depend upon the actual terms of the Notes as set forth in the governing documents of the New Third Lien Notes and Cram Down Notes, as applicable, and may vary significantly from the summary of general U.S. federal income tax considerations set forth above. Accordingly, holders of DIP Roll-Up Claims are urged to consult their own tax advisors regarding the U.S. federal income tax consequences to such holders of the ownership and disposition of Notes.

F.	Certain Information Reporting and Backup Withholding Requirements

In general, information reporting requirements may apply to distributions or payments under the Plan. Furthermore, interest, dividends and other reportable payments may, under certain circumstances, be subject to backup withholding at the then-applicable rate (currently 28%). Backup withholding generally applies if the U.S. Holder (1) fails to provide an accurate taxpayer identification number, (2) is notified by the IRS of a failure to report interest or dividends properly or (3) otherwise fails to comply with applicable certification requirements. The amount of backup withholding imposed on a payment to a U.S. Holder may be refunded by the IRS or allowed as a credit against the holder’s U.S. federal income tax liability, provided that the required information is properly furnished to the IRS. Certain persons are exempt from backup withholding, including, under certain circumstances, corporations and financial institutions.

XIII.	CERTAIN DUTCH TAX CONSEQUENCES OF THE PLAN

The following summary of certain Dutch taxation matters is based on the laws and practice in effect on the date of this Disclosure Statement and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, hold or dispose of New Common Stock, New Third Lien Notes or Subscription Rights, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Where in this summary English terms and expressions are used to refer to Dutch taxation concepts, the meaning to be attributed to such terms and expressions will be the meaning attributed to the equivalent Dutch concepts under Dutch tax law.

For the purpose of this summary, it is assumed that:

(i) no individual acquiring New Common Stock, New Third Lien Notes or Subscription Rights upon conversion, including certain individuals connected to such holder, has or will have a substantial interest in a Debtor;

(ii) no individual holding Class A Shares or Subscription Rights has or will have a substantial interest or a deemed substantial interest in New Topco; and

(iii) no individual holding a New Note, including certain individuals connected to such holder, has or will have a substantial interest in New Topco.

(iv) no entity which is subject to Dutch corporate income tax will have an interest of one third or more in New Topco.

Generally, an individual has a substantial interest in a company if (a) such individual, either alone or together with his partner, directly or indirectly has, or (b) certain relatives of such individual or his partner, directly or indirectly have, (I) the ownership of, a right to acquire the ownership of (including Subscription Rights), or certain rights over, shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (II) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. Also, an individual has a substantial interest in a company if his partner has, or if certain relatives of the individual or his partner have, a deemed substantial interest in such company. An individual, or his partner or relevant relative, has a deemed substantial interest in a company if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a substantial interest or (b) such person has transferred an enterprise in exchange for shares in such company, on a non-recognition basis.

Generally, an entity has a substantial interest in a company if such entity, directly or indirectly has, (I) the ownership of, a right to acquire the ownership of, or certain rights over shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (II) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. An entity has a deemed substantial interest in a company if such entity has disposed of or is deemed to have disposed of all or part of a substantial interest on a non-recognition basis.

Furthermore, and in addition to the assumptions above, it is assumed that none of the Debtors is tax resident in The Netherlands, and that certain members of the Dutch group may be parties to loans that will be restructured as part of the Plan.

For the purpose of this summary, the term entity means a corporation as well as any other person that is taxable as a corporation for Dutch corporate tax purposes.

INVESTORS ARE ADVISED TO CONSULT THEIR PROFESSIONAL ADVISERS AS TO THE TAX CONSEQUENCES OF PURCHASE, OWNERSHIP AND DISPOSITION OF NEW COMMON STOCK, A NEW THIRD LIEN NOTE OR A SUBSCRIPTION RIGHT.

A.	Dutch Income Tax Consequences to LBIH and other members of the Dutch group

LBIH files a consolidated Dutch income tax return which takes into account the operation of all of the Dutch entities. The consolidated Dutch tax group reported a consolidated NOL carry forward for Dutch income tax purposes of approximately EUR 436 million as of December 31, 2008, and expects to report additional losses with respect to its 2009 taxable year. It is intended that New Topco will be included in LBIH’s consolidated Dutch tax group with New Topco as the head of this consolidated group.

1.	Dutch Tax Consequences of Loan Restructuring (Both External Loans and Intercompany Loans)

a.	Full or partial waiver of debt

With regard to a possible full or partial waiver of debts, two situations need to be distinguished at the level of a debtor that is subject to Dutch corporate income tax:

(i) Circumstances where the debt is (fully or partially) waived for business reasons, i.e., it cannot reasonably be expected that the debt will be (wholly) repaid. In this case, a profit derived from the waiver of debts for business reasons in principle is exempt to the extent it exceeds the available losses of the taxpayer (in the year of the waiver and in prior years). Under certain circumstances, this exemption may be limited, resulting in corporate income tax payable with respect to the waiver. Debtors believe that this limitation should not apply to LBIH and other members of the Dutch group.

(ii) Circumstances where the debt is waived for shareholder reasons (i.e., related party motives). In this case, if the debt is waived for shareholder reasons, no profit should generally be recognized at the level of the Dutch debtor (instead, such waiver is regarded as an equity movement for Dutch corporate tax purposes).

If a receivable on a non-Dutch group company is owned directly or indirectly by the Dutch group and such receivable has decreased in value, LBIH (being the parent company of the fiscal unity for corporate income tax purposes) will in principle recognize a tax deductible impairment for the amount of the value decrease. Under certain circumstances, however, LBIH may be obliged to recapture the tax deductible impairment (i.e., the tax deduction is added to the taxable profits again) if it (or a related party) owns or acquires, directly or indirectly, a “participation” in the debtor (generally, a shareholding of at least 5%).

b.	Conversion of an Allowed Claim into Class A Shares

If, upon the conversion of an Allowed Claim into New Common Stock, New Topco becomes the owner of a receivable on a Debtor, such acquisition should not result in the recognition of taxable income for Dutch tax purposes. In principle, New Topco will record the receivable for its fair market value for Dutch corporate tax purposes.

c.	Conversion of a debt into another debt

The conversion of debt owed by LBIH or other members of the Dutch group into another debt owed by the same entity in the same amount, but with different terms and conditions, should generally not result in the recognition of taxable income for Dutch tax purposes. If, upon conversion, the amount of the debt will be reduced, the reduction of the debt should be treated as a partial waiver of debt for Dutch tax purposes. We refer to subparagraph (a).

d.	Ruling from the Dutch tax authorities

It is intended that, as soon as practically possible, a ruling is sought from the Dutch tax authorities as regards the Dutch tax consequences of the loan restructuring for LBIH and its Dutch subsidiaries.

B.	Dutch Income Tax Consequences to Holders of Allowed Claims Upon Conversion

1.	Dutch Resident Entities

Upon conversion84 by a holder of an Allowed Claim into New Common Stock, New Third Lien Notes and/or Subscription Rights, any gain or loss realized by a holder of such Allowed Claim will generally be included in the taxable income of such holder for the difference between (i) the tax book value and (ii) the value of the New Common Stock, New Third Lien Notes, and/or Subscription Rights. However, if a holder of an Allowed Claim, or a related company to such holder, owns or acquires, directly or indirectly, a “participation” (generally, a shareholding of at least 5%) in the relevant Debtor of the Allowed Claim, then under certain circumstances, the holder may be obliged to recapture any tax deductible impairment of the Allowed Claim claimed in the past.

2.	Dutch Resident Individuals

An individual holding an Allowed Claim converting into Class A Shares, a New Note and/or a Subscription Right who is, is deemed to be, or has elected to be treated as, resident in The Netherlands for income tax purposes will generally be taxable (or should be entitled to claim a tax loss as the case may be) for the difference between (i) the tax book value and (ii) the value of the Class A Shares, a New Note and/or a Subscription Right at rates up to 52% if:

(i) the income or capital gain is attributable to an enterprise from which the holder derives profits (other than as a shareholder); or

(ii) the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

[84]	As used in this Section XIII, the term “conversion” means contribution of Senior Secured Claims and DIP Roll-Up Claims as consideration for New Common Stock or New Third Lien Notes.

3.	Non-Resident Entities

A holder of an Allowed Claim converting into Class A Shares, a New Note and/or a Subscription Right which is not, is not deemed to be, resident in The Netherlands for the relevant tax purposes will not be subject to Dutch income tax unless the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands.

4.	Non-Resident Individuals

A holder of an Allowed Claim converting into Class A Shares, a New Note and/or a Subscription Right which is not, is not deemed to be, and has not elected to be treated as, resident in The Netherlands for the relevant tax purposes will not be subject to Dutch income tax unless:

(i) the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(ii) the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

C.	Dutch Income Tax Consequences of Ownership of New Common Stock or New Third Lien Notes

1.	Withholding Tax

a.	Holders of New Common Stock

In general, New Topco must withhold tax (“dividend tax”) from dividends distributed on the New Common Stock at the rate of 15%. Dividends include, without limitation:

(i) distributions of profits (including paid-in capital not recognized for dividend tax purposes) in Cash or in kind, including deemed and constructive dividends;

(ii) liquidation distributions and, generally, proceeds realized upon a repurchase of New Common Stock by New Topco or upon the transfer of New Common Stock to a direct or indirect subsidiary of New Topco, in excess of the average paid-in capital recognized for dividend tax purposes;

(iii) the par value of New Common Stock issued or any increase in the par value of New Common Stock, except where such increase in the par value of New Common Stock is funded out of New Topco’s paid-in capital recognized for dividend tax purposes; and

(iv) repayments of paid-in capital recognized for dividend tax purposes up to the amount of New Topco’s profits (zuivere winst) unless New Topco’s general meeting of shareholders has resolved in advance that New Topco will make such repayments and the par value of the New Common Stock concerned has been reduced by a corresponding amount through an amendment of New Topco’s articles of association.

A holder of New Common Stock which is, is deemed to be, or – in case the holder is an individual – has elected to be treated as, resident in The Netherlands for the relevant tax purposes is generally entitled to credit the dividend tax withheld against such holder’s tax liability on income and capital gains or, in certain cases, to apply for a full refund of the dividend tax withheld.

A holder of New Common Stock which is not, is not deemed to be, and – in case the holder is an individual – has not elected to be treated as, resident in The Netherlands for the relevant tax purposes may be eligible for a partial or full exemption or refund of the dividend tax under an income tax convention in effect between The Netherlands and the holder’s country of residence or under the Dutch rules relating to the implementation of the Parent / Subsidiary Directive as the case may be. Moreover, residents benefitting from the participation exemption are eligible for a full exemption of dividend tax.

Under the terms of domestic anti-dividend stripping rules, a recipient of dividends distributed on New Common Stock will not be entitled to an exemption from, reduction, refund, or credit of dividend tax if the recipient is not the beneficial owner of such dividends within the meaning of such rules.

b.	Holders of Notes

All payments by New Topco of interest and principal to Holders of the New Third Lien Notes can be made free of withholding or deduction for any taxes imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

2.	Taxes on income and capital gains

a.	Resident Entities

An entity holding New Common Stock which is, or is deemed to be, resident in The Netherlands for corporate tax purposes and which is not tax exempt, will generally be subject to corporate tax in respect of income or a capital gain derived from New Common Stock at rates up to 25.5%, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such New Common Stock.

An entity holding a New Note which is, or is deemed to be, resident in The Netherlands for corporate tax purposes and which is not tax exempt, will generally be subject to corporate tax in respect of income or a capital gain derived from a New Note at rates up to 25.5%.

An entity holding a Subscription Right which is, or is deemed to be, resident in The Netherlands for corporate tax purposes and which is not tax exempt, will generally be subject to corporate tax in respect of income or a capital gain derived from the Subscription Right at rates up to 25.5%, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such Subscription Right.

b.	Resident Individuals

An individual holding New Common Stock, a New Note and/or a Subscription Right who is, is deemed to be, or has elected to be treated as, resident in The Netherlands for income tax purposes is subject to income tax in respect of income or a capital gain derived from New Common Stock, a New Note and/or a Subscription Right at rates up to 52% if:

(i) the income or capital gain is attributable to an enterprise from which the holder derives profits (other than as a shareholder); or

(ii) the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (i) nor (ii) applies, an individual holding New Common Stock, a New Note or a Subscription Right will be subject to income tax on the basis of a deemed return, regardless of any actual income or capital gain derived from New Common Stock, a New Note and/or a Subscription Right. The deemed return amounts to 4% of the average value of the individual’s net assets in the relevant fiscal year (including the New Common Stock, a New Note and/or a Subscription Right). Subject to application of personal allowances, the deemed return will be taxed at a rate of 30%.

c.	Non-Resident Entities

A holder of New Common Stock, a New Note and/or a Subscription Right which is not, or is not deemed to be resident in The Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from the New Common Stock, a New Note or a Subscription Right unless:

(i) the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(ii) the holder has a substantial interest or a deemed substantial interest in New Topco and the New Common Stock and the Subscription Right cannot be allocated to a business enterprise of such holder.

The holder may be exempt from such taxation under an income tax convention in effect between The Netherlands and the holder’s country of residence.

d.	Non-Resident Individuals

A holder of New Common Stock, a New Note and/or a Subscription Right which is not, is not deemed to be, and has not elected to be treated as, resident in The Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from New Common Stock, a New Note or a Subscription Right unless:

(i) the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(ii) the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

The holder may be exempt from such taxation under an income tax convention in effect between The Netherlands and the holder’s country of residence.

3.	Value added tax

The issuance or transfer of New Common Stock, a New Note or a Subscription Right, and payments made with respect to New Common Stock, a New Note or a Subscription Right, will not be subject to value added tax in The Netherlands.

4.	Other taxes and duties

The subscription, issue, placement, allotment, delivery, transfer or execution of New Common Stock, a New Note or a Subscription Right will not be subject to registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty in The Netherlands.

5.	Residence

A holder of New Common Stock, a New Note or a Subscription Right will not be, or deemed to be, resident in The Netherlands for tax purposes and, subject to the exceptions set out above, will not otherwise be subject to Dutch taxation, merely by reason of acquiring, holding or disposing of New Common Stock, a New Note or a Subscription Right or the execution, performance, delivery and/or enforcement of New Common Stock, a New Note or a Subscription Right.

6.	EU Council Directive on Taxation of Savings Income

In accordance with EC Council Directive 2003/48/EC on the taxation of savings income, The Netherlands will provide to the tax authorities of another EU member state (and certain non-EU countries and associated territories specified in said directive) details of payments of interest or other similar income paid by a person within The Netherlands to, or collected by such a person for, an individual resident in such other state.

THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES EXPECTED TO RESULT FROM THE IMPLEMENTATION OF THE PLAN ARE COMPLEX. THE ABOVE SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES EXPECTED TO RESULT FROM THE IMPLEMENTATION OF THE PLAN.

XIV.	CONCLUSION AND RECOMMENDATION

The Debtors and Non-Debtor Obligors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest and quickest recoveries to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors and Non-Debtor Obligors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 4:00 p.m. (prevailing Eastern time) on April 15, 2010.

Dated:         New York, New York

                    March 12, 2010

LYONDELL CHEMICAL COMPANY (for itself and on behalf of each of the Debtors)

By:	/s/ James L. Gallogly
Name:	James L. Gallogly
Title:	Chief Executive Officer

SCHEDULE I

List of Debtors

Debtors that filed voluntary petitions for relief on January 6, 2009

Basell Finance USA Inc.	Lyondell Petrochemical L.P. Inc.
Basell Germany Holdings GmbH	Lyondell Refining Company LLC
Basell North America Inc.	Lyondell Refining I LLC
Basell USA Inc.	LyondellBasell Advanced Polyolefins USA Inc.
Circle Steel Corporation	LyondellBasell Finance Company
Duke City Lumber Company, Inc.	Lyondell-Equistar Holdings Partners
Equistar Chemicals, LP	MHC Inc.
Equistar Transportation Company, LLC	Millennium America Holdings Inc.
Glidco Leasing, Inc.	Millennium America Inc.
Glidden Latin America Holdings Inc.	Millennium Chemicals Inc.
H.W. Loud Co.	Millennium Holdings, LLC
HOISU Ltd.	Millennium Petrochemicals GP LLC
Houston Refining LP	Millennium Petrochemicals Inc.
HPT 28 Inc.	Millennium Petrochemicals LP LLC
HPT 29 Inc.	Millennium Petrochemicals Partners, LP
IMWA Equities II, Co., L.P.	Millennium Realty Inc.
ISB Liquidating Company	Millennium Specialty Chemicals Inc.
LBI Acquisition LLC	Millennium US Op Co LLC
LBIH LLC	Millennium Worldwide Holdings I Inc.
LeMean Property Holdings Corporation	MWH South America LLC
Lyondell (Pelican) Petrochemical L.P. 1, Inc.	National Distillers & Chemical Corporation
Lyondell Asia Pacific, Ltd.	NDCC International II Inc.
Lyondell Chemical Company	Nell Acquisition (US) LLC
Lyondell Chemical Delaware Company	Penn Export Company, Inc.
Lyondell Chemical Espana Co.	Penn Navigation Company
Lyondell Chemical Europe, Inc.	Penn Shipping Company, Inc.
Lyondell Chemical International Co.	Penntrans Company
Lyondell Chemical Nederland, Ltd.	PH Burbank Holdings, Inc.
Lyondell Chemical Products Europe, LLC	Power Liquidating Company, Inc.
Lyondell Chemical Properties, L.P.	Quantum Acceptance Corporation
Lyondell Chemical Technology 1 Inc.	SCM Plants, Inc.
Lyondell Chemical Technology Management, Inc.	Suburban Propane GP, Inc.
Lyondell Chemical Technology, L.P.	Tiona, Ltd.
Lyondell Chimie France LLC	UAR Liquidating Inc.
Lyondell Europe Holdings Inc.	USI Chemicals International, Inc.
Lyondell Greater China, Ltd.	USI Credit Corp.
Lyondell Houston Refinery Inc.	USI Puerto Rico Properties, Inc.
Lyondell LP3 GP, LLC	Walter Kidde & Company, Inc.
Lyondell LP3 Partners, LP	Wyatt Industries, Inc.
Lyondell LP4 Inc.

SCH-I-1

Debtors that filed voluntary petitions for relief on April 24, 2009

LyondellBasell AF GP S.à.r.l.

LyondellBasell Industries AF S.C.A.

Debtors that filed voluntary petitions for relief on May 8, 2009

Basell Capital Corporation

Basell Impact Holding Company

Equistar Bayport, LLC

Equistar Funding Corporation

Equistar Polypropylene, LLC

LPC Partners Inc.

Lyondell Bayport, LLC

Lyondell Chemical Holding Company

Lyondell Chemical Wilmington, Inc.

Lyondell General Methanol Company

Lyondell Intermediate Holding Company

Quantum Pipeline Company

SCM Chemicals Inc.

SCH-I-2

SCHEDULE II

List of Non-Debtor Affiliates

ABC Producer A/S	Basell Production France S.A.S.
Agricola do Brazil Ltd.	Basell Sales & Marketing Company B.V.
Al-Waha Petrochemical Company	Basell Service Company B.V.
BAFB B.V.	Basell UK Holdings Ltd.
Basell (Thailand) Holdings B.V.	Basell UK Ltd.
Basell (VI) Corporation	Baselltech USA Inc.
Basell Advanced Polyolefins (Suzhou) Co. Ltd	Big Dutchman de Mexico S.A.
Basell Advanced Polyolefins (Thailand) Company Ltd.	Brindisi Servizi Generali S.c.a r.l.
Basell Arabie Investissements SAS	Carribbean Industrial Credit
Basell Asia Pacific Consulting (Shanghai) Co., Ltd.	Compagnie de Distribution des Hydrocarbures S.A.S.
Basell Asia Pacific Ltd.	Compagnie Petrochimique de Berre S.A.S.
Basell Asia Pacific Trading (Shenzhen) Limited	Complejo Industrial Taqsa A.I.E.
Basell Bayreuth Chemie GmbH	Cue Insurance Bermuda Corp.
Basell Benelux B.V.	Diversity Insurance Co. Ltd.
Basell Brindisi S.r.l.	DR Insurance Company
Basell Canada Inc.	Equistar Chemicals de Mexico, Inc.
Basell Cayman Corporation	Equistar Mont Belvieu Corporation
Basell Chemie Köln GmbH	Equistar Olefins G.P., LLC
Basell China AP Holdings B.V.	Equistar Olefins Offtake G.P., LLC
Basell Deutschland GmbH	Equistar Olefins Offtake LP
Basell Europe Holdings B.V.	GIE Groupement Pétrolier de la Côté d’Azur
Basell Finance & Trading Company B.V.	GIE Stockage Terminal de la Crau
Basell Finance Company B.V.	Glidden Iberica, S.A.
Basell FOS S.A.S.	Glidden Salchi S.p.A.
Basell France S.A.S.	GP Enterprise SA
Basell Funding S.à.r.l.	Guangzhou Basell Advanced Polyolefins Co. Ltd
Basell Gemma S.A.S.	Hisane A.I.E.
Basell Holdings Middle East GmbH	HMC Polymers Company Ltd.
Basell Ibérica Poliolefinas Holdings S.L.	I.F.M. S.c.a r.l.
Basell International Holdings B.V.	Indelpro S.A. de C.V.
Basell International Trading FZE	Industrias Glidden de Espana, S.A.
Basell Iso-Olefins S.A.S.	Industrias Glidden S.A. de C.V.
Basell Italia S.r.l.	Industriepark Münchsmünster GmbH & Co. KG
Basell Mexico, S. de R.L. de C.V.	Industriepark Münchsmünster Verwaltungs-gesellschaft mbH
Basell Moyen Orient Investissements SAS	InfraServ GmbH & Co. Knapsack KG
Basell Nederland B.V.	Inter-World Enterprises Company
Basell Orlen Polyolefins Sp. z o.o.	Kazakhstan Petrochemicals Industries Inc. LLP
Basell Orlen Polyolefins Sprzedaz Sp. z o.o.	KIC Ltd.
Basell Plasticos Lda.	LaPorte Methanol Company, LP
Basell Poliolefinas Comercial Espagñola S.L.	Lyondell Asia Holdings Limited
Basell Poliolefinas Ibérica S.L.	Lyondell Bayer Manufacturing Maasvlakte VOF
Basell Poliolefinas Ltda.	Lyondell Centennial Corp.
Basell Poliolefinas, S. de R.L. de C.V.	Lyondell Chemical Central Europe GmbH
Basell Poliolefine Italia S.r.l.	Lyondell Chemical Italia S.r.l.
Basell Polyéthylène S.A.S.	Lyondell Chemical Overseas Services Inc.
Basell Polyolefin Istanbul Ticaret Limited Sirketi	Lyondell Chemical Pan America, Inc.
Basell Polyolefine GmbH	Lyondell Chemie (PO11) B.V.
Basell Polyoléfines France S.A.S.	Lyondell Chemie (POSM) B.V.
Basell Polyolefins Company BVBA	Lyondell Chemie International B.V.
Basell Polyolefins India Private Ltd.	Lyondell Chemie Investment Nederland B.V.
Basell Polyolefins Korea Ltd	Lyondell Chemie Nederland B.V.
Basell Polyolefins UK Ltd.	Lyondell Chemie Utilities B.V.
Basell Polypropylene S.A.S.

SCH-II-1

SCHEDULE II

Lyondell Chimie France SAS	Petroken Petroquimica Ensenada SA
Lyondell Chimie TDI SCA	PO Offtake, LP
Lyondell China Holdings Limited	POJV, LP
Lyondell France Holdings SAS	Polymer Servizi Ecologici
Lyondell Greater China Holdings Ltd.	Polymirae Co. Ltd
Lyondell Greater China Trading Limited	PolyPacific Polymers Sdn.Bhd.
Lyondell Japan, Inc.	PolyPacific Pty Ltd
Lyondell PO11 C.V.	POSM Delaware, Inc.
Lyondell POJVGP, LLC	POSM II Limited Partnership, L.P.
Lyondell POJVLP, LLC	POSM II Properties Partnership, L.P.
Lyondell POTechGP, Inc	Saudi Ethylene & Polyethylene Company
Lyondell POTechLP, Inc.	Saudi Polyolefins Company
Lyondell Quimica do Brasil, Ltda.	SCI de Plastiques de Normandie
Lyondell South Asia PTE Ltd.	SCM Europe S.A.
LyondellBasell Advanced Polyolefins Canada Inc.	SCM Holdings Pty. Ltd.
LyondellBasell Advanced Polyolefins Mexico S.A. de C.V.	Smith Corona Marchant Finance A.G.
LyondellBasell Australia (Holdings) Pty Ltd	SN2A SNC
LyondellBasell Australia Pty Ltd	Société de Stockages Pétrolier du Rhône SA
LyondellBasell Brasil Holdings B.V.	Société du Craqueur de l’Aubette S.A.S.
LyondellBasell Industries Holdings B.V.	Société du Pipeline Méditerranéen Rhône S.A.S.
LyondellBasell Kazakhstan Holdings B.V.	Steamelec B.V.
LyondellBasell Netherlands Holdings B.V.	SunAllomer Ltd.
LyondellBasell Proche Orient Investissements SAS	Technology JV, LP
LyondellBasell Receivables 1, L.L.C.	TRV Thermische Rückstandsverwertung GmbH & Co. KG
Millennium Methanol GP Inc.	TRV Thermische Rückstandsverwertung Verwaltungs-GmbH
Millennium Methanol LP Inc.	U.S. Industries Overseas Fin.
Millennium Petro Corp Ltd	U.S. Industries Worldwide Corp.
Nauta Corporation	U.S. Industries Worldwide N.V.
Nihon Oxirane Co., Ltd.	UNA S.A.
Ningbo ZRCC Lyondell Chemicals Co. Ltd.
Olefins JV LP
PD Glycol

SCH-II-2

SCHEDULE III

Schedule III Debtors

Circle Steel Corporation	Millennium Specialty Chemicals Inc.**
Duke City Lumber Company, Inc.	Millennium US Op Co LLC
Equistar Funding Corporation	Millennium Worldwide Holdings I Inc.
Equistar Polypropylene, LLC	MWH South America LLC
Equistar Transportation Company, LLC	National Distillers & Chemical Corporation
Glidco Leasing, Inc.	NDCC International II Inc.
Glidden Latin America Holdings Inc.	Penn Export Company, Inc.
H.W. Loud Co.	Penn Navigation Company
HOISU Ltd.	Penn Shipping Company, Inc.
HPT 28 Inc.	Penntrans Company
HPT 29 Inc.	PH Burbank Holdings, Inc.
IMWA Equities II, Co., L.P.	Power Liquidating Company, Inc.
ISB Liquidating Company	Quantum Acceptance Corporation
LeMean Property Holdings Corporation	Quantum Pipeline Company
LPC Partners Inc.	SCM Chemicals Inc.
MHC Inc.	SCM Plants, Inc.
Millennium America Holdings Inc.	Suburban Propane GP, Inc.
Millennium America Inc.	Tiona, Ltd.
Millennium Chemicals Inc.	UAR Liquidating Inc.
Millennium Holdings, LLC	USI Chemicals International, Inc.
Millennium Petrochemicals GP LLC*	USI Credit Corp.
Millennium Petrochemicals Inc.**	USI Puerto Rico Properties, Inc.
Millennium Petrochemicals LP LLC	Walter Kidde & Company, Inc.
Millennium Petrochemicals Partners, LP*	Wyatt Industries, Inc.
Millennium Realty Inc.

*	Pursuant to the North American Restructuring, these entities’ partnership interests in Equistar Chemicals, LP will be cancelled. The North American Restructuring is described in more detail in Section IV.C of the Disclosure Statement.
**	Certain assets of these entities will be transferred to subsidiaries of Lyondell Chemical that will be formed substantially contemporaneously with (or prior to) the Effective Date pursuant to the North American Restructuring. The North American Restructuring is described in more detail in Section IV.C of the Disclosure Statement.

SCH-III-1

SCHEDULE IV

List of Real Property Transferred to Environmental Custodial Trust

•	Allied Paper Mill, Kalamazoo, Michigan from LeMean Property Holdings Corporation

•	Beaver Valley, property near Monaca, Pennsylvania site from Lyondell Chemical Company

•	Bully Hills, Rising Star and Excelsior mines in Shasta County, California from Millennium Holdings, LLC

•	Charlotte, North Carolina site from Millennium Holdings, LLC

•	Morris, Illinois gypsum pile area from Equistar Chemicals, LP

•	Saint Helena site in Baltimore, Maryland from Millennium Specialty Chemicals, Inc.

•	Turtle Bayou parcels in Chambers County, Texas site from Lyondell Chemical Company

SCH-IV-1

SCHEDULE V

Non-Exclusive List of Discharged Prepetition Intercompany Claims

In addition to all Schedule III Intercompany Claims, pursuant to Section 5.10 of the Plan, upon the Effective Date, the following Intercompany Claims, inter alia, will be fully discharged or waived:

•	all Intercompany Claims between Basell Asia Pacific Ltd. and Lyondell Asia Pacific Ltd.,

•	all Intercompany Claims between Basell Finance Company BV and Basell USA, Inc., Basell Finance USA, Inc., and Nell Acquisition US LLC,

•	all Intercompany Claims between Basell Holdings BV and Nell Acquisition LLC,

•	all Intercompany Claims between Basell Mexico S. de R.L. de C.V. and Basell USA, Inc.,

•	all Intercompany Claims between Basell Poliolefine Italia Srl and Basell USA, Inc.,

•	all Intercompany Claims between Basell Polyolefine GmbH and Basell USA, Inc.,

•	all Intercompany Claims between Basell Polyolefins UK Ltd. and Basell USA, Inc.,

•	all Intercompany Claims between Lyondell Chimie France SAS and Lyondell Chemical, Lyondell Chemical Delaware Company, and Lyondell Chemical Europe, Inc.,

•	all Intercompany Claims between Lyondell Chimie TDI SCA and Lyondell Chemical,

•	all Intercompany Claims between Lyondell China Holdings Limited and Lyondell Chemical,

•	all Intercompany Claims between Lyondell Funding II, LLC and Lyondell Chemical,

•	all Intercompany Claims between LBIAF and Lyondell Chemical, LBIH LLC, Basell Germany and LBFC,

•	all Intercompany Claims between Lyondell POTech GP, Inc. and Lyondell Chemical,

•	all Intercompany Claims between Lyondell South Asia PTE Ltd. and Lyondell Asia Pacific Ltd., and

•	all Intercompany Claims between LyondellBasell Receivables I LLC and Equistar.

SCH-V-1